UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

CABELA’S INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 3, 2017

Dear Fellow Stockholder:

A special meeting of stockholders of Cabela’s Incorporated, a Delaware corporation (which we refer to as the “Company”), will be held on July 11, 2017, at 8:00 a.m. local time, at the Company’s corporate headquarters, One Cabela Drive, Sidney, Nebraska 69160. You are cordially invited to attend. The purpose of the meeting is to consider and vote on proposals relating to the proposed acquisition of the Company by Bass Pro Group, LLC, a Delaware limited liability company (which we refer to as “Parent”), for $61.50 in cash per share, without interest thereon, subject to certain adjustments should the bank framework agreement (as described in the accompanying proxy statement) be validly terminated in certain circumstances, subject to any applicable withholding taxes. Regardless of whether you plan to attend the meeting, we encourage you to vote your shares by mail, by telephone or through the Internet by following the procedures outlined below.

On October 3, 2016, the Company, Parent and Prairie Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as “Sub”), entered into an Agreement and Plan of Merger (which we refer to as the “original merger agreement” and, as amended as described below and further amended from time to time, which we refer to as the “merger agreement”). On April 17, 2017, the Company, Parent and Sub amended the original merger agreement by entering into the Amendment to Agreement and Plan of Merger (which we refer to as the “merger agreement amendment”). The merger agreement provides for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Parent at a price of $61.50 per share in cash, without interest thereon, subject to certain adjustments should the bank framework agreement be validly terminated in certain circumstances, subject to any applicable withholding taxes. Subject to the terms and conditions of the merger agreement, Sub will be merged with and into the Company (which we refer to as the “merger”), with the Company continuing as the surviving corporation in the merger. As a result of the merger, the Company will become a wholly-owned subsidiary of Parent. At the special meeting, the Company will ask you to adopt the merger agreement.

At the effective time of the merger (which we refer to as the “effective time”), each share of Class A common stock, par value $0.01 per share, of the Company (which we refer to as “Company common stock”) issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by any subsidiary of the Company and all shares owned of record by Parent, Sub or any of their respective subsidiaries, in each case immediately prior to the effective time and (ii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the Delaware General Corporation Law concerning the right of holders of shares to request appraisal of their shares) will be cancelled, extinguished and automatically converted into the right to receive $61.50 in cash per share, without interest thereon, subject to certain adjustments should the bank framework agreement be validly terminated in certain circumstances, subject to any applicable withholding taxes.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement, which reflects the effect of the merger agreement amendment.

The board of directors of the Company (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) adopted and declared advisable the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement, and subject to receiving the required approval from Company stockholders, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (iv) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of Company stockholders and (v) resolved to recommend that Company stockholders vote for the adoption of the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding at least a majority of the outstanding shares of Company common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Thomas L. Millner
Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated June 3, 2017 and is being mailed to Company stockholders on or about June 7, 2017.

CABELA’S INCORPORATED

One Cabela Drive

Sidney, Nebraska 69160

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on July 11, 2017

To the Stockholders of Cabela’s Incorporated:

A special meeting of the stockholders of Cabela’s Incorporated (which we refer to as the “Company”) will be held on July 11, 2017, at 8:00 a.m. local time, at the Company’s corporate headquarters, One Cabela Drive, Sidney, Nebraska 69160, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 3, 2016, as amended by the Amendment to Agreement and Plan of Merger (which we refer to as the “merger agreement amendment”), dated as of April 17, 2017, and as further amended from time to time (which we refer to as the “merger agreement”), by and among the Company, Bass Pro Group, LLC, a Delaware limited liability company (which we refer to as “Parent”), and Prairie Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as “Sub”);

2.	To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger of Sub with and into the Company, as contemplated by the merger agreement (which we refer to as the “merger”); and

3.	To consider and vote on a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Stockholders of record at the close of business on June 2, 2017 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement, which reflects the effect of the merger agreement amendment.

The board of directors of the Company (which we refer to as the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) adopted and declared advisable the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement, and subject to receiving the required approval from Company stockholders, the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (iv) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of Company stockholders and (v) resolved to recommend that Company stockholders vote for the adoption of the merger agreement.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting in person, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Central Time on the day before the special meeting. If your shares are held in “street name” through a bank, broker, trust or other nominee, please instruct your bank, broker, trust or other nominee on how to vote your shares using the voting instructions furnished by your bank, broker, trust or other nominee as soon as possible. Your proxy is being solicited by the Board.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of the proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

If you fail to return your proxy, vote by telephone or through the Internet or attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By order of the Board,

Brent LaSure
Secretary

Sidney, Nebraska

June 3, 2017

Please Vote—Your Vote is Important

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SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Cabela’s Incorporated. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 153. Unless the context otherwise indicates, we refer to Cabela’s Incorporated as “Cabela’s,” the “Company,” “we,” “us” or “our.”

The Parties (see page 25)

Cabela’s Incorporated, a Delaware corporation, is a leading specialty retailer and the world’s largest direct marketer of hunting, fishing, camping and related outdoor merchandise. Since our founding in 1961, the Company has become one of the most well-known outdoor recreation brands in the world and we have long been recognized as the “World’s Foremost Outfitter®.” Through our growing number of retail stores and our well-established direct business, we believe we offer the widest and most distinctive selection of high-quality outdoor products at competitive prices, while providing superior customer service. The Company’s principal executive offices are located at One Cabela Drive, Sidney, Nebraska 69160 and our telephone number is (308) 254-5505.

Bass Pro Group, LLC (which we refer to as “Parent”) is a privately-held Delaware limited liability company that serves as the holding company for the operations of Bass Pro Shops, White River Marine Group and Big Cedar Lodge. Bass Pro Shops was founded in 1972 and is a leading national retailer of outdoor gear and apparel. White River Marine Group is a manufacturer and retailer of recreational boats with industry-leading brands including Tracker Boats, Sun Tracker, Nitro, Tahoe, Regency, Mako, Ranger, Triton and Stratos. Big Cedar Lodge, America’s Premier Wilderness Resort, welcomes more than one million guests annually to Missouri’s Ozark Mountains. Parent and its businesses employ approximately 20,000 team members. Parent’s principal executive offices are located at 2500 East Kearney, Springfield, Missouri 65898 and its telephone number is (417) 831-2802.

Prairie Merger Sub, Inc., a Delaware corporation (which we refer to as “Sub”), is a wholly-owned subsidiary of Parent, formed on September 30, 2016, solely for the purpose of engaging in the transactions contemplated by the merger agreement (as described below). Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s proposed acquisition of the Company. Sub’s principal executive offices are located at 2500 East Kearney, Springfield, Missouri 65898 and its telephone number is (417) 831-2802.

The Merger (see page 34)

On October 3, 2016, the Company, Parent and Sub entered into an Agreement and Plan of Merger (which we refer to as the “original merger agreement” and, as amended as described below and further amended from time to time, which we refer to as the “merger agreement”). On April 17, 2017, the Company, Parent and Sub amended the original merger agreement by entering into the Amendment to Agreement and Plan of Merger (which we refer to as the “merger agreement amendment”). Except as otherwise specified, all references in this proxy statement to the “merger agreement” are references to the original merger agreement as it has been amended by the merger agreement amendment, and as it may be further amended from time to time.

In connection with the entry into the bank sale agreements (as described below), the Company, Parent and Sub amended the original merger agreement by entering into the merger agreement amendment setting forth, among other things, the merger consideration as described herein, which reflects a reduction from that set forth in the original merger agreement, except in certain circumstances. For more information about the background of and reasons for the merger agreement amendment, see the sections entitled “The Merger—Background of the Merger,” beginning on page 34, and “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 64.

Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will merge with and into the Company (which we refer to as the “merger”), whereupon the separate existence of Sub will cease and the Company will continue as the surviving corporation (which we refer to as the “surviving corporation”) and a wholly-owned subsidiary of Parent.

At the effective time of the merger (which we refer to as the “effective time”), except as described below, each share of Class A common stock, par value $0.01 per share, of the Company (which we refer to as “Company common stock”) issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by any subsidiary of the Company and all shares owned of record by Parent, Sub or any of their respective subsidiaries, in each case immediately prior to the effective time and (ii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the Delaware General Corporation Law (which we refer to as the “DGCL”) concerning the right of holders of shares to request appraisal of their shares) will be cancelled and automatically converted into the right to receive $61.50 per share in cash, without interest thereon, subject to any applicable withholding taxes and the following paragraph.

Under the terms of the merger agreement, the merger consideration will be adjusted as follows in the event that the bank framework agreement (as described below) among the Company, Synovus Bank, a Georgia state member bank (which we refer to as “Synovus”) and Capital One Bank (USA), National Association, a national banking association (which we refer to as “Capital One”) is validly terminated, although the merger agreement provides that the merger cannot close until the financial services business (as described below) has been sold and the bank framework agreement can only be terminated in certain circumstances, as described in the section entitled “The Bank Sale Agreements—Termination Rights; Effect of Termination,” beginning on page 134:

•	in the event that the bank framework agreement is validly terminated by Synovus in accordance with its terms and the original bank purchase agreement (as described below) is automatically deemed to be re-executed in its original form pursuant to the terms thereof, as further described below, then the merger consideration to be paid by Parent if the closing of the sale of the financial services business and the closing of the merger occurs will be $62.50 per share in cash, without interest thereon; and

•	in the event that the bank framework agreement is validly terminated in accordance with its terms such that none of the original bank purchase agreement, the bank framework agreement and the credit card program agreement (as described below) remains in effect pursuant to the terms thereof, then either, at the Company’s election,

•	such merger consideration to be paid by Parent if the closing of the sale of the financial services business and the closing of the merger occurs will be $65.50 per share in cash, without interest thereon, and the Company will generally be restricted from entering into an alternative transaction with respect to the financial services business on terms that are materially less favorable than those of the original bank purchase agreement and the credit card program agreement, in its original form without giving effect to any amendments thereto, without Parent’s prior written consent or

•	such merger consideration to be paid by Parent if the closing of the sale of the financial services business and the closing of the merger occurs will be $62.50 per share in cash, without interest thereon, and the Company will generally be restricted from entering into an alternative transaction with respect to the financial services business on terms that are materially less favorable than those of the original bank purchase agreement and the credit card program agreement, as amended, without Parent’s prior written consent.

The applicable merger consideration to be paid by Parent in the merger as described in this paragraph and the immediately preceding paragraph is referred to herein as the “merger consideration”.

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent.

The Bank Sale Agreements (see page 131)

In connection with the merger agreement amendment, the Company entered into (i) a Framework Agreement, dated as of April 17, 2017 (which we refer to as the “bank framework agreement”), by and among the Company, World’s Foremost Bank, a Nebraska banking corporation and wholly-owned subsidiary of the Company (which we refer to as “WFB”), Synovus, Capital One and, solely for the purposes set forth therein, Capital One, National Association, a national banking association and affiliate of Capital One (which we refer to as “CONA”), (ii) an Asset and Deposit Purchase Agreement, dated as of April 17, 2017 (which we refer to as the “Synovus bank asset purchase agreement”), by and among the Company, WFB and Synovus and (iii) an Asset Purchase Agreement, dated as of April 17, 2017 (which we refer to as the “Capital One bank asset purchase agreement”), by and among the Company, WFB and Capital One. Synovus and Capital One also entered into an Asset Purchase Agreement, dated as of April 17, 2017 (which we refer to as the “third party bank asset purchase agreement”). We refer to the bank framework agreement, the Synovus bank asset purchase agreement, the Capital One bank asset purchase agreement and the third party bank asset purchase agreement, collectively, as the “bank sale agreements”. The bank sale agreements provide for, in connection with the closing of the merger, the sale of the business of WFB (which we refer to as the “financial services business”). Pursuant to the bank sale agreements, by way of three transactions, (i) Synovus has agreed to acquire assets and assume liabilities of WFB, which collectively constitute substantially all of the business of WFB, (ii) Capital One has agreed to acquire certain other assets and assume certain other liabilities of WFB and (iii) immediately following the transaction referred to in the foregoing clause (i), Synovus has agreed to sell and assign to Capital One, and Capital One has agreed to acquire and assume, certain of such assets and liabilities acquired and assumed by Synovus from WFB, such that Synovus retains all deposits of WFB and certain other assets and liabilities relating to deposits of WFB and Capital One acquires the assets and liabilities relating to the Cabela’s CLUB co-branded credit card accounts and equity interests in certain securitization funding vehicles.

The bank sale agreements amended and restated the Sale and Purchase Agreement, dated as of October 3, 2016 (which we refer to as the “original bank purchase agreement”), by and among the Company, WFB and CONA, with Synovus acceding as a party thereto and Capital One novated for CONA as a party thereto. You are not being asked to vote on or adopt any of the bank sale agreements. See the section entitled “The Bank Sale Agreements,” beginning on page 131.

The Voting Agreements (see page 140)

In connection with the merger agreement, each of the directors of the Company, who collectively beneficially owned an aggregate of 13,261,189 shares of Company common stock as of October 3, 2016, representing approximately 18.52% of the shares of Company common stock outstanding as of that date, entered into a voting agreement with Parent, Sub and the Company (which we refer to as the “voting agreements”), pursuant to which each of the directors agreed, among other things, (i) to vote in favor of the merger and the other transactions contemplated by the merger agreement, (ii) to vote against certain other matters and (iii) on certain restrictions on the transfer of their shares of Company common stock. The voting agreements are executed by each of these directors in an individual capacity as a stockholder and do not limit or restrict such signatory thereto from acting in his or her capacity as a director in such person’s discretion on any matter. A copy of the form of voting agreement executed by all directors other than James W. Cabela and Dennis Highby is attached as Annex B to this proxy statement. Forms of the voting agreements executed by James W. Cabela and Dennis Highby are attached as Annex C and Annex D, respectively. The foregoing summary of the voting agreements is subject to, and qualified in its entirety by reference to, the full text of the forms of the voting agreements attached as Annex B, Annex C and Annex D to this proxy statement and incorporated herein by reference. See the section entitled “The Voting Agreements,” beginning on page 140.

The Special Meeting (see page 26)

The special meeting will be held on July 11, 2017, at 8:00 a.m. local time, at the Company’s corporate headquarters, One Cabela Drive, Sidney, Nebraska 69160. At the special meeting, you will be asked to, among other things, vote for the proposal to adopt the merger agreement. See the section entitled “The Special Meeting,” beginning on page  26, for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required for Approval (see page 27)

You may vote at the special meeting if you were a holder of record of shares of Company common stock as of the close of business on June 2, 2017, which is the record date for the special meeting (which we refer to as the “record date”). You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 68,911,660 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter.

In connection with the merger agreement, each of the directors of the Company entered into voting agreements with Parent, Sub and the Company pursuant to which each such director agreed, among other things, to vote all of the common stock owned or controlled by such director in favor of the proposal to adopt the merger agreement. As of October 3, 2016, the directors collectively beneficially owned an aggregate of 13,261,189 shares of Company common stock, representing approximately 18.52% of the shares of Company common stock outstanding as of that date.

How to Vote (see page 28)

Stockholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Central Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from such bank, broker or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 28, and “The Special Meeting—Solicitation of Proxies,” on page 30. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page 64)

After careful consideration, the Board unanimously declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of the Company and its stockholders. Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 64. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that members of the Board and our executive officers have certain interests in the merger that may be in addition to, or different from, the interests of Company stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 87.

Opinion of Our Financial Advisor (see page 71)

The Company retained Guggenheim Securities, LLC (which we refer to as “Guggenheim Securities”) as its financial advisor in connection with the merger. Guggenheim Securities delivered an opinion to the Board to the effect that, as of April 17, 2017 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration to be received in the merger by holders of Company common stock was fair, from a financial point of view, to such holders. For purposes of Guggenheim Securities’ analyses and opinion, the term “merger consideration” refers to the $61.50 per share merger consideration. The full text of Guggenheim Securities’ written opinion, which is attached as Annex E to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to the Board (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the Board with respect to the merger or any related transactions, nor does Guggenheim Securities’ opinion constitute advice or a recommendation to any stockholder as to how to vote or act in connection with the merger, any related transactions or otherwise. Guggenheim Securities’ opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to the extent expressly specified in such opinion and Guggenheim Securities did not express any view or opinion as to any other term, aspect or implication of the merger or any related transactions or the merger agreement or any related agreements, including, without limitation, the form or structure of the merger, any adjustments to the merger consideration, the form or structure, or financial or other terms of, any related transactions, any terms, aspects or implications of any related agreements or voting or other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or any related transactions.

For a description of the opinion that the Board received from Guggenheim Securities, see the section entitled “The Merger — Opinion of Our Financial Advisor” beginning on page 71.

Market Price and Dividend Data (see page 146)

Company common stock is traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “CAB.” On September 30, 2016, the last full trading day prior to the public announcement of the entry into the original merger agreement, the closing price for Company common stock was $54.93 per share. On March 28, 2017, the last full trading day prior to certain reports of a revised transaction with Capital One and Synovus appeared in the news media, the closing price for Company common stock was $46.25 per share. On April 17, 2017, the last full trading day prior to the public announcement of the entry into the merger agreement amendment, the closing price for Company common stock was $53.69 per share. On June 2, 2017, the last full trading day prior to the date of this proxy statement, the closing price for Company common stock was $53.53 per share.

Certain Effects of the Merger (see page 95)

Upon completion of the merger, Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly-owned subsidiary of Parent.

Following the completion of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will be terminated.

Consequences if the Merger is Not Completed (see page 96)

If the proposal to adopt the merger agreement does not receive the required approval from Company stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Company common stock. Instead, the Company will remain a public company and Company common stock will continue to be listed and traded on the NYSE.

The consummation of the transactions contemplated by the bank sale agreements is subject to the satisfaction or waiver of specified conditions set forth in the merger agreement. If the proposal to adopt the merger agreement does not receive the required approval from Company stockholders or the merger agreement is otherwise terminated, the transactions contemplated by the bank sale agreements may not be consummated.

In addition, if the merger agreement is terminated under specified circumstances, the Company is required to pay Parent a termination fee of $126,000,000 (which we refer to as the “Company termination fee”). Upon termination of the merger agreement under certain specified circumstances, Parent is obligated to pay the Company a termination fee of $230,000,000 (which we refer to as the “Parent termination fee”). In the event that the bank sale agreements are terminated under certain specified circumstances in which the Company termination fee is payable by the Company to Parent under the merger agreement, Capital One will be entitled to receive from the Company a termination fee of $14,000,000. In the event that the bank sale agreements are terminated after the Company and Parent mutually agree to terminate the merger agreement and, in connection with the termination, Parent receives any payment or fee from the Company, Capital One will be entitled to receive from the Company a termination fee of 10% of the aggregate payment or fee received by Parent from the Company. In the event that the bank sale agreements are terminated under certain specified circumstances (including in certain specified circumstances after the merger agreement is terminated), Synovus will be entitled to receive from Capital One a termination fee of $10,000,000, plus the amount of certain costs and expenses. In certain circumstances, WFB is obligated to reimburse Capital One for up to $10,000,000 of such termination fee and such costs and expenses paid to Synovus. See the sections entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 127 and “The Bank Sale Agreements—Termination Rights; Effect of Termination,” beginning on page 134.

Treatment of Outstanding Equity Awards and Equity Plans (see page 107)

The merger agreement provides that, as of immediately prior to the effective time:

•	each option to purchase shares of Company common stock granted under any of the Company’s equity incentive stock plans (which, each, we refer to as a “Company option”) that is then outstanding will be fully vested and cancelled by virtue of the merger and, in exchange therefor, each holder of any such cancelled Company option will be entitled to receive a payment in cash of an amount equal to the product of (i) the total number of shares of Company common stock subject to such cancelled Company option and (ii) the excess, if any, of the merger consideration over the exercise price per share subject to such cancelled Company option, without interest (the “option payment”); provided, however, that (A) any such Company option with respect to which the exercise price per share subject thereto is equal or greater than the merger consideration will be cancelled in exchange for no consideration and (B) the option payment will be reduced by the amount of any required tax withholdings as contemplated by the merger agreement; and

•	each outstanding award of restricted stock units of the Company (which, each, we refer to as an “RSU award”) that is then outstanding will be fully vested (with any performance conditions applicable to such RSU award deemed satisfied in full) and cancelled by virtue of the merger and, in exchange therefor, each holder of any such cancelled RSU award will be entitled to receive a payment in cash of an amount equal to the product of (i) the number of shares of Company common stock subject to such cancelled RSU award and (ii) the merger consideration; provided, however, that such cash payment will be reduced by the amount of any required tax withholdings as contemplated by the merger agreement.

The merger agreement provides that, (a) as of the effective time, the Company’s 2004 Stock Plan, the Company’s 2013 Stock Plan, and the inducement grant program established by the Company will be terminated and (b) as of immediately prior to the effective time, the Company’s 2013 Employee Stock Purchase Plan will be terminated.

Interests of Directors and Executive Officers in the Merger (see page 87)

Members of the Board and our executive officers have certain interests in the merger that may be in addition to, or different from, the interests of Company stockholders generally. You should keep this in mind when considering the recommendation of the Board that you vote “FOR” the proposal to adopt the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Company stockholders vote “FOR” the proposal to adopt the merger agreement. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 87.

Conditions to the Merger (see page 124)

The Company’s, Parent’s and Sub’s respective obligations to complete the merger are subject to the satisfaction (or mutual waiver by each of Parent and the Company where permitted under applicable law) of the following conditions:

•	receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon to adopt the merger agreement (which we refer to as the “Company stockholder approval”);

•	(i) the purchase and sale or other disposition of the financial services business having been consummated in accordance with the bank sale agreements or, if the bank sale agreements have been terminated, the transactions contemplated under an alternative bank purchase agreement having been consummated and (ii) the merger of WFB with and into the Company or one of its subsidiaries having been consummated and its bank charter having been terminated;

•	any applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) having expired or been terminated; and

•	no governmental authority of competent jurisdiction having issued or entered any judgment, injunction, ruling or other order (which, collectively, we refer to as an “order”) that is in effect and renders the merger illegal or prohibits, enjoins or otherwise prevents the merger.

The obligations of Parent and Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:

•	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of the Company contained in the merger agreement;

•	the Company having performed or complied in all material respects with all agreements and covenants as required by the merger agreement at or prior to the effective time; and

•	Parent having received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions described above.

The obligations of the Company to effect the merger are also subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:

•	subject to materiality qualifiers in certain instances, the accuracy of the representations and warranties of Parent and Sub contained in the merger agreement;

•	each of Parent and Sub having performed or complied in all material respects with all agreements and covenants as required by the merger agreement at or prior to the effective time; and

•	the Company having received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub as to the satisfaction of the conditions described above.

The consummation of the transactions contemplated by the bank sale agreements is also subject to various conditions. For more information on the conditions to the consummation of the bank sale agreements, see the section entitled “The Bank Sale Agreements—Closing Conditions,” beginning on page 132.

Regulatory Approvals (see page 102)

Under the merger agreement, the respective obligations of the Company, Parent and Sub to complete the merger are subject to, among other things, (i) the expiration or termination of any applicable waiting period

(and any extension thereof) applicable to the completion of the merger under the HSR Act and (ii) the absence of any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award by a governmental entity of competent jurisdiction that is in effect and renders the merger illegal, or prohibits, enjoins or otherwise prevents the merger. Under the bank sale agreements, the obligations of Capital One, Synovus, the Company and WFB are subject to, among other things, (i) approval by the Board of Governors of the Federal Reserve (which we refer to as the “FRB”) of a Bank Merger Act (which we refer to as “BMA”) application filed by Synovus with respect to the transactions contemplated by the bank sale agreements and expiration of any related required post-approval waiting period and (ii) notice to the Nebraska Department of Banking & Finance of the transactions contemplated by the bank sale agreements. For a description of the Company’s and Parent’s respective obligations under the merger agreement with respect to regulatory approvals, see the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 118 and the section entitled “The Bank Sale Agreements—Closing Conditions,” beginning on page 132.

Financing of the Merger (see page 97)

We anticipate that the total funds needed to complete the merger, including the funds needed to pay Company stockholders and holders of other equity-based interests the amounts due to them under the merger agreement, which would be approximately $4.584 billion based upon the number of shares of Company common stock (and our other equity-based interests) outstanding as of May 17, 2017, will be funded through a portion of the proceeds from up to approximately $5.145 billion of debt financing and a portion of the proceeds from up to approximately $2.383 billion of preferred equity financing. Parent has entered into a preferred financing commitment letter, dated as of October 3, 2016 (which we refer to as the “preferred financing commitment letter”), from Broad Street Principal Investments, L.L.C. (which we refer to as “Broad Street”) and Pamplona Capital Partners IV, L.P. (which we refer to as “Pamplona”) (which, collectively, we refer to as the “preferred equity financing commitment parties”), which obligates the preferred equity financing commitment parties to fund to Parent an aggregate amount of $2,382,740,000, subject to the terms and conditions set forth in the preferred financing commitment letter, for the purpose of enabling Parent to fund a portion of the merger consideration. Parent has also entered into a debt commitment letter, dated as of October 3, 2016 (which we refer to as the “debt commitment letter”), with Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to as “MLPFS”), Bank of America, N.A. (which we refer to as “Bank of America”), Wells Fargo Securities, LLC (which we refer to as “Wells Fargo Securities”), Wells Fargo Bank, National Association (which we refer to as “Wells Fargo Bank”), Citigroup Global Markets Inc. (which we refer to as “Citigroup”), Goldman Sachs Lending Partners LLC (which we refer to as “GSLP”), RBC Capital Markets (which we refer to as “RBCCM”), Royal Bank of Canada (which we refer to as “Royal Bank”), UBS Securities LLC (which we refer to as “UBSS”) and UBS AG, Stamford Branch (which we refer to as “UBS AG” and, together with MLPFS, Bank of America, Wells Fargo Securities, Wells Fargo Bank, Citigroup, GSLP, RBCCM, Royal Bank and UBSS, the “debt commitment parties”) as commitment parties thereunder. Pursuant to and subject to the terms of the debt commitment letter, the debt commitment parties committed to arrange and underwrite senior secured credit facilities in an aggregate amount of up to $5.145 billion (which we refer to as the “debt financing”). In order to facilitate the debt financing, a portion of the debt financing was funded into escrow pursuant to a term loan credit agreement, dated as of December 16, 2016 (which we refer to as the “term loan credit agreement”), among certain affiliates of Parent, as borrowers, Bank of America, as administrative agent and collateral agent, and the lenders party thereto and upon satisfaction of the conditions described in the term loan credit agreement, the escrowed proceeds will be released to fund a portion of the merger consideration. Although the debt financing is not subject to a due diligence or “market out,” the obligations of the escrow agent to release the funds from escrow and the obligations of the debt commitment parties to provide the debt financing under the debt commitment letter are subject to certain customary conditions and such financing should not be considered assured. For more information on the financing of the merger, see the section entitled “The Merger—Financing of the Merger,” beginning on page 97.

Restriction on Solicitation of Competing Proposals (see page 115)

Until the earlier of the effective time or termination of the merger agreement (if any), the Company has agreed that it will not, and will cause its subsidiaries not to, and use reasonable best efforts to cause its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives (which, collectively, we refer to as the “Company representatives”) not to, directly or indirectly through another person:

•	initiate, solicit or knowingly encourage or facilitate any inquiry or the making or submission of any proposal or offer that constitutes or would reasonably be expected to lead to a competing proposal (as described in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” beginning on page 115);

•	furnish any non-public information regarding the Company or any of its subsidiaries to any third person in connection with or in response to, or afford access to the Company representatives or the books, records or properties of the Company or any of its subsidiaries with respect to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a competing proposal; or

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with any third person with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any competing proposal made by such third person or any of its representatives.

Notwithstanding the non-solicitation provisions described above, under certain limited circumstances and prior to the receipt of the Company stockholder approval, the Company may furnish information regarding the Company and its subsidiaries with respect to certain written competing proposals that did not result from a breach of the non-solicitation provisions described above and engage with discussions and negotiations with a person with respect to such competing proposals (as described in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” beginning on page 115).

In addition, at any time prior to the receipt of the Company stockholder approval, the Board or any committee thereof may change its recommendation in favor of the merger (and, if desired by the Board or the committee, terminate the merger agreement in order to cause the Company to enter into a definitive agreement with respect to a competing proposal) if and only if (i) a written competing proposal that did not result from a breach of the non-solicitation provisions described above is made to the Company by a third person and the Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal constitutes a superior proposal (as described in the section entitled “The Agreement and Plan of Merger—Restriction on Solicitation of Competing Proposals,” beginning on page 115) and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board to the Company’s stockholders under applicable law and (ii) so long as the Company has complied in all respects with certain terms of the merger agreement, including (A) providing Parent at least five days prior written notice of its intent to change its recommendation or terminate the merger agreement and (B) negotiating with Parent in good faith regarding revisions proposed by Parent to the terms of the merger agreement (if requested by Parent) for a period of five days, subject to additional three day negotiation periods if the terms of the competing proposal materially change during such negotiation period. In the event of such a termination by the Company, the Company would be required to pay the Company termination fee to Parent, as described below. The Board may also change its recommendation in response to certain other limited intervening events, as described in the section entitled “The Agreement and Plan of Merger—Obligations of the Board with Respect to its Recommendation,” beginning on page 116).

Termination of the Merger Agreement (see page 125)

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Company stockholder approval and whether before or after adoption of the merger agreement by Parent as sole stockholder of Sub, by either the Company or Parent:

•	by mutual written consent of Parent and the Company;

•	if the effective time does not occur on or before October 3, 2017 (which we refer to as the “outside date”), provided, however, that this right to terminate the merger agreement shall not be available to any party that has failed to use its reasonable best efforts to satisfy certain of the conditions set forth in the merger agreement or failed in any material respect to comply with those provisions of the merger agreement described under “—Efforts to Complete the Merger”;

•	if the special meeting of the Company’s stockholders, held for the purpose of voting on, among other things, the approval and adoption of the merger agreement (including any adjournments or postponements thereof) (which we refer to as the “stockholder meeting”) was held and concluded without obtaining the Company stockholder approval; and

•	if any governmental entity of competent jurisdiction issues or enters any order permanently enjoining, restraining or prohibiting the merger, and such order becomes final and non-appealable, provided that this right to terminate the merger agreement will not be available to any party that has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such order, or failed in any material respect to comply with those provisions of the merger agreement described under “—Efforts to Complete the Merger.”

The Company may also terminate the merger agreement:

•	if, at any time prior to the receipt of the Company stockholder approval, the Board or any committee thereof effects a Board recommendation change in accordance with the terms of the merger agreement in order to accept a superior proposal and enter into a definitive agreement with respect thereto; but only if the Company has complied in all respects with its obligations under the merger agreement and pays Parent the Company termination fee prior to or simultaneously therewith;

•	if (i) Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied, (ii) the Company delivers to Parent written notice of such breach or failure to perform and (iii) either such breach or failure to perform is not capable of cure or at least 30 days elapse after the date of delivery of such written notice to Parent without such breach or failure to perform having been cured; provided, however, that such right to terminate the merger agreement is not available if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied; and

•

if (i) all of the applicable conditions to the merger described above (other than (A) those conditions that by their nature are to be satisfied at the closing of the merger and (B) the condition to the merger relating to the bank sale agreements and the termination of WFB’s bank charter described above, so long as in the case of this clause (B) such condition would reasonably be expected to be satisfied prior to closing of the merger if the closing of the merger were to be effected as required by the merger agreement) have been satisfied or waived, (ii) the Company has irrevocably confirmed to Parent in writing that the Company is ready, willing and able to consummate the closing of the merger and (iii) Parent and Sub have failed to consummate the closing within two business days following the date by which the closing of the merger is required to have occurred pursuant to the terms of the merger agreement (assuming the condition referred to in clause (B) has been satisfied).

Parent may also terminate the merger agreement:

•	if, at any time prior to the Company stockholder approval, (i) the Board fails to include the Board recommendation in the proxy statement or effects a Board recommendation change (as more fully described in the section entitled “The Agreement and Plan of Merger—Obligations of the Board with Respect to Its Recommendation,” beginning on page 116), (ii) any of the Company’s officers or directors or certain of its representatives breach, or cause or direct the Company or any of the other Company representatives to breach, in any material respect any of its non-solicitation or Board recommendation obligations described above, which such breach has not been cured within five business days of written notice thereof from Parent, or (iii) the Company or the Board or any committee thereof authorizes or publicly proposes the taking of any of the foregoing actions; provided, however, that if the applicable Board recommendation change is made with respect to an intervening event as described in the section entitled “The Agreement and Plan of Merger—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” beginning on page 126, Parent is required to exercise such termination right no later than the earlier of (A) two business days prior to the stockholder meeting and (B) ten business days after such Board recommendation change; and

•	if (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied, (ii) Parent delivers to the Company written notice of such breach or failure to perform and (iii) either such breach or failure to perform is not capable of cure or at least 30 days elapse after the date of delivery of such written notice to the Company without such breach or failure to perform having been cured; provided, however, that such right to terminate the merger agreement is not available if Parent or Sub breach or fail to perform any of their representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied.

Termination Fees (see page 127)

Upon termination of the merger agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $126,000,000. Upon termination of the merger agreement under certain specified circumstances, Parent will be obligated to pay the Company a termination fee of $230,000,000. In the event that the bank sale agreements are terminated under certain specified circumstances in which the Company termination fee is payable by the Company to Parent under the merger agreement, Capital One will be entitled to receive from the Company a termination fee of $14,000,000. In the event that the bank sale agreements are terminated after the Company and Parent mutually agree to terminate the merger agreement and, in connection with the termination, Parent receives any payment or fee from the Company, Capital One will be entitled to receive from the Company a termination fee of 10% of the aggregate payment or fee received by Parent from the Company. In the event that the bank sale agreements are terminated under certain specified circumstances (including certain specified circumstances after the merger agreement is terminated), Synovus will be entitled to receive from Capital One a termination fee of $10,000,000, plus the amount of certain costs and expenses. In certain circumstances, WFB is obligated to reimburse Capital One for up to $10,000,000 of such termination fee and such costs and expenses paid to Synovus.

Appraisal Rights (see page 141)

Under Delaware law, holders of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. A holder of Company common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, and does not thereafter lose his, her or its right to, or properly withdraw their demand for, appraisal rights (which we refer to as “dissenting stockholders”) will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its shares of Company common stock in connection with the merger. Fair value will be determined by the Court of Chancery of the State of Delaware (which we refer to as the “Court of Chancery”) following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Company common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights,” beginning on page 141.

To seek appraisal, a Company stockholder of record must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of Company common stock through the effective time and otherwise comply with the procedures set forth in Section 262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights. Pursuant to Section 262 of the DGCL, assuming that immediately prior to the merger shares of Company common stock continue to be listed on the NYSE, the Court of Chancery will dismiss the appraisal proceedings as to all holders of shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal rights exceeds 1% of the outstanding shares of Company common stock eligible for appraisal, or (ii) the value of the merger consideration provided in the merger for such total number of shares exceeds $1,000,000.

Material U.S. Federal Income Tax Consequences of the Merger (see page 98)

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as described in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 98) who receives cash in exchange for shares of Company common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Company common stock (that is, shares acquired for the same cost in a single transaction). You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 98, and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Where You Can Find More Information (see page 153)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the merger. These questions and answers do not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On October 3, 2016, the Company, Parent and Sub entered into the original merger agreement and on April 17, 2017, the Company, Parent and Sub amended the original merger agreement by entering into the merger agreement amendment. You are receiving this proxy statement in connection with the solicitation of proxies by the Company in favor of the proposal to adopt the merger agreement and the other proposals described in this proxy statement.

Q:	As a stockholder, what will I receive in the merger?

A:	At the effective time, except as described below, each share of Company common stock issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by any subsidiary of the Company and all shares owned of record by Parent, Sub or any of their respective subsidiaries, in each case immediately prior to the effective time and (ii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to request appraisal of their shares) will be cancelled and automatically converted into the right to receive $61.50 in cash, without interest thereon, subject to any applicable withholding taxes and the following paragraph.

Under the terms of the merger agreement, the merger consideration will be adjusted as follows in the event that the bank framework agreement is validly terminated, although the merger agreement provides that the merger cannot close until the financial services business has been sold and the bank framework agreement can only be terminated in certain circumstances, as described in the section entitled “The Bank Sale Agreements—Termination Rights; Effect of Termination,” beginning on page 134:

•	in the event that the bank framework agreement is validly terminated by Synovus in accordance with its terms and the original bank purchase agreement is automatically deemed to be re-executed in its original form pursuant to the terms thereof, as further described below, then the merger consideration to be paid by Parent if the closing of the sale of the financial services business and the closing of the merger occurs will be $62.50 per share in cash, without interest thereon; and

•	in the event that the bank framework agreement is validly terminated in accordance with its terms such that none of the original bank purchase agreement, the bank framework agreement and the credit card program agreement remains in effect pursuant to the terms thereof, then either, at the Company’s election,

•	such merger consideration to be paid by Parent if the closing of the sale of the financial services business and the closing of the merger occurs will be $65.50 per share in cash, without interest thereon, and the Company will generally be restricted from entering into an alternative transaction with respect to the financial services business on terms that are materially less favorable than those of the original bank purchase agreement and the credit card program agreement, in its original form without giving effect to any amendments thereto, without Parent’s prior written consent, or

•	such merger consideration to be paid by Parent if the closing of the sale of the financial services business and the closing of the merger occurs will be $62.50 per share in cash, without interest thereon, and the Company will generally be restricted from entering into an alternative transaction with respect to the financial services business on terms that are materially less favorable than those of the original bank purchase agreement and the credit card program agreement, as amended, without Parent’s prior written consent.

The receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Please see the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 98, for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and foreign taxes.

Q:	What will happen to outstanding Company equity awards and the Company’s equity plans in the merger?

A:	For information regarding the treatment of outstanding Company equity awards and the Company’s equity plans, see the section entitled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards and Equity Plans,” beginning on page 107.

Q:	Why was the original merger agreement amended?

A:	In connection with the entry into the bank sale agreements, the Company, Parent and Sub amended the original merger agreement by entering into the merger agreement amendment setting forth, among other things, the merger consideration as described herein, which reflects a reduction from that set forth in the original merger agreement, except in certain circumstances. For more information about the background of and reasons for the merger agreement amendment, see the sections entitled “The Merger—Background of the Merger,” beginning on page 34, and “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 64.

Q:	Where and when will the special meeting of stockholders be held?

A:	The special meeting of Company stockholders will be held at the Company’s corporate headquarters, One Cabela Drive, Sidney, Nebraska 69160, on July 11, 2017, at 8:00 a.m. local time.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of Company common stock as of the close of business on June 2, 2017, the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Company common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 87; and

•	a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:	The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Abstentions and failures to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved. The abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting may adjourn the meeting to another place, date or time. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Q:	How does the Board recommend that I vote on the proposals?

A:	Upon careful consideration, the Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and its stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding advisory merger-related compensation proposal and “FOR” the proposal to adjourn the special meeting from time to time if necessary or appropriate.

For a discussion of the factors the Board considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 64. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that members of the Board and our executive officers have various interests in the merger that may be in addition to, or different from, the interests of Company stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 87.

Q:	Have the members of the Board committed to vote a certain way?

A:

In connection with the merger agreement, each of the directors of the Company, who collectively beneficially owned an aggregate of 13,261,189 shares of Company common stock as of October 3, 2016, representing approximately 18.52% of the shares of Company common stock outstanding as of that date, entered into the voting agreements, pursuant to which each of the directors agreed, among other things, (i) to vote in favor of the merger and the other transactions contemplated by the merger agreement, (ii) to vote against certain other matters and (iii) on certain restrictions in the transfer of their shares of Company common stock. The voting agreements are executed by each of these directors in an individual capacity as a stockholder and do not limit or restrict such signatory thereto from acting in his or her capacity as a director in such person’s discretion on any matter. A copy of the form of voting agreement executed by all directors other than James W. Cabela and Dennis Highby is attached as Annex B to this proxy statement. Forms of the voting agreements executed by James W. Cabela and Dennis Highby are attached as Annex C and Annex D, respectively. The foregoing summary of the voting agreements is subject to, and qualified in its entirety by reference to, the full text of the forms of the voting agreements attached as Annex B, Annex C and Annex D to this proxy statement and incorporated herein by reference. For additional information, see the section entitled “The Voting Agreements,” beginning on page 140.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail in the section entitled “The Special Meeting—How to Vote,” beginning on page 28.

Q:	Are there any requirements if I plan on attending the special meeting?

A:	If you wish to attend the special meeting, you may be asked to present valid photo identification. Please note that if your shares of Company common stock are held in the name of a bank, broker, trust or other nominee, you are considered the “beneficial holder” of such shares held for you in what we refer to as “street name.” If you hold your shares in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your Company common stock ownership as of the record date and check in at the registration desk at the special meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the special meeting without the approval of the Company.

Q:	How many shares need to be represented at the special meeting?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 68,911,660 shares of Company common stock outstanding. If you are a Company stockholder of record (i.e., your shares of Company common stock are registered in your name with the Company’s transfer agent) as of the close of business on the record date and you vote by mail, by telephone, through the Internet or in person at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of Company common stock (i.e., you hold your shares in the name of a bank, broker, trust or other nominee and these proxy materials are being forwarded to you by that entity) and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted as present in determining the presence of a quorum.

All shares of Company common stock held by stockholders that are present in person, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the Company’s named executive officers and that is based on, or otherwise relates to, the merger?

A:	In 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions, such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Advisory Merger-Related Compensation Proposal,” on page 32.

Q:	What will happen if Company stockholders do not approve the non-binding advisory merger-related compensation proposal?

A:	The vote to approve the non-binding advisory merger-related compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding advisory merger-related compensation proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on the Company or Parent or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, the compensation subject to the non-binding merger-related compensation proposal will be paid to our named executive officers even if the proposal is not approved.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Company common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Company common stock that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	by appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Central Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting in person to ensure that your shares of Company common stock are represented at the special meeting. If you vote in person at the special meeting, such vote will automatically revoke any proxy you previously submitted.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares of Company common stock will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate.

Q:	What if my shares of Company common stock are held for me in “street name” by a bank, broker, trust or other nominee; will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:	No. If your shares of Company common stock are held in “street name,” you are not the “stockholder of record” of such shares. If this is the case, this proxy statement has been forwarded to you by your bank, broker, trust or other nominee. As the beneficial holder, you generally have the right to direct your bank, broker, trust or other nominee as to how to vote your shares of Company common stock. Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:	Your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Under applicable stock exchange rules, banks, brokers, trusts and other nominees have the discretion to vote your shares of Company common stock on routine matters if you fail to instruct your bank, broker, trust or other nominee on how to vote your shares of Company common stock with respect to such matters. The proposals in this proxy statement are non-routine matters, and banks, brokers, trusts and other nominees therefore cannot vote on these proposals without your instructions. It is important that you instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options. You are invited to attend the special meeting even if you are not a stockholder of record; however, if you are not a stockholder of record, you may not vote your shares in person at the special meeting unless you obtain a legal proxy, executed in your favor, from such bank, broker or other holder of record authorizing you to vote at the special meeting.

Q:	How can I vote my shares of Company common stock that are held in the Company’s 401(k) Savings Plan (the “401(k) Plan”)?

A:	Shares of Company common stock held in the 401(k) Plan are held of record and are voted by the trustee of the 401(k) Plan at the direction of the 401(k) Plan participants. If you participate in the 401(k) Plan and have contributions invested in the Company’s common stock fund as of the record date, you will receive a full paper set of the proxy materials. You may direct the trustee of the plan as to how to vote the shares of Company common stock allocated to your 401(k) Plan account by submitting your proxy materials. The cutoff time for voting for participants in the 401(k) Plan is 11:59 p.m. Central Time on July 6, 2017. The 401(k) Plan trustee will not vote shares as to which it has not received direction.

Q:	How can I vote my shares of Company common stock that are held in the Company’s Employee Stock Purchase Plan (the “ESPP”)?

A:	Shares of Company common stock held through the ESPP are held in your name by the ESPP’s administrator, Merrill Lynch. For those shares, you will receive voting materials from Merrill Lynch. You should contact Merrill Lynch for more information about how to ensure your shares are voted at the special meeting. The cutoff time for voting shares of Company common stock held through the ESPP is 11:59 p.m. Central Time on July 6, 2017. For more information regarding your purchases of Company common stock under the ESPP, please visit the Merrill Lynch website. You will need your log in information to access this website.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:	Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to our Corporate Secretary at Cabela’s Incorporated, One Cabela Drive, Sidney, Nebraska 69160. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of Company common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke or change your proxy.

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies. If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares of Company common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares of Company common stock are voted, you will need to submit your proxies by properly completing and mailing each proxy card you receive or by telephone or through the Internet by using the different voter control numbers on each proxy card.

Q:	What happens if I sell or otherwise transfer my shares of Company common stock after the record date but before the special meeting? What happens if I sell or otherwise transfer my shares of Company common stock after the special meeting but before the effective time?

A:	The record date for the special meeting is earlier than the date of the special meeting and earlier than the expected date of the merger. If you own shares of Company common stock as of the close of business on the record date, but transfer your shares prior to the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time. If you sell or transfer your shares of Company common stock after the special meeting but before the effective time, the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time. In order to receive the merger consideration, you must hold your shares of Company common stock through the completion of the merger.

Even if you sell or otherwise transfer your shares of Company common stock after the record date, we encourage you to sign, date and return the enclosed proxy or submit your proxy to vote via the Internet or by telephone, or, if your shares are held in “street name” through a bank, broker, trust or other nominee, instruct your bank, broker, trust or other nominee on how to vote your shares using the instructions provided by your bank, broker, trust or other nominee.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:	Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Company common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery if the merger is completed. Appraisal rights will only be available to holders of shares of Company common stock who properly deliver, and do not properly withdraw, a written demand for an appraisal to the Company prior to the vote on the proposal to adopt the merger agreement at the special meeting and who comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex F to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 141.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, stockholders holding certificated shares of Company common stock will be sent a letter of transmittal that includes detailed written instructions on how to return such stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I do anything with respect to my Company Options or RSU Awards now?

A:	No. There is no need for you to do anything with respect to your Company Options or RSU Awards at this time. Shortly after the merger is completed, your Company options and RSU awards will either be automatically exchanged for the applicable consideration, or you will receive further instructions regarding such exchange.

Q:	When is the merger expected to be completed?

A:	We and Parent are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed during the third quarter of 2017, subject to the receipt of required regulatory approvals and the satisfaction of other closing conditions, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Company stockholders, the purchase and sale or other disposition of the financial services business pursuant to the bank sale agreements and merger of WFB into the Company or one of its subsidiaries and termination of WFB’s bank charter, and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 124.

Q:	What happens if the merger is not completed?

A:

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. We expect that holders of shares of Company common stock would continue to be subject to the same risks to which they are currently subject with respect to their ownership of Company common stock. Under certain circumstances, if the merger is not completed, we may be obligated to pay Parent the Company termination fee. The consummation of the transactions contemplated by the bank sale agreements is subject to the satisfaction or waiver of specified conditions set forth in the merger agreement, and the Company may be required to pay a further termination fee to Capital One and/or reimburse Capital One for a termination fee paid to Synovus if those transactions are not completed. If the proposal to adopt the merger agreement does not receive the required approval from Company stockholders or the merger agreement is otherwise terminated, the transaction contemplated by the bank sale agreements may not be consummated. For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” on page 96.

Q:	Who will count the votes?

A:	The votes will be counted by the independent inspector of elections appointed for the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:	The Company intends to announce preliminary results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that the Company files with the SEC are publically available when filed. See “Where You Can Find More Information,” on page 153.

Q:	Where can I find more information about the Company?

A:	The Company files periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” on page 153.

Q:	Who can help answer my questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or additional copies of the proxy statement or the enclosed proxy card(s), please contact our proxy solicitor:

105 Madison Avenue

New York, New York 10016

Toll-Free: (800) 322-2885 or

(212) 929-5500 (call collect)

Email: cabelas@mackenziepartners.com

If your shares of Company common stock are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this proxy statement constitutes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to risks or uncertainties associated with:

•	the satisfaction of the conditions precedent to the consummation of the proposed merger, including, without limitation, the receipt of stockholder and regulatory approvals;

•	unanticipated difficulties or expenditures relating to the proposed merger;

•	legal proceedings, judgments or settlements, including those that may be instituted against the Company, its board of directors, executive officers and others following the announcement of the proposed merger as well as the outcome of litigation, administrative and/or regulatory matters (including the ongoing audits by tax authorities and compliance examinations by the Federal Deposit Insurance Corporation);

•	disruptions of current plans and operations caused by the announcement and pendency of the proposed merger;

•	potential difficulties in employee retention due to the announcement and pendency of the proposed merger;

•	the response of customers, distributors, suppliers, business partners and regulators to the announcement of the proposed merger;

•	the state of the economy and the level of discretionary consumer spending, including changes in consumer preferences, demand for firearms and ammunition and demographic trends;

•	adverse changes in the capital and credit markets or the availability of capital and credit;

•	the Company’s ability to successfully execute the Company’s omni-channel strategy;

•	increasing competition in the outdoor sporting goods industry and for credit card products and reward programs;

•	the cost of the Company’s products, including increases in fuel prices;

•	the availability of the Company’s products due to political or financial instability in countries where the goods the Company sells are manufactured;

•	supply and delivery shortages or interruptions and other interruptions or disruptions to the Company’s systems, processes or controls caused by system changes or other factors;

•	increased or adverse government regulations, including regulations relating to firearms and ammunition;

•	the Company’s ability to protect the Company’s brand, intellectual property and reputation;

•	the Company’s ability to prevent cybersecurity breaches and mitigate cybersecurity risks;

•	the Company’s ability to manage credit, liquidity, interest rate, operational, legal, regulatory capital and compliance risks;

•	the Company’s ability to increase credit card receivables while managing credit quality;

•	the Company’s ability to securitize the Company’s credit card receivables at acceptable rates or access the deposits market at acceptable rates;

•	the impact of legislation, regulation and supervisory regulatory actions in the financial services industry; and

•	other factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 16, 2017, the Company’s quarterly report on Form 10-Q for the first quarter ended April 1, 2017, which was filed with the SEC of May 4, 2017, and Current Reports on Form 8-K filed with the SEC (see the section entitled “Where You Can Find More Information,” on page 153).

The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this proxy statement, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement.

PARTIES TO THE MERGER

Cabela’s

Cabela’s Incorporated, a Delaware corporation, is a leading specialty retailer and the world’s largest direct marketer of hunting, fishing, camping and related outdoor merchandise. Since our founding in 1961, the Company has become one of the most well-known outdoor recreation brands in the world, and we have long been recognized as the “World’s Foremost Outfitter®.” Through our growing number of retail stores and our well-established direct business, we believe we offer the widest and most distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service.

The Company became a publicly traded company in 2004. Shares of the Company’s common stock are listed on the NYSE and trade under the symbol “CAB.”

The Company’s principal executive offices are located at One Cabela Drive, Sidney, Nebraska 69160, and our telephone number is (308) 254-5505. Our website address is www.cabelas.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about the Company is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information,” on page 153, for more information.

Bass Pro

Bass Pro Group, LLC is a privately-held Delaware limited liability company that serves as the holding company for the operations of Bass Pro Shops, White River Marine Group and Big Cedar Lodge. Bass Pro Shops was founded in 1972 and is a leading national retailer of outdoor gear and apparel. White River Marine Group is a manufacturer and retailer of recreational boats with industry-leading brands, including Tracker Boats, Sun Tracker, Nitro, Tahoe, Regency, Mako, Ranger, Triton and Stratos. Big Cedar Lodge, America’s Premier Wilderness Resort, welcomes more than one million guests annually to Missouri’s Ozark Mountains. Parent and its businesses employ approximately 20,000 team members. Parent’s principal executive offices are located at 2500 East Kearney, Springfield, Missouri 65898, and its telephone number is (417) 831-2802.

Prairie Merger Sub

Prairie Merger Sub, Inc., a Delaware corporation, is a wholly-owned subsidiary of Parent, formed on September 30, 2016, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Parent’s proposed acquisition of the Company. Upon completion of the merger, Sub will have been merged with and into the Company, and Sub will cease to exist. Sub’s principal executive offices are located at 2500 East Kearney, Springfield, Missouri 65898, and its telephone number is (417) 831-2802.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Company for use at the special meeting, any postponement thereof, and at any properly reconvened meeting following an adjournment of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on July 11, 2017, at 8:00 a.m. local time, at the Company’s corporate headquarters, One Cabela Drive, Sidney, Nebraska 69160.

Company stockholders who wish to attend the special meeting may be asked to present valid photo identification. Please note that, if you hold your shares of Company common stock in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of the Company.

Purpose of the Special Meeting

At the special meeting, Company stockholders of record will be asked to consider and vote on:

•	a proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Sub will merge with and into the Company, with the Company continuing as the surviving corporation;

•	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 87; and

•	a proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) adopted and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (iv) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of Company stockholders and (v) recommended that Company stockholders vote for the adoption of the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously recommends a vote “FOR” the non-binding advisory merger-related compensation proposal and “FOR” the approval of the proposal to adjourn the special meeting from time to time, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum

Each holder of record of shares of Company common stock as of the close of business on June 2, 2017, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Company common stock that you owned on the record date. If you sell or transfer your shares of Company common stock after the record date but before the special meeting, you will transfer the right to receive merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of Company common stock, but you will retain your right to vote those shares at the special meeting. As of the record date, there were 68,911,660 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of 34,455,831 shares of Company common stock (a majority of the shares of Company common stock issued and outstanding and entitled to vote at the special meeting) constitutes a quorum for the special meeting.

If you are a Company stockholder of record and you vote by mail, by telephone or through the Internet or in person at the special meeting, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted as present in determining the presence of a quorum.

All shares of Company common stock held by stockholders of record that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. The vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting may adjourn the meeting to another place, date or time.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting may adjourn the meeting to another place, date or time. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Under applicable stock exchange rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal, but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in “street name,” your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock on any of the proposals, and your shares will not be counted as present in determining the presence of a quorum, unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of each of (i) the non-binding compensation advisory proposal and (ii) the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of each such proposal.

How to Vote

Stockholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Central Time on the day before the special meeting. If your shares are held in “street name,” please refer to the information forwarded by your bank, broker, trust or other nominee to see which voting options are available to you.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will NOT be able to vote your shares on any of the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of Company common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, you may contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by a Company stockholder of record may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;

•	by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at Cabela’s Incorporated, One Cabela Drive, Sidney, Nebraska 69160, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Company common stock; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed from time to time to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal submitted to stockholders in accordance with the instructions indicated in your proxy or, if no instructions were provided, “FOR” the proposal.

If a quorum is present at the special meeting, the special meeting may be adjourned if there is an affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting, unless the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to adopt the merger agreement, then the Company may seek to adjourn the special meeting from time to time. In addition, the Board may, after consultation with Parent, postpone the special meeting upon public announcement made prior to the date previously scheduled for the special meeting for the purpose of soliciting additional proxies or as otherwise permitted under the merger agreement.

Solicitation of Proxies

The Company is soliciting the enclosed proxy card on behalf of the Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has retained MacKenzie Partners, Inc. to assist in the solicitation process. The Company will pay MacKenzie Partners, Inc. a fee of approximately $50,000 plus reimbursement of certain specified out-of-pocket expenses. The Company also has agreed to indemnify MacKenzie Partners, Inc. against various liabilities and expenses that relate to, or arise out of, its solicitation of proxies (subject to certain exceptions).

The Company will ask banks, brokers, trusts and other nominees to forward the Company’s proxy solicitation materials to the beneficial owners of shares of Company common stock held of record by such banks, brokers, trusts or other nominees. The Company will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of Company stockholders entitled to vote at the special meeting will be available for examination by any Company stockholder at the special meeting. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by Company stockholders, subject to compliance with applicable provisions of Delaware law, in accordance with Delaware law and the Company’s amended and restated bylaws.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, Company stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement and which reflects the effect of the merger agreement amendment. In addition, see the sections entitled “The Merger,” beginning on page 34, and “The Agreement and Plan of Merger,” beginning on page 104.

The Board unanimously recommends that Company stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adopt the merger agreement.

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING ADVISORY MERGER-RELATED COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 92, including the table entitled “Golden Parachute Payment” and accompanying footnotes. Accordingly, Company stockholders are being provided with the opportunity to cast a non-binding advisory vote on such payments.

As an advisory vote, this proposal is not binding upon the Company or the Board, approval of this proposal is not a condition to completion of the merger, and the merger-related named executive officer compensation subject to this non-binding advisory vote will not be affected by the outcome of this non-binding advisory vote. However, the Company seeks your support and believes that your support is appropriate because the Company has a comprehensive executive compensation program designed to link the compensation of our executives with the Company’s performance and the interests of Company stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of Cabela’s Incorporated approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Cabela’s Incorporated that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 92 of its proxy statement (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that Company stockholders vote “FOR” the non-binding advisory merger-related compensation proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the non-binding advisory merger-related compensation proposal.

The approval of the non-binding advisory merger-related compensation proposal requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. The approval of the non-binding advisory merger-related compensation proposal is a vote separate and apart from the vote to approve the proposal to adopt the merger agreement, and does not affect whether the proposal to adopt the merger agreement is approved. The vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by Company stockholders and the merger is completed, the compensation subject to this non-binding advisory vote will be payable to our named executive officers even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Company may seek to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting from time to time to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting from time to time if necessary or appropriate requires the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting. In addition, even if a quorum is not present at the special meeting, either the chairman of the Board or the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at the special meeting may adjourn the meeting to another place, date or time.

THE MERGER

Overview

The Company is seeking the adoption by Company stockholders of the original merger agreement the Company entered into on October 3, 2016, as amended by the merger agreement amendment entered into on April 17, 2017. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will be merged with and into the Company. The Company will continue as the surviving corporation and will succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL, and will continue in existence as a wholly-owned subsidiary of Parent. The Board has unanimously approved the merger agreement and unanimously recommends that Company stockholders vote “FOR” the proposal to adopt the merger agreement.

Upon the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time will be cancelled, extinguished and automatically converted into the right to receive $61.50 in cash, without interest thereon, subject to certain adjustments should the bank framework agreement be validly terminated in certain circumstances, subject to any applicable withholding taxes, other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by any subsidiary of the Company, (ii) shares owned of record by Parent, Sub or any of their respective subsidiaries, and (iii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to require appraisal of their shares.

Following the completion of the merger, the Company will cease to be a publicly traded company.

In connection with the merger agreement, the Company entered into the bank sale agreements. The bank sale agreements provide for, in connection with and conditioned upon the closing of the merger, the sale of the financial services business. Pursuant to the bank sale agreements, by way of three transactions, (i) Synovus has agreed to acquire assets and assume liabilities of WFB, which collectively constitute substantially all of the business of WFB, (ii) Capital One has agreed to acquire certain other assets and assume certain other liabilities of WFB and (iii) immediately following the transaction referred to in the foregoing clause (i), Synovus has agreed to sell and assign to Capital One, and Capital One has agreed to acquire and assume, certain of such assets and liabilities acquired and assumed by Synovus from WFB, such that Synovus retains all deposits of WFB and certain other assets and liabilities relating to deposits of WFB and Capital One acquires the assets and liabilities relating to the Cabela’s CLUB co-branded credit card accounts and equity interests in certain securitization funding vehicles. The bank sale agreements amended and restated the original bank purchase agreement on April 17, 2017. You are not being asked to vote on or adopt any of the bank sale agreements.

Background of the Merger

The Board frequently reviews potential financial and strategic alternatives to enhance stockholder value. Over the years, the Board has considered acquisitions, leveraged recapitalizations (including by way of a sale-leaseback transaction), the separation of the Company’s retail business from its CLUB credit card account operations either by way of a spin-off of WFB, the owner of such accounts and receivables, or a sale by the Company of WFB and/or such accounts and receivables to a financial institution, and together with such spin-off or sale, the Company would enter into an arrangement with WFB or the financial institution buyer to run the Company’s credit card account program following the transaction (any such spin-off, sale or subsequent arrangement being referred to as a “CLUB transaction”), a separation of the Company’s retail operations from its real estate portfolio by way of the Company creating a new publicly-traded real estate investment trust that would own all of the Company’s real estate and be managed by the Company (which we refer to as an “OpCo/PropCo transaction”) and a sale of the whole Company to a third party. The Board also frequently reviews cost-saving initiatives as well as other initiatives designed to enhance the financial performance and business of the Company.

During the fall of 2014, at the request of the Company, Guggenheim Securities reviewed and reported to the Board with respect to a number of potential strategic alternatives, including a sale-leaseback transaction, an acquisition of one or more other industry participants and a CLUB transaction. As part of this review, the Company had several discussions with a financial institution (which we refer to as “Financial Institution A”) regarding a possible CLUB transaction. Ultimately the Board determined that it would not pursue a CLUB transaction or any other strategic alternatives at that time.

During the winter and spring of 2015, the Company conducted a thorough review of its cost structure and developed a number of cost saving initiatives designed to enhance the financial performance of the Company (we refer to these initiatives as “Project Apex”). In June of 2015, the Company began implementing a number of the recommended initiatives. Also during the spring of 2015, the Company began development of a new five-year strategic growth plan (which we refer to as “Vision 2020”).

As part of the Company’s regular review process, the Company invited representatives of Guggenheim Securities to the Company’s regularly scheduled June 4, 2015 Board meeting to review with the Board potential strategic alternatives the Company could consider. Members of management and representatives of the Company’s outside counsel, Koley Jessen P.C., L.L.O. (which we refer to as “Koley Jessen”), were also present for portions of the meeting. Guggenheim Securities discussed with the Board the current state of the retail sector and recent history of the Company’s financial performance and stock price, as well as stockholder activism in the retail sector and recent mergers and acquisitions activity. As part of the discussion, representatives of Guggenheim Securities discussed with the Board a letter the Company received from Hirzel Capital Management, a stockholder of the Company, recommending that the Company monetize its real estate and CLUB assets and reviewed with the Board a variety of potential strategic alternatives that could be considered, including a recapitalization, a sale-leaseback transaction, an OpCo/PropCo transaction, an acquisition, a CLUB transaction and a sale of the whole Company. During discussions among the members of the Board, together with management and the Company’s advisors, it was noted that because the Company’s subsidiary WFB was a regulated bank which held deposits, any sale of the Company would require bank regulatory approval, that the bank regulators may not approve such a transaction and therefore if the Company wished to be acquired by a third party, it may have to first engage in a CLUB transaction with a regulated bank partner pursuant to which the assets and deposits of WFB would be sold to such regulated bank partner and the charter of WFB would be surrendered. We sometimes refer to this type of CLUB transaction as a “CLUB sale transaction” and the subsequent sale of the remainder of the Company (consisting mostly of its retail operations) to a third party as a “retail sale transaction.” The Board, together with management and Guggenheim Securities, discussed considerations relative to each of these alternatives, including potential strategic benefits and challenges and preliminary financial considerations for each type of transaction based on projections of management reviewed with the Board in February 2015. Following this discussion, the Board authorized management to further analyze potential strategic alternatives and to formally engage Guggenheim Securities to act as the Company’s financial advisor in connection with the Company’s evaluation of strategic and financial alternatives.

On July 8, 2015, the Company formally retained Guggenheim Securities to act as the Company’s financial advisor with respect to the Company’s review of various potential strategic and financial alternatives.

During the months of July and August 2015, the Company worked with its advisors to review the merits of various potential strategic alternatives discussed with the Board in June. As part of that process, at the direction of the Company, Guggenheim Securities contacted five private equity firms to see if they would be interested in engaging in a potential transaction with the Company and five financial institutions to see whether they would be interested in engaging in a potential transaction involving WFB and the Company’s credit card program. During these months, Koley Jessen also negotiated confidentiality agreements with all of these potentially interested parties. None of the private equity firms contacted by Guggenheim Securities signed the confidentiality agreement and only one of the financial institutions signed the confidentiality agreement. The Company did not provide any confidential information to any of these parties at that time.

On August 11, 2015, the Board held a regularly scheduled meeting. Management and representatives of Koley Jessen and Guggenheim Securities were present for portions of the meeting. The Board, together with management and representatives of Guggenheim Securities, discussed the Company’s recent financial and stock price performance. Guggenheim Securities then discussed with the Board various potential strategic alternatives, including a recapitalization, an OpCo/PropCo transaction, a CLUB sale transaction and a retail sale transaction. The Board, together with management and the Company’s advisors, discussed financial, strategic and regulatory considerations related to each of the alternatives, including considerations regarding the Company’s ability to execute such alternatives and timing. During such discussions, the Board considered, among other things, (i) that a recapitalization, while potentially creating stockholder value, may adversely impact financial flexibility going forward, (ii) that an OpCo/PropCo transaction would be challenging due to the relatively small size of the portfolio involved and (iii) concerns regarding the possibility of misalignment of interests between the Company and a CLUB partner regarding the strategic direction of the CLUB and the Company if the Company were to engage in a CLUB transaction and remain as a stand-alone public company. Guggenheim Securities reviewed the status of discussions with the potentially interested parties Guggenheim Securities had contacted regarding a CLUB sale transaction or a retail sale transaction, other parties that may be interested in each type of transaction, and illustrative structures and terms for a CLUB sale transaction. Guggenheim Securities also discussed with the Board preliminary financial considerations relating to each of the potential strategic alternatives based on management’s projections. Management then discussed with the Board the Company’s strategic growth plan, including its capital plan. Following discussion, the Board authorized the continued review of potential strategic alternatives. The Board also discussed with management the status of Project Apex and Vision 2020.

On August 28, 2015, the Board held a regularly scheduled meeting. Management and representatives of Koley Jessen were present for portions of the meeting. Management discussed with the Board the Company’s Vision 2020. Management recommended to the Board that based on the review of potential strategic alternatives, management believed that the Board should authorize a share repurchase and continue to implement Project Apex and Vision 2020. Following discussion, the Board concluded that based on the current environment and the Company’s existing cost savings and other similar initiatives, the Company would authorize a share repurchase program but would cease the broader exploration of potential strategic alternatives. Consistent with this determination, Guggenheim Securities was instructed to cease working on a review of potential strategic alternatives.

On October 26, 2015, a representative of affiliates of Elliott Management Corporation (which we refer to as “EMC”) informed a representative of Guggenheim Securities that EMC had acquired approximately a 10% economic interest in the Company and would be filing a Schedule 13D in which EMC would express its view that the Company’s stock was undervalued. Representatives of Guggenheim Securities informed Company management of the communication from EMC. On October 27, 2015, representatives of EMC had a call with members of the Company’s management and provided a similar message. On October 28, 2015, EMC filed a Schedule 13D indicating that it and its affiliates beneficially owned approximately 6% of the outstanding common stock of the Company and had derivative arrangements in place which gave it economic exposure to another 5.1% of the outstanding common stock of the Company. The Schedule 13D stated that EMC believed that the Company was undervalued by the public market and that EMC was seeking an opportunity to engage in discussions with the Company regarding potential strategic alternatives, including a sale of the Company, asset monetization, capital allocation and capital structure optimizations and operational and management initiatives.

Following the filing of the Schedule 13D and throughout the remainder of the period ending with the signing of the merger agreement, there were many reports in both the local and national media regarding the future of the Company, including rumors that other parties may be interested in engaging in a transaction with the Company. The Company also received communications from certain other stockholders of the Company suggesting that the Company consider a sale of the Company.

On October 29, 2015, the Board held a special meeting to discuss the contact with EMC. Also present for portions of the meeting were members of management, and representatives of Koley Jessen, Sidley Austin

LLP, legal counsel to the Company (which we refer to as “Sidley Austin”), and Guggenheim Securities. Members of management and representatives of Guggenheim Securities described for the Board the communication received from EMC as well as the Schedule 13D filing made by EMC. The Board discussed possible responses to EMC and next steps. The Board authorized the Company and its advisors to continue to develop plans to respond to EMC.

In early November, several media outlets reported that their sources had informed them that Parent was developing a proposal to acquire the Company.

On November 5, 2015, members of management, together with representatives of Koley Jessen, Sidley Austin and Guggenheim Securities, met to discuss potential responses to EMC.

Also on November 5, Mr. Michael McCarthy, the lead independent director of the Company, received a telephone call from Mr. John Morris, the founder and Chief Executive Officer of Parent, indicating that Parent was interested in exploring a potential acquisition of the Company. On November 9, 2015, another industry participant, referred to as “Strategic Party A,” sent a letter to the Company expressing its interest in exploring a potential acquisition of the Company.

On November 13, 2015, the Board held a special meeting to discuss potential responses to EMC. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were present for portions of the meeting. Representatives of Sidley Austin discussed with the Board the fiduciary duties of the Board members under the circumstances. Mr. McCarthy and management then updated the Board with respect to preparations being made by management and the Company’s advisors in response to EMC. Mr. McCarthy and management also updated the Board on the in-bound call from Parent to Mr. McCarthy and the letter received from Strategic Party A regarding their respective interest in a potential acquisition of the Company. Representatives of Guggenheim Securities also indicated they had received inquiries from several private equity firms regarding exploring an acquisition of the Company and several financial institutions regarding exploring a CLUB sale transaction. Members of management, together with representatives of Guggenheim Securities, discussed with the Board upcoming events, including the meeting proposed between management and representatives of EMC. Representatives of Sidley Austin and Guggenheim Securities discussed with the Board and members of management various potential scenarios that may occur and potential next steps the Company could consider taking, including maintaining the status quo, exploring potential strategic alternatives (either privately or coupled with a public announcement) and attempting to enter into a settlement agreement with EMC. Management also discussed with the Board key employee retention concerns created by the uncertainty with respect to the Company’s future and steps that were being considered to mitigate the retention concerns. Following discussion, the Board determined to continue to consider the next steps available to the Company and to evaluate further following management’s meeting with EMC.

In mid-November 2015, Mr. McCarthy and several members of management had a meeting with representatives of EMC in which the representatives of EMC stated that they believed the Company should be sold through a public auction process and that, if the Company did not engage in a sales process, EMC was prepared to take further steps with respect to the Company.

On November 20, 2015, the Board held a special meeting to discuss potential responses to EMC. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were present for portions of the meeting. Members of management described for the Board management’s meeting with representatives of EMC. They noted that EMC representatives indicated they believed the Company should be sold through a public auction process and that, if the Company did not engage in a sales process, EMC was prepared to take further steps with respect to the Company. Following further discussion, the Board determined that the Company and its advisors should continue to review its options. Also on November 20, 2015, the Compensation Committee of the Board held a special meeting to discuss “double trigger” change of control severance agreements for key employees of the Company (i.e., agreements pursuant to which severance payments and benefits would be triggered by the occurrence of a change of control transaction coupled with a subsequent qualifying termination of employment). Other members of the Board, members of management, as well as representatives of Koley Jessen and Sidley Austin were present for portions of the meeting. The Committee and management discussed the uncertainty created by EMC’s public statements and the recent media reports regarding a potential sale of the Company and the concern that this uncertainty would adversely affect the Company’s ability to retain key employees. Management reviewed with the Committee the non-executive officer key employee “double trigger” change of control severance arrangements management was recommending be entered into with such key employees. Following discussion, the Committee approved the entry into “double trigger” change of control severance arrangements for such key employees.

On November 24, 2015, the Board held a special meeting to further consider potential responses to EMC. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were present for portions of the meeting. Mr. Millner updated the Board on developments since the last Board meeting, including the challenges to the business resulting from the speculation regarding the Company’s future. In particular, Mr. Millner noted concerns around gift card sales as well as employee focus. The Board then discussed with management the Company’s financial plans and projections, the Company’s financial performance and the recent trends in the Company’s business. Following this discussion, Guggenheim Securities discussed with the Board trends in the retail sector generally, noting that the sector was under pressure (and in particular that apparel dependent retailers were underperforming the broader retail sector), various preliminary financial perspectives regarding the Company and certain industry participants as well as strategic trends in the retail sector. The Board, together with representatives of Guggenheim Securities, then discussed various potential strategic alternatives that the Board could consider, including a recapitalization, an OpCo/PropCo transaction, a CLUB sale transaction and a retail sale transaction. The discussion included consideration of the work previously performed by the Company and its advisors. Representatives of Guggenheim Securities noted that they and management had received inquiries from various third parties expressing interest in exploring a potential transaction. Representatives of Sidley Austin then discussed with the Board and management the potential paths that the Board could take in response to EMC and considerations with respect to each of those paths. Following that discussion, Mr. Millner reviewed with the Board the challenges created for the business by the Company’s current situation and stated that it was management’s recommendation that the Board authorize the Company to explore potential strategic alternatives and that the Company publicly announce it was doing so. In an executive session of all of the directors (including Mr. Millner), the Board further discussed next steps. Mr. McCarthy informed the Board that he had been informed by Mr. James W. Cabela, co-founder of the Company and executive chairman of the Board, that if the Board determined to enter into a transaction with Parent or certain other strategic potential purchasers of the Company, Mr. Cabela was not certain he would be willing to, in his capacity as a stockholder of the Company, support a transaction with any of them. The representatives of Sidley Austin discussed with the Board the fiduciary obligations of a board of directors in connection with a transaction that may constitute a change of control under Delaware law. The Board discussed the effect that Mr. Cabela’s position could have on the Company’s ability to engage in potential strategic alternatives, and in particular a sale of the Company. In an executive session of the independent members (without the presence of Messrs. Cabela, Millner or Dennis Highby, who as the former Chief Executive Officer of the Company is not considered independent under the NYSE rules), the Board further discussed the options available to the Company in response to EMC as well as the impact that Mr. Cabela’s position could have on potential strategic alternatives and potential ways to mitigate any adverse impact. The Board concluded it would continue to consider what alternatives to pursue in response to EMC’s approach and reconvene to make a determination on December 1, 2015.

On December 1, 2015, the Board held a special meeting to further consider potential responses to EMC. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were present for portions of the meeting. Mr. Millner provided the Board an update on the state of the business and confirmed that it remained management’s recommendation that the Company initiate a strategic review process and publicly announce that it was doing so. The Board in executive session discussed considerations relating to each of the approaches the Company could take, including management’s recommendation, and concluded to authorize the Company to explore potential strategic alternatives, including a potential sale of the Company, and to publicly announce such exploration. The Board noted that it believed doing so would allow the Company to maintain control of the process and reduce the level of uncertainty that was causing problems for the business. Representatives of Sidley Austin discussed with the Board the fiduciary duties of the members of the Board in connection with reviewing potential strategic alternatives as well as various processes to put in place in connection with the review. Representatives of Sidley Austin also reviewed terms of confidentiality agreements that would be provided to potentially interested parties, noting that:

•	the confidentiality agreement to be entered into with retail bidders:

•	contained customary confidentiality and non-use provisions;

•	contained a customary “standstill” provision, and that such provision, in addition to allowing the retail bidder to make proposals to the Company with respect to a negotiated retail transaction, contained a “fall away” term that would permit the retail bidder to make private proposals to the Company at any time after the Company entered into a definitive agreement to consummate a change of control transaction;

•	recognizing the need for an efficient and controlled process, prohibited the retail bidder from (i) entering into arrangements with other parties with respect to a transaction involving the Company, including to effect a CLUB sale transaction; (ii) engaging financing sources unless the Company granted permission; and (iii) engaging in discussions with management regarding post-closing employment; and

•	the confidentiality agreement to be entered into with the CLUB bidders contained similar provisions other than the standstill provision.

Members of management and representatives of the Company’s advisors returned to the meeting and discussed next steps, including parties that may be interested in engaging in a CLUB sale transaction (which we refer to as potential “CLUB bidders” or “CLUB sale transaction bidders”) or a retail transaction (which we refer to as potential “retail bidders” or “retail transaction bidders”) and soliciting indications of interest from such potentially interested parties. The Board also instructed members of management not to have discussions with CLUB bidders or retail bidders regarding post-closing employment and instructed Guggenheim Securities not to have any discussions with any potentially interested parties regarding participation by Guggenheim Securities in the financing of any potential transaction. Such instructions were not given by the Board in response to any request by Company management or Guggenheim Securities for permission to have such discussions.

On December 2, 2015, the Company issued a press release stating that the Company was undertaking a review of various potential strategic alternatives.

Over the next several months, at the direction of the Board, management of the Company, with the assistance of the Company’s advisors, continued to review potential strategic alternatives, including preparing auctions for a potential CLUB sale transaction and retail transaction and Guggenheim Securities began to contact parties potentially interested in a CLUB sale transaction or a retail transaction. Eight strategic parties, including Parent and Strategic Party A, and twenty-one private equity firms, including those previously contacted by Guggenheim Securities during the summer of 2015, were either contacted by Guggenheim Securities or contacted Guggenheim Securities regarding exploring a potential retail transaction. Over the course of the next several months, Sidley Austin negotiated confidentiality agreements with the potentially interested parties. Of the eight strategic parties, three (Parent, Strategic Party A and another strategic party (which we refer to as “Strategic Party C”) that was proffered by one of the private equity firms as a prospective partner for that firm’s bid (but which was not independently viewed as having the financial capacity for a potential retail transaction) ultimately signed confidentiality agreements (which included the standstill provision referred to above) with the Company and received confidential materials. Of the twenty-one private equity firms, thirteen ultimately signed confidentiality agreements with the Company and received confidential materials. In addition, fifteen financial institutions, including Financial Institution A, were either contacted by Guggenheim Securities or contacted Guggenheim Securities regarding exploring a potential CLUB sale transaction. Twelve of the financial institutions (including Financial Institution A) signed confidentiality agreements with the Company.

On December 14, 2015, the Board held a regularly scheduled meeting. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were present for portions of the meeting. Representatives of Sidley Austin reviewed with the Board the fiduciary obligations of the members of the Board in connection with the strategic review process. The Board, together with management and the Company’s advisors, discussed financial, strategic and regulatory considerations related to each of the alternatives. During such discussions, the Board considered, among other things, that (i) a recapitalization, while potentially creating stockholder value, may adversely impact financial flexibility going forward, (ii) an OpCo/PropCo transaction may be challenging due to the relatively small size of the portfolio involved and (iii) the change in control of the bank charter of WFB involving a retail buyer may not be approved and instead the bank charter of WFB may need to be surrendered prior to any sale of the Company and the deposits of WFB transferred to a regulated banking institution and, therefore, if the Board ultimately chose to approve the sale of the Company, the sale would likely be contingent on first completing a CLUB sale transaction. The Board also considered concerns regarding the possibility of misalignment of interests between the Company and a CLUB partner regarding the strategic direction of the CLUB and the Company if the Company were to engage in a CLUB transaction but not a retail transaction and remain as a stand-alone public company. Representatives of Guggenheim Securities also discussed with the Board the contacts to date with potentially interested parties in the CLUB sale transaction and a retail transaction and noted that any purchaser of the retail business would be interested in the terms of the CLUB sale transaction, and therefore to maximize potential value in a retail transaction process, at some point the retail bidders might be offered the opportunity to negotiate directly the terms of the CLUB sale transaction with one or more partners. Following discussion, Mr. Millner noted for the Board the challenges facing the Company’s business and that management was finalizing the Company’s five year projections and would discuss that with the Board at a later meeting. Mr. Millner also updated the Board on the status of Project Apex and Vision 2020. In executive session of all directors, the Board discussed concerns regarding employee retention during the pendency of the strategic review process and the steps that had been taken to date to mitigate those concerns, including the “double trigger” change of control severance agreements that were being entered into with a number of key employees as authorized by the Compensation Committee on November 20, 2015. The Board authorized the Company and its advisors to continue the potential strategic alternatives review work.

During January 2016, the Company provided ten of the twelve potential CLUB sale transaction bidders that had entered into confidentiality agreements with the Company management presentations regarding the CLUB and the CLUB sale transaction. One of the twelve financial institutions that entered into a confidentiality agreement with the Company did not meet with management but continued on in the process. Another financial institution that signed a confidentiality agreement indicated it was no longer interested in pursuing a potential CLUB sale transaction. Following the meetings, one of the potential CLUB sale transaction bidders that attended a management presentation indicated it was no longer interested in pursuing a potential CLUB sale transaction, leaving ten remaining potential CLUB sale transaction bidders. The Company opened a virtual data room for the remaining ten potential CLUB sale transaction bidders that included confidential financial and other information regarding WFB and the CLUB to assist potential bidders in their evaluation of a CLUB sale transaction. Separately, the Company also worked to finalize the five year forecasts, taking into account Project Apex and Vision 2020.

On January 21, 2016, the Board held a special meeting. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were present for portions of the meeting. During the meeting, Mr. Millner provided the Board with an update of the preliminary results for fiscal year 2015 and the start of 2016. The Company’s management, together with representatives of Sidley Austin and Guggenheim Securities, updated the Board on the status of the strategic alternatives review, including the status of the confidentiality agreement negotiations as well as the introductory CLUB management presentations that took place earlier in the month. Management then discussed with the Board the implementation of Vision 2020 and Project Apex and reviewed with the Board the proposed budget for fiscal year 2016. Management noted that they were completing the full five year projections and expected to present the five year projections to the Board at the next regularly scheduled Board meeting. Following review and discussion, the Board approved the 2016 budget.

On February 8, 2016, the Board held a regularly scheduled meeting. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were present for portions of the meeting. Representatives of Sidley Austin discussed with the Board the fiduciary duties of the members of the Board in considering potential strategic alternatives. Following this discussion, members of management reviewed with the Board the Vision 2020 plan, including the five-year projections for the Company. Management discussed the key assumptions used in the projections, including that the projections assumed a steady economic environment over the next five years and did not include a recession. It was also noted that certain expected benefits of Project Apex and Vision 2020 were included in the projections. Management and the Board also discussed areas of potential upside and downside that were not reflected in the plan and the areas that were subject to the greatest sensitivity. Following this discussion, the Board approved the strategic plan, including the five year projections. Representatives of Guggenheim Securities reviewed with the Board the status of the strategic alternatives review, including an update of the discussions with potential CLUB sale transaction bidders that occurred in January, the virtual data room for the CLUB had been opened, next steps on the CLUB sale transaction auction process, the status of discussions with potential retail bidders and next steps with respect to a potential retail transaction. Management noted that Guggenheim Securities would discuss with the Board at the next Board meeting preliminary financial perspectives regarding potential strategic alternatives. The Compensation Committee also held a regularly scheduled meeting at which members of management and representatives of Koley Jessen and Sidley Austin were also present. At the meeting, the Compensation Committee discussed concerns regarding retention of key employees of WFB, in particular in the event that there was a change of control of WFB in a CLUB sale transaction but not a change of control of the Company. It was noted that the existing arrangements did not address this scenario and there were a number of key employees who were not party to any change of control severance arrangement for whom management had retention concerns. Following discussion, the Committee approved the entry into “double trigger” change of control severance agreements for key employees of WFB.

During February 2016, management of the Company and its advisors continued to work on the review of potential strategic alternatives, including a financial review of each of the alternatives based on the Company’s projections and preparation of auctions for a CLUB sale transaction and retail transaction. On February 17, 2016, at the direction of the Company, Guggenheim Securities delivered a request for preliminary proposals to each of the potential bidders for a CLUB sale transaction seeking proposed economic, operating and structural terms by March 16, 2016.

On February 19, 2016, the Board held a special meeting. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were present for portions of the meeting. Management updated the Board on developments with respect to the strategic review process since the last meeting, including discussions with certain stockholders of the Company, including EMC, in which these stockholders noted their continued belief that the Company should be sold, the state of the business, and the continuing distraction of employees as a result of the strategic review process. Representatives of Sidley Austin and Guggenheim Securities noted that the CLUB sale transaction request for preliminary proposals had been delivered to potential bidders for the CLUB sale transaction and discussed the next steps with respect to auctions for both a CLUB sale transaction and a retail transaction. Guggenheim Securities then discussed with the Board an overview of the strategic alternatives review conducted to date in relation to: (i) the Company maintaining the status quo and continuing to execute on Vision 2020 and Project Apex, (ii) a recapitalization, (iii) a real estate monetization either through an OpCo/PropCo transaction or a sale-leaseback transaction, (iv) an acquisition of another business, (v) a CLUB sale transaction and (vi) a retail transaction. The Board, together with management and the Company’s advisors, also discussed the challenges currently facing the Company and the likelihood that the Company would be able to successfully execute on its strategic plan and the Board considered, among other things, that (1) a recapitalization of the Company may provide stockholder value but would likely limit financial flexibility going forward, (2) the OpCo/PropCo structure presented challenges for driving value because of, among other things, the limited size of the real estate portfolio and while a traditional sale-lease back may be achievable, the Company had previously concluded that the economics of such a transaction were not sufficiently attractive and (3) there appeared to be significant interest by potential bidders for a CLUB sale transaction and by retail bidders for a retail transaction. The Board also considered concerns regarding the possibility of misalignment of interests between the Company and a CLUB partner regarding the strategic direction of the CLUB and the Company if the Company were to engage in a CLUB transaction and remain as a stand-alone public company. Other strategic benefits and potential challenges relating to each of the alternatives were also discussed. Following this discussion, Guggenheim Securities discussed with the Board certain preliminary financial perspectives regarding the various potential strategic alternatives. Following the review, the Board, together with management and the Company’s advisors, discussed next steps in connection with the strategic review process, including continued preparation for auctions for a potential CLUB sale transaction and potential retail transaction. It was noted that this preparation would include the opening of a retail transaction data room and delivery of a confidential information memorandum to potential retail bidders and a request for indications of interest from the potential bidders for a retail transaction. The Board authorized the continued work on the exploration of potential strategic alternatives.

During the remainder of February 2016 and much of March 2016, management, together with representatives of Sidley Austin and Guggenheim Securities, had discussions with the potential bidders for the CLUB sale transaction to help facilitate the submission by the bidders of their proposals. Throughout this period, the Company and its advisors continued to work on the virtual data rooms for both a CLUB sale transaction and a retail transaction as well as to prepare a confidential information memorandum for the Company’s retail business in order to assist in the submission of indications of interest by the potential retail transaction bidders.

In mid-March 2016, seven potential bidders for a CLUB sale transaction submitted responses to the Company’s request for proposals for a CLUB sale transaction. The remainder of the parties indicated they no longer had an interest in pursuing a potential transaction. Throughout the remainder of March 2016, the Company, with the assistance of Guggenheim Securities, worked to assess the financial and operational impact of each of the proposals. Following the submission of their initial proposals and discussions regarding transaction structure and anticipated regulatory process, two of the CLUB bidders (which were viewed by the Board as having the least attractive economic proposals) informed the Company they would not be proceeding further in the process. The Company, with the assistance of Guggenheim Securities, finalized the process strategy for the second round of the CLUB sale transaction auction process, including reverse regulatory due diligence, detailed operational due diligence and the next round of bidding. Over the next several months, the Company provided more detailed financial, business and legal due diligence to the remaining CLUB bidders and participated in due diligence meetings with the remaining CLUB bidders. On behalf of the Company, representatives of Sidley Austin and Sullivan & Cromwell LLP (which we refer to as “Sullivan & Cromwell”), which was acting as bank regulatory counsel to Guggenheim Securities at the time, also had calls with each of the remaining potential bidders for a CLUB sale transaction to discuss various regulatory matters relating to each CLUB bidder. As a result of these calls, it was determined that two of the potential CLUB bidders (which we refer to as “Financial Institution B” and “Financial Institution C”) would require alternative transaction structures pursuant to which another financial institution would acquire the WFB deposits and ultimately assume responsibility for making any Bank Merger Act (“BMA”) filing with its primary banking regulator. CONA discussed during its regulatory due diligence call an anti-money laundering order it had entered into with the Office of the Comptroller of the Currency (which we refer to as the “OCC”) on July 10, 2015 (which we refer to as the “AML Consent Order”) which had been publicly disclosed. CONA indicated that it did not believe that the AML Consent Order would prevent it from obtaining OCC approval on a timely basis.

In early April 2016, the Company gave potential bidders for a retail transaction access to a virtual data room that included high-level financial information with respect to the Company as well as the confidential information memorandum prepared by the Company for the potential retail transaction. On April 12, 2016, at the direction of the Company, Guggenheim Securities delivered to each of the remaining potential bidders for a retail transaction a letter requesting initial indications of interest by May 4, 2016.

In early May 2016, the Company received nine indications of interest from interested retail bidders for an all-cash acquisition of the Company. One of the indications of interest included a joint bid from Strategic Party C and one of the private equity firms. The remaining six parties indicated they were no longer interested in a potential retail transaction. Private Equity Firm A indicated a potential price per share range of between $65.00 and $70.00; Private Equity Firm B indicated a potential price per share range between $60.00 and $65.00; Strategic Party A indicated a potential price per share range between $60.00 and $63.00; Parent, which, with the permission of the Company, was partnering with an affiliate of Goldman, Sachs & Co. to provide equity financing, indicated a potential price per share range between $60.00 and $63.00, and noted that it may have the ability to pay more depending on the outcome of certain due diligence; Private Equity Firm C indicated a potential price per share between $59.00 and $63.00; Private Equity Firm D indicated a potential price per share of $61.00; Private Equity Firms E and F indicated a potential price per share of $60.00 and Strategic Party B, which, with the permission of the Company, was partnering with Private Equity Firm G, indicated a potential price per share between $55.00 and $60.00 and noted that a portion of its financing would potentially be the proceeds of an equity issuance by Strategic Party B, which could require approval of its shareholders. Each of the proposals contemplated that the retail bidder would partner with a CLUB bidder which would effect a CLUB sale transaction immediately prior to the bidder’s acquisition of the Company via a merger. Each also contemplated that the bidder would require debt and/or equity financing to fund a transaction.

During May 2016, the Company continued to work with each of the five remaining potential CLUB bidders and nine retail bidders to provide additional due diligence information. The Company, together with its advisors, also discussed with Financial Institution B and Financial Institution C the alternative CLUB sale transaction structures each was developing.

On June 6, 2016, the Board held a regularly scheduled meeting. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were present for portions of the meeting. At the outset of the meeting, Mr. Cabela recused himself from the meeting and Mr. McCarthy noted for the Board that Mr. Cabela had confirmed to Mr. McCarthy that if the potential strategic alternatives review process resulted in the Board determining to sell the Company to Parent, or to any other potential bidder if the potential bidder intended to move the Company’s headquarters out of Sidney, Nebraska, Mr. Cabela was not likely to vote his shares of the Company in support of such a proposed transaction. Mr. Highby indicated he also would not be inclined to vote his shares for such a transaction. The remaining directors indicated they did not have a similar predisposition. Mr. Highby then recused himself from the meeting. The Board discussed procedures designed to mitigate the impact that Messrs. Cabela’s and Highby’s predispositions would have on the strategic review process and determined that as long as Parent and any other bidders that were likely to move the Company’s headquarters were involved in the process, Messrs. Cabela and Highby would not participate in portions of Board meetings during which decisions regarding eliminating bidders were to be taken. It was noted that, given the terms of the initial round of bids, management and the Company’s advisors were not recommending that any bidders be eliminated at this time. Messrs. Cabela and Highby then rejoined the meeting. Sidley Austin discussed with the Board the fiduciary obligations of the Board members in connection with reviewing potential strategic alternatives, including in connection with a potential sale of the Company. Management then noted for the Board that management was providing presentations to each of the remaining retail bidders in June and reviewed with the Board the draft management presentation to be provided to retail bidders, including additional potential savings opportunities related to Project Apex. Representatives of Guggenheim Securities then reviewed with the Board the responses to the Company’s request for preliminary proposals submitted by the CLUB sale transaction bidders, including the need of two of the bidders for alternative CLUB sale transaction structures. It was noted that regulatory due diligence had been performed on all of the remaining CLUB sale transaction bidders but that given the confidential supervisory nature of the matters, the Company was limited in the amount of information it was able to obtain with respect to the regulatory status of each CLUB sale transaction bidder. The Board, together with management and the Company’s advisors, discussed the adverse impact to closing certainty that would likely result from the alternative CLUB sale transaction structures because, among other things, the structure involved an additional counterparty and the resulting risk that such additional counterparty may not perform its obligations under the transaction agreements. The discussion then turned to potential next steps for the two auctions, including timing of permitting the CLUB bidders to engage with the retail bidders to develop a comprehensive proposal, noting that the economic terms that the CLUB bidders would provide would likely have a significant impact on the price per share that the retail bidders would be willing to pay for the Company. Following that discussion, the Board authorized the Company and its advisors to proceed with the auctions in a manner consistent with that discussed in the meeting. The Board discussed with representatives of Sidley Austin regulatory matters with respect to the various retail bidders.

Over the next several weeks, management provided presentations to each of the remaining retail transaction bidders and the retail bidders continued financial, business and legal due diligence. Also during June 2016, the remaining CLUB bidders, with the exception of Financial Institution B which still had not produced a viable deposit-taking partner, conducted in person due diligence sessions with management of the CLUB and they continued financial, business and legal due diligence. At the end of June 2016, each of the remaining CLUB bidders was provided a draft of the credit card program agreement to govern the Company credit card program following the sale of the credit card accounts and receivables to the applicable CLUB bidder.

On June 7, 2016, each of the remaining retail bidders was asked to submit a revised proposal on June 27, 2016 taking into account the more detailed information and presentations they had received since their initial indications of interest in early May. On June 24, 2016, each of the five remaining CLUB bidders was asked to submit a revised proposal by July 8, 2016, including a markup of the draft credit card program agreement.

On June 27, 2016, Parent and Private Equity Firm F each submitted their revised proposals and on June 28, 2016, Private Equity Firm E submitted its revised proposal. Each revised proposal contemplated an all cash transaction. Parent’s proposal indicated (i) a potential purchase price per share of $63.00, with potential additional value once it had been provided access to diligence to validate its synergies analysis, (ii) it would finance the transaction with debt financing and with equity financing from the Goldman Sachs & Co. Merchant Banking Division (which we refer to as the “GSMBD”), and (iii) it anticipated any merger agreement would contain customary closing conditions. Private Equity Firm E indicated (i) a potential price per share of $60.00, (ii) it expected to finance the transaction with customary debt and equity financing and (iii) it expected the transaction would be subject to customary closing conditions. Private Equity Firm F indicated (i) a potential price per share range of $63.00 to $64.00, (ii) it anticipated the transaction would be financed from a combination of equity funding from one of its funds and potentially co-investments from certain of its limited partners, customary debt financing and a sale-leaseback of the Company’s owned real estate, resulting in a rent-adjusted leverage ratio of approximately 6.5x and (iii) the transaction would be subject to customary closing conditions. Private Equity Firm F’s estimated leverage ratio was higher than the leverage ratio that Parent estimated in its proposal. The other retail bidders that submitted proposals in May did not submit second round proposals. Over the course of the next several days, at the direction of the Company, Guggenheim Securities held discussions with each of the parties that submitted first round bids but had not submitted second round proposals to determine their reasons for declining to submit a second round proposal.

On July 5, 2016, the Board held a special meeting. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were present for portions of the meeting. Management provided an update to the Board regarding the management presentations and due diligence that had taken place. Sidley Austin then discussed with the Board the fiduciary obligations of its members in connection with the strategic review process, including their obligations should they ultimately determine to undertake a sale of the Company. Following this discussion, Messrs. Cabela and Highby recused themselves from the meeting consistent with the Board’s prior determination. Representatives of Guggenheim Securities then reviewed with the Board the revised financial terms of the proposals for a retail transaction. It was noted that Private Equity Firm E was behind the two other retail bidders in terms of amount of work to be completed and was working to determine whether it could find additional value in the Company’s real estate before proceeding with more detailed due diligence. Representatives of Guggenheim Securities also discussed with the Board the reasons provided by the other first round retail transaction bidders for why they did not submit second round proposals and noted that revised CLUB sale transaction proposals were expected on July 8, 2016 and that Financial Institution B had not yet provided a willing purchaser for the WFB deposits. The Board, together with management and the Company’s advisors, then discussed next steps with respect to the three retail bidders and the CLUB bidders, including inviting each of the remaining retail bidders to the third round, permitting the retail bidders to begin negotiations with the remaining five CLUB bidders and providing the retail bidders with a merger agreement for review and comment. Representatives of Sidley Austin then reviewed with the Board the terms of the proposed initial draft merger agreement to be provided to the remaining retail bidders. They noted that the initial draft merger agreement contemplated that:

•	simultaneous with the entry into the merger agreement, the Company would enter into agreements with the CLUB bidder selected by the retail bidder as the retail bidder’s partner, and the merger agreement provided that if the CLUB sale transaction contemplated by the merger agreement did not close, then the retail bidder would be required to take all actions necessary to obtain bank regulatory approval for the merger to permit the retail bidder to own WFB;

•	the retail buyer would be required to take any and all actions necessary to obtain other regulatory approvals;

•	financing would not be a condition to consummation of the merger and if the retail bidder did not consummate the merger at the required time, the Company would be entitled to seek specific performance or terminate the merger agreement and receive a termination fee from the retail bidder as well as pursue money damages against the retail bidder; and

•	the Company would have the right under certain circumstances to respond to unsolicited proposals prior to the approval of the Company’s stockholders of the merger agreement and, under certain circumstances (including payment by the Company of a termination fee), terminate the merger agreement in order to enter into an unsolicited proposal that constituted a superior proposal under the merger agreement.

Sidley Austin also discussed with the Board certain regulatory considerations with respect to each of the remaining retail bidders. In executive session, the independent directors authorized the Company to proceed with the strategic alternatives review process.

Following the meeting, at the direction of the Board, Guggenheim Securities contacted each of the remaining retail bidders and relayed next steps to them as discussed with the Board.

On July 8, 2016, each of the remaining five CLUB bidders submitted a revised proposal for a CLUB sale transaction, including a markup of the credit card program agreement. Financial Institution B’s submission did not include a viable partner for the purchase of the WFB deposits.

On July 11, 2016, the Board held a special meeting to discuss the revised CLUB proposals. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were present for portions of the meeting. Management, with the assistance of Guggenheim Securities, reviewed each of the proposals with the Board. They noted that Financial Institution B had not yet provided a viable partner for the purchase of the WFB deposits and recommended that Financial Institution B not be permitted to have any discussions with retail bidders until it had. The Board, together with management and the Company’s advisors, then discussed the process for beginning negotiations between the retail bidders and the CLUB bidders to allow them to develop a comprehensive proposal that included a CLUB sale transaction and a retail transaction. Recognizing the need for an efficient, controlled and competitive process, the Board determined that the number of CLUB bidders with which a retail bidder should be allowed to negotiate should be more than one to promote competition, but limited to ensure efficiency and control. Accordingly, the Board authorized Guggenheim Securities to permit each retail bidder to review all of the CLUB proposals (other than that of Financial Institution B) and select two of the four CLUB bidders with which to negotiate.

Following the Board meeting, at the direction of the Board, Guggenheim Securities contacted each of the remaining retail bidders and the four CLUB bidders and described the anticipated process. To permit these discussions, each of the applicable retail bidders and the Company signed an amendment to the applicable retail bidder’s confidentiality and standstill agreement and each of the applicable CLUB bidders and the Company signed an amendment to the applicable CLUB bidder’s confidentiality agreement. The amendments permitted each such retail bidder to have discussions with the applicable CLUB bidders it selected but prohibited them from sharing the identity of the other parties in the process.

Parent selected CONA and Financial Institution C (which at that time was working with Synovus for the purchase of the WFB deposits in an alternative structure) and Private Equity Firm F selected CONA and Financial Institution E. Financial Institution A was informed that none of the retail bidders had selected Financial Institution A to negotiate with it, and that at this time, it would not progress further in the process. Private Equity Firm E elected not to engage with any of the CLUB bidders at this point given its view that it needed to find additional value in the Company before it would explore any other aspects of the possible transaction. Over the course of July and August 2016, Parent and Private Equity Firm F negotiated the credit card program agreement and the terms of the program with the selected CLUB bidders. Also during this time, the CLUB bidders and retail bidders continued due diligence on the CLUB and the Company and members of management had several in-person meetings with each of the bidders regarding due diligence and related matters.

On July 28, 2016, the Company issued its earnings release for the second quarter of 2016. The release noted that, among other things, while same store sales were up 1.5% compared to the second quarter of 2015, gross margin was 32.9% in the second quarter of 2016, a decrease of 2.9% from 35.8% in the second quarter of 2015.

On August 9, 2016, the Board held a special meeting. Members of management and representatives of Koley Jessen and Sidley Austin were present for portions of the meeting. Sidley Austin noted for the Board that Guggenheim Securities had disclosed to the Company Guggenheim Securities’ relationships with each of the remaining bidders. Sidley Austin noted that management of the Company and Sidley Austin had considered such information and believed that the limited level of relationships that Guggenheim Securities had with the bidders would not be inconsistent with the Board concluding that Guggenheim Securities would be able to render independent financial advisory services to the Board and would not impair Guggenheim Securities’ ability to render an impartial opinion in connection with a combination transaction with such bidders. Sidley Austin noted that such information would be made available to the Board as well and asked that any members with questions regarding the information contact management of the Company or representatives of Sidley Austin. Management then updated the Board on the status of the discussions with the CLUB bidders and retail bidders and potential timing for submission of final bids.

On August 12, 2016, Mr. McCarthy updated the Board via memorandum of two developments. First, that the Company had received a letter from EMC addressed to the Board indicating that EMC believed a near-term sale of the entire Company was the absolute best outcome for shareholders of the Company. Mr. McCarthy noted he intended to contact EMC to discuss entering into a confidentiality agreement with EMC to provide it some insight into the process. Second, Mr. McCarthy informed the Board that Private Equity Firm F had informed the Company that Private Equity Firm F was concerned about the amount of expenses it was incurring in evaluating a potential retail transaction and that it understood from various sources that Parent was likely to outbid any proposal Private Equity Firm F would make and accordingly if Private Equity Firm F were to continue to remain in the process it wanted the Company to agree to reimburse its expenses. Mr. McCarthy noted that given the limited number of retail bidders and the importance of keeping a competitive process, the

Company planned to enter into an agreement to reimburse Private Equity Firm F up to $5 million of expenses incurred under certain circumstances. Finally, Mr. McCarthy noted that, consistent with prior discussions with the Board, the Company would soon inform bidders of the deadline for submitting final bids.

On August 18, 2016, the Company entered into an expense reimbursement agreement with Private Equity Firm F pursuant to which the Company would reimburse up to $5 million of Private Equity Firm F’s expenses related to its exploration of the retail transaction under certain circumstances.

On August 19, 2016, at the direction of the Company, Guggenheim Securities informed each of the retail bidders that they were to submit a final proposal no later than September 28, 2016, which was to include the final price per share proposed by the retail bidder as well as final executed forms of all of the definitive agreements to be entered into to effect the acquisition of the Company as well as the CLUB sale transaction documents with the CLUB bidder selected by the retail bidder in fully negotiated forms. To facilitate the definitive agreements submitted on September 28th being in final form, the retail bidders were also instructed to submit markups of the merger agreement and CLUB sale transaction agreements to the Company no later than September 9, 2016 so the parties could negotiate the terms of the agreements (other than price per share) prior to the September 28th final proposal date. The timing communicated to the retail bidders also was communicated to the CLUB bidders.

Throughout the remainder of August and through September 2016, the CLUB bidders and retail bidders worked on completing their due diligence and negotiating between themselves the agreements for the CLUB sale transaction. The Company also provided each of the bidders an updated fourth quarter and full year 2016 financial forecast for the Company based on year-to-date results. During this period, the Company continued to provide the retail bidders with updates on the Company’s financial performance, noting that comparable store sales and merchandise gross margins were down relative to the same period in the prior year and were trending below the Company’s strategic plan. During this period, Private Equity Firm F noted to the Company’s advisors that its prospective financing sources had expressed concern regarding negative trends in the Company’s business and had requested additional information regarding the Company. In response, the Company and its advisors worked to provide this information.

In late August 2016, Private Equity Firm F requested the ability to engage with Financial Institution C with respect to a CLUB sale transaction. The Company decided to permit Private Equity Firm F to engage in negotiations with Financial Institution C, and in order to ensure an equitable process, also allowed Parent to engage in negotiations with Financial Institution E. On August 30, 2016, Financial Institution C informed the Company that, for a number of reasons, Financial Institution C was withdrawing from the process.

On September 3, 2016, Parent’s counsel for the CLUB sale transaction, Morrison & Forster LLP (which we refer to as “MoFo”), delivered to Sidley Austin a markup of the sale and purchase agreement for the CLUB sale transaction. Over the course of the next several days, Sidley Austin and MoFo discussed the terms of the markup as well as the prior markups of the credit card program agreement. During those discussions, Sidley Austin reiterated to MoFo that the Company’s expectation was that the conditions to closing of the CLUB sale transaction would be as limited as the conditions to closing in the merger agreement.

On September 9, 2016, Latham & Watkins LLP (which we refer to as “Latham”), M&A and finance counsel for Parent, submitted to the Company a markup of the merger agreement and the schedules to the merger agreement. It noted that markups of the CLUB sale transaction agreements would come separately from MoFo. A markup of the credit card program agreement and a preliminary markup of the original bank purchase agreement was delivered by MoFo later on September 9, 2016.

Among other provisions, Parent’s markup of the merger agreement:

•	deleted the “hell or high water” regulatory provisions and provided that Parent would not be required to divest any assets in order to obtain regulatory approvals;

•	deleted the concept that if the CLUB sale transaction did not close Parent would be required to take all actions necessary to obtain bank regulatory approval of the merger so it could own WFB following the merger;

•	retained the concept in the Company’s auction draft of the merger agreement that financing would not be a condition to consummation of the merger but limited the Company’s right to seek specific performance of Parent’s obligation to close to those circumstances in which Parent’s debt financing was funded (or would be funded if closing occurred); and further provided that if the Company terminated the merger agreement and received a termination fee from Parent equal to 2.5% of the equity value of the transaction, the Company would not be permitted to seek additional damages even in the case of a willful breach;

•	provided that each of the executive officers and directors of the Company as well as certain to-be-determined large stockholders of the Company would execute voting agreements agreeing to vote in favor of the merger; and

•	provided that a termination fee equal to 3.0% of the equity value of the transaction with Parent would be payable by the Company if (a) the Company terminated the merger agreement to accept a superior proposal or (b) Parent terminated because the Company’s board changed its recommendation to vote in favor of the proposed merger because of an “intervening event”.

Private Equity Firm F did not submit markups of the merger agreement or the CLUB sale transaction documents on September 9, 2016. Private Equity Firm F informed Guggenheim Securities that in light of the concern that Private Equity Firm F’s prospective financing sources had previously expressed concerns regarding recent trends in the Company’s business, Private Equity Firm F intended to attempt to advance its discussions with those financing sources and arrange commitments from them before submitting markups of the auction drafts.

On September 10, 2016, Sidley Austin had a call with Latham to discuss several of the provisions in Parent’s markup as well as to understand the financing Parent was contemplating. Latham indicated Parent contemplated that the debt portion of its financing would be in the form of a secured credit facility and an asset backed credit facility and the equity portion of the financing would be provided from GSMBD and funds affiliated with Pamplona Capital Management.

The following week, representatives of Sidley Austin and Koley Jessen had a number of discussions with counsel for Messrs. Cabela and Highby regarding whether there were circumstances under which Messrs. Cabela and Highby would be willing to vote for a transaction with Parent or Private Equity Firm F. The counsel indicated that if the bidder were to make certain commitments regarding maintaining a presence in Sidney, Nebraska, following any potential transaction, then Messrs. Cabela and Highby would be willing to vote their shares of Company stock in favor of such a transaction. Subsequent to these discussions, counsel for Messrs. Cabela and Highby provided Sidley Austin and Koley Jessen a draft of the covenant that Messrs. Cabela and Highby requested the winning bidder agree to.

On September 14, 2016, the Board held a special meeting to review the terms of the markups received from Parent. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were also present. Mr. Millner began the meeting by reviewing with the Board the Company’s recent financial performance. He noted that same store sales were down as was gross margin. Management discussed with the Board some of the potential reasons for the negative trends in the business and what management was doing to attempt to mitigate these trends. Management also discussed with the Board potential positive and negative factors that may affect the Company’s results in the fourth quarter of 2016, including that the Company continued to execute on Project Apex and find additional areas of potential cost-savings. He also noted that each of the bidders had been provided updated forecasts for the Company for the fourth quarter and for the full year 2016 based on year-to-date results and described such forecasts to the Board. Sidley Austin then discussed with the Board the information provided by Guggenheim Securities to the Company with respect to Guggenheim Securities’ relationship with the remaining bidders, which information had previously been discussed with and made available to the Board. The representatives of Sidley Austin reiterated their and management’s views as relayed to the Board on August 9, 2016. The Board noted it was its determination as well that the limited level of relationships that Guggenheim Securities had with the bidders did not suggest it would be unable to render independent financial advisory services to the Board or impair Guggenheim Securities’ ability to render an impartial opinion in connection with a combination transaction with such bidders. Messrs. Cabela and Highby then recused themselves from the meeting. Representatives of Guggenheim Securities then discussed with the Board the status of the discussions with each of the potential bidders. They noted that Parent appeared to be moving quickly and working to comply with the September 28th proposal date and that Parent appeared to be furthest advanced in its discussions with CONA with respect to the potential CLUB sale transaction but was also working with Financial Institution E. They also noted that Private Equity Firm F had expressed concern regarding the negative trends in the business as well as one or more concerns arising from its due diligence. The Board noted that Private Equity Firm F had failed to comply with the requirement to submit a markup of the auction drafts by September 9th. The Guggenheim Securities representatives explained that Private Equity Firm F had informed Guggenheim Securities that it had not yet arranged commitments for the real estate portion of its financing and therefore was focusing on attempting to arrange such a commitment before submitting markups of the auction drafts. They further noted that Parent appeared to be nearly complete with its due diligence. Following discussion, representatives of Sidley Austin reviewed with the Board the draft markup of the merger agreement and CLUB sale transaction documents received from Parent as well as the information Parent’s counsel provided regarding its financing. The Board, together with the Company’s management and advisors, then discussed possible responses to the markup. The Board then authorized the Company to negotiate with Parent and Private Equity Firm F should it provide markups of the draft agreements.

Consistent with the discussions with the Board, on September 17, 2016, Sidley Austin discussed with Latham the draft merger agreement and provided guidance regarding how Parent could improve the terms of the draft merger agreement, including by providing (i) that it would agree to certain levels of store divestiture and other remedies in order to address any regulatory concerns raised by governmental agencies as well as pay a termination fee if the transaction did not close because of regulatory reasons, (ii) a higher financing termination fee and the Company’s right to seek specific performance irrespective of whether Parent’s debt financing was available and to be able to seek monetary damages in excess of a termination fee if Parent willfully breached the merger agreement and (iii) for Parent to take on some of the burden in terms of facilitating the closing of the CLUB sale transaction. Latham agreed to provide a revised draft of the agreement the following week. Sidley Austin also conveyed to Latham comments to the markups of the CLUB sale transaction documents.

On September 19, 2016, at the request of Private Equity Firm F, Messrs. Cabela, McCarthy and Millner met with representatives of Private Equity Firm F in New York. Private Equity Firm F indicated that if it were the winning bidder it would want Mr. Cabela to sign a voting agreement in support of the transaction and it asked whether Mr. Cabela would be willing to become a part of the investor group for the transaction and “roll-over” up to $100 million of his equity in the Company into equity of the acquiring entity. Mr. Cabela did not take a position on either of these requests during the meeting. In addition, Private Equity Firm F requested that the Company increase the expense reimbursement cap by $2 million to facilitate Private Equity Firm F completing the work necessary to submit a final proposal and negotiate definitive agreements. Following the meeting, Mr. McCarthy updated the Board on these developments, including that Mr. Cabela had not taken a position on either of the requests made of him and that the Company had approved the request for the increase of the expense reimbursement cap for the same reasons it initially agreed to the expense reimbursement.

On September 20, 2016, Parent delivered a revised markup of the merger agreement. Also on September 20, Private Equity Firm F provided an initial preliminary markup of the merger agreement but did not deliver a markup of the credit card program agreement or the original bank purchase agreement.

The revised Parent markup provided:

•	for a financing reverse termination fee payable by Parent of 5.0% of the equity value in the transaction but otherwise retained Parent’s prior position on the Company’s specific performance rights and inability to seek damages in excess of the termination fee;

•	that Parent was not required to agree to any divestiture or other remedies in order to obtain antitrust regulatory approvals but would pay a reverse termination fee of 2.5% of the equity value of the transaction if the transaction did not close because of antitrust regulatory matters; and

•	for reasonable cooperation by Parent in connection with the consummation of the CLUB sale transaction but provided that if the CLUB sale transaction was not consummated the merger would not close and deleted the concept that Parent would be required to take all actions necessary to obtain bank regulatory approval to own WFB.

The markup from Private Equity Firm F included a number of footnotes of additional provisions that may be necessary following completion of Private Equity Firm F’s due diligence. The markup, among other things:

•	deleted the concept that if the CLUB sale transaction did not close Private Equity Firm F would be required to take all actions necessary to obtain bank regulatory approval of the merger so it could own WFB following the merger;

•	noted that part of the financing to fund the acquisition would be in the form of a sale-lease back transaction but that the provisions necessary to implement this concept would be added to a later markup;

•	retained the auction draft concept that financing would not be a condition to consummation of the merger, but did not provide an amount of the termination fee payable by Private Equity Firm F if it did not consummate the merger when required and limited the Company’s right to seek specific performance to those circumstances when the debt financing was funded (or would be funded if closing occurred) and provided that if the Company terminated the merger agreement and received the termination fee, the Company would not be permitted to seek monetary damages even in the case of a willful breach;

•	provided that certain to-be-determined large stockholders of the Company would execute voting agreements agreeing to vote in favor of the merger; and

•	did not include the amount of the termination fee payable by the Company if it terminated the merger agreement to accept a superior proposal.

On September 21, 2016, Parent provided the Company with a revised markup of its credit card program agreement with CONA. The markup included, among other things, provisions that would provide CONA the right to terminate the credit card program agreement prior to consummation of the sale of the CLUB accounts to CONA (which would trigger a termination of the sale and purchase agreement for the CLUB sale transaction under certain circumstances).

Over the course of the next several days, Sidley Austin had separate discussions with Latham and counsel for Private Equity Firm F regarding their respective markups and areas in which they should modify their markups. During one of those discussions counsel for Private Equity Firm F informed Sidley Austin that the sale-leaseback financing contemplated by Private Equity Firm F would not be “backstopped” by a bridge financing facility.

On September 28, 2016, Private Equity Firm F informed Guggenheim Securities that it had not yet been able to complete commitments for the real estate-related portion of the financing commitments that Private Equity Firm F needed to finance a potential retail transaction. Therefore, it indicated, it would not be able to submit a final proposal on September 28th, but it was still working towards submitting a final proposal.

On September 28 and 29, 2016, Parent submitted its complete proposal for its acquisition of the Company for a purchase price per share of $65.00, including revised markups of the merger agreement and schedules and the purchase and sale agreement and credit card program agreement for the CLUB sale transaction, drafts of the preferred equity commitment letter from GSMBD and Pamplona and debt commitment letters. The proposal indicated that it would expire if the Company did not agree by Friday, September 30 to an agreement to negotiate exclusively with Parent and CONA.

On September 30, 2016, the independent directors and Mr. Millner held a call with representatives of Koley Jessen, Sidley Austin and Guggenheim Securities to discuss the markups received from Parent, the fact that Private Equity Firm F had not submitted a final proposal and next steps. Mr. Millner began by reviewing for the directors the condition of the business since the last Board call, noting that sales had improved but that some of the improvement was a result of promotions and that the Company continued to see accelerated pressure on margin rates. Representatives of Guggenheim Securities then described for the directors the conversations it had with Private Equity Firm F, noting that Private Equity Firm F indicated it had not yet obtained commitments for the real estate portion of its financing but was working to submit a final proposal. The Board discussed that while Private Equity Firm F indicated it was working to submit a final bid, it was unclear whether Private Equity Firm F would submit a final proposal in the near term or at all. Representatives of Sidley Austin and Guggenheim Securities then described for the directors the terms of Parent’s proposal. Following the description, the directors discussed with the Company’s advisors next steps in the process. They discussed Parent’s request for exclusivity, the likelihood of Private Equity Firm F submitting a complete and acceptable proposal in the near term, the terms of Parent’s proposal and the concern that if Parent were to believe that it was the only bidder that submitted a proposal by the bid deadline, it may adversely impact the Company’s ability to reach acceptable terms with Parent. The directors determined that the Company should inform Parent that the Company would not grant exclusivity to Parent but would work with Parent to attempt to reach a signed deal by October 3, 2016 if Parent would improve its antitrust risk sharing provisions (including by agreeing to divestitures up to an agreed standard in order to obtain antitrust approval). As part of the negotiation, the Board also determined that Guggenheim Securities should request that Parent increase its proposal from $65.00 per share to $67.00 per share.

Following the meeting, Guggenheim Securities contacted JPMorgan Securities LLC (which we refer to as “JPMorgan”), the financial advisor for Parent, and relayed the directors’ message, including an increase in Parent’s purchase price per share to $67.00. At the direction of the Board, Guggenheim Securities also informed JPMorgan that Messrs. Cabela and Highby had informed the Company they would not agree to voting agreements unless Parent agreed to certain maintenance covenants with respect to post-closing Company operations in Sidney, Nebraska. Throughout the course of the day, Guggenheim Securities and JPMorgan had discussions regarding these and other terms. Following several discussions, Parent said it was willing to increase its price per share to $65.50, would increase the antitrust reverse termination fee to 4.5% of the equity value of the transaction and would agree that it would not require exclusivity and would instead work to sign definitive agreements before the markets opened on October 3, 2016 but was not willing to agree to the requirement to make divestitures to obtain regulatory approval or the post-closing maintenance covenants proposed by Messrs. Cabela and Highby.

Over the next few days, the Company, Parent and CONA, with the assistance of their respective advisors, negotiated the terms of the transactions and worked to finalize the transaction agreements. During these negotiations, the Company agreed to the provision that Parent would not be required to divest any stores in order to obtain antitrust approval in exchange for Parent increasing the antitrust termination fee to 5.0% of the equity value of the transaction and CONA agreed to remove most of the pre-closing credit card program agreement termination triggers. Also during this period, the parties negotiated the voting agreements to be entered into by the directors of the Company other than Messrs. Cabela and Highby, and discussed a possible provision that could be included in a separate form voting agreement that Messrs. Cabela and Highby would be willing to enter into, which provision related to a statement to be made by Parent in the press release announcing the transaction regarding Company operations in Sidney, Nebraska.

On the morning of October 2, 2016, the Board held a special meeting to consider the terms of Parent’s transaction agreements. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were also present. Representatives of Sidley Austin discussed with the Board the fiduciary obligations of the members in connection with considering a potential sale of the Company. Following this discussion, Messrs. Cabela and Highby recused themselves from the meeting. Representatives of Guggenheim Securities then reviewed with the Board the status of negotiations and discussions, noting that Private Equity Firm F still had not submitted a proposal, had indicated it did not have financing commitments arranged and was still working towards submitting a proposal, but could not commit to a timeframe in which it would be able to do so. Representatives of Sidley Austin then discussed with the Board the terms of the draft agreements and the remaining open issues and potential responses. Guggenheim Securities discussed with the Board preliminary financial aspects of Parent’s proposed merger consideration. The Board, together with management and the Company’s advisors, discussed whether to provide more time to Private Equity Firm F before entering into a definitive transaction with Parent. The Board considered that (i) Parent’s proposal of $65.50 per share was $1.50 to $2.50 per share higher than Private Equity Firm F’s last indication of a potential price per share range, which was $63.00 to $64.00, (ii) since the time Private Equity Firm F submitted its last proposal in July, Private Equity Firm F had made several statements to Guggenheim Securities regarding its concerns that the Company’s performance and due diligence matters would adversely impact Private Equity Firm F’s valuation of the Company, (iii) Private Equity Firm F had not submitted a bid by the September 28, 2016 deadline, (iv) Private Equity Firm F had informed Guggenheim Securities that it had not yet been able to arrange financing commitments for the real estate portion of its financing and (v) while Private Equity Firm F indicated it was still working to submit a final bid, it did not provide a definitive date by which it would submit a final bid and there was no assurance that if Private Equity Firm F were to submit a final bid it would be more favorable than Parent’s bid. Following the review and discussion, the Board authorized the Company and its advisors to continue negotiations and agreed to reconvene that night to consider the potential transaction.

Throughout the remainder of October 2, 2016, the Company, Parent and CONA, with the assistance of their respective legal advisors, worked to finalize the transaction documents. In addition, Messrs. Cabela and Highby agreed to enter into voting agreements with Parent on identical terms as the other directors, except that their voting agreements would also include language regarding the statements Parent would make in its press release announcing the transaction with respect to post-closing operations in Sidney, Nebraska.

Later on October 2, the Board reconvened to consider the proposed transaction. Members of management and representatives of Koley Jessen, Sidley Austin and Guggenheim Securities were also present. Representatives of Sidley Austin reviewed with the Board their fiduciary obligations in considering a sale of the Company. Representatives of Sidley Austin also reviewed with the Board the outcome of the remaining open issues on the transaction agreements. The Board discussed the various strategic alternatives that had been reviewed, including continuing to operate as a standalone company. Also at this meeting, Guggenheim Securities reviewed its financial analysis of the merger consideration contemplated by the original merger agreement with the Board and rendered an oral opinion, confirmed by delivery of a written opinion dated October 2, 2016, to the Board as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration contemplated by the original merger agreement to be received in the merger by holders of Company common stock, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as described in such opinion. Following discussion, the Board concluded that the entry into the merger agreement and the related definitive agreements was the best potential strategic alternative available to the Company and in the best interest of the stockholders of the Company, including relative to the other strategic alternatives reviewed by the Board. The Board adopted and approved the entry into the merger agreement, the CLUB sale and purchase agreement, the CLUB credit card program agreement, the voting agreements and the other transaction documents.

Following the meeting, the Company, Parent and CONA, with the assistance of their respective legal advisors, worked to finalize the transaction documents. On the morning of October 3, 2016, prior to the opening of the U.S. stock exchanges, (i) (A) the Company, Parent and Sub entered into the merger agreement, (B) the Company, CONA and WFB entered into the CLUB sale and purchase agreement, (C) CONA and the Company entered into the program agreement which would govern the terms of the credit card program of the Company following closing of the merger and (D) the directors signed their respective voting agreements and (ii) the Company, Parent and CONA issued press releases announcing execution of the transaction documents. The press releases indicated that the parties expected to consummate the transactions in the first half of 2017, subject to satisfaction of applicable closing conditions, including receipt of applicable regulatory approvals.

On October 25, 2016, the Company and Parent filed their respective notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), with the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) and the United States Federal Trade Commission (which we refer to as the “FTC”), which triggered the start of the HSR Act waiting period. The statutory waiting period was originally scheduled to expire on November 25, 2016.

On November 3, 2016, Wachtell, Lipton, Rosen & Katz, legal counsel to CONA (which we refer to as “Wachtell”), informed Sidley Austin that CONA now believed that, while it still expected to obtain approval under the BMA of the transactions contemplated by the CLUB sale and purchase agreement, such approval would be later than the timeframe initially announced by the parties and CONA could not provide any assurances as to the timing of such approval. Wachtell indicated that the delay related to the AML Consent Order and the acceptability to the OCC of CONA’s progress regarding the remediation efforts required by the AML Consent Order. Wachtell also indicated that CONA believed it would be advisable to delay filing the BMA application for the CLUB sale transaction, which pursuant to the terms of the CLUB sale and purchase agreement was required to be filed no later than November 17, 2016. Wachtell stated that CONA now believed that if the BMA application were filed on November 17, the OCC would deny the application in early January. Over the course of the next several days, the Company, CONA, Parent and their respective legal advisors discussed the reasons CONA believed the BMA approval would be delayed, the potential timeframe for approval as well as potential alternatives that could allow the BMA approval to be obtained within the time frame originally announced by the parties with respect to the expected completion of the transactions.

On November 7, 2016, the Board held a special meeting to discuss the status of the transactions. During an executive session for which certain members of management and representatives of Sidley Austin and Koley Jessen were present, management and Sidley Austin discussed with the Board the conversations with CONA. They noted that it was unclear whether CONA would be able to obtain BMA approval before the October 3, 2017 outside date but that CONA and Wachtell had reiterated CONA’s commitment to continuing to work to consummate the transactions by the outside date. They noted that because the issues involved confidential supervisory information between CONA and the OCC, the Company and its representatives had not received information directly from (or had conversations with) the OCC regarding the AML Consent Order or its impact on any BMA application and it was unlikely that the bank regulators would provide any information directly to the Company or permit the Company to be present in meeting or discussions with CONA and the bank regulators. The Board, management and the Company’s advisors discussed (a) the desire of the Company to consummate the transactions as contemplated by the CLUB sale and purchase agreement and the merger agreement signed in October 2016 and (b) the need to consummate the transactions before the outside date. Management and the Company’s advisors described for the Board the steps CONA indicated it could take to attempt to reduce the length of the delay and potential alternative transaction structures that might permit the transaction to close within a timeframe closer to what the parties originally announced, including an alternative series of transactions in which another financial institution would acquire substantially all of the assets of WFB, including the deposits and then sell the credit-card related assets to CONA (which we refer to as “alternative structure option 1”). The Board also discussed that while the Company desired to consummate the transactions on the terms set forth in the transaction documents, if CONA did not appear to be able to do so, the Company should (subject to its contractual obligations) explore other potential avenues that might allow the Company to consummate the Merger prior to the outside date, which potential alternatives could include an alternative transaction structure involving CONA that might be more acceptable to the regulators or finding another potential buyer for the CLUB assets. Sidley Austin reviewed with the Board the provisions in the CLUB sale and purchase agreement that prohibited the Company from soliciting alternative CLUB transactions with financial institutions other than CONA and the situations under which the Company would have the right to terminate the CLUB sale and purchase agreement. The Board, management and the Company’s advisors discussed the potential that the Board may determine that the Company should seek legal remedies against CONA and the advisability of retaining a law firm specializing in litigation against financial institutions to help the Board evaluate the viability of any claims that the Company might have against CONA and to pursue such claims if directed to do so by the Board. The Board authorized management to continue to work to attempt to find ways to consummate the transactions within the timeframe originally announced by the parties, including alternative transaction structures involving CONA.

During November 2016, the Company, Parent and CONA continued to discuss the impact that the timing of CONA’s AML Consent Order remediation efforts would have on the timing of receiving BMA approval. CONA’s representatives reiterated CONA’s commitment to continuing to work to consummate the transactions before the outside date and indicated that CONA would continue its efforts to receive BMA approval within that timeframe, although they noted no assurances could be given in that regard. They also reiterated that CONA believed that delaying the filing of the application was the best path to ultimately obtaining the necessary BMA approval but indicated that CONA would proceed with filing the BMA application as required by the CLUB sale and purchase agreement absent receiving a consent from the Company to delay the filing. The Company also discussed with Parent various potential alternative structures involving CONA that might permit the parties to close the Merger within a timeframe closer to that originally announced by the parties. It was expected that all of these structures would require amendments to the transaction documents, including the merger agreement. Parent’s representatives indicated that Parent also believed that the alternative structures, other than alternative structure option 1, introduced substantial post-merger regulatory risk to Parent, potential additional costs and potential for degradation to the projected economics for Parent under the post-closing CLUB credit card program arrangement and that it was not willing to agree to any such structures without being made whole for these additional risks and costs. Sidley Austin informed Wachtell that it was having discussions with Parent regarding potential alternative structures; however, Parent had expressed a number of concerns with respect to the potential alternative structures and that it would likely require being made whole for any costs it suffered and for any degradation to the projected economics (including lost revenue under the post-closing credit card program arrangement) arising from the alternative structure as compared to the original transaction with CONA.

Also during November 2016, the Company retained Quinn Emanuel Urquhart & Sullivan LLP (which we refer to as “Quinn Emanuel”) to provide litigation advice with regard to the transaction. The Company also retained Sullivan & Cromwell to assist with evaluation of strategies with respect to bank regulatory matters.

On November 15, 2016, Wachtell formally requested, on behalf of CONA, that the Company provide CONA a waiver under the CLUB sale and purchase agreement to permit CONA to delay filing the BMA application with the OCC beyond the November 17 date contemplated by the CLUB sale and purchase agreement. Wachtell indicated that CONA believed delaying the filing of the application was the best path ultimately to obtaining the necessary BMA approval.

After discussions with Parent, on November 17, 2016, the Company determined that while it was unclear based on the information it had at the time that delaying the filing would in fact increase the likelihood that the BMA application would be approved or would be approved on a faster timeframe, it would be willing to permit CONA to delay filing the application, but only if CONA agreed, among other things, that:

•	until such time as CONA had provided evidence reasonably satisfactory to the Company that CONA would be able to make the BMA application and the OCC would process and approve the filing within a time frame that would permit the parties to close prior to the outside date, the Company and Parent would be released from their obligations not to solicit alternative CLUB transactions;

•	the Company would be permitted to enter into a conditional alternative CLUB purchase agreement and program agreement so long as they did not become effective unless and until the CONA purchase agreement was terminated;

•	the Company would have the right to terminate the CLUB sale and purchase agreement with CONA if (i) CONA had not made the BMA filing by December 31, 2016, (ii) the OCC requested that CONA withdraw the application or rejected the application or (iii) the BMA application had not been approved by March 31, 2017; and

•	CONA would make the Company and Parent “whole” for costs they incurred pursuing and negotiating alternative transactions and any loss in economics if the terms of the alternative transaction were not as favorable as the CONA transaction.

Later that day, Wachtell informed the Company that CONA would not agree to the above terms and was therefore filing the BMA application in accordance with the terms of the CLUB sale and purchase agreement.

On November 21, 2016, Sidley Austin, at the Company’s request, provided the Board an update on the status of discussions with CONA regarding the BMA application and alternatives being considered to attempt to allow the transactions to be consummated within the timeframe initially announced by the parties.

Also on November 21, 2016, Parent, with the consent of the Company and at the request of the FTC, notified the FTC that Parent was withdrawing its HSR application effective as of November 25, 2016. The purpose of the withdrawal was to allow the FTC a thirty day extension to continue to review the proposed merger before the expiration of the HSR waiting period with the goal that the FTC would clear the proposed Merger during the 30 day extension and the parties would thereby avoid a lengthy second request process. On November 29, 2016, Parent re-filed its HSR Act notification with the FTC and DOJ, which triggered a new waiting period under the HSR Act that would expire on December 29, 2016, unless the DOJ or FTC granted early termination of the HSR Act waiting period or formally requested additional information concerning the Merger.

At the request of Capital One Financial Corporation (which we refer to as “Capital One Financial”), on December 5, 2016, Messrs. McCarthy, Millner, Castner and Scott K. Williams, President of the Company, held a meeting in Omaha, Nebraska with Mr. Murray Abrams, Executive Vice President of Corporate Development of CONA, and Mr. Stephen Crawford, Head of Finance and Corporate Development of Capital One Financial, and Mr. R. Scott Blackley, Chief Financial Officer of Capital One Financial. During the meeting, Mr. Crawford indicated that he believed it was not likely that CONA would obtain BMA approval under the current structure prior to the outside date. Mr. Crawford further stated that he believed if CONA did not withdraw the BMA application the OCC would deny the application in early January. Mr. McCarthy reminded Mr. Crawford that the Company would not extend the CLUB sale and purchase agreement outside date without a corresponding extension of the outside date in the merger agreement with Parent and he did not believe that Parent would be willing to extend the outside date. Finally, Mr. Crawford indicated that CONA had been working on alternative transaction structures and was willing to work with the Company and Parent on them with the goal of increasing the likelihood of shortening the timeframe before the parties could consummate the proposed transactions.

Over the next few days, Sidley Austin and Wachtell discussed certain potential alternative transaction structures and on December 9, 2016, Wachtell provided Sidley Austin and MoFo with a summary of potential alternative structures that CONA was willing to consider. The structures were similar to those that the Company previously proposed to Parent in November.

On December 10, 2016, Sidley Austin sent comments to the summary of potential alternatives circulated by Wachtell, which comments attempted to address a number of the concerns that Parent had previously indicated it had with the potential alternatives, including to provide (a) the Company and Parent with the ability to (i) solicit alternative CLUB transactions and (ii) terminate the CLUB sale and purchase agreement if the requisite bank regulatory approvals were not obtained by specified dates and (b) that to the extent that the alternative agreement resulted in costs suffered by or economic degradation of the projected economics for Parent as compared to the original transaction with CONA, CONA would make whole Parent for those costs and that degradation.

On December 11, 2016, Mr. Crawford called Mr. McCarthy to discuss the Company’s modifications to the proposed alternative structures. During the conversation, Mr. McCarthy reiterated that while the Company wanted to consummate the transactions on the terms set forth in the transaction agreements signed in October 2016, if CONA was not able to do so, the Company needed to find an alternative to allow it to consummate the Merger prior to the outside date. Further, he stated that the Company was willing to work on alternatives that involved CONA but did not want to be in a position where the exploration of those alternatives did not result in a solution and left too little time before the outside date for the Company to consummate a CLUB transaction with an alternative CLUB buyer. Mr. Crawford indicated that CONA still wanted to close the CLUB transaction and that while they were willing to consider an extension of the outside date or alternative transaction structures and terms, the “make whole” concept included in the Sidley Austin markup was not acceptable to CONA and that any release from the exclusivity obligations would also require a release by the Company of any potential claims against CONA.

On December 13, 2016, the Board held a regularly scheduled meeting. Also present at the meeting were members of management and representatives of Sidley Austin and Koley Jessen. During the meeting, management and representatives of Sidley Austin discussed with the Board (a) the discussions with CONA, including Mr. Crawford’s statements on December 5th that he believed it was not likely that the transaction on its current terms would be approved by the OCC prior to the outside date and that if the BMA application were not withdrawn, the OCC would likely deny it in early January and (b) the Company’s efforts to find a solution that would permit the transactions to close prior to the outside date, including the discussions that had taken place with CONA and Parent on alternative transaction structures. The Board authorized the Company to continue to explore alternatives that would provide for a CLUB transaction that could be closed prior to the outside date (and thereby permit the Company and Parent to consummate the Merger prior to the outside date).

On December 21, 2016, Sidley Austin had a call with Wachtell to discuss the status of CONA’s review of the Company’s December 10 comments to the potential alternatives circulated by Wachtell on December 9 and to discuss the FTC and bank regulatory status of the transaction. During the call, Wachtell stated that CONA was planning to meet with the OCC in early January to discuss the status of the BMA application. In response to Sidley’s request for a markup of the alternative structure proposals, Wachtell indicated that Mr. Crawford had already conveyed CONA’s position on the Company’s proposal to Mr. McCarthy and that CONA did not believe it was productive to further revise the written summary of potential alternative structures until those issues had been resolved and that the parties should have further discussions after the meeting in early January with the OCC. Sidley Austin informed Wachtell that based on discussions with the FTC, the Company expected to receive a second request from the FTC on December 29th.

On December 29, 2016, the Company and Parent received a second request from the FTC and on December 30, 2016, the Company filed a Current Report on Form 8-K with the SEC disclosing the receipt of the second request and that CONA had informed the Company that CONA believed it was not currently likely that it would receive BMA approval prior to the outside date.

On January 5, 2017, Mr. Crawford called Mr. McCarthy to update Mr. McCarthy on CONA’s meeting with the OCC on the previous day. Mr. Crawford indicated that based on that meeting he believed that if the BMA application was not withdrawn it would be denied on January 31st. Mr. Crawford also indicated that CONA and the OCC did discuss on a preliminary basis certain alternative transaction structures, including alternative structure option 1. Mr. Crawford further indicated that he believed that a withdrawal was the best path to ultimately receiving a BMA approval and that if the application was not withdrawn and the OCC denied the application, he believed the OCC would be less receptive to discussing alternative structures. Messrs. Crawford and McCarthy discussed the process were CONA to withdraw the BMA application and resubmit it at a later date once the AML Consent Order remediation had been completed. Mr. Crawford indicated that CONA continued to believe that it could ultimately obtain BMA approval but that due to the AML Consent Order he did not believe that CONA would obtain BMA approval prior to the outside date.

Also on January 5, 2017, Wachtell, Sidley Austin and Sullivan & Cromwell discussed the status of CONA’s BMA application. Wachtell reiterated the information Mr. Crawford provided Mr. McCarthy during their call earlier that day and requested that the Company permit CONA to withdraw the BMA application. The parties also discussed the various alternative structures.

On January 6, 2017, Sidley Austin, at the direction of the Company, informed Wachtell that the Company was willing to grant CONA consent under the CLUB sale and purchase agreement to withdraw the BMA application under certain conditions. Sidley Austin reiterated that while the Company wanted to close a transaction with CONA on the timeframe originally contemplated, the Company did not want to be in a situation where it evaluated alternative transactions with CONA only to find that none of them were viable and once that conclusion was reached, the Company did not have time to find an alternative CLUB purchaser that would be able to gain bank regulatory approval within a time frame that would allow the transactions to close prior to the outside date. Accordingly, in order to grant the consent under the CLUB sale and purchase agreement, the Company would require that CONA agree that the Company and Parent could solicit alternative CLUB transaction proposals and be able to terminate the CLUB sale and purchase agreement if the Company and CONA had not entered into agreements for an alternative transaction structure by February 15, 2017.

On January 8, 2017, Mr. Crawford called Mr. McCarthy to inform him that CONA would not agree to allow the Company and Parent to solicit other CLUB buyers at that time. He further indicated that CONA would continue working on identifying potential partners for alternative structure option 1 and that CONA wanted the Company to agree that CONA could withdraw the BMA application before Capital One Financial’s January 24th earnings call.

On January 13, 2017, Sidley Austin and Wachtell held a call to discuss the status of CONA’s exploration of potential financial institutions to participate in alternative structure option 1. Wachtell indicated that CONA was in the process of reaching out to such parties.

On January 19, 2017, Mr. Crawford contacted Mr. McCarthy to inquire whether the Company had determined to permit CONA to withdraw the BMA application. Mr. McCarthy informed Mr. Crawford that the Company had not seen substantial progress on the alternative structures and without such progress the Company was not inclined to grant the withdrawal request.

On January 20, 2017, Messrs. Crawford and McCarthy discussed further CONA’s request for consent to withdraw the BMA application. Mr. Crawford informed Mr. McCarthy that CONA had made progress with its initial outreach to financial institutions for potential participation in alternative structure option 1 and reiterated his request for a waiver under the CLUB sale and purchase agreement to permit CONA to withdraw the BMA application.

Also on January 20, 2017, Wachtell asked for permission from the Company for CONA to engage in more detailed discussions with Synovus, who had previously been involved in the transaction auction process in 2016 as a potential partner with Financial Institution C and was one of the financial institutions that Mr. Crawford previously identified to Mr. McCarthy. Over the next several days, the Company, CONA and Synovus and their respective legal advisors negotiated confidentiality agreements and other matters to permit CONA and Synovus to engage in such discussions regarding alternative structure option 1 and to share information regarding the CLUB business with CONA.

Also during that time, Sidley Austin delivered to Wachtell a draft letter agreement that would permit CONA to withdraw the BMA application in exchange for, among other things, permitting the Company and Parent to solicit alternative transactions if the Company and CONA had not entered into an agreement for an alternative structure by February 21, 2017 and in such event to terminate the CLUB sale and purchase agreement if after such date the Company found an alternative CLUB buyer.

On January 22, 2017, Wachtell indicated that CONA was unwilling to enter into the letter agreement on the terms set forth therein and that the only withdrawal consent that CONA would accept was one without any conditions attached to it.

On January 24, 2017, Capital One Financial stated in its earnings call with respect to the year ended December 31, 2016 that (a) it did not expect to obtain regulatory approval prior to the outside date and (b) within the next week or so it expected CONA would either withdraw the BMA application (if permitted by the Company) or the application would be denied by the OCC. Capital One Financial continued that in either case CONA would not be in a position to refile the application until after it had completed its remediation work under the AML Consent Order. Capital One Financial also reiterated that it remained committed to the transaction and would continue to work with the Company and Parent towards completing the transaction.

On January 25, 2017, the Board held a special meeting. Also present were members of management and representatives of Sidley Austin, Sullivan & Cromwell, Quinn Emanuel and Koley Jessen. Management and the Company’s advisors updated the Board on the status of the discussions with CONA and Parent, the exploration of alternative structures with CONA and the status of the bank regulatory process. They noted that CONA and Synovus appeared to be engaged in substantive discussions on alternative structure option 1 and that CONA had indicated those discussions appeared to be going well. The Board discussed CONA’s request for consent to withdraw the BMA application, the alternatives available to the Company and potential range of outcomes of each alternative. Those discussions included the potential timing and likelihood of CONA and Synovus entering into an alternative transaction that would permit the parties to obtain bank regulatory approval and close such transaction and the Merger prior to the outside date, the potential timing and likelihood of success of various potential claims the Company might have against CONA under the CLUB sale and purchase agreement, both to terminate the CLUB sale and purchase agreement and/or for damages, and the likelihood and timing of finding an alternative CLUB buyer on terms that would not require the consent of Parent. The Board also discussed the potential adverse impact that a denial of the BMA application could have on the ability to obtain banking regulatory approval of an alternative transaction structure involving CONA or a different financial institution. Following discussion, the Board agreed to meet again on January 27th to make a determination on how to proceed with the CONA withdrawal request.

On January 27, 2017, Mr. McCarthy contacted Mr. Crawford to see whether CONA would ask the OCC to delay making a decision by two or three weeks to allow the parties additional time to finalize a transaction with Synovus. Mr. Crawford said he would not make such a request of the OCC. Mr. Crawford indicated to Mr. McCarthy that Mr. Crawford believed the discussions with Synovus would result in an agreement but reiterated his view that if the BMA application was not withdrawn it would adversely impact the ability of the parties to ultimately obtain BMA approval as well as the receptivity of the OCC to discussing alternative structures. Mr. Crawford again reiterated that CONA wanted an unconditional consent to withdraw the BMA application.

Later on January 27, 2017, the Board met to consider the various alternatives available. Also present at the meeting were members of management of the Company and representatives of Sidley Austin, Sullivan & Cromwell, Quinn Emanuel and Koley Jessen. The Board, management and the Company advisors discussed the various alternatives, including potential litigation scenarios, likelihood of success and the potential timing to conclude any litigation brought by the Company for termination of the CLUB sale and purchase agreement or by CONA if the Company terminated the agreement and CONA challenged the termination. It was noted that during the pendency of any such litigation it seemed unlikely that other potential CLUB buyers would be willing to engage with the Company, meaning that the Company may not be able to begin substantive negotiations with other potential buyers before the beginning of May at the earliest, leaving little time to negotiate with the new CLUB buyer and Parent the applicable transaction documents, make the necessary bank regulatory applications and obtain the applicable bank regulatory approvals. The Board also considered whether, if the Company were to engage in discussions with other potential CLUB buyers, the terms to which those potential buyers would agree for a CLUB transaction and credit card program agreement would be sufficiently similar to the existing CLUB transaction and credit card program agreement terms to permit the Company to enter into those agreements without first obtaining Parent’s approval under the merger agreement. Mr. McCarthy and management also relayed to the Board the reports from CONA that they were close to reaching a preliminary agreement with Synovus. The Board also discussed with management the challenging business environment for retailers and the Company’s results since October 2016 and management’s views as to the likely impact on the Company if the transaction agreements were terminated and the Company continued to operate on a stand-alone basis. Following a discussion of the potential risks and benefits of each of the alternatives available to the Company, the Board determined that, taking all of the facts into consideration, the Company’s best alternative was to pursue alternative structure option 1 with CONA and Synovus as that alternative had the greatest likelihood of resulting in a transaction that could be completed prior to the outside date. Accordingly, the Board authorized the Company to permit CONA to withdraw the BMA application. Later on January 27, Sidley Austin informed Wachtell and Latham of the Board’s decision and that the Company would be providing CONA with a consent to withdraw the BMA application.

On January 28, 2017, the Company provided CONA with the consent to withdraw the BMA application and the BMA application was withdrawn.

Also on January 28, 2017, Wachtell delivered to Sidley Austin an executed copy of a non-binding letter of intent between CONA and Synovus to effect alternative structure option 1.

On February 2, 2017, Messrs. Millner and Castner of the Company, Mr. Sean Baker, Executive Vice President and Chief Executive Officer of WFB, Mr. James A. Hagale, President and Chief Operating Officer of Parent, representatives of GSMBD and Mr. Crawford met in Capital One Financial’s offices. Mr. Crawford informed the Company, Parent and GSMBD that CONA had a preliminary agreement with Synovus that he was confident could be finalized and provided the parties the best opportunity to close the transaction prior to the outside date. However, Mr. Crawford stated that the Company and Parent needed to address two issues before CONA was willing to proceed. First, he said that the Synovus letter of intent contemplated that Synovus would receive $75 million in consideration in connection with the alternative structure. He indicated that CONA was unwilling to make that payment and the Company and Parent would need to bear the costs. Second, he indicated that CONA wanted to amend the credit card program agreement that the Company and CONA had entered into on October 3, 2016 and which would govern the credit card program of the Company after closing of the merger. Mr. Crawford stated that amendment would change the provision that governed the amount of revenue from the credit card program that CONA would share with Parent. In the executed program agreement, the provision determined the revenue share based in part on LIBOR as of closing. CONA, he stated, wanted to amend the provision so that the revenue share would be based instead on LIBOR as of the original signing date of October 3, 2016. Mr. Crawford stated that basing the revenue share on LIBOR as of closing as the executed program agreement currently provided would have a significant adverse impact on the amount of revenue that CONA would receive under the program relative to what CONA had included in its financial models. Mr. Crawford concluded that CONA would continue to use efforts to attempt to consummate the transactions contemplated by the original CLUB sale and purchase agreement but unless these two matters were addressed, CONA would not proceed with the Synovus transaction and would not release the Company or Parent from their no-solicitation obligations with the likely result being that the parties would not be able to consummate any transaction (with CONA or another party) prior to the outside date.

On February 6, 2017, the Board held a regularly scheduled meeting. Also present for portions of the meeting were members of management and representatives of Sidley Austin, Quinn Emanuel and Koley Jessen.

Management updated the Board on the February 2, 2017 meeting with Mr. Crawford. Mr. McCarthy described for the Board the program agreement issue and the economic consequences of the change being proposed by CONA as he understood it. The Board discussed potential alternatives with management and the Company’s advisors. It was the sense of the Board that the Company should work with CONA and Parent on potential arrangements to address the issues raised by CONA. Also during this meeting, among other things, the Board reviewed the Company’s 2017 budget. Management discussed with the Board how the budget differed from the Company’s five year projections approved by the Board in February of 2016.

Over the next several weeks, the Company, Parent and CONA held numerous discussions regarding the issues raised by Mr. Crawford and the progress with Synovus on alternative structure option 1. At the same time, CONA and Synovus continued to work on the terms of the revised structure.

During the discussions between CONA and the Company, the Company addressed the two economic issues presented by CONA at the February 2, 2017 meeting. The Company indicated that it would be willing to propose to the Board that the Company provide the funds necessary to pay the consideration payable to Synovus and other transaction costs by lowering the purchase price payable for the bank assets, with a corresponding reduction in the aggregate merger consideration payable under the merger agreement. The Company further informed CONA that CONA needed to address the economic issues presented by its proposed program agreement amendment directly with Parent. On February 11, 2017, CONA indicated that if the program agreement issue was not addressed, the growth of the credit card program would be adversely affected and CONA believed that such a result would be worse for both CONA and Parent. On February 13, 2017, with the Company’s consent, CONA and Parent held a meeting to discuss the credit card program agreement. In the days following this meeting, Parent and the Company and their respective representatives discussed the Company’s understanding of CONA’s requested credit card program agreement amendment and the likely impact on the post-close business of the Company and Parent.

On February 15, 2017, Wachtell delivered to Sidley Austin a draft of the revised CLUB transaction agreement contemplating the revised structure with Synovus. Over the course of the next two months, the Company, Parent, CONA and Synovus and their respective representatives negotiated the transaction documents.

On February 16, 2017, the Company and Sidley Austin provided the Board with an update on the status of the discussions.

On February 19, 2017, the Company received a letter from Parent indicating that during the February 13, 2017 discussion between CONA and Parent, CONA had indicated CONA was not willing to proceed with the Synovus transaction unless the program agreement was amended to address CONA’s concerns with respect to the revenue sharing provisions. Parent indicated in the letter it was not willing to agree to any such amendments to the program agreement as it believed doing so would substantially change the risk profile of the transaction and materially reduce the value of the go-forward credit card program to Parent.

Over the next several days, Mr. McCarthy and members of management of the Company had discussions with CONA and Parent regarding both issues presented by Capital One Financial at the February 2, 2017 meeting. These discussions resulted in a proposal by the Company under which: (a) the Company would provide the funds necessary to pay $70 million of the $75 million Synovus payment (with CONA paying the remaining $5 million) by lowering the purchase price payable for the bank assets, with a corresponding $1.00 per share reduction in the per share merger consideration, and (b) CONA and Parent would agree upon a revised rate for purposes of revenue sharing under the program agreement, and the per share merger consideration would be further reduced to $61.50 per share to compensate Parent for the projected economic impact of the revised rate.

On February 22, 2017, the Board held a special meeting to discuss the proposal. Also present for the meeting were members of management and representatives of Sidley Austin, Koley Jessen and Guggenheim Securities. Mr. McCarthy described for the Board the proposal and summarized the various discussions he and the Company had with CONA and Parent since the Board’s last meeting. He noted that following Parent’s rejection of CONA’s proposal to adjust the revenue share provision in the program agreement, Mr. Crawford had indicated CONA would be willing to keep the term as provided in the executed program agreement. Mr. McCarthy noted, however, that as a result of the discussions between CONA and Parent, he believed that Parent appreciated that if the revenue share provision was not adjusted, it would likely adversely affect the growth of the credit card program. Accordingly, Parent had a desire that the revenue share provision be lowered from what it was under the current program agreement, but with a reduction in the per share merger consideration. Mr. McCarthy also noted that it was not clear that if he pushed CONA to accept no change in the revenue share terms of the program agreement that (a) CONA would do so without first attempting again to persuade Parent to agree to a lower rate, which could both (i) potentially damage the relationship between Parent and CONA and thereby potentially decrease Parent’s willingness to be a 10-year partner with CONA under the program agreement and its willingness to agree to the changes to the transaction documents necessary to effect the revised transaction structure and (ii) delay the entry into the agreements to effect the revised transaction structure with Synovus thereby increasing the possibility that the BMA approval for the revised transaction structure with Synovus would not be received by the outside date and (b) Parent would not itself seek a modification in the program agreement revenue share provisions since he believed Parent now appreciated the adverse impact that a high revenue share term could have on the growth of the credit card program. He also discussed concerns regarding (1) the time remaining prior to the outside date and the need to have a signed transaction in the near term if there were to be a chance to obtain regulatory approval prior to the outside date and (2) the performance of the Company’s business and the risk that a continuing decline in performance could adversely impact the value of the Company resulting in Parent seeking to reduce the merger consideration below $61.50. In this regard and in consideration of the need to complete a transaction prior to the outside date, it was noted that on several occasions Parent had remarked to the Company that Parent was disappointed in the Company’s financial and business performance since October 3, 2016. Representatives of Sidley Austin also discussed with the Board their understanding of the feedback that Synovus and CONA had received from the bank regulators regarding the potential revised transaction structure. Following discussion, the Board authorized the Company and its advisors to negotiate the terms of the transaction documents to allow the Company to present to the Board a fully negotiated proposal. The Board then discussed the other preparations that were necessary to allow the Board to fully consider the revised terms, including, among other things, updated five-year projections reflecting the Company’s 2016 fiscal year performance and current outlook.

On February 27, 2017, Sidley Austin sent Latham a draft amendment to the merger agreement. The amendment contemplated, among other things, (a) the change to the merger consideration and (b) an extension of the outside date to April 3, 2018. Over the course of the next several weeks, the parties negotiated the merger agreement amendment and the revised CLUB transaction agreements. During these negotiations, Parent indicated that it was not willing to extend the outside date. Also during this time, the Company, CONA and Synovus continued to have discussions with their applicable bank regulators with respect to the potential revised structure.

On March 2, 2017, the Board held a special meeting to discuss the progress on the revised transaction structure and to consider the updated projections that the Company’s management had prepared. Also present for the meeting were members of management of the Company and representatives of Sidley Austin, Koley Jessen and Guggenheim Securities. The Sidley Austin representatives updated the Board on the negotiations with the parties on the transaction documents as well as the status of the bank regulatory discussions and the progress on responding to the FTC’s second request and the outlook of the FTC’s review. Management then presented to the Board the updated five-year projections and compared for the Board the assumptions and inputs used in preparing the updated five-year projections from the projections approved by the Board in 2016. Following discussion, the Board approved the 2017 five-year projections.

Over the next two weeks the parties continued to negotiate the transaction documents.

On March 16, 2017, the Board held a special meeting to discuss in further detail the proposed terms of the revised transaction. Also present were members of management of the Company and representatives of

Sidley Austin, Koley Jessen and Guggenheim Securities. Representatives of Sidley Austin reviewed with the Board their fiduciary duties in considering the proposed transaction agreements. Representatives of Guggenheim Securities then discussed with the Board an update of the information provided by Guggenheim Securities to the Company with respect to Guggenheim Securities’ relationships with potential transaction counterparties. Following review and discussion, the Board determined that based on the information discussed with the Board, Guggenheim Securities did not have any relationships with any of the transaction counterparties that could reasonably be considered material with respect to Guggenheim Securities’ engagement in connection with the transaction. Representatives of Sidley Austin then reviewed with the Board the terms of the proposed revised CLUB transaction documents and the proposed amendment to the merger agreement. The review included a comparison of the terms of the proposed CLUB transaction documents to the original CLUB transaction documents, including with respect to termination rights, level of conditionality, level of regulatory efforts the parties had to undertake to complete the transaction and the additional termination fees that may be payable by the Company. The Sidley Austin representatives also reviewed with the Board the terms of the amendment to the merger agreement, noting that Parent had rejected the request for an extension to the outside date. The Sidley Austin representatives then discussed with the Board the status of the FTC antitrust review and the bank regulatory approval process, reviewing both the potential timing to obtain potential approval and the potential likelihood of approval based on the information as they understood it. They also discussed the process that Synovus wanted to go through with the Federal Reserve Board (the “FRB”) before Synovus would be willing to sign the transaction documents, noting that the plan was for Synovus to submit the documents to the FRB once they were finalized. Representatives of Guggenheim Securities then discussed with the Board preliminary financial perspectives regarding the potential transaction. During this discussion, representatives of Company management and Guggenheim Securities noted for the Board that certain of the forecasted line items and assumptions used in the preliminary financial perspectives had been updated or changed from those used in the financial presentation provided by Guggenheim Securities to the Board in connection with the October 2, 2016 Board meeting. The Guggenheim representatives discussed with the Board the effect of such updates. The Board asked questions regarding such updates which the representatives of Guggenheim Securities answered. The Board, management and the Company’s advisors then discussed next steps, including finalizing the transaction documents in order for them to be submitted to the FRB by Synovus.

Over the next week, the parties worked to finalize the transaction agreements. On March 24, 2017, Synovus submitted the draft CLUB transaction agreements to the Atlanta FRB. Synovus reported to the Company that over the next few weeks Synovus and the Atlanta FRB held several discussions.

On April 3, 2017 the Company certified substantial compliance with the FTC’s ‘second request’ and on April 14, 2017 Parent so certified substantial compliance.

Following the conclusion of the meetings and discussions between Synovus and the Atlanta FRB, Synovus informed the Company that Synovus had determined it had sufficient information to enter into the proposed transaction documents. The parties agreed that subject to approval by the Board, they would execute and deliver the revised CLUB transaction agreements and the amendment to the merger agreement on April 17, 2017.

On April 17, 2017, the Board held a special meeting to consider the proposed terms of the revised transaction. Also present were members of management of the Company and representatives of Sidley Austin, Sullivan & Cromwell, Koley Jessen and Guggenheim Securities. Representatives of Sidley Austin reviewed with the Board their fiduciary duties in considering the proposed transaction agreements. Representatives of Sidley Austin then reviewed with the Board the final terms of the proposed revised CLUB transaction documents and the proposed amendment to the merger agreement. The Sidley Austin representatives then discussed with the Board the status of the FTC antitrust review and the bank regulatory approval process, reviewing both the potential timing to obtain potential approval and the potential likelihood of approval based on the information as they understood it. Also at this meeting, Guggenheim Securities reviewed its financial analysis of the $61.50 per share merger consideration with the Board and rendered an oral opinion, confirmed by delivery of a written opinion dated April 17, 2017, to the Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the $61.50 per share merger consideration to be received in the merger by holders of Company common stock was fair, from a financial point of view, to such holders. Management then discussed with the Board a number of considerations related to the revised proposed transaction. Following those discussions, management indicated it was management’s recommendation that the Board approve the revised CLUB transaction agreements and the amendment to the merger agreement. Following discussion, the Board unanimously approved the revised CLUB transaction agreements and the amendment to the merger agreement.

Following the closing of trading on the NYSE on April 17, 2017, CONA, its applicable affiliates, Synovus, the Company and WFB entered into the applicable revised CLUB transaction agreements, the Company and an affiliate of CONA entered into the amendment to the program agreement and the Company, Parent and Merger Sub entered into the amendment to the merger agreement.

Also on April 17, 2017, Parent, with the consent of the Company, entered into a timing agreement with the FTC, pursuant to which Parent agreed, among other things, not to complete the merger until at least 75 days after both the Company and Parent certified substantial compliance with the FTC’s request for additional information and documentary material relating to the merger issued on December 29, 2016, unless the FTC notifies the Company and Parent that it has closed its review sooner. The Company so certified substantial compliance on April 3, 2017 and Parent so certified substantial compliance on April 14, 2017.

Recommendation of the Board

At the special meeting of the Board on October 2, 2016, after careful consideration, including detailed discussions with the Company’s management and its legal and financial advisors, the Board unanimously:

•	adopted and declared advisable the original merger agreement and the merger and the consummation by the Company of the transactions contemplated by the original merger agreement, including the merger;

•	authorized and approved the execution, delivery and performance of the original merger agreement and the consummation by the Company of the transactions contemplated by the original merger agreement, including the merger;

•	determined that the transactions contemplated by the original merger agreement, including the merger, are in the best interests of the Company and its stockholders;

•	directed that a proposal to adopt the original merger agreement be submitted to a vote at a meeting of Company stockholders; and

•	recommended that Company stockholders vote for the adoption of the original merger agreement.

At the special meeting of the Board on April 17, 2017, after careful consideration, including detailed discussions with the Company’s management and its legal and financial advisors, the Board unanimously:

•	adopted and declared advisable the merger agreement amendment and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger (each as modified by the merger agreement amendment);

•	authorized and approved the execution, delivery and performance of the merger agreement amendment and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger (each as modified by the merger agreement amendment);

•	determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger (each as modified by the merger agreement amendment) are in the best interests of the Company and its stockholders;

•	directed that a proposal to adopt the merger agreement (as modified by the merger agreement amendment) be submitted to a vote at a meeting of Company stockholders; and

•	recommended that Company stockholders vote for the adoption of the merger agreement (as modified by the merger agreement amendment).

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the merger agreement (as modified by the merger agreement amendment) and the transactions contemplated thereby, including the merger, the Board consulted with the Company’s senior management team and outside legal and financial advisors and, in reaching its decision to recommend that the Company stockholders approve the merger agreement, considered and evaluated numerous factors over the course of the meetings of the Board since the Company announced commencement of its strategic review process on December 2, 2015, including the following material factors, each of which the Board believes supported its determinations:

•	Challenges the Company Faces as an Independent Company; Strategic Alternatives. The Board considered the possibility of continuing to operate the Company as an independent public company, including the related risks and uncertainties and the prospects for the Company going forward as an independent entity. In doing so, the Board considered the following:

•	the current and historical financial condition, results of operations and business of the Company and the Company’s historical performance relative to other companies in the sector, the risks associated with achieving and executing upon the Company’s financial plan and the other risks disclosed under “Risk Factors” in the Company’s most recent annual report on Form 10-K;

•	the strategic plan developed by the Company’s senior management and the uncertainty regarding whether the Company would be able to execute the strategic plan and achieve the results contemplated by the plan, including in light of the fact that the strategic plan does not contemplate an economic recession, the Company’s financial performance to date and the other factors identified herein, and that the Company’s recent performance had fallen short of previous strategic plans;

•	overall sector conditions and changes in the nature of the retail business, including: increasing competition in the sector, reduced apparel spending, and challenges posed by the continuing shift of sales from brick-and-mortar stores to the internet, as well as overall conditions in the financial services sector;

•	the Company’s succession planning initiatives, including difficulties experienced by the Company in recruitment and retention of senior management and other key personnel;

•	the episodic increases in Company sales of firearms and ammunition that have occurred at various points in the recent past, often due to political change or exogenous events, and the prospect that such increases may not recur, including as a result of the results of recent U.S. elections;

•	the U.S. political, judicial and regulatory climate relating to the sale, ownership and use of firearms;

•	the current state of the economy and uncertainty surrounding projected macroeconomic and consumer sentiment conditions both in the near term and the long term; and

•	in light of the foregoing, the Company’s near-term and longer-term prospects as an independent standalone company.

The Board further considered that the original merger agreement was the result of a strategic review process it had undertaken with the assistance of Guggenheim Securities, which included the following:

•	a review of other strategic alternatives, including the possibility of continuing to operate the Company under various alternative standalone plans (which could include an acquisition strategy, a leveraged recapitalization and/or a real estate monetization transaction) and a sale, divesture or bank partnership transaction of the financial services business as a separate transaction or in connection with the sale of the Company;

•	a consideration of attempting to sell the Company to a third party without simultaneously selling the financial services business, and the Board’s conclusion—based on the Company’s own analysis and on conversations with its advisors and bank regulators—that it was highly unlikely that the applicable bank regulators would approve a sale of the Company in which the Company did not simultaneously dispose of the deposits of its banking subsidiary to a financial institution; and therefore the need to undertake a transaction involving the financial services business in connection with the sale of the Company;

•	a review of the potential for a sale of the financial services business and an accompanying partnership with a financial institution for the issuance of Company-branded credit cards, which the Board concluded was not preferable to the merger;

•	the potential negative impact on the Company’s retail business should the Company determine to sell the financial services business and enter into an accompanying partnership with a financial institution and remain as a standalone retail business;

•	a review of the range of possible benefits to the Company’s stockholders of the various strategic alternatives and the timing and the costs, risks and likelihood of accomplishing the goals of any of these alternatives; and

•	an assessment by the Board that none of the above-described strategic alternatives was reasonably likely to present superior opportunities for the Company, or reasonably likely to create greater value for the Company’s stockholders, than the merger.

•	Transaction Consideration.

That the merger consideration of $61.50 represented:

•	a 12.0% premium over the closing price of shares of Company common stock reported for September 30, 2016, the last trading day before the approval of the original merger agreement by the Board, a 15.2% premium over the closing price of shares of Company common stock reported for April 13, 2017, the last trading day before the approval of the merger agreement amendment by the Board and a 33.0% premium to the closing price of shares of the Company’s common stock reported for March 28, 2017, the last trading day before certain reports of a revised bank transaction with Capital One and Synovus appeared in the news media;

•	a 25.4% premium over the closing price of shares of Company common stock reported for August 30, 2016, the trading date one month prior to the last trading day before the approval of the original merger agreement by the Board;

•	a premium of 31.1% over the closing price of shares of Company common stock reported for December 1, 2015, such date being the last trading day before the Company announced that the Board of Directors was exploring strategic alternatives for the Company; and

•	a 84.0% premium over the closing price of shares of Company common stock reported for October 27, 2015, the last trading day before the filing by significant stockholders of the corporation of a Schedule 13D with the SEC, in which such stockholders disclosed their investment in the Company and stated their intention to communicate with the Company’s Board of Directors regarding strategic alternatives for the Company.

•	Strategic Review and Broad and Competitive Process. As part of the Board’s exploration of strategic alternatives, which was publicly disclosed and which culminated with the Board approval of and the Company’s entry into the original merger agreement, the Company and, on behalf of the Company, its financial advisor had contact with a wide variety of potential parties interested in an acquisition of the Company, 15 of which executed confidentiality agreements and received confidential information regarding the Company, and contact with a variety of potential parties interested in an acquisition of all or a portion of the financial services business, 12 of which executed confidentiality agreements and received confidential information regarding the financial services business. The Board also considered that the three finalists submitting second round bids in respect of an acquisition of the Company had been afforded the opportunity to review detailed bids submitted by parties interested in an acquisition of the financial services business and to select from among those bids one or more financial institutions as prospective partners for a transaction involving the financial services business; and that following that selection, two of the three finalists expressing an interest in an acquisition of the Company had had competitive discussions with those financial institutions and were permitted to take the lead in structuring and negotiating terms to help inform their overall assessment of the valuation for the whole Company. The Board also considered that the merger consideration provided under the original merger agreement was a result of a competitive process which yielded a price per share above the high end of the range of the three second round bids, $2.50 per share above Parent’s second round bid and, following negotiations with Parent’s financial advisor, $0.50 per share above Parent’s bid submitted on September 28, 2016. The Board further considered that at the time of the entry into the original merger agreement (i) the consideration provided under the original merger agreement was $1.50 to $2.50 per share higher than Private Equity Firm F’s indication of a potential price per share range, (ii) between the time Private Equity Firm F submitted its last proposal in July of 2016 and the entry into the original merger agreement, Private Equity Firm F had made several statements to Guggenheim Securities regarding its concerns that the Company’s performance and due diligence matters would adversely impact Private Equity Firm F’s valuation of the Company, (iii) Private Equity Firm F did not submit a bid by the September 28, 2016 deadline prior to the entry into the original merger agreement, (iv) Private Equity Firm F had informed Guggenheim Securities prior to the entry into the original merger agreement that it had not yet been able to arrange financing commitments for the real estate portion of its financing and (v) while Private Equity Firm F indicated at that time it was still working to submit a final bid, it had not committed to a definitive date by which it would submit a final bid and there was no assurance that if Private Equity Firm F were to submit a final bid it would be more favorable than Parent’s bid and based on the foregoing and the broad and competitive process engaged in by the Company, the Board’s belief prior to the entry into the original merger agreement that it was unlikely that any other financial sponsors or strategic buyers would be willing to acquire the Company at a price in excess of the consideration provided under the original merger agreement. In evaluating the merger agreement amendment, the Board further considered that the original merger agreement provided that potentially interested parties were able to submit a competing proposal in a timely manner, if they so desired, but that since the announcement of the original merger agreement, the Company had not received any competing proposal to the merger from a third party. The Board also considered the likelihood that any other potentially interested parties would be able to submit a competing proposal in a timely manner, if they so desired, following the announcement of the execution of the merger agreement amendment.

•

Effect of the Merger Agreement Amendment. In approving the merger agreement amendment and re-affirming its approval of the merger, the Board particularly considered the matters and developments following the entry into the original merger agreement described above under “-

Background of the Merger,” including the performance of the Company since the announcement of the original merger agreement and statements by CONA to the Company that while Capital One expected that the transactions under the original bank purchase agreement would be approved by the OCC, Capital One did not expect that such approval would occur prior to October 3, 2017, the date after which any of Parent, the Company or CONA would have the right to terminate the merger agreement or the original bank purchase agreement, as applicable. In that regard, the Board considered the prospective risks and benefits of initiating legal proceedings against CONA in connection with the original bank purchase agreement, including an action to seek termination of the original bank purchase agreement in order to pursue an alternative transaction relating to the financial services business and/or an action to recover damages from CONA. The Board also considered its view that the merger agreement and the bank framework agreement with Capital One and Synovus presented the best opportunity for the Company to consummate a transaction on a similar time frame as that contemplated at the signing of the original merger agreement that preserved substantially all of the merger consideration provided by the original merger agreement.

In that regard, the Board further considered the following:

•	the Board’s belief that CONA would not be able to obtain the applicable regulatory approvals to consummate the transaction under the original bank purchase agreement prior to the October 3, 2017 outside date provided under the original merger agreement;

•	that although the original merger agreement provided for Parent to use reasonable best efforts to seek alternative transactions for the financial services business in the event that the original bank purchase agreement was terminated, the original merger agreement provided that Parent was not obligated to agree to the Company’s entry into such a transaction if it was materially less favorable to the Company (or from and after the effective time, Parent or the surviving corporation) than the transaction contemplated by the original bank purchase agreement (terms which continue to apply to the bank framework agreement involving Synovus and Capital One);

•	the negative consequences to Parent of the amendment to the credit card program agreement sought by Capital One as part of the restructured transaction and of delays in the closing;

•	that as described above, the original transaction with CONA had been selected by Parent following its review of a variety of other proposals for the financial services business, which proposals were the product of a broad and competitive process, and therefore the prospect that an alternative transaction with another purchaser of the financial services business, if any such transaction were available, would be materially less favorable than the original transaction with CONA;

•	the prospect that Parent would seek to renegotiate the merger consideration payable under the original merger agreement if it were asked to consent to an alternative transaction for the financial services business not including Capital One or if the October 3, 2017 outside date under the merger agreement were reached;

•	that the termination fee payable by Parent to the Company in certain circumstances involving the failure of antitrust approval for the merger to be obtained generally would not apply if regulatory approvals for the bank transaction were not obtained;

•	uncertainty as to the outcome of any litigation by the Company and WFB against CONA and the expense of such litigation;

•

the prospect that even if the Company were successful in terminating the original bank purchase agreement through litigation, there would likely not be sufficient time remaining before the October 3, 2017 outside date provided under the original merger agreement for a transaction with another purchaser of the financial services business to be documented and for regulatory approval of such a transaction to be obtained;

•	the possibility that other potential purchasers of the financial services business may also be unable to obtain regulatory approvals for such a transaction before the October 3, 2017 outside date; and

•	that (i) the seeking of damages against CONA by the Company and WFB for potential claims the Company might have under the original bank purchase agreement would likely be a lengthy process, (ii) the ability of the Company and WFB to potentially recover damages from CONA under the original bank purchase agreement would be limited following a termination of that agreement and (iii) if the closing of the merger occurs, any damages recovered from CONA would not inure to the benefit of those persons who had been stockholders of the Company prior to the closing of the merger in light of the fixed all-cash nature of the merger consideration under the merger agreement.

•	Lengthy and Publicly Announced Nature of Exploration of Strategic Alternatives. The Company publicly announced on December 2, 2015 that the Board was initiating a process to explore and evaluate a wide range of strategic alternatives to further enhance shareholder value, thereby affording any interested party the opportunity to make a proposal for a transaction with the Company. As noted above, during the approximately ten months between that announcement and the entry into the original merger agreement, the Company, with the assistance of its financial advisor, engaged and had discussions with a wide variety of interested parties.

•	Cash Consideration; Certainty of Value. The fact that the merger consideration payable at the closing of the merger is a fixed cash amount, providing the Company’s stockholders with certainty of value and liquidity immediately upon the closing of the transaction, in comparison to the risks and uncertainty that would be inherent in remaining a stand-alone company.

•	Financial Analyses; Opinion of the Company’s Financial Advisor. The financial presentation and the opinion, dated April 17, 2017, of Guggenheim Securities to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the $61.50 per share merger consideration to be received in the merger by holders of Company common stock, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “— Opinion of Our Financial Advisor,” beginning on page 71.

•	No Financing Condition; Remedies. The merger is not subject to a financing condition and, in particular, that Parent has obtained committed debt financing for the transaction from reputable financial institutions and committed preferred equity financing and has funded certain of that debt financing into escrow; the limited number and nature of the conditions to the debt and preferred equity financing and the obligation of Parent to use reasonable best efforts to consummate the debt financing; and the Company’s ability, under circumstances specified in the merger agreement, to specifically enforce Parent’s obligation to enforce the financing commitments and to cause the preferred equity financing sources to fund their contributions as contemplated by the merger agreement and the equity commitment letters. The Board also considered the requirement that, in the event of a failure of the merger to be consummated under specified circumstances, particularly circumstances relating to the failure of debt or preferred equity financing sources to provide funds at closing, Parent will pay the Company a termination fee of $230,000,000, or approximately 5.3% of the equity value of the merger (for purposes of this section entitled “Reasons for Recommending the Adoption of the Merger Agreement”, unless set forth otherwise, references to the equity value of the merger assumes that the merger consideration is $61.50 per share).

•	Likelihood of Consummation. The conditions to the consummation of the merger and the likelihood of closing and the fact that no third-party (non-governmental) consents are conditions to the consummation of the merger. The Board also considered that Parent is required to use its reasonable best efforts to obtain such approvals, and the requirement that, in the event of a failure of the merger to be consummated under specified circumstances related to the failure to obtain antitrust law approvals, Parent will pay the Company a termination fee of $230,000,000, or approximately 5.3% of the equity value of the merger, and that in the event that Parent willfully and materially breaches its obligations relating to the seeking of antitrust law clearances for the merger, in addition to the receipt of such termination fee, the Company would have the ability to pursue one or more claims for damages against Parent in an aggregate amount not to exceed $115,000,000, or a further approximately 2.7% of the equity value of the merger.

•	Availability of Appraisal Rights. The availability of appraisal rights under the DGCL to Company stockholders who do not vote in favor of the merger and who otherwise comply with all of the required procedures under the DGCL, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery (the “Court of Chancery”) determine the fair value of their shares of Company common stock, which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement.

•	Terms of the merger agreement. The general terms and conditions of the merger agreement and the course of negotiations of the key provisions thereof, including:

•	the parties’ representations, warranties and covenants;

•	the Company’s ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that the third party has made an unsolicited competing proposal that constitutes or would reasonably be expected to lead to a superior proposal and that the failure to take such actions would reasonably be inconsistent with the Board’s fiduciary duties to the Company’s stockholders under applicable law;

•	the fact that, in certain circumstances, the Board is permitted to change its recommendation that the Company’s stockholders vote in favor of the merger, which would result in Parent having the right to terminate the merger agreement at which time the Company would be required to pay Parent a termination fee of $126,000,000, or approximately 2.9% of the equity value of the merger, and pay Capital One a termination fee of $14,000,000, or approximately 0.3% of the equity value of the merger; and

•	the Board’s belief that the terms of the merger agreement were reasonable and would not discourage other potential acquirors from making an alternative proposal to acquire the Company.

•	Potentially negative factors, including:

•	the fact that the merger agreement precludes the Company from actively soliciting alternative proposals, which the Board believed was mitigated by the fact that: (i) the Company had conducted an open and competitive sale process, (ii) the Board’s belief that, as noted above, the terms of the merger agreement were reasonable and would not preclude other potential acquirors from making an alternative proposal to acquire the Company and (iii) the Board’s belief that no potential acquiror of the Company other than Parent would be willing to pay more than the merger consideration;

•	the possibility that the Company’s obligation to pay Parent a termination fee of $126,000,000, or approximately 2.9% of the equity value of the merger, and Capital One a termination fee of $14,000,000, or approximately 0.3% of the equity value of the merger, if the merger agreement is terminated under certain circumstances involving a superior proposal, as well as Parent’s rights to match any such proposal, could discourage other potential acquirers from making an alternative proposal to acquire the Company;

•	the fact that, following the merger, the Company will no longer exist as an independent public company and the Company’s existing stockholders will not participate in the future earnings or growth of the Company or Parent or benefit from any synergies resulting from the consummation of the transactions contemplated by the merger agreement;

•	the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking certain business opportunities that may arise;

•	the potential negative effect of the pendency of the merger on the Company’s business prior to its completion, including disruptions to customers, suppliers and employees;

•	the possibility that the merger may not be completed for regulatory, financing or other reasons and the potential adverse consequences to the Company if the transactions are not completed, including the potential impact on the Company’s stock price, the potential loss of customers, suppliers and employees, and the potential erosion of third-party confidence in the Company;

•	the possibility that the bank framework agreement could be terminated by Synovus or Capital One or the credit card program agreement could be terminated by Capital One prior to the closing of the merger due to failure to obtain regulatory consents or due to other factors (including an MAE in respect of WFB or failure to obtain rating agency consents to transfer certain securitization assets);

•	the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to Company stockholders who are entitled to receive such consideration;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the transactions contemplated by the merger agreement, which may disrupt the Company’s business operations; and

•	the fact that the Company’s directors and executive officers may receive certain benefits that are different from, or in addition to, those of Company stockholders (such as change in control or termination payments).

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented, including the factors described above.

Opinion of Our Financial Advisor

Overview

The Company retained Guggenheim Securities as its financial advisor in connection with the merger. In selecting Guggenheim Securities as its financial advisor, the Company considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the retail industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the April 17, 2017 meeting of the Board held to evaluate and approve the merger and the entry into the merger agreement amendment by the Company, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, dated April 17, 2017, to the Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration to be received in the merger by holders of Company common stock was fair, from a financial point of view, to such holders. For purposes of Guggenheim Securities’ analyses and opinion, the term “merger consideration” refers to the $61.50 per share merger consideration.

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex E to this proxy statement and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith):

•	was provided to the Board (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration;

•	did not constitute a recommendation to the Board with respect to the merger or any related transactions;

•	does not constitute advice or a recommendation to any stockholder as to how to vote or act in connection with the merger, any related transactions or otherwise;

•	did not address the underlying business or financial decision of the Company to pursue the merger and related transactions, the relative merits of the merger or any related transactions as compared to any alternative business or financial strategies that might exist for the Company, the financing of the merger or the effects of any other transaction in which the Company might engage;

•	addressed only the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to the extent expressly specified in such opinion without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of Company common stock or other securities of the Company;

•	did not address proportionate allocation or relative fairness among holders of Company common stock or otherwise;

•	expressed no view or opinion as to (i) any other term, aspect or implication of the merger or any related transactions or the merger agreement or any related agreements, including, without limitation, the form or structure of the merger, any adjustments to the merger consideration, the form or structure, or financial or other terms of, any related transactions, any terms, aspects or implications of any related agreements or voting or other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger or any related transactions, or (ii) the fairness, financial or otherwise, of the merger or any related transactions to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of the Company, Parent or other participants in the merger or any related transactions; and

•	expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by the directors, officers or employees of any of the Company, Parent or other participants in the merger or any related transactions, or any class of such persons, in connection with the merger or any related transactions relative to the merger consideration or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed the original merger agreement and a draft, provided to Guggenheim Securities on April 14, 2017, of the merger agreement amendment;

•	reviewed certain publicly available business and financial information regarding the Company;

•	reviewed certain non-public business and financial information regarding the businesses and prospects of the Company, including certain financial projections for the Company for fiscal years 2017 through 2021 (which we refer to in this section as the “Company forecast”), all as prepared and provided to Guggenheim Securities by the senior management of the Company;

•	discussed with the senior management of the Company its strategic and financial rationale for the merger and related transactions as well as its views of the businesses, operations, historical, current and projected financial results and future prospects of the Company and evolving industry dynamics related to the Company;

•	reviewed the historical prices, trading multiples and trading activity of the shares of Company common stock;

•	compared the financial performance of the Company and the trading multiples of the shares of Company common stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating the Company;

•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the merger;

•	performed a discounted cash flow analysis for the Company based on the Company forecast; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

As the Board was aware, Guggenheim Securities previously rendered an opinion, dated as of October 2, 2016 (which we refer to as the “original opinion”), as to the fairness, from a financial point of view, of the merger consideration contemplated by the original merger agreement. The original opinion was based on, among other things, various financial analyses that were predicated on certain financial projections for the Company for the fiscal years 2016 through 2020 (which we refer to in this section as the “original Company forecast”). Guggenheim Securities was advised by the Board and senior management of the Company that the original Company forecast was superseded in its entirety by the Company forecast and, accordingly, Guggenheim Securities was directed by the Board and senior management of the Company to rely exclusively on the Company forecast for purposes of Guggenheim Securities’ analyses and opinion.

With respect to the information used in arriving at its opinion, Guggenheim Securities notes that:

•	Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Company forecast and any other estimates and other forward-looking information) furnished by or discussed with the Company or obtained from public sources, data suppliers and other third parties.

•	Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Company forecast or any other estimates and other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Company forecast and any other estimates and other forward-looking information or the assumptions upon which they are based and (iii) relied upon the assurances of the senior management of the Company that it was unaware of any facts or circumstances that would make such information (including, without limitation, the Company forecast and any other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to (i) the Company forecast and any other estimates and other forward-looking information relating to the Company furnished by or discussed with the Company, (A) Guggenheim Securities was advised by the senior management of the Company, and Guggenheim Securities assumed, that the Company forecast and such other estimates and other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the senior management of the Company as to the expected future performance of the Company and the corporate income tax rates applicable to the Company forecast and such other estimates and other forward-looking information and (B) Guggenheim Securities assumed that the Company forecast and such other estimates and other forward-looking information had been reviewed by the Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•	Prior to the Company entering into the original merger agreement, Guggenheim Securities was asked by the Board to solicit indications of interest from various third parties regarding a potential transaction with the Company, and Guggenheim Securities considered the results of such solicitation in rendering its opinion.

•	Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company or any other entity or the solvency or fair value of the Company or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•

Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in Guggenheim Securities’ opinion should be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of the Company and its other advisors with respect to such matters. The senior management of the Company advised Guggenheim Securities that all tax-affected financial projections (including, without limitation, the Company forecast), other estimates and other forward-looking information reflect the current US federal corporate income tax regime pursuant to the code; at the direction of the senior management of the Company, Guggenheim Securities did not consider or analyze the impacts of any potential or proposed reform thereof in connection with its opinion and analyses. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the merger or any related transactions to the Company or its securityholders.

•	Guggenheim Securities further assumed that:

•	in all respects meaningful to its analyses, (i) the final executed form of the merger agreement amendment would not differ from the draft that Guggenheim Securities reviewed, (ii) the Company, Parent and Sub and the other participants in the merger and related transactions would comply with all material terms of the merger agreement and related agreements and (iii) the representations and warranties of the Company, Parent and Sub and the other participants in the merger and related transactions contained in the merger agreement and related agreements were true and correct in all material respects and all conditions to the obligations of each party to the merger agreement and related agreements to consummate the merger and related transactions would be satisfied without any waiver, modification or amendment thereof; and

•	the merger and related transactions, as applicable, would be consummated in a timely manner and in accordance with the terms of the merger agreement and related agreements and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise), including any divestiture or other requirements, that would have an effect on the Company, the merger or related transactions in any way meaningful to Guggenheim Securities’ analyses or opinion.

•	Guggenheim Securities did not express any view or opinion as to the price or range of prices at which the shares of Company common stock or other securities of the Company may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the merger.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Board was supplemented by Guggenheim Securities’ oral discussion with the Board, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•	based its financial analyses on various assumptions, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors, all of which are beyond the control of the Company, Parent and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

•	ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of its opinion, of the merger consideration to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•	Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	None of the selected publicly traded companies used in the selected public companies analysis described below is identical or directly comparable to the Company, and none of the selected precedent merger and acquisition transactions used in the selected precedent transactions analysis described below is identical or directly comparable to the merger; however, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented or involved target companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to the Company based on Guggenheim Securities’ familiarity with each such company in addition to the retail industry.

•	In any event, the selected public companies analysis and the selected precedent transactions analysis are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other sector and market factors regarding the selected publicly traded companies and selected precedent merger and acquisition transactions to which the Company and the merger were compared.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this section entitled “Summary of Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various financial analyses:

•	CapEx: means capital expenditures.

•	EBITDA: means the relevant company’s operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization, adjusted for one-time, non-recurring items.

•	Enterprise value: represents the relevant company’s net equity value plus (i) the book value of total debt and non-convertible preferred stock, excluding, in the case of the Company, those relating to WFB, and (ii) the book value of any non-controlling or minority interests less (iii) cash, cash equivalents, and short- and long-term marketable investments, as applicable, excluding, in the case of the Company, those relating to WFB.

•	EPS: means the relevant company’s earnings per diluted share.

•	LTM: means latest 12 months.

•	NTM: means next 12 months.

•	Unlevered free cash flow: means the after-tax net operating profit (after deduction of stock-based compensation) of the Company minus CapEx and changes in working capital plus depreciation and amortization.

Recap of Implied Merger Financial Metrics

Based on the merger consideration of $61.50 per share in cash, Guggenheim Securities calculated various implied transaction-related premiums and multiples as outlined in the table below:

Implied Merger Premiums and Multiples

	Company Common Stock Price	Merger Consideration of $61.50		Adjusted For Average Stock Price Change for Selected Companies
Implied Premium Relative to the Company’s:
Closing Stock Price @ 4/13/17	$53.39	15.2%		15.2%
Unaffected Stock Price @ 3/28/17 (before unofficial media reports of new transaction with Synovus)	46.25	33.0		32.3
20-Day Volume-Weighted Average Price for Period Ended 4/13/17	50.73	21.2		22.6
Intraday High Since Announcement Date of Original Merger Agreement to 4/13/17	63.60	(3.3)		(0.8)
Prior to Announcement Date of Original Merger Agreement on 10/3/16:
One Trading Day Prior to Announcement Date of Original Merger Agreement (9/30/16)	$54.93	12.0%		15.0%
One Month Prior to Announcement Date of Original Merger Agreement (8/30/16)	49.06	25.4		34.8
20-Day Volume-Weighted Average Price for Period Ended 9/30/16	50.86	20.9		24.7
52-Week Intraday High for Period Ended 9/30/16	55.07	11.7		14.7
Unaffected Prices:
Unaffected Stock Price @ 10/27/15 (before the filing of a Schedule 13D by certain stockholders of the Company)	$33.42	84.0%		94.4%
Unaffected Stock Price @ 12/1/15 (before announcement of strategic alternative review process by the Company)	46.90	31.1		35.8
Enterprise Value/ EBITDA – Based on the Company Forecast:
2016A EBITDA		10.6	x
2017E EBITDA		9.1

Financial Analyses

Recap of Financial Analyses. In evaluating the Company in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including a discounted cash flow analysis, a selected precedent transactions analysis and a selected public companies analysis. Solely for informational reference purposes, Guggenheim Securities also reviewed the historical intraday trading price range for Company common stock and Wall Street equity research analysts’ price targets for Company common stock. Implied per share equity values (other than historical trading price ranges) reflected below were rounded to the nearest $0.25.

Summary of Financial Analyses

Merger Consideration	$61.50

	Implied Reference Ranges
Primary Financial Analyses	Low	High
Discounted Cash Flow Analysis	$40.75	$61.25
Selected Precedent Transactions Analysis	$44.50	$64.25
Selected Public Companies Analysis:
Based on EPS Multiple	$43.75	$57.00
Based on EBITDA Multiple	37.50	53.00
For Informational Reference Purposes Only
Stock Price Intraday Trading Range During:
52-Week Period Ended 9/30/16	$33.03	$55.07
Since Announcement Date of Original Merger Agreement to 4/13/17	45.00	63.60
Wall Street Equity Research Analysts’ Discounted Stock Price Targets:
Prior to Announcement Date of Original Merger Agreement (9/30/16)	$35.75	$55.75
If Merger Does Not Close	38.00	47.00

Discounted Cash Flow Analysis. Guggenheim Securities performed an illustrative standalone discounted cash flow analysis of the Company based on forecasted unlevered free cash flows for the Company and an estimate of its terminal/continuing value at the end of the forecast horizon derived from the Company forecast. In performing its illustrative discounted cash flow analysis:

•	Guggenheim Securities utilized a selected discount rate range of 8.25% to 10.25% based on an estimate of the Company’s weighted average cost of capital.

•	In calculating the terminal/continuing value for the Company for purposes of its discounted cash flow analysis, Guggenheim Securities utilized an illustrative reference range of perpetuity growth rates of the Company’s terminal year normalized after-tax unlevered free cash flow of 1.75% to 2.25%.

Guggenheim Securities’ illustrative discounted cash flow analysis resulted in an overall reference range of approximately $40.75 to $61.25 per share for purposes of evaluating Company common stock on a standalone intrinsic-value basis, as compared to the merger consideration of $61.50 per share of Company common stock.

Selected Precedent Transactions Analysis. Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected precedent transactions involving companies in the retail industry that Guggenheim Securities in its professional judgment deemed relevant for purposes of this analysis. The following 20 precedent transactions (which we collectively refer to as the “selected precedent transactions”) were selected by Guggenheim Securities for purposes of this analysis:

Selected Precedent Transactions

Date Announced	Acquiror	Target Company
8/7/16	Steinhoff International Holdings N.V.	Mattress Firm Holding Corp.

11/30/15	Mattress Firm Holding Corp.	HMK Mattress Holdings LLC (d/b/a Sleepy’s)

11/23/15	CVC Capital Partners SICAV-FIS S.A. / Canada Pension Plan Investment Board	Petco Animal Supplies, Inc.

5/18/15	ascena retail group, inc.	ANN INC.

3/16/15	Leonard Green & Partners, L.P. / TPG Capital, L.P. / LNK Partners, L.P.	Life Time Fitness, Inc.

2/4/15	Staples, Inc.	Office Depot, Inc.

12/18/14	Alimentation Couche-Tard Inc.	The Pantry, Inc.

12/14/14	BC Partners, Inc.	PetSmart, Inc.

9/4/14	Mattress Firm Holding Corp.	The Sleep Train, Inc.

7/28/14	Dollar Tree, Inc.	Family Dollar Stores, Inc.

2/19/14	Signet Jewelers Limited	Zale Corporation

11/26/13	The Men’s Wearhouse, Inc.	Jos. A. Bank Clothiers, Inc.

11/8/12	Northern Tool + Equipment	Sportsman’s Guide, Inc.

5/31/11	Kohlberg Kravis Roberts & Co. L.P.	Academy, Ltd. (d/b/a Academy Sports + Outdoors)

5/9/11	Canadian Tire Group Ltd.	The Forzani Group Ltd.

9/28/09	Insiders	Gander Mountain Company

12/6/07	Gander Mountain Company	Overton’s, Inc.

1/23/06	Leonard Green & Partners, L.P.	The Sports Authority, Inc.

6/21/04	Dick’s Sporting Goods, Inc.	Galyan’s Trading Company, Inc.

9/12/03	JPMorgan Partners, LLC	Cabela’s Incorporated

Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent transactions (based on then-available Wall Street equity research estimates, each company’s most recent publicly available financial filings and other publicly available information), which are summarized in the table below:

Selected Precedent Transactions Multiples

	Transaction Enterprise Value as a Multiple of
	LTM EBITDA		NTM EBITDA
Statistical Recap:
High	21.4	x	15.8	x
Low	5.3		6.2

In performing its selected precedent transactions analysis of the Company, Guggenheim Securities selected a reference range of transaction enterprise value/LTM EBITDA multiples of 8.0x to 11.0x for purposes of evaluating the Company on a change-of-control basis, which implied an overall reference range of approximately $44.50 to $64.25 per share of Company common stock, as compared to the merger consideration of $61.50 per share of Company common stock. Guggenheim Securities noted that such overall reference range implied a reference range of transaction enterprise value/NTM EBITDA multiples of approximately 6.9x to 9.5x.

Selected Public Companies Analysis. Guggenheim Securities reviewed and analyzed trading metrics and historical and forecasted financial performance of the Company compared to corresponding data for selected publicly traded companies with operations in the retail industry that Guggenheim Securities in its professional judgment deemed relevant for purposes of this analysis. The following 13 publicly traded companies, consisting of eight publicly traded mature large-box specialty retailers with high brand recognition and well-penetrated business models, generally with lower potential long-term EPS growth outlooks given their limited store growth opportunities (which we refer to as the “selected well-penetrated companies”), and five publicly traded specialty retailers with higher potential unit growth and new market potential, generally with higher potential long-term EPS growth outlooks (which we refer to as the “selected higher growth companies” and, together with the selected well-penetrated companies, collectively, the “selected companies”), were selected by Guggenheim Securities for purposes of this analysis:

Selected Companies

Selected Well-Penetrated Companies	Selected Higher Growth Companies
• AutoZone, Inc.	• CarMax, Inc.

• Bed Bath & Beyond Inc.	• Sportsman’s Warehouse Holdings, Inc.

• Best Buy Co., Inc.	• The Container Store Group, Inc.

• Dick’s Sporting Goods, Inc.	• Tractor Supply Company

• Lowe’s Companies, Inc.	• Ulta Salon, Cosmetics & Fragrance, Inc.

• Staples, Inc.

• The Home Depot, Inc.

• The Michaels Companies, Inc.

Guggenheim Securities calculated, among other things, certain public market trading multiples for the selected companies (based on then-available Wall Street equity research estimates and each company’s most recent publicly available financial filings (as calendarized)), which are summarized in the table below:

Selected Companies Trading Multiples

	Enterprise Value/ EBITDA				Stock Price @ 4/13/17/ EPS
	2016A		2017E		2016A		2017E
Selected Well-Penetrated Companies:
Mean			7.6	x			13.7	x
High	12.8	x	12.1		28.9	x	20.3
Low	4.8		4.6		(13.4)		8.9
Selected Higher Growth Companies:
Mean			9.5	x			18.6	x
High	20.0	x	16.4		43.4	x	35.0
Low	5.2		5.2		6.6		7.4
The Company:
Trading Basis
Stock Price @ 4/13/17	9.9	x	8.8	x	25.1	x	19.0	x
Unaffected Stock Price @ 10/27/15	6.7	x	6.7	x	11.9	x	11.0	x
Merger Basis
Company Forecast	11.2	x	10.0	x	28.9	x	21.9	x

In performing its selected public companies analysis of the Company, Guggenheim Securities selected reference ranges of trading multiples for purposes of evaluating the Company on a standalone public market trading basis as follows: (i) an enterprise value/2017E EBITDA multiple range of 6.0x to 8.0x, which implied an overall reference range of approximately $37.50 to $53.00 per share of Company common stock, and (ii) a stock price/2017E EPS multiple range of 13.0x to 17.0x, which implied an overall reference range of approximately $43.75 to $57.00 per share of Company common stock, in each case as compared to the merger consideration of $61.50 per share of Company common stock. Guggenheim Securities noted that such overall reference ranges implied reference ranges of enterprise value/2016A EBITDA and stock price/2016A EPS multiples of approximately 7.0x to 9.3x and 16.8x to 21.9x, respectively.

Other Financial Reviews Solely for Informational Reference Purposes

In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities does not consider such additional financial reviews to be determinative methodologies for purposes of its opinion.

Stock Price Trading History. Guggenheim Securities reviewed the stock price trading history for the Company over the 52-week period ended September 30, 2016 and from October 3, 2016 to April 13, 2017. Guggenheim Securities noted that the range of stock prices for the Company during such periods was approximately $33.03 to $55.07 per share and $45.00 to 64.60 per share, respectively, as compared to the merger consideration of $61.50 per share of Company common stock.

Wall Street Equity Research Analysts’ Discounted Stock Price Targets. Guggenheim Securities reviewed selected Wall Street equity research analysts’ price targets for Company common stock as published by certain Wall Street equity research analysts.

•	Guggenheim Securities noted that, based on such equity research analysts’ price targets as of September 30, 2016, the range of selected Wall Street equity research analysts’ 12-month forward price targets for Company common stock was approximately $35.75 to $55.75 per share on a present value basis (as of April 13, 2017) using an illustrative discount rate of 10.5% based on the Company’s cost of equity, as compared to the merger consideration of $61.50 per share of Company common stock.

•	Guggenheim Securities also noted that, based on such equity research analysts’ price targets in the event the merger does not close, the range of selected Wall Street equity research analysts’ price targets for Company common stock was approximately $38.00 to $47.00 per share, as compared to the merger consideration of $61.50 per share of Company common stock.

•	Guggenheim Securities further noted that the public market trading price targets published by Wall Street equity research analysts do not necessarily reflect current market trading prices for shares of Company common stock, and such estimates are subject to various uncertainties, including the future financial performance of the Company and future capital markets conditions.

Other Considerations

Except as described in the summary above, the Company did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the merger and related transactions were determined through negotiations among the Company, Parent and Capital One, as applicable, and were approved by the Board. The decision to enter into the merger agreement and related transactions was solely that of the Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Board with respect to the fairness, from a financial point of view, to holders of Company common stock of the merger consideration to be received in the merger.

Pursuant to the terms of Guggenheim Securities’ engagement, the Company has agreed to pay Guggenheim Securities aggregate cash fees (based on a percentage of the aggregate value of the merger consideration) currently estimated to be approximately $37,000,000, of which $250,000 was payable as a retainer, $2,000,000 became payable as a milestone fee upon delivery of the original opinion and the remaining approximately $34,750,000 is payable upon consummation of the merger. In addition, the Company has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement.

As the Board was aware, aside from Guggenheim Securities’ current engagement as the Company’s financial advisor, during the two-year period prior to the date of its opinion, Guggenheim Securities had not previously been engaged to provide investment banking or financial advisory services to the Company, Parent, Capital One or Synovus, or Broad Street or Pamplona, except that, in the first quarter of 2015, Guggenheim Securities was engaged as financial advisor to the Company in connection with the Company’s evaluation of a potential acquisition that the Company elected not to pursue and in respect of which Guggenheim Securities did not receive any compensation. In addition, Guggenheim Securities has provided financial advisory services on an informal basis to the Company’s senior management and members of the Board during the two-year period prior to the date of its opinion in connection with the Company’s assessment of various strategic and financial alternatives, including the merger, for which services Guggenheim Securities did not receive any compensation other than pursuant to Guggenheim’s current engagement as the Company’s financial advisor. Guggenheim Securities may in the future seek to provide investment banking or financial advisory services to the Company, Parent, other participants in the merger or any related transactions and their respective affiliates, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for their own accounts and the accounts of their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates and related entities may provide such financial services to the Company, Parent, other participants in the merger or any related transactions or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates and related entities have received, and may receive, compensation. In 2015, Guggenheim Securities participated as a broker in connection with certain stock repurchase programs of the Company, for which services Guggenheim Securities received customary brokerage commissions. Guggenheim Securities or its affiliates and related entities may also, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to the Company, Parent, other participants in the merger or any related transactions or their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in the Company, Parent, other participants in the merger or any related transactions or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to the Company, Parent, other participants in the merger or any related transactions or their respective affiliates, subsidiaries, investment funds and portfolio companies and the merger and related transactions that differ from the views of Guggenheim Securities’ investment banking personnel.

Forward-Looking Financial Information

Given the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, the Company does not as a matter of general practice publicly disclose detailed projections as to its anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then-current fiscal year of certain expected financial results in its regular earnings press releases and other investor materials.

In connection with the Company’s evaluation in 2016 of a possible transaction and other strategic alternatives, the Company’s management prepared forward-looking financial information with respect to fiscal years 2016 through 2020 (which we refer to as the “original financial projections”), which are summarized below. The Company’s management initially prepared the original financial projections in February 2016 and provided such projections to the Board and Guggenheim Securities (the “February 2016 financial projections”). In August 2016, the Company’s management updated such financial projections for fiscal year 2016 (the “August 2016 financial projections”), but no new financial projections were prepared for fiscal year 2017 through fiscal year 2020. Such financial projections for fiscal year 2016 also were provided to Guggenheim Securities. In view of the immaterial difference between the fiscal year 2016 forecast prepared in February 2016 and the fiscal year 2016 forecast prepared in August 2016, the updated fiscal year 2016 forecast was not provided by the Company’s management to the Board prior to its approval of the original merger agreement, but was summarized for the Board. Certain portions of the original financial projections were made available to Bass Pro and its financial advisor in connection with Bass Pro’s due diligence investigation and evaluation of a possible transaction.

Subsequently, in light of the passage of time and developments since the preparation of the original financial projections, in connection with the Company’s evaluation and negotiation of and entry into the merger agreement amendment in 2017, the Company’s management prepared updated forward-looking financial information with respect to fiscal years 2017 through 2021 (which we refer to as the “updated financial projections” and, together with the original financial projections, the “financial projections”). The Company’s management prepared the updated financial projections in March 2017 and provided such projections to the Board and to Guggenheim Securities for its use and reliance in connection with its financial analysis and opinion with respect to the merger consideration of $61.50 in cash per share of Company common stock set forth in the merger agreement amendment. The updated financial projections were not made available to Bass Pro or its financial advisor.

The financial projections were prepared assuming the Company’s continued operation on a standalone basis without any sale of or partnership with respect to the financial services business.

None of the financial projections were intended for public disclosure. A summary of the financial projections is included in this proxy statement only because the financial projections or certain portions thereof were made available to the Board, Guggenheim Securities and/or Bass Pro, as applicable. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by the Company that the financial projections or the information contained therein is material.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles as applied in the U.S. (which we refer to as “GAAP”) or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. Neither the Company’s independent registered public accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the financial projections or expressed any opinion or any other form of assurance on the financial projections or their achievability. The Company’s independent registered public accounting firm assumes no responsibility for, and disclaims any association with, the financial projections.

In the view of the Company’s management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding the Company’s future financial performance at the time of their preparation. You should note that the updated financial projections were intended to supersede and replace the original financial projections. The financial projections are not facts and should not be relied upon as necessarily predictive of actual future results. You are cautioned not to place undue reliance upon the financial projections. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. None of the Company, Bass Pro or any of their respective affiliates, advisors or other representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections or the ultimate performance of the Company relative to the financial projections. Except as required by applicable law, neither the Company nor any of its affiliates intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the financial projections if any or all of them have changed or change or otherwise have become, are or become inaccurate (even in the short term). These considerations should be taken into account if evaluating the financial projections, which were prepared as of an earlier date.

The financial projections do not necessarily reflect changes in general business or economic conditions since the time they were prepared, changes in the Company’s businesses or their prospects or any other transactions or events that have occurred or that may occur and that were not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or necessarily predictive of future performance, which may be significantly more favorable or less favorable than as set forth therein and should not be regarded as a representation that the financial forecasts, projected results or other estimates and assumptions therein will be achieved.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple fiscal years, and such information by its nature becomes less predictive with each succeeding fiscal year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results, including, without limitation, the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 16, 2017, and the Company’s Quarterly Report on Form 10-Q for the first quarter ended April 1, 2017, which was filed with the SEC on May 4, 2017, and in the Company’s other public filings with the SEC. For additional information on factors that may cause the Company’s future financial results to materially vary from the projected results summarized below, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. No representation is made by the Company or any of its affiliates, advisors or other representatives or any other person to any Company stockholder or any other person regarding the actual performance of the Company compared to the results included in the financial projections or otherwise.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” on page 153. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the effect of the merger and related matters. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed in any manner in that context.

The financial projections reflect various estimates, assumptions and methodologies of the Company, all of which are difficult to predict and many of which are beyond the Company’s control, including, among others, assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions and matters specific to the Company’s businesses. Such assumptions include, but are not limited to, the following:

•	the Company’s continued operation on a standalone basis without any sale of or partnership with respect to the financial services business;

•	an average of eight new stores opened per year and no stores closed during the periods of the financial projections;

•	with respect to the original financial projections, an increase in comparable store sales of 1% throughout the period and, with respect to the updated financial projections, a decrease in comparable store sales of 2% in fiscal year 2017 and an increase in comparable store sales of 1% throughout the remainder of the period;

•	with respect to the original financial projections, an increase in merchandise gross margins from 34.3% in fiscal year 2015 to 35.2% in fiscal year 2020 and, with respect to the updated financial projections, an increase in merchandise gross margins from 33.4% in fiscal year 2017 to 33.5% in fiscal year 2021;

•	with respect to the original financial projections, a decrease in expenses as a percentage of total revenue from 34.5% in fiscal year 2015 to 33.0% in fiscal year 2020 and, with respect to the updated financial projections, a decrease in expenses as a percentage of total revenue from 33.9% in fiscal year 2017 to 33.1% in fiscal year 2021 (in each case driven by improvements from the Company’s previously announced Project Apex cost savings initiative and improved operating leverage);

•	with respect to the original financial projections, depreciation and amortization of $37 million in the fourth fiscal quarter of 2016, $157 million in fiscal year 2017, $167 million in fiscal year

2018, $175 million in fiscal year 2019 and $184 million in fiscal year 2020 and, with respect to the updated financial projections, depreciation and amortization of $147 million in fiscal year 2017, $156 million in fiscal year 2018, $166 million in fiscal year 2019, $176 million in fiscal year 2020 and $188 million in fiscal year 2021;

•	with respect to the original financial projections, capital expenditures of $41 million and $37 million in the fourth fiscal quarter of 2016 (with respect to the February 2016 financial projections and the August 2016 financial projections, respectively), $235 million in fiscal year 2017, $262 million in fiscal year 2018, $290 million in fiscal year 2019 and $314 million in fiscal year 2020 and, with respect to the updated financial projections, $104 million in fiscal year 2017, $164 million in fiscal year 2018, $241 million in fiscal year 2019, $270 million in fiscal year 2020 and $298 million in fiscal year 2021;

•	with respect to the original financial projections, decreases in net working capital with respect to the Company’s merchandising business of $333 million and $279 million in the fourth fiscal quarter of 2016 (with respect to the February 2016 financial projections and the August 2016 financial projections, respectively), $148 million in fiscal year 2017, $107 million in fiscal year 2018, $66 million in fiscal year 2019 and $70 million in fiscal year 2020 and, with respect to the updated financial projections, decreases in net working capital with respect to the Company’s merchandising business of $179 million in fiscal year 2017 (February through December only), $28 million in fiscal year 2018, $31 million in fiscal year 2019, $23 million in fiscal year 2020 and $37 million in fiscal year 2021;

•	with respect to the original financial projections, an increase in net working capital with respect to the financial services business of $296 million and $294 million in the fourth fiscal quarter of 2016 (with respect to the February 2016 financial projections and the August 2016 financial projections, respectively), a decrease in net working capital with respect to the financial services business of $5 million in fiscal year 2017, an increase in net working capital with respect to the financial services business of $4 million in fiscal year 2018, an increase in net working capital with respect to the financial services business of $8 million in fiscal year 2019 and an increase in net working capital with respect to the financial services business of $15 million in fiscal year 2020 and, with respect to the updated financial projections, and based upon an assumed 11.1% of growth in the credit card loan receivable balance, an incremental equity capital requirement associated with WFB of $84 million in fiscal year 2017 (February through December only), $87 million in fiscal year 2018, $92 million in fiscal year 2019, $96 million in fiscal year 2020 and $115 million in fiscal year 2021;

•	a total of 69 million diluted outstanding common shares for all periods of the financial projections;

•	with respect to the original financial projections, an average tax rate of approximately 37% for the period and, with respect to the updated financial projections, an average tax rate of approximately 38% for the period; and

•	with respect to the original financial projections, an increase in other net assets of $8 million and no change in other net assets in the fourth fiscal quarter of 2016 (with respect to the February 2016 financial projections and the August 2016 financial projections, respectively) and increases in other net assets of $2 million in fiscal year 2017, $1 million in fiscal year 2018, $1 million in fiscal year 2019 and $1 million in fiscal year 2020 and, with respect to the updated financial projections, decreases in other net assets of $3 million in fiscal year 2017 (February through December only) and $66 million in fiscal year 2018 and no change in other net assets in fiscal year 2019, fiscal year 2020 and fiscal year 2021.

In addition, certain of the financial projections are non-GAAP financial measures, including EBITDA net income and unlevered cash flow. Non-GAAP financial measures should not be considered in isolated form or as a substitute for financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled financial measures used by other companies.

Financial Projections

The following table summarizes the original financial projections:

All Projections Prepared in February 2016, except as indicated

Fiscal Quarters and Years (U.S. dollars in millions, except per share amounts)

	Fourth Quarter 2016E	2016E	Fourth Quarter 2016E (Prepared in August 2016)	2016E (Prepared in August 2016)	2017E	2018E	2019E	2020E
Net Sales	N/A	$4,317	$1,494	$4,350	$4,543	$4,757	$5,033	$5,355
EBITDA (1)	198	540	202	536	615	687	764	858
Net Income (2)	N/A	224	99	221	265	303	344	396
Net Income Per Diluted Share (EPS) (2)	N/A	3.24	1.43	3.21	3.84	4.39	4.99	5.74
Unlevered Free Cash Flow (3)	N/A	N/A	89	N/A	361	332	310	344

(1)	Represents earnings before interest, taxes, depreciation and amortization. Stock-based compensation was treated as a cash and expense and was projected to be $6 million for the fourth quarter of fiscal 2016, $25 million in fiscal year 2016, $27 million in fiscal year 2017, $28 million in fiscal year 2018, $29 million in fiscal year 2019 and $30 million in fiscal year 2020. Adjustments were made for one-time, non-recurring items only for the first, second and third fiscal quarters of 2016. No such one-time, non-recurring items existed for the fourth fiscal quarter of 2016 and for fiscal 2017 through 2020.
(2)	Net income and net income per diluted share figures for the first, second and third fiscal quarters of 2016 were adjusted for one-time, non-recurring items.
(3)	Calculated by Guggenheim Securities for purposes of its discounted cash flow analysis of the Company from the financial projections provided by the Company’s management described above as tax-effected EBIT (which is EBITDA, less depreciation and amortization), plus depreciation and amortization, less capital expenditures, change in net working capital and other net assets.

The following table summarizes the updated financial projections:

All Projections Prepared in March 2017

Fiscal Quarters and Years (U.S. dollars in millions, except per share amounts)

	2017E	2018E	2019E	2020E	2021E
Net Sales (1)	$4,226	$4,408	$4,640	$4,887	$5,190
EBITDA (1) (2)	550	586	657	700	773
Net Income (3)	232	246	283	303	341
Net Income Per Diluted Share (EPS) (3)	3.36	3.56	4.10	4.39	4.94
Unlevered Free Cash Flow (1) (4)	331	267	168	158	176

(1)	For purposes of its discounted cash flow analysis, Guggenheim Securities used measures of cash flow that the Company was forecasted to generate during the last eleven months of fiscal year 2017 through full fiscal year 2021 based on the financial projections. Such measures for the last eleven months of fiscal year 2017 were as follows, which remained subject to the explanatory notes set forth in the other footnotes to this table as applicable: (1) $3,970 million of net sales; (2) $523 of EBITDA; and (3) $377 of unlevered free cash flow.

(2)	Represents earnings before interest, taxes, depreciation and amortization. Stock-based compensation was treated as a cash and expense and was projected to be $25 million in each of the fiscal years 2017 through 2021. Adjustments were made for one-time, non-recurring items only for the first, second and third fiscal quarters of 2016. No such one-time, non-recurring items existed for the fourth fiscal quarter of 2016 and for fiscal 2017 through 2020.
(3)	Net income and net income per diluted share figures were adjusted for one-time, non-recurring items.
(4)	Calculated by Guggenheim Securities for purposes of its discounted cash flow analysis of the Company from the financial projections provided by the Company’s management described above as tax-effected EBIT (which is EBITDA, less depreciation and amortization), plus depreciation and amortization, less capital expenditures, change in net working capital and other net assets.

NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES INTENDS TO, AND EACH OF THEM DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING OR EVENTS OCCURRING AFTER THE RESPECTIVE DATES WHEN THE FINANCIAL PROJECTIONS WERE PREPARED OR TO REFLECT THE EXISTENCE OF FUTURE CIRCUMSTANCES OR THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE INACCURATE OR NO LONGER APPROPRIATE.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of Company stockholders generally. You should keep this in mind when considering the recommendation of the Board “FOR” the adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Company stockholders adopt the merger agreement. These interests are described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the section titled “—Golden Parachute Compensation” below were used:

•	the relevant price per share of Company common stock is $61.50 per share, which, absent an adjustment in accordance with the terms of the merger agreement, is the fixed price per share to be received by our stockholders in respect of their shares of Company common stock in connection with the merger (however, as noted earlier in this proxy statement, under certain circumstances, the merger consideration may be increased to be $65.50 per share);

•	the effective time is May 30, 2017, which is the assumed date of the effective time solely for purposes of the disclosure in this section (the “assumed effective time”);

•	the employment of each executive officer of the Company is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as each such term is defined in the relevant plan(s) and/or agreement(s)), in each case, immediately following the assumed effective time; and

•	the service of each non-employee director of the Company is terminated immediately following the assumed effective time.

Treatment of Outstanding Equity Awards and Equity Plans

The merger agreement provides that, as of immediately prior to the effective time:

•	each Company option will be fully vested and cancelled by virtue of the merger and, in exchange therefor, each holder of any such cancelled Company option will be entitled to receive a payment in cash of an amount equal to the product of (i) the number of shares of Company common stock subject to such cancelled Company option, and (ii) the excess, if any, of the applicable merger consideration over the exercise price per share subject to such cancelled Company option, without interest; provided, however, that (A) any such Company option with respect to which the exercise price per share subject thereto is equal or greater than the applicable merger consideration will be cancelled in exchange for no consideration and (B) the option payments will be reduced by the amount of any required tax withholdings as contemplated by the merger agreement; and

•	each RSU award will be fully vested (with any performance conditions applicable to such RSU award deemed satisfied in full) and cancelled by virtue of the merger and, in exchange therefor, each holder of any such cancelled RSU award will be entitled to receive a payment in cash of an amount equal to the product of (i) the number of shares of Company common stock subject to such cancelled RSU award and (ii) the applicable merger consideration; provided, however, that such cash payment will be reduced by the amount of any required tax withholdings as contemplated by the merger agreement.

The merger agreement provides that, (a) as of the effective time, the Company’s 2004 Stock Plan, the Company’s 2013 Stock Plan, and the inducement grant program established by the Company will be terminated and (b) as of immediately prior to the effective time, the Company’s 2013 Employee Stock Purchase Plan will be terminated.

Treatment of Outstanding Equity Awards and Equity Plans—Summary Tables

Non-Employee Directors

The following table sets forth the cash proceeds that each of our non-employee directors would receive in respect of outstanding equity awards, whether or not vested, held by such director as of the assumed effective time in accordance with the treatment of outstanding equity awards and equity plans described above. Depending on when the effective time occurs, certain of these equity awards may vest, be exercised and/or cancelled, in each case, prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger. All share and unit numbers have been rounded to the nearest whole number.

Non-Employee Director Equity Summary Table

Non-Employee Directors	Number of RSU Awards (#)(1)	Value of RSU Awards ($)(1)	Number of Unvested Company Options (#)(2)	Value of Unvested Company Options ($)(2)	Number of Vested Company Options (#)(2)	Value of Vested Company Options ($)(2)	Estimated Total Cash Consideration ($)(3)
Theodore M. Armstrong	1,239	$76,199	3,139	$34,686	22,047	$353,487	$464,372
John H. Edmondson	1,239	$76,199	3,139	$34,686	24,047	$420,947	$541,832
Dennis Highby	1,239	$76,199	3,139	$34,686	8,047	$32,277	$143,162
Michael R. McCarthy	1,239	$76,199	3,139	$34,686	22,047	$353,487	$464,372
Donna M. Milrod	1,239	$76,199	3,139	$34,686	8,047	$30,927	$141,812
Beth M. Pritchard	1,239	$76,199	3,139	$34,686	13,047	$32,277	$143,162
Peter S. Swinburn	1,239	$76,199	3,139	$34,686	3,509	$58,951	$169,836
James F. Wright	1,239	$76,199	3,139	$34,686	5,000	$33,600	$144,485

(1)

As of immediately prior to the effective time, each outstanding RSU award will vest in full and such RSU award will be cancelled, and each holder of an RSU award will be entitled to receive an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such cancelled RSU award and (ii) $61.50 per share (except as otherwise noted in footnote (3) below).
(2)	As of immediately prior to the effective time, each outstanding unvested Company option will vest in full and be cancelled, and each holder of a Company option will be entitled to receive a cash payment in an amount equal to the product of (i) the total number of shares of Company common stock subject to such Company option and (ii) the excess, if any, of $61.50 per share over the per share exercise price of such Company option (except as otherwise noted in footnote (3) below). Included in the Number of Vested Company Options column are certain vested Company options with a per share exercise price equal to or in excess of $61.50 per share (except as otherwise noted in footnote (3) below), which will be cancelled for no consideration in accordance with the terms of the merger agreement, as described above.
(3)	As noted earlier in this proxy statement, under certain circumstances, the merger consideration may be increased to $65.50 per share. In the event the per share merger consideration is increased from $61.50 to $65.50 per share, the estimated total cash consideration to be received by each non-employee director for outstanding equity awards would be as follows: Mr. Armstrong, $550,072; Mr. Edmondson, $635,532; Mr. Highby, $192,862; Mr. McCarthy, $550,072; Ms. Milrod, $181,012; Ms. Pritchard, $192,862; Mr. Swinburn, $201,384; and Mr. Wright, $181,996.

Executive Officers

The following table sets forth the cash proceeds that each of our executive officers would receive in respect of vested Company options held by such executive officer as of the assumed effective time in accordance with the treatment of outstanding equity awards and equity plans described above. No executive officer held any other vested equity awards as of the assumed effective time. These vested options may be exercised and/or cancelled, in each case, prior to the actual effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

Executive Officer Vested Equity Awards Summary Table

Executive Officers	Number of Stock Options (#)(1)	Value of Vested Stock Options ($)(1)
James W. Cabela*	—	$—
Thomas L. Millner*	329,785	$6,441,339
Scott K. Williams	51,410	$672,594
Sean Baker	32,168	$344,832
Charles Baldwin	69,978	$1,735,256
Ralph W. Castner	92,310	$2,317,917
Douglas R. Means	59,953	$1,340,896

*	Also a director.
(1)	As of immediately prior to the effective time, each outstanding Company option will be cancelled, and each holder of a Company option will be entitled to receive a cash payment in an amount equal to the product of (i) the total number of shares of Company common stock subject to such Company option and (ii) the excess, if any, of $61.50 per share (except as otherwise noted in the following sentence) over the per share exercise price of such Company option, less any required tax withholding. As noted earlier in this proxy statement, under certain circumstances, the merger consideration may be increased to $65.50 per share. In the event the per share merger consideration is increased from $61.50 to $65.50 per share, the estimated value to be received by each executive officer for vested stock options would be as follows: Mr. Millner, $7,545,946; Mr. Williams, $837,950; Mr. Baker, $441,248; Mr. Baldwin, $1,982,912; Mr. Castner, $2,646,873; and Mr. Means, $1,556,552.

The following table sets forth the cash proceeds that each of our executive officers would receive in respect of RSU awards and unvested Company options held by such executive officer as of the assumed effective time in accordance with the treatment of outstanding equity awards and equity plans described above. Depending on when the effective time occurs, certain of these equity awards may vest, be exercised and/or cancelled, in each case, prior to the effective time in accordance with their terms and independent of the occurrence of the merger. All share and unit numbers have been rounded to the nearest whole number.

Executive Officer Unvested Equity Awards Summary Table

Executive Officers	Number of RSU Awards (#)(1)	Value of RSU Awards ($)(1)	Number of Unvested Stock Options (#)(2)	Value of Unvested Stock Options ($)(2)	Estimated Total Cash Consideration(3)
James W. Cabela*	—	$—	—	$—	$—
Thomas L. Millner*	44,579	$2,741,609	286,365	$2,044,400	$4,786,009
Scott K. Williams	50,384	$3,098,616	27,515	$267,717	$3,366,333
Sean Baker	14,090	$866,535	20,097	$179,292	$1,045,827
Charles Baldwin	14,090	$866,535	20,097	$179,292	$1,045,827
Ralph W. Castner	14,426	$887,199	20,765	$179,292	$1,066,491
Douglas R. Means	13,751	$845,687	19,422	$179,292	$1,024,979

*	Also a director.
(1)	As of immediately prior to the effective time, each outstanding RSU award will vest in full (with any performance conditions applicable to such RSU award deemed satisfied in full), and be cancelled, and each holder of an RSU award will be entitled to receive an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such cancelled RSU award and (ii) $61.50 per share (except as otherwise noted in footnote (3) below), less any required tax withholding.
(2)	As of immediately prior to the effective time, each outstanding unvested Company option will vest in full and be cancelled, and each holder of a Company option will be entitled to receive a cash payment in an amount equal to the product of (i) the total number of shares of Company common stock subject to such Company option and (ii) the excess, if any, of $61.50 per share (except as otherwise noted in footnote (3) below) over the per share exercise price of such Company option, less any required tax withholding. Included in the Number of Unvested Stock Options column are certain unvested Company options with a per share exercise price equal to or in excess of $61.50 per share (except as otherwise noted in footnote (3) below), which will be cancelled for no consideration in accordance with the terms of the merger agreement, as described above.
(3)	As noted earlier in this proxy statement, under certain circumstances, the merger consideration may be increased to up to $65.50 per share. In the event the per share merger consideration is increased from $61.50 to $65.50 per share, the estimated total cash consideration to be received by each executive officer for unvested equity awards would be as follows: Mr. Millner, $5,814,998; Mr. Williams, $3,664,513; Mr. Baker, $1,171,831; Mr. Baldwin, $1,171,831; Mr. Castner, $1,193,839; and Mr. Means, $1,149,627.

Change in Control Severance and Incentive Benefits for Executive Officers

The Company has entered into agreements containing change in control provisions with each of its executive officers, other than James W. Cabela (which we refer to individually as a “CIC agreement” and collectively, the “CIC agreements”). The terms of the CIC agreements are substantially similar for each of the executive officers. Under the CIC agreements, if the employment of any of the Company’s executive officers (other than Mr. Cabela) is terminated without “cause” or if the executive officer resigns for “good reason” within 24 months of a “change in control” (as defined in the CIC agreements, and which includes the transactions contemplated by the merger agreement), then the executive officer would be entitled to receive severance benefits equal to 2.99 times the executive officer’s annual base salary and bonus, payable in a lump sum, and continued coverage under the Company’s welfare insurance benefits for a period of 18 months from the date of the executive officer’s termination of employment. The bonus element of this payment would be equal to the average of the last two incentive bonuses paid to the executive officer.

Each of the CIC agreements also provides that any unvested equity awards held by the executive officer that did not vest upon the change in control would become fully vested.

Further, each of the CIC agreements provides that any non-competition and non-solicitation agreements that the Company has entered into with the executive officer would automatically terminate. All confidentiality provisions, however, would remain in place.

Under the CIC agreements, “cause” means a termination of the executive officer’s employment because (i) the executive officer is charged with a felony, (ii) in the reasonable determination of the Company, the executive officer has committed an act of fraud, embezzlement or theft relating to the Company, (iii) in the reasonable determination of the Company, the executive officer has committed gross negligence in the course of his employment with the Company that is materially detrimental to the business of the Company, (iv) the executive officer fails to fulfill his duties as an employee of the Company, including inattention to or neglect of his duties, and has not remedied such failure within 30 days after receiving written notice from the Company specifying the details thereof, or (v) of a third occurrence of the same action or inaction which caused the Company to previously give the executive officer notice under clause (iv).

Under the CIC agreements, in relevant part, “good reason” means actions taken by the Company resulting in a material negative change in the employment relationship, including: (i) a material diminution in the executive officer’s base compensation; (ii) a material diminution in the executive officer’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive officer is required to report, including, if the executive officer reports directly to the Board, a requirement that the executive officer report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which the executive officer retains authority; (v) a change in the executive officer’s principal place of employment by a distance in excess of 100 miles from its location immediately prior to the change in control; (vi) any other action or inaction that constitutes a material breach by the Company of an agreement under which the executive officer provides services to the Company; or (vii) the failure by the Company to obtain the assumption of the CIC agreement by any successor to the Company.

In lieu of granting its ordinary course 2017 equity-based incentive awards to the Company’s executive officers because of restrictions imposed by the merger agreement, on March 2, 2017, the Company (or, in the case of Mr. Baker, WFB) entered into cash incentive award letters with each of the Company’s executive officers¸ other than James W. Cabela (which we refer to collectively as the “award letters”). Under the award letters, the executive officers are entitled to cash incentive compensation awards subject to the following vesting conditions: (i) 50% of the incentive award vests if the executive officer remains in the Company’s or WFB’s, as applicable, continuous employment through the first anniversary of the grant date; (ii) the remaining 50% of the incentive award vests if the executive officer remains in the Company’s or WFB’s, as applicable, continuous employment through the second anniversary of the grant date; and (iii) any unvested portion of the incentive award will become fully vested if either (a) a change in control, including the consummation of the merger, occurs prior to the second anniversary of the grant date and the executive officer remains in the Company’s or WFB’s, as applicable, continuous employment through such date or (b) the executive officer’s employment with the Company or WFB, as applicable, terminates prior to the second anniversary of the grant date due to death or disability. The cash incentive awards granted pursuant to the award letters are settled in cash (less applicable tax withholding) on the applicable vesting date.

For illustrative purposes only, based on the assumptions described above under “—Certain Assumptions,” it is currently estimated that the Company’s current executive officers would be entitled to receive, in the aggregate, approximately $15,943,150 in cash in severance benefits and incentive payments under the CIC agreements and award letters. See the section titled “—Golden Parachute Compensation” below for an estimate of the amounts that would become payable to each of the Company’s named executive officers under the CIC agreements and award letters.

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of compensation that each named executive officer could receive that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. For additional details regarding the terms of the payments and benefits described below, see the discussion above. This merger-related compensation is subject to a non-binding advisory vote of Company stockholders, as set forth in proposal 2 to this proxy statement. See the section entitled “Proposal 2: Non-Binding Advisory Merger-Related Compensation Proposal,” on page 32.

The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions above described under “—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Golden Parachute Payments (1)

Name	Cash (2)	Equity (3)	Pension/ NQDC (4)	Perquisites/ Benefits (5)	Tax Reimbursement (6)	Other	Total
Thomas L. Millner
Chief Executive Officer	$4,943,295	$4,786,009	—	$35,097	—	—	$9,764,401
Scott K. Williams
President	$3,309,425	$3,366,333	—	$35,097	—	—	$6,710,855
Sean Baker
Executive Vice President and Chief Executive Officer of World’s Foremost Bank	$1,965,578	$1,045,827	—	$35,097	—	—	$3,046,502
Charles Baldwin
Executive Vice President and Chief Administrative Officer	$1,865,697	$1,045,827	—	$35,097	—	—	$2,946,621
Ralph W. Castner
Executive Vice President and Chief Financial Officer	$2,075,024	$1,066,491	—	$35,097	—	—	$3,176,612
Michael Copeland
Strategic Advisor	$1,622,524	$1,066,491	—	$35,097	—	—	$2,724,112

(1)

Except with respect to incentive cash awards under the award letters, the amounts reported in the “Cash” column are attributable to double-trigger arrangements (i.e., the amounts are triggered by the change in control that will occur upon completion of the merger and payment is conditioned upon the named executive officer’s qualifying termination of employment by the Company without “cause” or due to the executive officer’s resignation for “good reason”, in each case, within 24 months following the change in control). The incentive cash awards payable under the award letters to each named executive officer other than Mr. Copeland are attributable to a single-trigger arrangement (i.e., the accelerated payment will occur upon completion of the merger and with respect to which payment is not conditioned upon the named executive officer’s qualifying termination of employment). The amounts reported in the “Perquisites/Benefits” column are attributable double-trigger arrangements described above. The amounts reported in the “Equity” column are attributable to a single-trigger arrangement (i.e., the accelerated vesting and payment in cancellation of Company options and RSU awards will occur upon completion of the merger and with respect to which payment is not conditioned upon the named executive officer’s qualifying termination of employment).
(2)	Amounts reflect (i) cash severance benefits that would be payable in a lump sum under the CIC agreements, assuming a termination of employment by the Company other than for cause, disability, retirement or the named executive officer’s death, or resignation by the named executive officer for good reason, in each case, within 24 months after a change in control (Mr. Millner, $3,743,295, Mr. Williams, $2,559,425, Mr. Baker, $1,590,578, Mr. Baldwin, $1,490,697, Mr. Castner, $1,700,024, and Mr. Copeland, $1,622,524) and (ii) cash incentive awards that would be payable in a lump sum under the award letters assuming completion of the merger (Mr. Millner, $1,200,000, Mr. Williams, $750,000, Mr. Baker, $375,000, Mr. Baldwin, $375,000, Mr. Castner, $375,000, and Mr. Copeland, $0). The cash severance benefits and incentive payments payable under the CIC agreements and award letters, respectively, are described in more detail above in the section entitled “—Change in Control Severance and Incentive Benefits for Executive Officers.” While Mr. Copeland is no longer an executive officer of the Company, he remains entitled to receive benefits under the CIC agreements based on his continued service with the Company. Mr. Copeland is not entitled to receive benefits under the award letters.
(3)	Amounts reflect the cash consideration to be received by each named executive officer in connection with the accelerated vesting and cancellation and termination of unvested Company options and RSU awards held by each of the named executive officers, which acceleration of vesting will occur upon completion of the merger, as described in more detail above in the section entitled “— Treatment of Outstanding Equity Awards and Equity Plans.” The cash consideration to be received by each named executive officer with respect to the accelerated vesting and cancellation of unvested Company options and RSU awards held by each of the named executive officers is summarized in the following table:

	Number of Unvested Company Options (#)	Value of Unvested Company Options ($)	Number of Unvested RSU Awards (#)	Value of Unvested RSU Awards ($)
Thomas L. Millner	286,365	2,044,400	44,579	2,741,609
Scott K. Williams	27,515	267,717	50,384	3,098,616
Sean Baker	20,097	179,292	14,090	866,535
Charles Baldwin	20,097	179,292	14,090	866,535
Ralph W. Castner	20,765	179,292	14,426	887,199
Michael Copeland	20,765	179,292	14,426	887,199

As noted earlier in this proxy statement, under certain circumstances, the merger consideration may be increased to up to $65.50 per share. In the event the per share merger consideration is increased from $61.50 to $65.50 per share, the estimated total cash consideration to be received by each executive officer for unvested equity awards would be as follows: Mr. Millner, $5,691,267; Mr. Williams, $3,664,513; Mr. Baker, $1,171,831; Mr. Baldwin, $1,171,831; Mr. Castner, $1,193,839; and Mr. Copeland, $1,193,839.

(4)	The Company does not maintain any pension or nonqualified deferred compensation benefits.
(5)	Amounts reflect the payments in respect of continued coverage under the Company’s welfare insurance benefits for a period of 18 months following the named executive officer’s termination of employment, as provided for under the CIC agreements, as described in detail above in the section entitled “—Change in Control Severance and Incentive Benefits for Executive Officers,” and estimated based on the current insurance rates under the applicable plans. These benefits consist of: (i) $33,945 for 18 months of health and dental insurance and (ii) $1,152 for 18 months of life and disability insurance.
(6)	None of the named executive officers are eligible to receive a tax reimbursement based on or otherwise related to the merger.

Director and Officer Indemnification and Insurance Information

Pursuant to the merger agreement, from and after the effective time until the sixth anniversary thereof, Parent is obligated to cause the surviving corporation to, to the fullest extent permitted by applicable law and the Company’s or its applicable subsidiaries’ organizational documents, indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company’s subsidiaries and each fiduciary under benefit plans of the Company or any of its subsidiaries (we refer to each as an “indemnified party”), against (i) all losses, expenses (include reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, arising out of actions or omissions occurring at the effective time (and whether asserted or claimed prior to, at or after the effective time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer or fiduciary under benefit plans prior to the effective time (which we refer to as “indemnified liabilities”), and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time, and including any expenses incurred in enforcing such person’s rights. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the effective time), the surviving corporation will promptly pay the reasonable fees and expenses of counsel selected by the indemnified parties promptly after statements therefor are received and otherwise advance to such indemnified party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under the law).

Also, the Company will be permitted to, prior to the effective time (and, if the Company fails to do so, Parent will cause the surviving corporation to), obtain and fully pay the premium for a “tail” insurance and indemnification policy for a claims reporting period of six years from and after the effective time for events occurring prior to the effective time (which we refer to as the “D&O insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy. However, without the prior written consent of Parent, neither the Company nor Parent will purchase such a “tail” policy for a premium amount for any one year in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (which we refer to as the “tail cap”). If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policy as of the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) the D&O insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, purchase comparable D&O insurance for such six year period (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement, provided that neither Parent nor the surviving corporation will be required to pay an aggregate annual premium for such D&O insurance to the extent exceeding 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance and if the premiums of such insurance coverage with respect to any policy year exceed the tail cap, the surviving corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time, for a cost not exceeding the tail cap.

In addition, for not less than six years following the effective time, Parent and the surviving corporation must maintain provisions in the organizational documents of the surviving corporation and its subsidiaries with respect to exculpation, indemnification and advancement of expenses that are no less favorable than the analogous provisions contained in the organizational documents of the Company and its subsidiaries in effect immediately prior to the effective time. The publicly filed contractual indemnification rights of the directors and officers of the Company will be assumed by the surviving corporation and will continue in full force and effect in accordance with their terms following the effective time.

For additional information, see the section entitled “The Agreement and Plan of Merger—Director and Officer Indemnification and Insurance Information,” beginning on page 121.

Certain Effects of the Merger

If the proposal to adopt the merger agreement is approved by the holders of shares of Company common stock representing a majority of the outstanding shares of Company common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly-owned subsidiary of Parent.

Following the completion of the merger, all of the Company’s equity interests will be beneficially owned by Parent, and none of the Company’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent. As a result, the Company’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

At the effective time, except as described below, each share of Company common stock issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by any subsidiary of the Company and all shares owned of record by Parent, Sub or any of their respective subsidiaries, in each case immediately prior to the effective time and (ii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to request appraisal of their shares) will be cancelled and automatically converted into the right to receive $61.50 in cash, without interest thereon, subject to any applicable withholding taxes and the following paragraph.

Under the terms of the merger agreement, the merger consideration will be adjusted as follows in the event that the bank framework agreement is validly terminated, although the merger agreement provides that the merger cannot close until the financial services business has been sold and the bank framework agreement can only be terminated in certain circumstances, as described in the section entitled “The Bank Sale Agreements—Termination Rights; Effect of Termination,” beginning on page 134:

•	in the event that the bank framework agreement is validly terminated by Synovus in accordance with its terms and the original bank purchase agreement is automatically deemed to be re-executed in its original form pursuant to the terms thereof, as further described below, then the merger consideration to be paid by Parent if the closing of the sale of the financial services business and the closing of the merger occurs will be $62.50 per share in cash, without interest thereon; and

•	in the event that the bank framework agreement is validly terminated in accordance with its terms such that none of the original bank purchase agreement, the bank framework agreement and the credit card program agreement remains in effect pursuant to the terms thereof, then either, at the Company’s election,

•

such merger consideration to be paid by Parent if the closing of the sale of the financial services business and the closing of the merger occurs will be $65.50 per share in cash, without interest thereon, and the Company will generally be restricted from entering into an alternative transaction with respect to the financial services business on terms that are materially less favorable than those of the original bank purchase agreement and the credit card program agreement, in its original form without giving effect to any amendments thereto, without Parent’s prior written consent, or

•	such merger consideration to be paid by Parent if the closing of the sale of the financial services business and the closing of the merger occurs will be $62.50 per share in cash, without interest thereon, and the Company will generally be restricted from entering into an alternative transaction with respect to the financial services business on terms that are materially less favorable than those of the original bank purchase agreement and the credit card program agreement, as amended, without Parent’s prior written consent.

As noted above, the merger agreement provides that the merger cannot close until the financial services business has been sold, and Capital One previously informed the Company that it did not expect that the original bank transaction with Capital One (in the event Synovus terminates the framework agreement and the original agreement is deemed re-executed) could be consummated prior to the outside date of October 3, 2017. After the outside date, either Parent or the Company generally can terminate the merger agreement if the merger has not been consummated. The Board considered these and related factors in connection with evaluating the merger agreement (as amended by the merger agreement amendment), including its view that the bank framework agreement with Synovus and Capital One presented the best opportunity for the Company to consummate a transaction on a similar time frame as that contemplated at the signing of the original merger agreement that preserved substantially all of the merger consideration provided by the original merger agreement. See “The Merger—Reasons for Recommending the Adoption of the Merger Agreement—Effect of the Merger Agreement Amendment” beginning on page 66.

For information regarding the effects of the merger on the Company’s outstanding equity awards and the Company’s equity plans, please see the section entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 87, and the section entitled “The Agreement and Plan of Merger—Treatment of Outstanding Equity Awards and Equity Plans,” beginning on page 107.

Company common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “CAB.” Following the completion of the merger, shares of Company common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated, and the Company will no longer be required to file periodic and other reports with the SEC with respect to Company common stock. Termination of registration of Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company, to the extent that such provisions apply solely as a result of the registration of Company common stock under the Exchange Act.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of Company common stock entitled to vote on such matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Sub for your shares of Company common stock. Instead, the Company will remain a public company, and Company common stock will continue to be listed and traded on the NYSE. We expect that holders of shares of Company common stock would continue to be subject to the same risks to which they are currently subject to with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of Company common stock reflects a market assumption that the merger will be completed. If the proposal to adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of Company common stock entitled to vote on such matter, or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

The consummation of the transactions contemplated by the bank sale agreements is subject to the satisfaction or waiver of specified conditions set forth in the merger agreement. If the proposal to adopt the merger agreement does not receive the required approval from Company stockholders or the merger agreement is otherwise terminated, the transactions contemplated by the bank sale agreements may not be consummated.

In addition, if the merger agreement is terminated under specified circumstances, the Company is required to pay Parent a termination fee of $126,000,000. Upon termination of the merger agreement under certain circumstances, Parent will be obligated to pay the Company a termination fee of $230,000,000. In the event that the bank sale agreements are terminated under certain circumstances in which the Company termination fee is payable by the Company to Parent under the merger agreement, Capital One will be entitled to receive from the Company a termination fee of $14,000,000. In the event that the bank sale agreements are terminated after the Company and Parent mutually agree to terminate the merger agreement and, in connection with the termination, Parent receives any payment or fee from the Company, Capital One will be entitled to receive from the Company a termination fee of 10% of the aggregate payment or fee received by Parent from the Company. In the event that the bank sale agreements are terminated under certain specified circumstances (including in certain specified circumstances after the merger agreement is terminated), Synovus will be entitled to receive from Capital One a termination fee of $10,000,000, plus the amount of certain costs and expenses. In certain circumstances, WFB is obligated to reimburse Capital One for up to $10,000,000 of such termination fee and such costs and expenses paid to Synovus. See the sections entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 127 and “The Bank Sale Agreements—Termination Rights; Effect of Termination,” beginning on page 134.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to pay Company stockholders and holders of other equity-based interests the amounts due to them under the merger agreement, which would be approximately $4.584 billion based upon the number of shares of Company common stock (and our other equity-based interests) outstanding as of May 17, 2017, will be funded through a combination of up to approximately $5.145 billion of debt financing and up to approximately $2.383 billion of equity financing.

Preferred Equity Financing

Parent has entered into a preferred financing commitment letter, dated as of October 3, 2016, from Broad Street and Pamplona which obligates the preferred equity financing commitment parties to fund to Parent an aggregate amount of $2,382,740,000, subject to the terms and conditions set forth in the preferred financing commitment letter, for the purpose of enabling Parent to fund a portion of the merger consideration. The Company is a party to the preferred financing commitment letter for purposes of enforcing the preferred equity financing commitment parties’ respective obligations under the preferred financing commitment letter and has the ability to specifically enforce the preferred financing commitment letter if (i) all of the conditions to Parent’s obligation to consummate the transactions contemplated by the merger agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, if permissible, waiver of such conditions), as more fully described in the section entitled “The Agreement and Plan of Merger — Conditions to the Merger,” beginning on page 124, (ii) Parent fails to complete the closing on the date the closing should have otherwise occurred under the merger agreement, (iii) the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing and (iv) the Company has irrevocably confirmed in writing to Parent that the closing will occur if specific performance is granted and the debt financing and equity financing is funded, in each case subject to the conditions and limitations described in the section entitled “The Agreement and Plan of Merger —Miscellaneous—Specific Performance” beginning on page 129. Each preferred equity financing commitment party may assign a portion of its preferred financing commitment to other parties, although no assignment of the preferred financing commitment to such other parties will limit the preferred equity financing commitment parties’ respective obligations under the preferred financing commitment letter. The Goldman Sachs Group, Inc. has provided to Parent a limited guaranty of the obligations of Broad Street, under the preferred financing commitment letter, to which the Company is a party for the same purposes as it is a party to the preferred financing commitment letter.

Debt Financing

Parent has entered into a debt commitment letter, dated as of October 3, 2016, with the debt commitment parties. Pursuant to and subject to the terms of the debt commitment letter, the debt commitment parties committed to arrange and underwrite senior secured credit facilities in an aggregate amount of up to $5.145 billion to, among other things, (i) pay the merger consideration payable under the merger agreement, (ii) refinance certain existing indebtedness for borrowed money and (iii) pay any and all fees and expenses in connection with the merger or the financing thereof. In order to facilitate the debt financing, a portion of the debt financing was funded into escrow pursuant to the term loan credit agreement and upon satisfaction of the conditions described in the term loan credit agreement, the escrowed proceeds will be released to fund a portion of the merger consideration. The debt commitment letter terminates automatically on the earliest to occur of (A) the consummation of the merger with or without the funding of the debt financing, (B) the termination of the merger agreement in accordance with its terms and (C) 11:59 p.m., Eastern time, on the outside date, except that the outside date may be extended pursuant to certain amendments, modifications or consents to the merger agreement. The term loan credit agreement will terminate (and the escrowed proceeds will be repaid) if the escrowed proceeds have not been released to Parent prior to the earliest to occur of (A) the abandonment of the merger, (B) the termination of the merger agreement in accordance with its terms and (C) April 3, 2018.

Although the debt financing is not subject to a due diligence or “market out,” the obligations of the escrow agent to release the funds from escrow and the obligations of the debt commitment parties to provide the debt financing under the debt commitment letter are subject to certain customary conditions, and such financing should not be considered assured. There is a risk that these conditions will not be satisfied and the portion of the commitment that was not funded into escrow may not be funded, or the escrow agent may not release the funds from escrow when required. To the knowledge of the Company, as of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available.

The completion of the merger is not conditioned upon Parent’s or Sub’s receipt of financing.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of material U.S. federal income tax consequences of the merger to beneficial owners of Company common stock who receive cash for their shares of Company common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of such beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary only addresses shares of Company common stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to as the “code”) (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to holders of shares who demand appraisal rights under Section 262 of the DGCL. This summary does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. This summary also does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization or governmental organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other entity treated as a pass-through entity for U.S. federal income tax purposes (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder (as described below) that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate or a former citizen or long-time resident of the United States.

This summary is based on the code, the treasury regulations promulgated under the code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the shares. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF COMPANY COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY, INCLUDING POSSIBLE CHANGES IN SUCH LAWS OR TREATIES.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the code) or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

We use the term “non-U.S. holder” to mean a beneficial owner of Company common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of Company common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult such partner’s tax advisor.

U.S. Holders

General. A U.S. holder’s receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash in exchange for shares of Company common stock in the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares. A U.S. holder’s adjusted tax basis in a share generally will be equal to the amount the U.S. holder paid for the share. Gain or loss will be determined separately for each block of shares of Company common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time. Long-term capital gain recognized by individuals and other non-corporate persons that are U.S. holders generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact), or (ii) provides a taxpayer identification number (which we refer to as a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish exemption should complete and sign the IRS Form W-9, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	we are or have been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held our shares and the non-U.S. holder held (actually or constructively) more than five percent of our shares at any time during the five-year period ending on the date of the merger.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

With respect to the third bullet point above, the determination whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our United States and foreign real property interests. We believe that we have not been a USRPHC for U.S. federal income tax purposes at any time during the five-year period ending on the date of the merger.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption. Copies of information returns that are filed with the IRS may also be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF COMPANY COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF

CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Regulatory Approvals

Hart-Scott-Rodino Antitrust Improvements Act of 1976

On October 25, 2016 the Company and Parent filed their respective notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) and the United States Federal Trade Commission (which we refer to as the “FTC”), which triggered the start of the HSR Act waiting period. The statutory waiting period was originally scheduled to expire on November 25, 2016. Effective November 25, 2016, with the Company’s prior consent, Parent voluntarily withdrew its HSR Act notification to provide the FTC an extension beyond the initial 30-day HSR Act waiting period to conduct its review. On November 29, 2016, Parent re-filed its HSR Act notification with the FTC and DOJ.

On December 29, 2016, each of the Company and Parent received a request for additional information and documentary material, commonly referred to as a “second request,” from the FTC, pursuant to the HSR Act. The FTC’s “second request” had the effect of extending the waiting period applicable to the consummation of the merger until the 30th day after substantial compliance by the Company and Parent with the “second request,” unless the waiting period was extended voluntarily by the parties or terminated sooner by the FTC.

On February 13, 2017, each of the Company and Parent received a notification from the Office of the Attorney General of the Commonwealth of Virginia (which we refer to as the “Virginia Attorney General”) that the Virginia Attorney General intended to collaborate with the FTC to review the merger.

On April 3, 2017 the Company certified substantial compliance with the FTC’s “second request” and on April 14, 2017 Parent so certified substantial compliance.

On April 17, 2017, Parent, with the consent of the Company, entered into a timing agreement with the FTC pursuant to which Parent agreed, among other things, not to complete the merger until at least 75 days after both the Company and Parent certified substantial compliance with the FTC’s request for additional information and documentary material relating to the merger issued on December 29, 2016, unless the FTC notifies the Company and Parent that it has closed its review sooner. The Company and Parent are continuing to work closely and cooperatively with the FTC in its review of the proposed merger.

Competition Act (Canada)

On October 25, 2016, the Company and Parent each filed with the Canadian Competition Bureau (which we refer to as the “Bureau”) pre-merger notification forms pursuant to Section 114(1) of the Competition Act (Canada) (which we refer to as the “Competition Act”), which triggered the start of the 30-day statutory waiting period under the Competition Act. The waiting period was originally scheduled to expire on November 24, 2016, unless a Supplementary Information Request (which we refer to as a “SIR”) was issued by the Bureau pursuant to subsection 114(2) of the Competition Act.

On November 24, 2016, the Company and Parent each received from the Bureau a SIR pursuant to subsection 114(2) of the Competition Act. The issuance of the SIR had the effect of extending the waiting period applicable to the consummation of the merger under the Competition Act until 30 days after substantial compliance by the Company and Parent with the SIR.

On February 17, 2017 Parent certified substantial compliance with the SIR issued to it and, on March 19, 2017, the Company certified substantial compliance with the SIR issued to it. The waiting period under the Competition Act expired on April 19, 2017.

On May 5, 2017, the Bureau issued a no action letter which signified that the merger had received clearance under the Competition Act.

Investment Canada Act

On October 25, 2016, Parent also filed with the Cultural Sector Investment Review Division of the Department of Canadian Heritage an Application for Review under the Investment Canada Act (which we refer to as the “ICA”). Under the ICA, there is a statutory 45-day waiting period, which can be unilaterally extended by the Minister of Canadian Heritage for an additional 30 days and which was voluntarily extended by Parent. On May 10, 2017, Parent’s investment was approved pursuant to the ICA.

Regulatory Conditions to Completion of the Merger

At any time before or after the effective time, the DOJ, the FTC, antitrust authorities outside of the United States or U.S. state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of the Company’s or Parent’s assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Completion of the merger is conditioned on the expiration or termination of any applicable waiting period (and any extension thereof) under the HSR Act and the absence of any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award by a governmental entity of competent jurisdiction that is in effect and renders the merger illegal, or prohibits, enjoins or otherwise prevents the merger.

Completion of the merger is also conditioned on the consummation of the purchase and sale of the financial services business in accordance with the bank sale agreements and merger of WFB into the Company or another subsidiary of the Company and termination of its bank charter. Under the bank sale agreements, the obligations of Capital One, Synovus, the Company and WFB are subject to, among other things, (i) approval by the FRB of a BMA application filed by Synovus with respect to the transactions contemplated by the bank sale agreements and expiration of any related required post-approval waiting period and (ii) notice to the Nebraska Department of Banking & Finance of the transactions contemplated by the bank sale agreements. The BMA application was filed by Synovus on April 19, 2017 and notice of the transactions contemplated by the bank sale agreements was given to the Nebraska Department of Banking & Finance on April 19, 2017. On May 10, 2017, Synovus received notice from the FRB that, because of the receipt of a public comment, Synovus’s BMA application was transferred from “Delegated Action” to “Board Action.” On May 19, 2017, Synovus received a second public comment from a different entity.

We currently expect to obtain all antitrust and other regulatory approvals that are required for the completion of the merger during the third quarter of 2017, however, we cannot guarantee when any such approvals will be obtained, or that they will be obtained at all.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A, which reflects the effect of the merger agreement amendment and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding their terms and conditions and not to provide any other factual information regarding the Company, Parent or Sub or their respective businesses. Such information can be found elsewhere in this proxy statement or, in the case of the Company, in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information,” on page 153.

The representations, warranties and covenants made in the merger agreement by the Company, Parent and Sub are qualified and subject to important limitations agreed to by the Company, Parent and Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the Company disclosure letter, which such disclosures are not reflected in the text of the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in this proxy statement.

Date of the Merger Agreement

The original merger agreement was executed by the Company, Parent and Sub on October 3, 2016 and was amended by the merger agreement amendment on April 17, 2017 (the “date of the merger agreement”).

Merger Agreement Amendment

The description that follows is of the original merger agreement as it has been amended by the merger agreement amendment. For more information concerning the merger agreement, please review the copy of the merger agreement attached as Annex A, which reflects the effect of the merger agreement amendment. For more information about the background of and reasons for the merger agreement amendment, see the sections entitled “The Merger—Background of the Merger,” beginning on page 34, and “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 64.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and the applicable provisions of the DGCL, at the effective time, Sub will be merged with and into the Company, the separate corporate existence of Sub will thereupon cease and the Company will continue as the surviving corporation of the merger. As a result of the merger, the Company, as the surviving corporation, will succeed to and assume all of the rights and obligations of Sub and the Company in accordance with the DGCL, as a wholly-owned subsidiary of Parent.

Closing; Effective Time of the Merger

The closing of the merger will take place on the third business day after the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that, by their terms, are to be satisfied at the closing, but subject to the satisfaction or, if permissible, waiver of such conditions) or another time, date or place agreed to in writing by the parties to the merger agreement.

Concurrently with the closing of the merger, the Company will file a certificate of merger in such form as required by, and executed in accordance with, the applicable provisions of the DGCL, at which time we expect the merger will become effective.

Organizational Documents; Directors and Officers

The merger agreement provides that, at the effective time, (i) the amended and restated certificate of incorporation of the surviving corporation, as in effect immediately prior to the effective time, will be amended and restated in a form agreed upon by the parties until thereafter amended in accordance with applicable law and the applicable provisions of the amended and restated certificate of incorporation and the amended and restated bylaws of the surviving corporation, and (ii) the parties will cause the bylaws of Sub, as in effect immediately prior to the effective time, to be the bylaws of the surviving corporation (except that references to the name of Sub will be replaced by references to the name of the surviving corporation) until thereafter amended in accordance with applicable law and the applicable provisions of the amended and restated certificate of incorporation and the amended and restated bylaws of the surviving corporation.

Additionally, the merger agreement provides that the board of directors of the surviving corporation effective as of, and immediately following, the effective time will consist of the members of the board of directors of Sub immediately prior to the effective time. Furthermore, from and after the effective time, the officers of Sub at the effective time will be the officers of the surviving corporation. Each such director and officer will hold office in accordance with the amended and restated certificate of incorporation and the amended and restated bylaws of the surviving corporation.

Merger Consideration

Outstanding Company Common Stock

At the effective time, except as described below, each share of Company common stock issued and outstanding immediately prior to the effective time (other than (i) shares of Company common stock that are held in the treasury of the Company or owned of record by any subsidiary of the Company and all shares owned of record by Parent, Sub or any of their respective subsidiaries, in each case immediately prior to the effective time and (ii) shares of Company common stock held by stockholders who have not voted in favor of, or consented to the adoption of, the merger agreement and who have properly demanded appraisal of such shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of shares to request appraisal of their shares) will be cancelled and automatically converted into the right to receive $61.50 in cash, without interest thereon, subject to any applicable withholding taxes and the following paragraph.

Under the terms of the merger agreement, the merger consideration will be adjusted as follows in the event that the bank framework agreement is validly terminated, although the merger agreement provides that the merger cannot close until the financial services business has been sold and the bank framework agreement can only be terminated in certain circumstances, as described in the section entitled “The Bank Sale Agreements—Termination Rights; Effect of Termination,” beginning on page 134:

•	in the event that the bank framework agreement is validly terminated by Synovus in accordance with its terms and the original bank purchase agreement is automatically deemed to be re-executed in its original form pursuant to the terms thereof, as further described below, then the merger consideration to be paid by Parent if the closing of the sale of the financial services business and the closing of the merger occurs will be $62.50 per share in cash, without interest thereon; and

•	in the event that the bank framework agreement is validly terminated in accordance with its terms such that none of the original bank purchase agreement, the bank framework agreement and the credit card program agreement remains in effect pursuant to the terms thereof, then either, at the Company’s election,

•	such merger consideration to be paid by Parent if the closing of the sale of the financial services business and the closing of the merger occurs will be $65.50 per share in cash, without interest thereon, and the Company will generally be restricted from entering into an alternative transaction with respect to the financial services business on terms that are materially less favorable than those of the original bank purchase agreement and the credit card program agreement, in its original form without giving effect to any amendments thereto, without Parent’s prior written consent, or

•	such merger consideration to be paid by Parent if the closing of the sale of the financial services business and the closing of the merger occurs will be $62.50 per share in cash, without interest thereon, and the Company will generally be restricted from entering into an alternative transaction with respect to the financial services business on terms that are materially less favorable than those of the original bank purchase agreement and the credit card program agreement, as amended, without Parent’s prior written consent.

Company-Owned and Parent-Owned Company Common Stock

At the effective time, all shares of Company common stock that are held in the treasury of the Company or owned of record by any of the Company’s subsidiaries and all shares of Company common stock owned of record by Parent, Sub or any of their respective subsidiaries will be cancelled and will cease to exist, with no payment being made with respect thereto.

Sub Capital Stock

At the effective time, each issued and outstanding share of capital stock of Sub will be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation.

Dissenting Shares

All Company common stock that is issued and outstanding immediately prior to the effective time and held by a person who did not vote in favor of or consent to the adoption of the merger agreement and who properly demanded appraisal of such shares and complied in all respects with all the applicable provisions of the DGCL (which we refer to as “dissenting shares”) will not be converted into the right to receive the merger consideration, but will be converted into the right to receive fair value of such shares as determined pursuant to the procedures set forth in Section 262 of the DGCL. If such dissenting stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses or waives its right of appraisal, in any case pursuant to the DGCL, its shares will be deemed to be converted as of the effective time into the right to receive the merger consideration, without interest.

The merger agreement provides that the Company will give Parent prompt written notice of any demands or written threats for appraisal of shares of Company common stock received by the Company, withdrawals of such demands or threats and any other documents received by the Company in respect thereof (including instruments served on the Company pursuant to Section 262 of the DGCL), and Parent will have the right to participate in and direct all negotiations and proceedings with respect to such demands, threats or documents. The Company will not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or threats or agree or commit to do any of the foregoing.

Treatment of Outstanding Equity Awards and Equity Plans

Company Options

The merger agreement provides that, as of immediately prior to the effective time and upon the terms and subject to the conditions set forth therein, each Company option will be fully vested and cancelled by virtue of the merger and, in exchange therefor, each holder of any such cancelled Company option will be entitled to receive a payment in cash of an amount equal to the product of (i) the total number of shares of Company common stock subject to such cancelled Company option, multiplied by (ii) the excess, if any, of the merger consideration over the exercise price per share subject to such cancelled Company option, without interest; provided, however, that (A) any such Company option with respect to which the exercise price per share subject thereto is equal or greater than the merger consideration will be cancelled in exchange for no consideration and (B) such payments will be reduced by the amount of any required tax withholdings as contemplated by the merger agreement.

RSU Awards

The merger agreement provides that, as of immediately prior to the effective time and upon the terms and subject to the conditions set forth therein, each RSU award will be fully vested (with any performance conditions applicable to such RSU award deemed satisfied in full) and cancelled by virtue of the merger, and each holder of any such cancelled RSU award will be entitled to receive an amount in cash equal to the product of (i) the number of shares of Company common stock subject to such cancelled RSU award and (ii) the merger consideration; provided, however, that such payments will be reduced by the amount of any required tax withholdings as contemplated by the merger agreement.

Company Stock Plans and Stock Purchase Plan

The merger agreement provides that, (a) as of the effective time and upon the terms and subject to the conditions set forth therein, the Company’s 2004 Stock Plan, the Company’s 2013 Stock Plan, and the inducement grant program established by the Company will be terminated, and (b) as of immediately prior to the effective time, the Company’s 2013 Employee Stock Purchase Plan will be terminated.

Exchange Procedures

The merger agreement provides that prior to the effective time, Parent will deposit with a U.S.-based nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (which we refer to as the “paying agent”), for the benefit of the holders of shares of Company common stock, a cash amount in immediately available funds equal to the aggregate merger consideration to which Company stockholders will become entitled in connection with the merger (which we refer to as the “exchange fund”). In the event the exchange fund will be insufficient to make the payments of the merger consideration (including if any dissenting shares cease to be dissenting shares), Parent is required to promptly deposit, or cause to be deposited, additional funds with the paying agent in an amount sufficient to make such payments.

As promptly as practicable after the effective time and in any event not later than the fifth business day thereafter, Parent is required to cause the paying agent to mail to each holder of record of a certificate whose shares of Company common stock were converted into the right to receive the merger consideration at the effective time pursuant to the merger agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates (or affidavits of loss in lieu thereof) to the paying agent, and will otherwise be in such form and have such other provisions as Parent and the Company may agree; and (ii) instructions for effecting the surrender of the certificates in exchange for payment of the merger consideration. Upon surrender of any certificates (or affidavits of loss in lieu thereof) for cancellation to the paying agent, if applicable, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such certificates, and such other customary documents and instruments as may be reasonably requested by the paying agent, the holder of such certificates will be entitled to receive in exchange therefor the portion of the aggregate merger consideration into which the shares formerly represented by such certificates were converted pursuant to the merger agreement, and the certificates so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Company common stock that is not registered in the transfer records of the Company, payment may be made and merger consideration may be issued to a person other than the person in whose name the certificate so surrendered is registered, if such certificate will be properly endorsed or will otherwise be in proper form for transfer and the person requesting such payment will either pay to the paying agent any transfer and other similar taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate so surrendered or will establish to the reasonable satisfaction of the paying agent that such taxes either have been paid or are not required to be paid.

Any holder of non-certificated shares of Company common stock represented by book-entry whose shares were converted into the right to receive the merger consideration at the effective time pursuant to the merger agreement will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive pursuant to the merger agreement (or such other amount paid in respect of dissenting shares pursuant to the merger agreement). In lieu thereof, each such registered holder of one or more non-certificated shares of Company common stock represented by book-entry will automatically upon the effective time be entitled to receive, and the surviving corporation will cause the paying agent to pay and deliver as promptly as reasonably practicable after the effective time (but in no event more than five business days thereafter), the merger consideration for each non-certificated shares of Company common stock represented by book-entry and such shares will forthwith be cancelled. Payment of the merger consideration with respect to non-certificated shares of Company common stock represented by book-entry will only be made to the person in whose name such shares are registered.

No interest will be paid or accrue on any portion of the merger consideration payable in respect of any certificate (or affidavit of loss in lieu thereof) or non-certificated share of Company common stock represented by book-entry.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON STOCK WILL BE MAILED TO STOCKHOLDERS HOLDING CERTIFICATED SHARES OF COMPANY COMMON STOCK IF THE MERGER IS COMPLETED.

Lost, Stolen and Destroyed Certificates

If any Company stock certificate will have been lost, stolen or destroyed, upon the marking of an affidavit in form and substance reasonably acceptable to the paying agent and Parent of that fact by the person claiming such certificate to be lost, stolen or destroyed, the paying agent or the surviving corporation, as applicable, will issue in exchange for such lost, stolen or destroyed certificate the portion of the aggregate merger consideration into which the shares formerly represented by such certificate were converted pursuant to the merger agreement. However, the paying agent or Parent may, in its reasonable discretion and as a condition precedent to the payment of such merger consideration, require the owner of such lost, stolen or destroyed Company stock certificate to provide a bond in a customary amount.

Representations and Warranties

The Company, on the one hand, and Parent and Sub, on the other hand, have each made representations and warranties to each other in the merger agreement. The representations and warranties referenced below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to Company stockholders and may be subject to limitations agreed upon by the parties, including being qualified by disclosures filed with or furnished to the SEC and confidential disclosures made by the Company to Parent and Sub in the disclosure letter delivered by the Company in connection with the merger agreement (which we refer to as the “Company disclosure letter”). The representations and warranties contained in the merger agreement should not be relied upon as characterizations of the actual state of facts or conditions of the Company, Parent, Sub or any of their respective subsidiaries, affiliates or businesses. The representations and warranties of each of the parties to the merger agreement will expire at the effective time.

Representations and Warranties of the Company

The Company has made customary representations and warranties to Parent and Sub in the merger agreement regarding aspects of the Company’s business and various other matters pertinent to the merger. The topics covered by the Company’s representations and warranties include the following:

•	the organization, qualification to do business and good standing of the Company;

•	the capital structure, and the absence of restrictions with respect to the capital stock and other securities, of the Company;

•	the Company’s subsidiaries, including, among other things, the organization, qualification to do business, good standing, capital structure and absence of restrictions with respect to the capital stock of such subsidiaries;

•	the Company’s authority to enter into, and, subject to receipt of the Company stockholder approval, consummate the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, laws, organizational documents or contracts, in each case as a result of the Company’s execution or delivery of the merger agreement or the performance by the Company of its covenants under, or the consummation by the Company of the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the Company’s and its subsidiaries’ governmental permits;

•	the Company’s and its subsidiaries’ compliance with laws, including anti-corruption laws and sanctions and export control laws;

•	the Company’s SEC filings since January 1, 2013 and the financial statements contained in such filings;

•	the information contained in this proxy statement;

•	the Company’s and its subsidiaries’ systems of internal control over financial reporting and disclosure controls and procedures;

•	the absence of any material adverse effect and certain other changes or events since July 2, 2016;

•	the absence of undisclosed liabilities;

•	the absence of pending or threatened litigation or internal investigations or outstanding orders;

•	employee benefits matters related to the Company and its subsidiaries;

•	labor matters related to the Company and its subsidiaries;

•	tax matters related to the Company and its subsidiaries;

•	the Company’s and its subsidiaries’ owned and leased real property;

•	the Company’s and its subsidiaries’ personal property;

•	environmental matters related to the Company and its subsidiaries;

•	the Company’s and its subsidiaries’ intellectual property;

•	contracts that would be required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended, and other contracts related to the Company and its subsidiaries that are described in the material contracts representation and warranty in the merger agreement (which we refer to as “material contracts”);

•	insurance coverage related to the Company and its subsidiaries;

•	the opinions of Guggenheim Securities;

•	the inapplicability of takeover statutes to the merger;

•	the vote of holders of Company common stock required to approve the merger;

•	the absence of financial advisor’s, broker’s, finder’s or investment banker’s fees, other than those payable to Guggenheim Securities, in connection with the transactions contemplated by the merger agreement; and

•	arrangements relating to the bank sale agreements.

Unless specifically set forth otherwise in the merger agreement, none of such representations and warranties of the Company regard the financing, the bank sale agreements or the financial services business.

Some of the Company’s representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the merger agreement, a material adverse effect means any change, circumstance, event or effect (each of which , we refer to as an “effect”) that is having, or would reasonably be expected to have, individually or in the aggregate together with all other effects, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole. However, none of the following, and no effect to the extent arising out of or resulting from the following, will constitute or be taken into account in determining whether there has been a material adverse effect:

•	the entry into or the announcement or pendency of the merger agreement, the bank sale agreements or the transactions contemplated thereby or the performance of the merger agreement, the bank sale agreements or the consummation of the transactions contemplated thereby (other than for purposes of certain representations or warranties contained in the merger agreement), in each case, including (i) by reason of the identity of Parent, Sub or any of their respective affiliates, (ii) by reason of any public communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and its subsidiaries following the effective time and (iii) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators;

•	any effect affecting the general economy or the financial, credit or securities markets in the United States or elsewhere in the world, including interest rates or exchange rates or any changes therein, or any effect generally affecting any business or industries in which the Company and its subsidiaries operate;

•	the suspension of trading in securities generally on the NYSE;

•	any change in any applicable law or GAAP or other applicable accounting rules or the interpretation of any of the foregoing;

•	any action taken by the Company or any of the Company’s subsidiaries that is expressly required by the merger agreement or with Parent’s express written consent;

•	the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism;

•	the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity;

•	any effect related to liabilities of the financial services business that are assumed by Capital One under the bank sale agreements and which none of Parent, the surviving corporation or any of their respective affiliates will have any liability after the closing of the merger;

•	any changes in the market price or trading volume of the equity securities of the Company, any changes in the ratings or the ratings outlook for the Company or any of its subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of its subsidiaries or any failure of the Company or any of its subsidiaries to meet any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the merger agreement (it being understood that the exceptions in this clause will not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by the preceding clauses) from being taken into account in determining whether a material adverse effect has occurred), provided, that this clause will not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period; or

•	any actions or claims made or brought by any of the current or former stockholders, equityholders or securityholders of the Company or any of its subsidiaries (or on their behalf or on behalf of the Company or any of its subsidiaries, but in any event only in their capacities as current or former stockholders, equityholders or securityholders of the Company) challenging the transactions contemplated by the merger agreement or the merger.

However, with respect to the exceptions described in the second, third, fourth, sixth, seventh and ninth bullets above, such effects will be taken into account to the extent they materially and disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries and geographic locations in which the Company and its subsidiaries operate.

Representations and Warranties of Parent and Sub

Parent and Sub made customary representations and warranties to the Company in the merger agreement, in each case, subject to customary qualifications and limitations, including representations and warranties relating to the following:

•	the organization and good standing of Parent and Sub;

•	each of Parent’s and Sub’s authority to enter into, and consummate the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, laws, organizational documents or certain material contracts and instruments to which Parent or Sub is a party, in each case as a result of Parent’s and Sub’s execution or delivery of the merger agreement or the performance by Parent and Sub of their respective covenants under, or the consummation by Parent and Sub of the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the information contained in this proxy statement;

•	the absence of pending or threatened litigation and outstanding orders which would reasonably be expected to prevent or materially delay the merger;

•	the ownership of Sub by Parent;

•	Sub’s lack of operating activities;

•	the absence of ownership of shares of Company common stock by Parent, Sub or any of their respective subsidiaries or their respective affiliates or associates;

•	the preferred financing commitment letter and the equity financing;

•	the debt commitment letter and the debt financing;

•	the solvency of Parent, the surviving corporation and each subsidiary of the surviving corporation at and immediately following the effective time;

•	the absence of broker’s, finder’s or investment banker’s fees, other than those payable to J.P. Morgan Securities LLC, in connection with the transactions contemplated by the merger agreement;

•	the absence of arrangements between Parent, Sub or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the transactions contemplated by the merger agreement or the operations of the surviving corporation after the effective time or pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the merger consideration or pursuant to which any stockholder of the Company agrees to vote to adopt the merger agreement or approve the merger or agrees to vote against any competing proposal (other than the merger agreement and the voting agreements); and

•	the bank sale agreements.

Covenants Regarding Conduct of Business by the Company Prior to the Merger

Under the merger agreement, the Company agreed that, until the effective time, except as required by applicable law, a governmental authority of competent jurisdiction or the rules or regulations of the NYSE, as Parent may agree in writing (which agreement may not be unreasonably withheld, delayed or conditioned), as expressly permitted or required by any provision of the merger agreement or the bank sale agreements or as set forth in the Company disclosure letter, the Company will use commercially reasonable efforts to, and will cause each of its subsidiaries to use commercially reasonable efforts to, conduct its operations in the ordinary course of business consistent with past practice and will use commercially reasonable efforts to (and cause its subsidiaries to use commercially reasonable efforts to):

•	maintain and preserve intact in all material respects its business organization;

•	retain the services of its present officers and key employees; and

•	preserve the goodwill of, and relationships with persons with whom it has material business relationships.

Further, the Company agreed that, until the effective time, except as required by applicable law, a governmental authority of competent jurisdiction or the rules or regulations of the NYSE, as Parent may provide prior written consent to (which consent may not be unreasonably withheld, delayed or conditioned), as expressly permitted or required by any provision of the merger agreement or the bank sale agreements or as set forth in the Company disclosure letter, the Company will not, and will not permit its subsidiaries to:

•	amend, modify, waive or rescind the Company’s amended and restated certificate of incorporation or amended and restated bylaws or, in a manner adverse to Parent, any organizational document of any of the Company’s subsidiaries;

•	issue, sell, deliver, pledge, dispose of or grant or authorize the issuance, sale, delivery, pledge, disposition or grant of any equity securities or other voting or capital interests in the Company or any of its subsidiaries, or any options, warrants or other securities convertible into, or exchangeable or exercisable for, any such securities or interests, or any rights of any kind to acquire any such securities or interests (other than (i) the issuance of shares of Company common stock upon the exercise of Company options and the settlement of RSU awards, in each case outstanding as of the date of the merger agreement or otherwise permitted to be granted under the merger agreement and (ii) the purchase of shares of Company common stock under the Company’s 2013 Employee Stock Purchase Plan (other than in connection with the issuance of securities by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company));

•	adjust, split, combine, recapitalize or reclassify any capital stock or other equity interest of the Company;

•	sell, pledge, dispose of, transfer, assign, lease, license, abandon or encumber any material property or material assets of the Company or any of its subsidiaries (other than as required pursuant to the terms of existing contracts on the date of the merger agreement, with respect to obsolete properties or assets not currently used in the Company’s business or in the ordinary course of business consistent with past practice);

•	declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company or any of its subsidiaries, whether payable in cash, stock, property, securities or equity interests or a combination thereof (other than dividends made in the ordinary course of business paid by any of the Company’s subsidiaries solely to the Company or another of the Company’s subsidiaries, as the case may be);

•	reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or other voting or capital interests or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities or other voting or capital interests (other than (i) in connection with the exercise of any outstanding Company options as of the date of the merger agreement and permitted by the terms of such options, or the payment of related withholding taxes, by net exercise or by tendering of shares, or tax withholdings on the settlement of RSU awards, or (ii) the purchase of shares pursuant to existing “10b5-1” plans);

•	merge or consolidate the Company or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the merger of one or more of the Company’s subsidiaries with or into one or more other the Company’s subsidiaries or the Company);

•	make or offer to make any acquisition of a material business, including by merger, consolidation or acquisition of stock or assets (other than any acquisitions for consideration that is individually not in excess of $7 million, or in the aggregate not in excess of $15 million);

•

incur, create, redeem, repurchase, prepay, defease or cancel any indebtedness or issue any debt securities, or assume or guarantee the obligations of any person (other than one of the Company’s wholly-owned subsidiaries) for borrowed money (other than (i) indebtedness for borrowings (including letters of credit and performance bonds) in the ordinary course of business, consistent with past practice, in an amount not to exceed $250,000,000 in the aggregate outstanding at any one time, (ii) indebtedness for borrowed money that is prepayable at any time without penalty or premium, in an amount not to exceed $100,000,000 in the aggregate outstanding at any one time or (iii) indebtedness of the financial services business that is permitted by the bank sale agreements and that would not constitute a liability of any of WFB, the Company, the surviving corporation or any of the Company’s subsidiaries immediately following consummation of the transactions contemplated by the bank sale agreements and prior to the effective time);

•	make any loans, advances or capital contributions to, or investments in, any other person that is not one of the Company’s wholly-owned subsidiaries (other than trade credit provided to the Company’s or any of the Company’s subsidiaries’ customers in the ordinary course of business or credit card loans made by the financial services business to holders of credit cards issued by the Company or one of the Company’s subsidiaries);

•	(i) materially increase the compensation or benefits payable or to become payable to current or former directors, officers, employees or consultants of the Company or any of its subsidiaries (other than in the ordinary course of business consistent with past practice); (ii) enter into any employment, retention, change in control or severance agreement, or grant any rights to severance or termination pay or other termination benefit; (iii) establish, terminate, adopt, enter into or amend any employee benefit or compensation plan of the Company, any collective bargaining agreement or other arrangement relating to union or organized employees, or any plan, trust, fund, policy, agreement or arrangement that is an employee benefit or compensation plan of the Company (other than amendments to the employee benefit or compensation plans of the Company in the ordinary course of business consistent with past practice that do not in any manner materially increase the cost of such employee benefit or compensation plans of the Company to the Company or its subsidiaries); (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any employee benefit or compensation plan of the Company; (v) take any action to fund any nonqualified trust; (vi) terminate the employment of any executive officer of the Company (other than for cause); or (vii) hire or promote any employee (other than hires or promotions in the ordinary course of business consistent with past practice of individuals whose annual base salary does not exceed $200,000 or hires to replace any employee whose employment has been terminated);

•	make any material change in accounting policies or procedures (other than as required by GAAP, applicable law or any governmental authority with competent jurisdiction);

•	engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would reasonably be expected to be material to the Company and its subsidiaries, taken as a whole;

•	enter into, modify, amend or terminate any material contract or real property lease (other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted pursuant to the merger agreement);

•	make any capital expenditure (other than in the ordinary course of business consistent with past practice or that is substantially in accordance with the Company’s budget that was made available to Parent);

•	subject to other provisions in the merger agreement, settle or compromise any pending or threatened legal proceeding or governmental, administrative or regulatory investigation, audit or inquiry (other than such settlements or compromises (i) that would not result in any equitable relief or other non-monetary damages or penalties (A) being imposed on the Company or any of its subsidiaries that would continue after the effective time and be material to the Company and its subsidiaries, taken as a whole, or (B) otherwise apply to Parent or any of its affiliates (other than the surviving corporation and the Company’s subsidiaries) after the effective time and (ii) where the amount paid (less the amount reserved for such matters by the Company on the Company’s most recent balance sheet included in the Company’s documents filed with the SEC) in such settlement or compromise does not exceed $4 million individually or $10 million in the aggregate);

•	(i) make, change or rescind (or apply to make, change or rescind) any material tax election; (ii) change any annual tax accounting period; (iii) change (or request to change) any accounting method for tax purposes; (iv) except under specified circumstances, adopt (or request to adopt) any accounting method for tax purposes; (v) settle or compromise any legal proceeding, notice, audit or assessment in respect of material taxes; (vi) amend any material tax return; (vii) enter into any tax allocation, sharing or indemnity agreement other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to taxes; (viii) enter into any closing agreement relating to any material tax liability or that could bind the Company or any of its subsidiaries after the closing date of the merger; or (ix) consent to any extension or waiver of the statute of limitations period applicable to any material taxes; or

•	authorize or enter into any contract, commitment, arrangement or understanding to do any of the foregoing.

Restriction on Solicitation of Competing Proposals

The Company has agreed that it will, and will cause its subsidiaries and use reasonable best efforts to cause its and the Company representatives to, immediately cease and use reasonable best efforts to cause to be terminated any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any competing proposal (as described below). In addition, until the earlier of the effective time or termination of the merger agreement (if any), the Company has agreed that it will not, and will cause its subsidiaries not to, and use reasonable best efforts to cause the Company representatives not to, directly or indirectly through another person:

•	initiate, solicit or knowingly encourage or facilitate any inquiry or the making or submission of any proposal or offer that constitutes or would reasonably be expected to lead to a competing proposal;

•	furnish any non-public information regarding the Company or any of its subsidiaries to any third person in connection with or in response to, or afford access to the Company representatives or the books, records or properties of the Company or any of its subsidiaries with respect to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a competing proposal; or

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with any third person with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any competing proposal made by such third person or any of its representatives.

A “competing proposal” is defined in the merger agreement to mean any bona fide proposal or offer from any person or group relating to:

•	any direct or indirect acquisition or purchase from the Company or any of its subsidiaries, in a single transaction or a series of transactions, of (i) assets (including capital stock of the Company’s subsidiaries) representing 15% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined by the Board or any committee thereof in good faith) or representing 15% or more of the consolidated net revenues or consolidated net income of the Company and its subsidiaries, including by means of any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction to which the Company or any of its subsidiaries is a party, or (ii) 15% or more of the outstanding shares of Company common stock;

•	any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 15% or more of the outstanding shares of Company common stock; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction to which the Company or any of its subsidiaries is a party pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, 15% or more of the equity securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity.

Notwithstanding the non-solicitation provisions described above, if, at any time following the date of the merger agreement and prior to the receipt of the Company stockholder approval, (i) the Company receives a written competing proposal from a person that did not result from a breach of the non-solicitation provisions described above, which competing proposal was made on or after the date of the merger agreement, and (ii) the Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside counsel, that such competing proposal constitutes or would reasonably be expected to lead to a superior proposal (as described below) and that failure to take the actions described in the subsequent clauses (A) or (B) would reasonably be expected to be inconsistent with the fiduciary duties of the Board to the stockholders of the Company under applicable law, then the Company may (A) furnish information with respect to the Company and its subsidiaries to the person making such competing proposal and its representatives and (B) participate in discussions or negotiations with the person making such competing proposal and its representatives regarding such competing proposal; provided, however, that the Company will not, and will cause its subsidiaries and will use reasonably best efforts to cause the Company representatives not to, disclose any non-public information regarding the Company to such person without the Company first entering into an acceptable confidentiality agreement as defined below with such person. The Company has agreed that it will promptly (and in any event within 36 hours) provide notice to Parent of the receipt of any competing proposal, which notice will include, unless the Company is prohibited from doing so pursuant to a contract in effect as of the date of the merger agreement, the identity of the person or persons making such competing proposal, an unredacted copy of such competing proposal, if made in writing (or a written summary of the material terms of such competing proposal if not made in writing), any relevant proposed transaction agreements, a copy of any financing commitments (including redacted fee letters), and, substantially concurrently with the delivery thereof to the person (or its representatives) making the competing proposal, any information concerning the Company, the Company’s subsidiaries or their businesses, assets or properties provided or made available to such other person (or its representatives) by the Company after receipt by the Company of the competing proposal that was not previously provided or made available to Parent. The Company has agreed to keep Parent reasonably informed on a prompt basis of any material change in the terms and conditions of any such competing proposal.

A “superior proposal” is defined in the merger agreement to mean a written competing proposal (with all percentages in the definition of “competing proposal” increased to “50%”) that did not result from a breach of the non-solicitation provisions described above and was made by any person on terms that the Board or any committee thereof determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering all financial, legal, financing and other aspects of such competing proposal (including the financing terms thereof, the conditionality and the timing and likelihood of consummation of such competing proposal and any changes to the merger agreement that may be proposed by Parent in response to such competing proposal), (i) is reasonably likely to be consummated and (ii) would be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (including taking into account any applicable termination fee described below).

Obligations of the Board with Respect to Its Recommendation

The merger agreement provides that, subject to certain exceptions described below, neither the Board nor any committee thereof will: (i) adopt, authorize or approve or recommend any competing proposal (or publicly propose to recommend any competing proposal); (ii) withhold, withdraw, modify, qualify or amend, in a manner adverse to Parent, the recommendation by the Board to Company stockholders that Company stockholders adopt the merger agreement (which, such recommendation, we refer to as the “Board recommendation”) (or publicly propose to take any of the foregoing actions); (iii) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a competing proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders (including for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement thereof pursuant to Rule 14d-2 under the Exchange Act (which, any such action set forth in the foregoing clauses (i), (ii) or (iii), we refer to as a “Board recommendation change”); (iv) allow or authorize the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, arrangement or understanding to effect any competing proposal with the person that made such competing proposal (other than a confidentiality and standstill agreement (which we refer to as an “acceptable confidentiality agreement”) that contains confidentiality and standstill provisions of the relevant person that has made such competing proposal, which provisions are no less favorable in the aggregate to the Company than those contained in the letter regarding confidentiality, dated as of February 29, 2016 (which we refer to as the “confidentiality letter”), by and between the Company and Parent) or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement; (v) make the provisions of any antitakeover or similar statute or regulation inapplicable to any transactions contemplated by a competing proposal; (vi) terminate, amend, release, modify or knowingly fail to use reasonable best efforts to enforce any provision of, or grant any permission, waiver or request under, any standstill agreement entered into by the Company or any of its subsidiaries in respect of or in contemplation of a competing proposal (provided that, to the extent the Board determines in good faith after consultation with its legal counsel that failure to provide a limited waiver to any such standstill agreement solely to permit the counterparty thereto privately to approach the Board regarding a competing proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Board to the Company’s stockholders under applicable law, the Company may provide such limited waiver); or (vii) publicly propose to do any of the foregoing.

Notwithstanding the obligations of the Board and its committees described above, at any time prior to the receipt of the Company stockholder approval, the Board or any committee thereof may make a Board recommendation change (and, if so desired by the Board or any committee thereof, terminate the merger agreement in order to cause the Company to enter into a definitive agreement with respect to a competing proposal) if and only if: (i)(A) a written competing proposal (that did not result from a breach of the non-solicitation provisions described above) is made to the Company by a third person and (B) the Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal constitutes a superior proposal and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board to the Company’s stockholders under applicable law; (ii) the Company provides Parent prior written notice of the Company’s intention to make a Board recommendation change or to terminate the merger agreement in order to cause the Company to enter into a definitive agreement with respect to the competing proposal at least five days prior to making such Board recommendation change or termination of the merger agreement (which such notice we refer to as a “notice of recommendation change”), which notice is required to identify the person making such superior proposal and include an unredacted draft of the definitive agreement to effect such superior proposal and any financing documents (which may be redacted in a customary manner) relating thereto; (iii) if requested by Parent, the Company has negotiated in good faith, and directed any applicable Company representatives to negotiate in good faith, with Parent for at least five days following receipt by Parent of such notice of recommendation change with respect to any changes to the terms of the merger agreement proposed by Parent in a written offer; and (iv) taking into account any changes to the terms of the merger agreement agreed to by Parent in a written offer to the Company pursuant to clause (iii) above, the Board or any committee thereof has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such competing proposal would continue to constitute a superior proposal if such changes agreed to in writing by Parent were to be given effect. Any amendment to the amount or form of consideration contemplated by such competing proposal or any other material amendment to the terms of such competing proposal (whether or not in response to any changes proposed by Parent pursuant to clause (iii) above) will require a new notice of recommendation change and an additional three day period from the date of such notice during which the terms of clauses (ii), (iii) and (iv) above will apply mutatis mutandis.

Other than in connection with a competing proposal as described above, nothing in the merger agreement prohibits or restricts the Board or any committee thereof from withholding, modifying or amending, in a manner adverse to Parent, the Board recommendation if there is an intervening event (as described below), as a result of which, the Board or any committee thereof determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure of the Board or any committee thereof to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board to the Company’s stockholders under applicable law; provided that: (i) the Company gives Parent at least five days advance written notice of its intention to take such action, which notice will include a reasonably detailed summary of the relevant intervening event; (ii) the Company will give Parent at least five days following receipt by Parent of such notice to propose revisions to the terms of the merger agreement (or make another proposal) and will, and will have directed the applicable Company representatives to, negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any, during such five day period; and (iii) following the end of such five day period, the Board or any committee thereof determines in good faith, after taking into account any changes to the terms of the merger agreement offered by Parent in a written offer to the Company pursuant to clause (ii) above and in consultation with the Company’s outside legal counsel and financial advisors, that the failure of the Board or any committee thereof to effect a Board recommendation change would reasonably be expected to be inconsistent with the fiduciary duties of the Board to the Company’s stockholders under applicable law.

An “intervening event” is defined in the merger agreement to mean any event or development material to the Company and first occurring or arising after the date of the merger agreement and prior to the Company stockholder approval, to the extent that such event or development was not known by, or reasonably foreseeable to, the Board prior to the date of the merger agreement. In no event, however, will the following events or developments constitute an intervening event: (i) the receipt, existence or terms of a competing proposal or any matter relating thereto or consequence thereof; (ii) any events or developments relating to Parent or Sub or any of their affiliates or financing sources or any competitor of the Company; or (iii) changes in the market price or trading volume of the equity securities of the Company, any changes in the ratings or the ratings outlook for the Company or any of its subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company (although the exceptions in this clause (iii) will not prevent or otherwise affect the underlying cause of any such event or development referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i)  and (ii)) from being taken into account in determining whether an intervening event has occurred).

Efforts to Complete the Merger

The merger agreement provides that (i) each of Parent and the Company will (and will cause each of its affiliates to) use its reasonable best efforts to consummate the transactions contemplated by the merger agreement and (ii) the Company will (and will cause each of its affiliates to) use its reasonable best efforts to consummate the transactions contemplated by the bank sale agreements (and Parent will use its reasonable best efforts to assist the Company in connection therewith). More specifically, Parent will (and will cause Sub and each of its affiliates to) and the Company will (and will cause each of its subsidiaries to) use its reasonable best efforts to (A) obtain all actions or nonactions, consents, permits, waivers, approvals, authorizations and orders from governmental authorities or other persons necessary or advisable in connection with the consummation of the merger, (B) make and not withdraw (without the other party’s consent) all registrations and filings with any governmental authority or other persons necessary or advisable in connection with the consummation of the merger, (C) other than with respect to any proceeding under the HSR Act, or any other competition or antitrust law or under any law applicable to the financial services business (which is addressed below), (1) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its affiliates is a party challenging or affecting the merger agreement or the consummation of the merger, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or proceeding, (2) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the merger, in each case until the issuance of a final, non-appealable order with respect thereto, and (3) seek to resolve any objection or assertion by any governmental authority challenging the merger agreement or the merger and (D) execute and deliver any additional instruments necessary or advisable to consummate the merger. In addition, neither Parent nor Sub, directly or indirectly, through one or more of their respective affiliates, will take any action that would reasonably be expected to cause a material delay in the consummation of the merger.

The merger agreement provides that, subject to the penultimate sentence of this paragraph, each of Parent and the Company will, and will cause each of its respective affiliates to, use its and their reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust or competition law that may be asserted by any antitrust or competition governmental authority or any other person so as to enable the merger to be consummated. To that end, the merger agreement provides that Parent will, and will cause its affiliates to, prior to the outside date, defend through litigation on the merits any claim asserted in court by any person in order to avoid entry of, or to have vacated or terminated, any order that would prevent or delay the consummation of the merger. If the parties receive a “second request,” each of the parties agreed that it will use reasonable best efforts to certify compliance with such “second request” as promptly as practicable (and in any event within three months after receipt thereof) and to produce documents on a rolling basis, and counsel for both parties will closely cooperate during the entirety of any such “second request” review process. Notwithstanding the obligations described above, neither Parent nor any of its affiliates will be obligated to consent to any divestiture or other structural or conduct relief in order to obtain clearance from any governmental authority. Without limiting the generality of the obligations described above, each party agreed that it will:

•	give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental authority with respect to the merger;

•	keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and

•	promptly inform the other parties of any communication to or from the governmental authorities that are required to approve the transactions contemplated by the bank sale agreements, the FTC, the DOJ or any other governmental authority regarding the merger or the transactions contemplated by the bank sale agreements, as applicable.

Each party agreed that it will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any governmental authority in connection with the merger and the transactions contemplated by the bank sale agreements.

The Company agreed that it will also (and will cause each of its affiliates to) make all filings required by the governmental authorities that are required to approve the transactions contemplated by the bank sale agreements or under any law applicable to the financial services business in connection with the merger agreement and the merger or the bank sale agreements and the transactions contemplated thereby. Further, (i) each of Parent and the Company agreed that it will, in consultation with the other, use reasonable best efforts to (and to cause each of its affiliates to) avoid or eliminate each and every impediment to the consummation of the transactions contemplated by the bank sale agreements and (ii) the Company agreed that it will, in consultation with Parent, use reasonable best efforts to (and to cause each of its affiliates to) obtain all approvals and consents under any law applicable to the financial services business that may be required by any governmental authority so as to enable the parties to consummate the transactions contemplated by the bank sale agreements. However, (A) the Company agreed that it will not (and will not permit any of its affiliates to), without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), make any undertaking or commitment if the taking of the required action would result in Parent, Sub, the surviving corporation or any of their respective affiliates incurring any continuing liability or obligation after the closing of the merger that would be material to Parent and its affiliates, taken as a whole, following completion of the merger, and (B) the Company will not be required to make any undertaking, commitment or concession that is not conditioned upon the closing of the merger occurring. The Company has additionally agreed to use reasonable best efforts to comply in all material respects with all of its covenants and agreements set forth in the bank sale agreements in accordance with the terms and subject to the conditions thereof. The Company has agreed that it will use reasonable best efforts to consummate the transactions contemplated by the bank sale agreements on the terms and conditions described therein and will, and will cause the Company representatives to, keep Parent informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to consummate the transactions contemplated by the bank sale agreements. Following the closing of the transactions contemplated by the bank sale agreements, the Company has agreed that it will (and will cause its subsidiaries to) take all actions reasonably necessary to surrender any Federal Deposit Insurance Corporation deposit insurance of the Company or any of the Company’s subsidiaries. In the event the bank sale agreements are terminated, Parent is required to use its reasonable best efforts to take all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to arrange for the Company an alternative transaction for the sale of the financial services business, pursuant to a transaction with another third party and on terms reasonably acceptable to the Company and subject to certain other limitations.

Obligations with Respect to this Proxy Statement and the Special Meeting

The Company agreed to, as promptly as reasonably practicable following the date of the merger agreement amendment, file with the SEC a preliminary proxy statement containing the Board recommendation to be sent to the Company stockholders in connection with the stockholder meeting. Parent is required to cooperate with the Company in the preparation of such proxy statement, among other things. The parties are required to use their respective reasonable best efforts to have the proxy statement cleared by the SEC as promptly as reasonably practicable after filing with the SEC.

The Company is further required to, as promptly as reasonably practicable after the proxy statement is cleared by the SEC for mailing to Company stockholders (and in any event no more than 45 days after such clearance) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on, among other things, the approval and adoption of the merger agreement. Pursuant to the terms of the merger agreement, the Company agreed that the Board would recommend that Company stockholders adopt the merger agreement, and the Company is required to use its reasonable best efforts to solicit from Company stockholders proxies in favor of the adoption of the merger agreement.

Access to Information

From the date of the merger agreement to the effective time, pursuant to the terms of the merger agreement, the Company agreed that it will, and will cause each of its subsidiaries to: (i) provide to Parent and Sub and their respective representatives, and to the debt financing sources, reasonable access during normal business hours in such a manner as not to interfere with the operation of any business conducted by the Company or any of its subsidiaries, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets and liabilities of the Company and its subsidiaries as Parent or its representatives may reasonably request. However, the Company will not be required to (or to cause any of its subsidiaries to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (A) result in the loss of attorney-client privilege; (B) violate any confidentiality obligations of the Company or any of its subsidiaries to any third party or otherwise breach, contravene or violate any then effective contract to which the Company or any of its subsidiaries is party; (C) result in a competitor of the Company or any of its subsidiaries receiving information that is competitively sensitive; or (D) breach, contravene or violate any applicable law (including the HSR Act or any other competition or antitrust law); provided that if any of the restrictions in the foregoing clauses (A) through (D) above will apply, the Company will advise Parent of the subject matter of any such information that cannot be disclosed and will use commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable laws.

Director and Officer Indemnification and Insurance Information

Pursuant to the merger agreement, from and after the effective time until the sixth anniversary thereof, Parent is obligated to cause the surviving corporation to, to the fullest extent permitted by applicable law and the Company’s or its applicable subsidiaries’ organizational documents, indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company’s subsidiaries and each fiduciary under benefit plans of the Company or any of its subsidiaries, against (i) all losses, expenses (include reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, arising out of actions or omissions occurring at the effective time (and whether asserted or claimed prior to, at or after the effective time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer or fiduciary under benefit plans prior to the effective time, and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time, and including any expenses incurred in enforcing such person’s rights. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the effective time), the surviving corporation will promptly pay the reasonable fees and expenses of counsel selected by the indemnified parties promptly after statements therefor are received and otherwise advance to such indemnified party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under the law).

Also, the Company will be permitted to, prior to the effective time (and, if the Company fails to do so, Parent will cause the surviving corporation to), obtain and fully pay the premium for a “tail” insurance and indemnification policy for a claims reporting period of six years from and after the effective time for events occurring prior to the effective time that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy. However, without the prior written consent of Parent, neither the Company nor Parent will purchase such a “tail” policy for a premium amount for any one year in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance. If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policy as of the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) the D&O insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, purchase comparable D&O insurance for such six year period (and for so long thereafter as any claims brought before the end of such six year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of the merger agreement, provided that neither Parent nor the surviving corporation will be required to pay an aggregate annual premium for such D&O insurance to the extent exceeding 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance and if the premiums of such insurance coverage with respect to any policy year exceed the tail cap, the surviving corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time, for a cost not exceeding the tail cap.

In addition, for not less than six years following the effective time, Parent and the surviving corporation must maintain provisions in the organizational documents of the surviving corporation and its subsidiaries with respect to exculpation, indemnification and advancement of expenses that are no less favorable than the analogous provisions contained in the organizational documents of the Company and its subsidiaries in effect immediately prior to the effective time. The publicly filed contractual indemnification rights of the directors and officers of the Company will be assumed by the surviving corporation and will continue in full force and effect in accordance with their terms following the effective time.

Employee Benefits

Under the merger agreement, from and after the effective time for a period ending on December 31, 2017, Parent has agreed to provide, or cause its subsidiaries (including the surviving corporation) to provide, to each employee of the Company and its subsidiaries who remains employed by Parent and its subsidiaries (including the surviving corporation) following the effective time with (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such employee immediately prior to the effective time, (ii) an annual cash bonus opportunity and/or cash commission opportunity (if applicable) that is not less favorable than the aggregate annual cash bonus opportunity and/or cash commission opportunity (if applicable), with certain limited exclusions, provided to such employee immediately prior to the effective time, (iii) severance benefits that are no less favorable than the severance benefits provided under the severance plan, policy or agreement in effect for the benefit of such employee immediately prior to the effective time, (iv) long-term incentive compensation opportunities that are no less favorable than those provided by Parent to similarly situated employees of Parent and its subsidiaries (if any) and (v) other compensation and benefits (including retirement and welfare benefits and paid-time off, but excluding long-term incentive, equity-based or equity-linked compensation) that are no less favorable, in the aggregate, than the other compensation and benefits provided to such employee immediately prior to the effective time.

In addition, from and after the effective time, Parent has agreed to assume, honor and continue, or to cause its subsidiaries (including the surviving corporation) to assume, honor and continue all of the Company’s and its subsidiaries’ employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any of its subsidiaries and any continuing employee). For all purposes under the employee benefit plans of Parent and its subsidiaries (including the surviving corporation) (including for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals), Parent has agreed that each continuing employee’s service with or otherwise credited by the Company or any of its subsidiaries will be treated as service with Parent or any of its subsidiaries (including the surviving corporation) (assuming that such recognition would result in any duplication of benefits). Parent has further agreed to, and to cause its subsidiaries (including the surviving corporation) to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any of Parent’s or its subsidiaries’ (including the surviving corporation’s) welfare benefit plans in which the continuing employees (and their eligible dependents) will be eligible to participate from and after the effective time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the Company’s and its subsidiaries’ comparable employee benefit plan immediately prior to the effective time. Parent has agreed to, or to cause its subsidiaries (including the surviving corporation) to, use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each continuing employee (and his or her eligible dependents) during the calendar year in which the effective time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such continuing employee (and his or her eligible dependents) will be eligible to participate from and after the effective time. Further, if requested by Parent in writing at least 15 business days prior to the effective time, the Company will cause any 401(k) plan of the Company or its subsidiaries to be terminated effective as of the day immediately prior to the effective time and, effective as soon as practicable following the effective time, the continuing employees will be eligible to participate in and make applicable rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the code) to a 401(k) plan of Parent or its subsidiaries.

Financing

The consummation of the merger is not conditioned upon Parent’s or Sub’s receipt of financing. However, under the merger agreement, Parent and Sub are obligated to use their reasonable best efforts to arrange the financing on the terms and conditions described in the debt commitment letter and preferred financing commitment letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter, Parent and Sub are obligated to use their reasonable best efforts to arrange for and obtain any such portion from alternative sources on comparable or more favorable terms (in respect of certainty of funding) to Parent as promptly as practicable following the occurrence of such event. Parent and Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the debt commitment letter or preferred financing commitment letter without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), other than such amendments, modifications or waivers that would not (and would not be reasonably expected to) reduce the aggregate financing available to consummate the merger, impose additional conditions to the financing, delay or prevent the consummation of the transactions contemplated by the merger agreement, adversely impact the likelihood of the quality of the financing or the ability of Parent or Sub to enforce its rights against the other parties thereto or timely consummate the transactions contemplated by the merger agreement.

Subject to certain exceptions, on or prior to the closing, the Company is obligated to use commercially reasonable efforts to provide to Parent and Sub, and cause each of its subsidiaries to use commercially reasonable efforts to provide, and instruct its representatives to provide, at Parent’s sole expense, customary cooperation reasonably requested by Parent in connection with the arrangement of the debt financing or any permitted replacement, amended, modified or alternative financing. Parent has agreed to reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or any of its subsidiaries in connection with such cooperation, and to indemnify the Company, its subsidiaries and their respective representatives against losses incurred in connection with the debt financing and any information used in connection therewith (other than historical information provided in writing by the Company, its subsidiaries and their respective representatives specifically for use in connection therewith).

Other Covenants and Agreements

Under the merger agreement, the Company and Parent have made certain other covenants to and agreements with each other regarding various other matters, including:

•	preparation of this proxy statement;

•	the operation of the transition team for the bank sale transactions;

•	operating activities of Sub during the period from the date of the merger agreement to the effective time;

•	public statements and disclosure concerning the merger agreement and the transactions contemplated by the merger agreement;

•	state anti-takeover or other similar laws;

•	the Company’s ability to take all actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the merger are exempt under Rule 16b-3 under the Exchange Act; and

•	control of the defense of litigation brought by Company stockholders against the Company or its directors or officers arising out of or relating to the merger.

Conditions to the Merger

Conditions to Each Party’s Obligations

The Company’s, Parent’s and Sub’s respective obligations to effect the merger are subject to the satisfaction (or, to the extent permitted by applicable law, mutual waiver by the Company and Parent) of the following conditions:

•	the Company having received the Company stockholder approval;

•	(i) the purchase and sale or other disposition of the financial services business having been consummated in accordance with the bank sale agreements or, if the bank sale agreements have been terminated, the transactions contemplated under an alternative bank purchase agreement having been consummated and (ii) the merger of WFB with and into the Company or one of its subsidiaries having been consummated and its bank charter having been terminated;

•	any applicable waiting period (or any extensions thereof) applicable to the merger under the HSR Act having expired or terminated; and

•	no governmental authority of competent jurisdiction having issued or entered any order that is in effect and renders the merger illegal or prohibits, enjoins or otherwise prevents the merger.

Conditions to Parent’s and Sub’s Obligations

The obligations of Parent and Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the following additional conditions:

•	each of the Company’s representations and warranties contained in the merger agreement (other than those representations and warranties related to (i) the organization, qualification to do business and good standing of the Company; (ii) the capital structure, and the absence of restrictions with respect to the capital stock, of the Company; (iii) the Company’s authority to enter into, and, subject to Company stockholder approval, consummate the transactions contemplated by the merger agreement; (iv) the absence of a material adverse effect on the Company; (v) the opinion of Guggenheim Securities; (vi) the inapplicability of takeover statutes to the merger; (vii) the vote of holders of Company common stock required to approve the merger; and (viii) the absence of financial advisor’s, broker’s, finder’s or investment banker’s fees, other than those payable to Guggenheim Securities, in connection with the transactions contemplated by the merger agreement), without regard to materiality or material adverse effect qualifiers contained within such representations and warranties, being true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period);

•	each of the Company’s representations and warranties contained in the merger agreement related to (i) the organization, qualification to do business and good standing of the Company; (ii) the Company’s authority to enter into, and, subject to Company stockholder approval, consummate the transactions contemplated by the merger agreement; (iii) the opinion of Guggenheim Securities; (iv) the inapplicability of takeover statutes to the merger; (v) the vote of holders of Company common stock required to approve the merger; and (vi) the absence of financial advisor’s, broker’s, finder’s or investment banker’s fees, other than those payable to Guggenheim Securities, in connection with the transactions contemplated by the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period);

•	each of the Company’s representations and warranties contained in the merger agreement related to (i) the capital structure, and the absence of restrictions with respect to the capital stock, of the Company and (ii) the absence of a material adverse effect on the Company being true and correct in all respects other than, in the case of clause (i) above, immaterial exceptions as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period);

•	the Company having performed or complied in all material respects with all agreements and covenants as required by the merger agreement at or prior to the effective time; and

•	Parent having received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions described above.

Conditions to the Company’s Obligations

The obligations of the Company to effect the merger are also subject to the satisfaction or waiver by the Company at or prior to the effective time of the following additional conditions:

•	each of the representations and warranties of Parent and Sub contained in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period);

•	each of Parent and Sub having performed or complied in all material respects with all agreements and covenants as required by the merger agreement at or prior to the effective time; and

•	the Company having received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub as to the satisfaction of the conditions described above.

The consummation of the transactions contemplated by the bank sale agreements is also subject to various conditions. For more information, see the section entitled “The Bank Sale Agreements—Closing Conditions,” beginning on page 132.

Termination of the Merger Agreement

Termination Rights Exercisable by the Company and Parent

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the Company stockholder approval and whether before or after adoption of the merger agreement by Parent as sole stockholder of Sub, by either the Company or Parent:

•	by mutual written consent of Parent and the Company;

•	if the effective time does not occur on or before the outside date; provided, however, that this right to terminate the merger agreement shall not be available to any party that has failed to use its reasonable best efforts to satisfy certain of the conditions set forth in the merger agreement or failed in any material respect to comply with its obligations regarding efforts to complete the merger described above;

•	if the Company did not obtain the Company stockholder approval upon a vote taken at the stockholder meeting, including any adjournments or postponements thereof; or

•	if any governmental entity of competent jurisdiction issues or enters any order permanently enjoining, restraining or prohibiting the merger, and such order becomes final and non-appealable; provided that such right to terminate the merger agreement will not be available to any party that has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such order or failed in any material respect to comply with its obligations regarding efforts to complete the merger described above.

Termination Rights Exercisable by the Company

The Company may also terminate the merger agreement:

•	if, at any time prior to the receipt of the Company stockholder approval, the Board or any committee thereof effects a Board recommendation change in accordance with the terms of the merger agreement in order to accept a superior proposal and enter into a definitive agreement with respect thereto; but only if the Company has complied in all respects with its obligations under the merger agreement and pays Parent the Company termination fee prior to or simultaneously therewith;

•	if (i) Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied, (ii) the Company delivers to Parent written notice of such breach or failure to perform and (iii) either such breach or failure to perform is not capable of cure or at least 30 days elapse after the date of delivery of such written notice to Parent without such breach or failure to perform having been cured; provided, however, that such right to terminate the merger agreement is not available if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied; and

•	if (i) all of the applicable conditions to the merger described above (other than (A) those conditions that by their nature are to be satisfied at the closing of the merger and (B) the condition to the merger relating to the bank sale agreements and the termination of WFB’s bank charter described above, so long as in the case of this clause (B) such condition would reasonably be expected to be satisfied prior to closing of the merger if the closing of the merger were to be effected as required by the merger agreement) have been satisfied or waived, (ii) the Company has irrevocably confirmed to Parent in writing that the Company is ready, willing and able to consummate the closing of the merger and (iii) Parent and Sub have failed to consummate the closing within two business days following the date by which the closing of the merger is required to have occurred pursuant to the terms of the merger agreement (assuming the condition referred to in clause (B) has been satisfied).

Termination Rights Exercisable by Parent

Parent may also terminate the merger agreement:

•	if, at any time prior to the Company stockholder approval, (i) the Board fails to include the Board recommendation in the proxy statement or effects a Board recommendation change (as more fully described in the section entitled “—Obligation of the Board with Respect to Its Recommendation,” on page 116), (ii) any of the Company’s officers or directors or certain of its representatives breach, or cause or direct the Company or any of the other Company representatives to breach, in any material respect any of its non-solicitation or Board recommendation obligations described above, which such breach has not been cured within five business days of written notice thereof from Parent, or (iii) the Company or the Board or any committee thereof authorizes or publicly proposes the taking of any of the foregoing actions; provided, however, that if the applicable Board recommendation change is made with respect to an intervening event as described above, Parent is required to exercise such termination right no later than the earlier of (A) two business days prior to the stockholder meeting and (B) ten business days after such Board recommendation change; and

•

if (i) the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied, (ii) Parent delivers to the Company written notice of such breach or failure to perform and (iii) either such breach or failure to perform is not capable of cure or at least 30 days elapse after the date of delivery of such written notice to the Company without such breach or failure to perform having been cured; provided, however, that such right to terminate the merger agreement is not available if Parent or Sub breach or fail to perform any of their representations, warranties, covenants or agreements contained in the merger agreement, in any case such that an applicable condition to the merger described above would not be satisfied.

Effect of Termination

If the merger agreement is terminated by the Company or Parent, the merger agreement will become void and there will be no liability or obligations on the part of Parent, Sub or the Company or their respective subsidiaries, officers or directors, except that the following obligations would survive such termination:

•	Parent’s agreement to indemnify and hold harmless the Company, its subsidiaries and the Company representatives from and against any and all liabilities, losses, claims, costs, expenses, interest, awards, judgment and penalties suffered or incurred by them in connection with the financing;

•	Parent’s and Sub’s acknowledgment and agreement that nothing in the merger agreement requires the Company or any of its subsidiaries, prior to the closing of the merger, to be an issuer or other obligor with respect to the debt financing;

•	Parent and Sub’s acknowledgement and agreement that the obtaining of the financing or any alternative financing is a condition to the merger;

•	the parties’ agreement regarding costs and expenses incurred in connection with the merger agreement and the merger;

•	the terms of certain miscellaneous provisions;

•	the terms of the confidentiality letter; and

•	except as otherwise provided in the merger agreement in the event of a payment of certain termination fees, any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Expenses; Termination Fees

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expense.

The Company has agreed to pay Parent the Company termination fee if:

•	Parent terminates the merger agreement as described in first bullet in the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” above;

•	Parent or the Company terminates the merger agreement as described in the second or third bullets in the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by the Company and Parent,” above if at the time of such termination Parent would have been entitled to terminate the merger agreement as described in the first bullet in the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” above;

•

(i) Parent terminates the merger agreement as described in the second bullet in the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” above or (ii) Parent or the Company terminates the merger agreement as described in the second bullet in the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by the Company and Parent,” above if at the time of such termination Parent would have been entitled to terminate the merger agreement as described in the second bullet in the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” above or as described in the third bullet in the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by the Company and Parent,” above if, in the case of any of the events described in this bullet, (A) prior to the stockholder meeting a competing proposal has been made to the Company’s board of directors (in the case of a termination pursuant to the second bullet in the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by the Company and Parent,” above or the second bullet in the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” above) or directly to the Company stockholders or has otherwise become publicly known or disclosed and not publicly withdrawn or publicly rejected by the Company prior to the stockholder meeting and (B) within 12 months after such termination of the merger agreement, the Company has entered into a definitive agreement with respect to such competing proposal and such competing proposal is subsequently consummated (whether or not such consummation occurs within such 12 month period); provided that for purposes of this bullet, all percentages in the definition “competing proposal” above are increased to “50%”; or

•	the Company terminates the merger agreement as described in the first bullet in the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by the Company,” above.

Parent has agreed to pay the Company the Parent termination fee if:

•	Parent or the Company terminates the merger agreement as described the second or fourth bullets in the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by the Company and Parent,” above (but only, in the case of the fourth bullet, if the termination is as a result of an order issued under the HSR Act or any other antitrust or competition law) and at the time of such termination, (a) the condition described in the fourth bullet in the section entitled “—Conditions to the Merger—Conditions to Each Party’s Obligations,” above has not been satisfied as a result of an order issued by a governmental entity of competent jurisdiction under the HSR Act or any other antitrust or competition law or the condition described in the third bullet in the section entitled “—Conditions to the Merger—Conditions to Each Party’s Obligations,” above has not been satisfied and (b) all of the other conditions set forth in the section entitled “—Conditions to the Merger—Conditions to Each Party’s Obligations,” above have been satisfied (other than (i) conditions that by their terms are to be satisfied at the closing of the merger but which would be satisfied if the closing date of the merger were the date of termination or (ii) the condition set forth in the second bullet in the section entitled “—Conditions to the Merger—Conditions to Each Party’s Obligations,” above, so long as in the case of this clause (ii) the condition would reasonably be expected to be satisfied prior to closing of the merger if the closing of the merger were to be effected as required by the merger agreement); provided that no Parent termination fee shall be payable by Parent pursuant to this bullet point if (x) at the time of termination Parent would have otherwise been permitted to terminate the merger agreement pursuant to the third bullet under the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by the Company and Parent,” or the second bullet under the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by Parent,” or (y) Parent terminates the merger agreement pursuant to the second or fourth bullet points under “—Termination of the Merger Agreement—Termination Rights Exercisable by the Company and Parent” at a time when the Company is not permitted to terminate the merger agreement pursuant to such bullet points as a result of the provisos described in such bullet points; or

•	the Company terminates the merger agreement as described in the third bullet in the section entitled “—Termination of the Merger Agreement—Termination Rights Exercisable by the Company,” above.

While the Company termination fee and the Parent termination fee are generally the parties’ sole and exclusive remedies under the merger agreement in the event of their respective payment, the Company is entitled to pursue one or more claims for damages against Parent in an aggregate amount of up to $115,000,000 (in addition to the Parent termination fee) in the event of a willful and material breach by Parent or Sub of their obligations relating to obtaining clearance of the merger under the HSR Act or other competition or antitrust laws described above.

For information regarding amounts payable by the Company and WFB to Capital One in the event that the bank sale agreements are terminated under certain specified circumstances (including in certain specified circumstances after the merger agreement is terminated), see the section entitled “The Bank Sale Agreements—Termination Rights; Effect of Termination,” beginning on page 134.

Miscellaneous

Specific Performance

The parties are entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled under the merger agreement. However, the Company is only entitled to specific performance of Parent’s obligations to cause the preferred equity financing to be funded and to consummate the merger in the event that each of the following conditions has been satisfied: (i) all of the applicable conditions to the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or, if permissible, waiver of such conditions); (ii) Parent fails to complete the closing of the merger on the date the closing of the merger should have occurred in accordance with the merger agreement; (iii) the debt financing has been funded or will be funded at the closing of the merger if the equity financing is funded at the closing of the merger; and (iv) the Company has irrevocably confirmed in writing to Parent that the closing of the merger will occur if specific performance is granted and the debt financing and the equity financing is funded.

Guaranty

Pursuant to the merger agreement, Parent has guaranteed the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under the merger agreement. Parent has further agreed to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub under the merger agreement.

Amendment of the Merger Agreement

Except in certain circumstances with respect to certain provisions to which the debt financing sources are third party beneficiaries, the merger agreement may be further amended by the parties at any time before or after receipt of the Company stockholder approval by an instrument in writing signed on behalf of each of the parties. However, after receipt of the Company stockholder approval, there may not be any amendment of the merger agreement that decreases the merger consideration or that adversely affects the rights of the Company stockholders under the merger agreement without the approval of the Company stockholders at a duly convened meeting of the Company stockholders called to obtain approval of such amendment.

Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

The merger agreement is governed by Delaware law. Each of the parties has irrevocably agreed that any legal action or proceeding arising out of or relating to the merger agreement brought by any other party or its successors or assigns will be brought and determined in the Court of Chancery and any state appellate court therefrom within the State of Delaware (unless such court will decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware). Notwithstanding the foregoing, actions against the financing sources must generally be brought exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). In addition, each of the parties to the merger agreement has irrevocably and unconditionally waived any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to the merger agreement or the merger.

THE BANK SALE AGREEMENTS

In connection with the merger agreement amendment, on April 17, 2017, the Company entered into (i) the bank framework agreement with WFB, Synovus, Capital One and, solely for the purposes set forth therein, CONA, (ii) the Synovus bank asset purchase agreement with WFB and Synovus and (iii) the Capital One bank asset purchase agreement with WFB and Capital One. These agreements, together with the third party bank asset purchase agreement between Synovus and Capital One, provide for, in connection with the closing of the merger, the sale the financial services business, including the credit card program currently operated by the Company and WFB and certain related liabilities, as further described below. Such bank sale agreements amended and restated the original bank purchase agreement among the Company, WFB and CONA, which similarly provided for the sale of the financial services business, with Synovus acceding as a party thereto and Capital One novated for CONA as a party thereto. You are not being asked to vote on or adopt any of the bank sale agreements.

Pursuant to the bank sale agreements, by way of three transactions, (i) Synovus has agreed to acquire assets and assume liabilities of WFB, which collectively constitute substantially all of the financial services business (which we refer to as the “Synovus bank asset sale”), (ii) Capital One has agreed to acquire certain other assets and assume certain other liabilities of WFB (which we refer to as the “Capital One bank asset sale” and, together with the Synovus bank asset sale, the “initial bank asset sales”) and (iii) immediately following the consummation of the Synovus bank asset sale, Synovus has agreed to sell and assign to Capital One, and Capital One has agreed to acquire and assume, certain of such assets and liabilities acquired and assumed by Synovus from WFB, such that Synovus retains all deposits of WFB and certain other assets and liabilities relating to deposits of WFB and Capital One acquires the assets and liabilities relating to the credit card program and equity interests in certain securitization funding vehicles (which we refer to as the “final bank asset sale”).

The bank sale agreements are described in this proxy statement only to provide you with information regarding certain of their terms and conditions and not to provide any other factual information regarding the Company, WFB, Synovus, Capital One or CONA or their respective businesses. In the case of the Company, such information can be found in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information,” on page 153.

The representations, warranties and covenants made in the bank sale agreements by the Company, WFB, Synovus and Capital One are qualified and subject to important limitations agreed to by the Company, WFB, Synovus, Capital One and CONA in connection with negotiating the terms of the bank sale agreements.

Holders of Company common stock are not being asked to adopt or approve the bank sale agreements or the related credit card program agreement, dated as of October 3, 2016 and as amended from time to time (which we refer to as the “credit card program agreement”), by and between the Company and Capital One, specifying the obligations of the Company and Capital One regarding the establishment and operation of the Cabela’s co-branded credit card program that will be effective upon the closing of the transactions described in the bank sale agreements, or in either case the transactions contemplated thereby. The amount of the merger consideration to be received for each share of Company common stock in the merger is not dependent on the proceeds contemplated by the bank sale agreements; provided, however, that the amount of the merger consideration is subject to adjustment if the bank framework agreement is validly terminated (although the merger agreement provides that the merger cannot close until the financial services business has been sold and the bank framework agreement can only be terminated in certain circumstances).

Pursuant to the merger agreement, the obligations of Parent, Sub and the Company to consummate the merger are conditioned on the consummation of the transactions contemplated by the bank sale agreements or an alternative transaction and the subsequent merger of WFB into the Company or another of its subsidiaries and the termination of its banking charter, which merger and termination of the banking charter are only contemplated to occur following the consummation of the transactions contemplated by the bank sale agreements, including the transfer of the bank deposits held by WFB to Synovus. Pursuant to the bank sale agreements, as further described below, the consummation of the transactions contemplated by the bank sale agreements is conditioned on, among other things, the satisfaction of certain of the conditions to the consummation of the merger set forth in the merger agreement and the receipt by each of the Company and Capital One of irrevocable letters from the parties to the merger agreement stating that such parties are ready, willing and able to consummate the merger immediately following the consummation of the transactions contemplated by the bank sale agreements. As a result, the closing of the transactions contemplated by the bank sale agreements and the establishment of the credit card program contemplated by the credit card program agreement are contemplated to take effect only in connection with the closing of the merger.

Set forth below is a summary of the closing conditions, termination rights, covenants and certain other provisions of the bank sale agreements.

For more information regarding the bank sale agreements, see the Company’s Current Report on Form 8-K filed on April  18, 2017 and Exhibits 2.1, 2.2 and 2.3 thereto, which are incorporated by reference herein.

Closing Conditions

The respective obligations of the Company, WFB, Synovus and Capital One under the bank sale agreements to consummate the initial bank asset sales contemplated thereby are subject to the satisfaction or written waiver by such parties of the following conditions as of the closing of such transactions:

•	the receipt and provision by the parties to the bank sale agreements of the following approvals and consents from and notices to governmental authorities: (i) approval of the FRB of a BMA application filed by Synovus with respect to the transactions contemplated by the bank sale agreements and expiration of any related required post-approval waiting period; and (ii) notice to the Nebraska Department of Banking & Finance of the transactions contemplated by the bank sale agreements;

•	the absence of any order by any governmental authority of competent jurisdiction that remains in effect prohibiting or making illegal the consummation of the transactions contemplated by the bank framework agreement or the credit card program agreement; and

•	with respect to the Company, WFB and Capital One, (i) the satisfaction or waiver of the conditions to the consummation of the merger set forth in the merger agreement (other than (A) such conditions addressing the consummation of the purchase and sale of the assets acquired pursuant to the bank framework agreement, (B) such conditions addressing the dissolution or liquidation of WFB or the termination of its banking charter and (C) such other conditions that by their terms are to be satisfied at the closing of the merger, but in each case subject to the satisfaction or waiver of such conditions), (ii) the receipt by the Company and Capital One of irrevocable letters from the parties to the merger agreement stating that such parties are ready, willing and able to consummate the merger immediately following the consummation of the transactions contemplated by the bank sale agreements and (iii) the credit card program agreement remaining in effect as of the closing date.

The credit card program agreement will automatically terminate if the bank sale agreements terminate prior to the closing of the transactions contemplated by the bank sale agreements and may be terminated by Capital One before the closing of the transactions contemplated by the bank sale agreements in the event of certain uncured breaches of the Company’s obligations under the credit card program agreement if such breaches (other than failures in violation of applicable law) have a material and adverse effect on the credit card program contemplated thereby or related licensed intellectual property or materially diminish the economic value of the credit card program to Capital One. The Company’s pre-closing obligations under the credit card program agreement generally require the Company to take actions to facilitate the establishment of the credit card program at the closing of the transactions contemplated by the bank sale agreements.

Synovus’ obligation under the bank sale agreements to consummate the initial bank asset sales contemplated thereby is subject to the satisfaction or written waiver by Synovus of the following additional conditions, among other things, as of the closing of such transactions:

•	subject to materiality qualifiers in certain cases, the accuracy of Capital One’s, the Company’s and WFB’s representations and warranties contained in the bank framework agreement;

•	Capital One’s, the Company’s and WFB’s performance and compliance in all material respects with all agreements and covenants required to be performed or complied with by Capital One, the Company and WFB, respectively, under the bank sale agreements at or prior to the closing of the transactions contemplated by the bank sale agreements;

•	none of the required governmental approvals for the bank sale transactions having resulted in the imposition of consents or approvals that (A) materially impair or materially and negatively affect (1) the business, operations, results of operations, financial condition or assets and liabilities of Synovus and its affiliates (taken as a whole), (2) Synovus’ ability to own, maintain or service WFB’s deposits and certain other assets relating to WFB’s deposits in a manner that is materially adverse to Synovus or (3) Synovus’ ability to consummate the transactions contemplated by the bank sale agreements, (B) compel Synovus or its affiliates to dispose of all or any material portion of WFB’s deposits or their other assets or liabilities in a way that would be materially adverse to Synovus or (C) obligate Synovus to take any action required by the FRB if such action (together with all other actions Synovus is required by the FRB to take) would result in Synovus incurring out-of-pocket costs and expenses, not including certain out-of-pocket costs and expenses incurred with respect to professional or advisory services or that are otherwise reimbursed or indemnified, in excess of $22,500,000 in the aggregate;

•	the receipt by Synovus of an irrevocable letter from Capital One stating that Capital One is ready, willing and able to consummate the final bank asset sale immediately following the consummation of the initial bank asset sales contemplated by the bank sale agreements; and

•	delivery of certain customary closing deliverables by Capital One, the Company and WFB.

The obligation of Capital One under the bank sale agreements to consummate the initial bank asset sales contemplated thereby is subject to the satisfaction or written waiver by Capital One of the following additional conditions, among other things, as of the closing of such transactions:

•	subject to materiality qualifiers in certain cases, the accuracy of the Company’s and WFB’s and Synovus’ representations and warranties contained in the bank framework agreement;

•	the Company’s, WFB’s and Synovus’ performance and compliance in all material respects with all agreements and covenants required to be performed or complied with by the Company, WFB and Synovus, respectively, under the bank framework agreement at or prior to the closing of the transactions contemplated by the bank sale agreements;

•	none of the required governmental approvals for the bank sale transactions having resulted in the imposition of a material adverse effect on the business, operations, results of operations or financial condition of Capital One and its affiliates (measured on a scale relative to the assets to be acquired by Capital One under the bank sale agreements, the liabilities to be assumed by Capital One under the bank sale agreements and the credit card program, taken as a whole);

•	the receipt by Capital One of written notice from each of S&P Global Ratings, Fitch Ratings, Inc. and DBRS, Inc. that the transactions described in the bank sale agreements and related transaction documents will not result in a reduction or withdrawal of its then-existing rating with respect to any outstanding series or class of asset-backed notes with respect to which it is a rating agency;

•	termination of each outstanding series of variable funding notes issued by Cabela’s Credit Card Master Note Trust;

•	the receipt of legal and tax opinions and other customary documentation required in connection with the transfer of securitization vehicles and related securitization obligations of WFB;

•	the receipt by Capital One of an irrevocable letter from Synovus stating that Synovus is ready, willing and able to consummate the final bank asset sale contemplated by the bank sale agreements immediately following the consummation of the initial bank asset sales contemplated by the bank sale agreements; and

•	delivery of certain customary closing deliverables by the Company, WFB and Synovus.

WFB’s and the Company’s obligation under the bank sale agreements to consummate the initial bank asset sales contemplated thereby is subject to the satisfaction or written waiver by WFB and the Company of the following additional conditions, among other things, as of the closing of such transactions:

•	subject to materiality qualifiers in certain cases, the accuracy of Capital One’s and Synovus’ representations and warranties contained in the bank framework agreement;

•	Capital One’s and Synovus’ performance and compliance in all material respects with all agreements and covenants required to be performed or complied with by Capital One and Synovus, respectively, under the bank sale agreements at or prior to the closing of the transactions contemplated by the bank sale agreements;

•	the receipt by the Company and WFB of an irrevocable letter from Capital One and Synovus stating that such parties are ready, willing and able to consummate the final bank asset sale immediately following the consummation of the initial bank asset sales contemplated by the bank sale agreements; and

•	delivery of certain customary closing deliverables by Capital One and Synovus.

Capital One’s and Synovus’ obligation under the bank sale agreements to consummate the final bank asset sale contemplated thereby is subject to the satisfaction or written waiver by such parties of the following additional conditions as of the closing of such transaction:

•	the closing of the initial bank asset sales contemplated by the bank sale agreements; and

•	the absence of any order by any governmental authority of competent jurisdiction that remains in effect prohibiting or making illegal the consummation of the transactions contemplated by the bank framework agreement or the credit card program agreement.

In the event that the final bank asset sale is not consummated immediately after the initial bank asset sales, then such initial bank asset sales will automatically be deemed to be rescinded and not to have taken place, which will include the return of any cash amounts paid and any assets and liabilities transferred thereby.

Termination Rights; Effect of Termination

The bank sale agreements may be terminated prior to the closing of the transactions contemplated by the bank sale agreements by mutual written consent of Capital One, Synovus and the Company. The bank sale agreements may also be terminated prior to the closing of the transactions contemplated by the bank sale agreements by Capital One, Synovus or the Company:

•

in the event of a breach or default in the performance by Capital One (in the case of a termination by Synovus or the Company), by Synovus (in the case of a termination by Capital One or the Company) or by the Company or WFB (in the case of a termination by Capital One or Synovus) of any representation, warranty, covenant or agreement in the bank framework agreement, which such breach or default (i) would, individually or in the aggregate with all other uncured breaches and defaults of such party, constitute grounds for certain conditions of closing applicable to the terminating party not to be satisfied at the closing, and (ii) has not been, or cannot be, cured within 30 days after written notice given by the terminating party to the breaching or defaulting party (or, if earlier, the outside date); provided, however, that neither Capital One, Synovus nor the Company is permitted to terminate the bank sale agreements pursuant to the foregoing if such terminating party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the bank framework agreement such that certain of the conditions of closing would not be satisfied; and

•	if the closing of the initial bank asset sales contemplated by the bank sale agreements has not occurred on or before the outside date; provided, however, that neither Capital One, Synovus nor the Company is permitted to terminate the bank sale agreements pursuant to the foregoing if such terminating party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the bank framework agreement such that certain of its conditions of closing would not be satisfied.

The bank sale agreements may also be terminated prior to the closing of the transactions contemplated by the bank sale agreements by either Capital One or the Company:

•	if the merger agreement or the credit card program agreement has been terminated; and

•	if any governmental authority of competent jurisdiction has issued, enacted or entered any order, injunction or decree permanently enjoining, restraining or prohibiting the transactions contemplated by the bank framework agreement, and such order has become final and non-appealable; provided, that neither Capital One nor the Company is permitted to terminate the bank sale agreements pursuant to the foregoing if such terminating party has failed in any material respect to comply with its obligations under the bank framework agreement to use reasonable best efforts to consummate the transactions contemplated by the bank framework agreement.

The bank sale agreements may also be terminated prior to the closing of the transactions contemplated by the bank sale agreements by the Company within ten days after any date on which (i) Synovus validly withdraws any required registration or filing made with a governmental agency in connection with the transactions contemplated by the bank sale agreements if, after submission thereof, such governmental authority has requested such withdrawal or informed Synovus that such registration or filing will be denied if not withdrawn or (ii) the FRB or the Georgia Department of Banking and Finance issues a final written denial of any required approval of or consent to the transactions contemplated by the bank sale agreements therefrom.

In the event that Synovus validly terminates the bank sale agreements in accordance with their terms, then the original bank purchase agreement (in the form executed on October 3, 2016) would automatically be deemed to be re-executed and again in full force and effect, unless either Capital One or the Company elects otherwise in writing within five business days and is not then in breach of default in the performance of any representation, warranty, covenant or agreement in the bank framework agreement, which such breach or default would constitute grounds for certain conditions of closing applicable to such party not to be satisfied at the closing. For more information regarding the original bank purchase agreement, see the Company’s Current Report on Form 8-K filed on October 7, 2016 and Exhibit 2.2 thereto. However, in the event that either Capital One or the Company validly terminates the bank sale agreements in accordance with their terms, both the original bank purchase agreement and the bank sale agreements would remain void and of no further force or effect; provided that nothing relieves any party from liability arising out of fraud or willful or intentional breach of either agreement.

In addition, in the event that:

•

(i) the bank sale agreements are terminated by (A) any party because the closing of the initial bank asset sales contemplated by the bank sale agreements has not occurred by the outside date and at the time of such termination all the conditions to the closing of the transactions contemplated by such bank sale agreements have been satisfied or waived (other than those relating to the consummation of the transactions contemplated by the merger agreement and the dissolution or liquidation of WFB and the termination of its banking charter, and other than those conditions that by their terms are to be satisfied at the closing of the initial bank asset sales contemplated by the bank sale agreements, but in each case would be capable of being satisfied if the date of such closing were the date of such termination), (B) either Capital One or the Company because the merger agreement has been terminated or (C) either Capital One or Synovus because of a breach or default in the performance by the Company or WFB of any representation, warranty, covenant or agreement in the bank framework agreement, which such breach or default (1) would, individually or in the aggregate with all other uncured breaches and defaults of such party, constitute grounds for certain conditions of closing applicable to Capital One, Synovus or the Company and WFB, as the case may be, not to be satisfied at the closing and (2) has not been, or cannot be, cured within 30 days after written notice given by the terminating party to the breaching or defaulting party (or, if earlier, the outside date); and

•	(ii) the merger agreement is also terminated under circumstances where the Company termination fee is payable by the Company to Parent pursuant to the merger agreement;

then Capital One will be entitled to receive from the Company a termination fee of $14,000,000 (which we refer to as the “Capital One fixed termination fee”). In the event that the bank sale agreements are terminated in any of the circumstances referred to in clause (i) of the immediately preceding sentence, the Company and Parent mutually agree to terminate the merger agreement and, in connection with such termination of the merger agreement, Parent receives any payment or fee from the Company (whether pursuant to the terms of the merger agreement or otherwise), Capital One will be entitled to receive from the Company a termination fee of 10% of the aggregate payment or fee received by Parent from the Company (which we refer to as the “Capital One variable termination fee”). No termination fee will be payable if Capital One is participating as a bank partner in a competing proposal.

Further, in the event that, in certain circumstances, the bank sale agreements are terminated by Parent, Synovus or Capital One other than in the event of certain breaches or defaults by Synovus, then Synovus will be entitled to receive from Capital One a termination fee of $10,000,000, subject to certain exceptions, plus reimbursement of certain costs and expenses (which we refer to as the “Synovus termination fee”). However, WFB is obligated to reimburse Capital One for up to $10,000,000 of the Synovus termination fee paid to Synovus in the event that:

•	(i) Capital One is not entitled to the Capital One fixed termination fee; and

•

(ii) the bank sale agreements are terminated by (A) Capital One or Synovus because of a breach or default by the Company or WFB of any representation, warranty, covenant or agreement in the bank framework agreement, which such breach or default (1) would, individually or in the aggregate with all other uncured breaches and defaults of such party, constitute grounds for certain conditions of closing not to be satisfied at the closing and (2) has not been, or cannot be, cured within 30 days after written notice given by the terminating party to the breaching or defaulting party (or, if earlier, the outside date), (B) Capital One or the Company because the merger agreement is also terminated under circumstances where the board of directors changed its recommendation with respect to the merger, among other things, (C) Capital One because the credit card program agreement is also terminated under circumstances where a Company event of default has occurred under the credit card program agreement and the conditions to the closing of the transactions contemplated by such bank sale agreements applicable to Capital One, Parent and Seller have been satisfied or waived, subject to certain exceptions, (D) Capital One because the merger agreement is also terminated under circumstances where a governmental authority has issued or entered a final, non-appealable order permanently enjoining, restraining or prohibiting the merger or of a breach or failure to perform by the Company of any representation, warranty, covenant or agreement in the merger agreement, which such breach or failure (1) would constitute grounds for certain conditions of closing of the merger not to be satisfied at the closing of the merger and (2) is not capable of cure or has not been cured within 30 days after written notice given by Parent to the Company, and the conditions to the closing of the transactions contemplated by such bank sale agreements applicable to Capital One, Parent and Seller have been satisfied or waived, subject to certain exceptions, or (E) any party because the closing of the initial bank asset sales contemplated by the bank sale agreements has not occurred by the outside date and at the time of such termination certain of the conditions to the closing of the transactions contemplated by such bank sale agreements have not been satisfied or waived.

Efforts to Complete the Transactions Contemplated by the Bank Sale Agreements

The bank framework agreement provides that each of the Company, WFB, Capital One and Synovus will (and will cause each of its affiliates to) use its reasonable best efforts to consummate the transactions contemplated by the bank sale agreements and to cause the conditions set forth in the bank sale agreements to be satisfied, subject to certain exceptions described below. The bank framework agreement further provides that, subject to certain exceptions described below, Synovus will (and will cause its affiliates to), and each of the Company, WFB and Capital One will (and will cause each of its affiliates to), use its reasonable best efforts to: (i) as promptly as practicable obtain certain approvals required by the bank framework agreement; (ii) make and not withdraw (without the other parties’ consent) all registrations and filings necessary or advisable in connection with the consummation of the transactions contemplated by the bank sale agreements; (iii) defend all lawsuits or other proceedings to which it is a party, challenging or affecting the bank sale agreements or the transactions contemplated thereby; (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the abilities of the parties to consummate the transactions contemplated by the bank sale agreements; and (v) seek to resolve any objection by any governmental authority challenging the bank sale agreements or the transactions contemplated thereby, other than with respect to certain required regulatory approvals. Under the bank framework agreement, none of the Company, WFB, Capital One or Synovus will, directly or indirectly, take any action that would reasonably be expected to prevent or cause a material delay in the satisfaction of the conditions set forth in the bank sale agreements or the consummation of the transactions contemplated by the bank sale agreements or, in the case of the Company and WFB, by the merger agreement (in the case of the Company and WFB, other than exercising any right under the merger agreement to terminate the merger agreement in accordance with its terms).

The bank framework agreement also provides that, in furtherance of the consummation of the transactions contemplated by the bank sale agreements and subject to as otherwise described below, each of the Company and WFB will (and will cause each of its affiliates to) take (or not take, as the case may be) the following actions:

•	use its reasonable best efforts to consummate the transactions contemplated by the merger agreement and to cause the conditions set forth in the merger agreement to be satisfied;

•	with respect to WFB, make any undertakings requested by Synovus and required to obtain required regulatory approvals and consents of certain governmental authorities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any order that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the bank sale agreements; and

•	take all actions reasonably necessary to obtain any and all consents and approvals necessary under the securitization documents to consummate the transactions contemplated by the bank sale agreements, such related agreements and the merger agreement.

The bank framework agreement also provides that, in furtherance of the consummation of the transactions contemplated by the bank sale agreements and subject to as otherwise described below, Synovus will

(and will cause each of its affiliates to) take all actions necessary or advisable to obtain required regulatory approvals and consents of certain governmental authorities and to avoid or eliminate each and every impediment to the consummation of the transactions contemplated by the bank sale agreements in connection with obtaining such required regulatory approvals and consents of certain governmental authorities.

Notwithstanding the foregoing, under the bank sale agreements:

•	Capital One and its affiliates are not obligated to take, and the Company and WFB and their affiliates are not permitted to take or refrain from taking (without Capital One’s prior written consent), any action in connection with obtaining approvals or consents under any laws in connection with the transactions contemplated by the bank sale agreements that may be required by any foreign or U.S. federal, state or local governmental authority or obtaining consents and approvals necessary under WFB’s securitization documents that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, results of operations or financial condition of Capital One and its affiliates (measured on a scale relative to the assets to be acquired by Capital One under the bank sale agreements, the liabilities to be assumed by Capital One under the bank sale agreements and the credit card program, taken as a whole); provided, however, that Capital One will negotiate in good faith with the relevant governmental authority to seek a commercially reasonable modification to any prohibition, limitation or other requirement to reduce the burdensome nature thereof such that such prohibition, limitation or other requirement no longer constitutes such a burdensome condition;

•	Synovus and its affiliates are not obligated to take, and the Company and WFB and their affiliates are not permitted to take or refrain from taking (without Synovus’ prior written consent), any action in connection with obtaining approvals or consents under any laws in connection with the transactions contemplated by the bank sale agreements that may be required by any foreign or U.S. federal, state or local governmental authority or obtaining consents and approvals necessary under WFB’s securitization documents that would reasonably be expected to (i) materially impair or materially and negatively affect (a) the business, operations, results of operations, financial condition or assets and liabilities of Synovus and its affiliates (taken as a whole), (b) Synovus’ ability to own, maintain or service WFB’s deposits and certain other assets relating to WFB’s deposits in a manner that is materially adverse to Synovus or (c) Synovus’ ability to consummate the transactions contemplated by the bank sale agreements, (ii) compel Synovus or its affiliates to dispose of all or any material portion of WFB’s deposits or their other assets or liabilities in a way that would be materially adverse to Synovus or (iii) obligate Synovus to take any action required by the FRB if such action (together with all other actions Synovus is required by the FRB to take) would result in Synovus incurring out-of-pocket costs and expenses, not including certain out-of-pocket costs and expenses incurred with respect to professional or advisory services or that are otherwise reimbursed or indemnified, in excess of $22,500,000 in the aggregate; provided, however, that Synovus will negotiate in good faith with the relevant governmental authority to seek a commercially reasonable modification to any prohibition, limitation or other requirement to reduce the burdensome nature thereof such that such prohibition, limitation or other requirement no longer constitutes such a burdensome condition and will cooperate in good faith with the Company, WFB and Capital One to avoid the occurrence of such a burdensome condition; and

•	Synovus may withdraw any required registration or filing made with a governmental agency in connection with the transactions contemplated by the bank sale agreements if, after submission thereof, such governmental authority has requested such withdrawal or informed Synovus that such registration or filing will be denied if not withdrawn.

Other Covenants

Under the bank sale agreements, each of the Company, WFB, Capital One and Synovus has also agreed to take (or not to take, as the case may be) certain other actions. Such actions include the following:

•	the delivery of certain closing deliverables described in the bank sale agreements;

•	the delivery by WFB to Capital One of the valuation statement, accountholder master file and other books and records described in the bank sale agreements;

•	the assumption of certain tax obligations;

•	the facilitation of any remediation or compliance actions;

•	the preservation of and access to certain records;

•	the use of reasonable best efforts to obtain any third party consents;

•	the release of certain claims of Synovus; and

•	certain indemnification obligations.

The bank framework agreement also contains certain interim operating covenants that address the manner in which the Company and WFB will conduct their respective businesses through the closing of the transactions contemplated in the bank sale agreements. Among other things, the interim operating covenants provide that the Company and WFB, subject to certain exceptions, will (i) use commercially reasonable efforts to preserve intact and maintain the existing relations and goodwill with customers, employees, partners, accountholders, vendors, suppliers, regulators, licensors and licensees and other third parties relating to the credit card program, (ii) conduct the credit card program in all material respects in the ordinary course of business consistent with past practice and in accordance with WFB’s policies and procedures and (iii) not implement any changes to the terms and conditions contained in the credit card agreement, except for ordinary course modifications and those required by or to conform with applicable law. In addition, prior to the closing of the transactions contemplated by the bank sale agreements, (A) WFB is required to settle certain accountholder credit balances and refund or settle certain deposits and (B) all new deposits originated by WFB are generally required to be redeemable for principal and outstanding interest. Furthermore, the Company and WFB have agreed to develop a transition team, undertake certain transitional matters and enter into a transitional servicing agreement and a lease agreement with Capital One in order to facilitate the transition of the Company’s and WFB’s credit card program and operations relating thereto to Capital One.

The bank framework agreement additionally contains covenants of the Company and WFB that prohibit the solicitation of any potential sale or transaction, other than with Capital One and, with respect to the transactions contemplated by the bank sale agreements, Synovus, related to the financial services business. Notwithstanding the foregoing, however, nothing in the bank sale agreements will affect any rights of the Company with respect to any competing proposal under certain sections of the merger agreement, including the Company’s right to provide competing proposal information and participate in discussions with the person making any competing proposal, in all cases subject to, in compliance with and solely to the extent permitted under, the terms and conditions of the merger agreement.

THE VOTING AGREEMENTS

In connection with the merger agreement, each of the directors of the Company, who collectively beneficially owned an aggregate of 13,261,189 shares of Company common stock as of October 3, 2016, representing approximately 18.52% of the shares of Company common stock outstanding as of that date, entered into a voting agreement with Parent, Sub, and the Company, pursuant to which each of the directors agreed, among other things, to vote in favor of the merger and the other transactions contemplated by the merger agreement and to vote against (i) any proposal that would impede, frustrate, prevent or nullify any provision of the merger agreement or the merger, result in a breach of any covenant, representation, warranty or other obligation or agreement of the Company under the merger agreement, result in any of the conditions to the closing of the merger set forth in the merger agreement not being fulfilled or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock of the Company, (ii) any competing proposal to the merger or any proposal related to such a competing proposal, (iii) any merger agreement or merger (other than the merger agreement and the merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or (iv) any change in the business, management or board of the Company (other than in connection with the merger), subject to certain limited exceptions. These voting commitments do not apply during any period in which the Company’s board of directors has withheld, withdrawn, modified, qualified or amended its recommendation in favor of the merger agreement and the merger in response to a superior proposal or an intervening event in accordance with the merger agreement (although to the extent that the Company’s board of directors reinstates its recommendation of the merger agreement and the merger, the commitments again apply).

Under the voting agreements, each director waived and may not exercise any appraisal rights or rights to dissent with respect to his or her shares of Company common stock in connection with the merger. During the term of the voting agreements, the directors are obligated to abide by the restrictions on solicitation set forth in the merger agreement. In addition, under the voting agreements, a director is not permitted to, directly or indirectly, sell, transfer, assign, gift, hedge or pledge any of his or shares of Company common stock or any interests therein, permit any of his or her shares of Company common stock to become subject to any lien or grant any power of attorney or proxy in respect of any of his or her shares of Company common stock, among other things and subject to certain limited exceptions. However, following approval by the stockholders of the adoption of the merger agreement, the directors may, without restriction, sell, transfer, assign, gift, hedge or pledge any of his or her shares of Company common stock, subject to the stock ownership compliance program and other policies of the Company. The voting agreements will terminate upon the earlier of (i) the completion of the merger, (ii) the termination of the merger agreement or (iii) the reduction of the consideration payable in connection with the merger if, in the case of clause (iii), the applicable director has abstained from voting on or voted against such matter in his or her capacity as a director of the Company. Because each director of the Company voted in favor of the approval of the merger agreement amendment in his or her capacity as a director, each director’s voting agreement was unaffected by the merger agreement amendment.

The voting agreements are executed by each of these directors in an individual capacity as a stockholder and do not limit or restrict such signatory thereto from acting in his or her capacity as a director in such person’s discretion on any matter. A copy of the form of voting agreement executed by all directors other than James W. Cabela and Dennis Highby is attached as Annex B to this proxy statement. Forms of the voting agreements executed by James W. Cabela and Dennis Highby are attached as Annex C and Annex D, respectively. The foregoing summary of the voting agreements is subject to, and qualified in its entirety by reference to, the full text of the forms of the voting agreements attached as Annex B, Annex C and Annex D to this proxy statement and incorporated herein by reference.

APPRAISAL RIGHTS

Under Delaware law, holders of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. If the merger is completed, holders of record of shares of Company common stock who continuously hold shares through the effective time who did not vote in favor of the merger and who otherwise complied with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex F. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Company common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to demand and perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below.

Under the DGCL, if the merger is effected, holders of shares of Company common stock who (i) did not cast their vote in favor of the merger, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter properly withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to have such shares appraised by the Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by such court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” could be greater than, less than or the same as the merger consideration of $61.50 per share.

Under Section 262 of the DGCL, the Company is required not less than 20 days before the special meeting to vote on the merger to notify each of the holders of Company common stock who are entitled to appraisal rights that appraisal rights are available for any or all of such shares, and is required to include in such notice a copy of Section 262 of the DGCL. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL. Any holder of shares of Company common stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex F carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL set forth in Annex F to this proxy statement and consider consulting your legal advisor. If you fail to timely and properly comply with the requirements of Section 262 of the DGCL, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Company common stock, you must:

•	NOT vote your shares of Company common stock in favor of the merger;

•	deliver to the Company a written demand for appraisal of your shares before the taking of the vote on the proposal to adopt the merger agreement at the special meeting, as described further below under “—Written Demand by the Record Holder;”

•	continuously hold your shares of Company common stock through the effective time; and

•	otherwise comply with the procedures set forth in Section 262 of the DGCL.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to Cabela’s Incorporated, One Cabela Drive, Sidney, Nebraska, 69160, Attention: Corporate Secretary. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of such stockholder’s shares. Under Section 262 of the DGCL, a proxy or vote against the merger does not constitute such a demand.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the stock records of the Company. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of Company common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record stockholder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation (which, in this case, will be the Company), or any holder of shares of Company common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all holders who did not adopt the merger and properly demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all dissenting stockholders. The Company is under no obligation to, and has no present intention to, file a petition, and holders should not assume that the Company will file a petition or that it will initiate any negotiations with respect to the fair value of shares of Company common stock. Accordingly, it is the obligation of the holders of shares of Company common stock to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any holder of shares of Company common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery (which we refer to as the “Delaware Register in Chancery”) a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Court of Chancery may order the Delaware Register in Chancery to provide notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Court of Chancery. The costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal for their shares of Company common stock and who hold shares represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any such stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder. Pursuant to Section 262 of the DGCL, assuming that immediately prior to the merger shares of Company common stock continue to be listed on the NYSE, the Court of Chancery will dismiss the appraisal proceedings as to all holders of shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal rights exceeds 1% of the outstanding shares of Company common stock eligible for appraisal, or (ii) the value of the merger consideration provided in the merger for such total number of shares exceeds $1,000,000.

Determination of Fair Value

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Company may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares of Company common stock as so determined could be more than, the same as or less than the merger consideration of $61.50 per share and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery. Neither Parent nor the Company anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and Parent and the Company reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of Company common stock is less than the merger consideration.

Upon application by the surviving corporation or by any holder of shares of Company common stock entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of Company common stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of Company common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder, in the case of holders of uncertificated stock, forthwith, and, in the case of holders of shares represented by certificates, upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of Company common stock entitled to appraisal. In the absence of an order, each party bears its own expenses.

Any stockholder who has duly demanded appraisal rights for shares of Company common stock in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Company common stock as of a date or time prior to the effective time.

At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time, stockholders’

rights to appraisal shall cease, and all holders of shares of Company common stock will be entitled to receive the merger consideration. Inasmuch as the Company has no obligation to file such a petition and has no present intention to do so, any holder of shares of Company common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the Company a written withdrawal of its demand for appraisal and acceptance of the merger consideration, except that (i) any such attempt to withdraw made more than 60 days after the effective time will require written approval of the Company and (ii) no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time.

If you wish to exercise your appraisal rights, you must not vote your shares of Company common stock in favor of the merger, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of Company stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by Company stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex F to this proxy statement.

MARKET PRICE AND DIVIDEND DATA

Company common stock is traded on the NYSE under the symbol “CAB.” As of the close of business on June 2, 2017, the latest practicable trading day prior to the date of this proxy statement, there were 68,911,660 shares of Company common stock outstanding and entitled to vote, held by approximately 709 holders of record of Company common stock. The following table presents the high and low sale prices of Company common stock for the period indicated in published financial sources:

	High	Low
Fiscal 2015
First quarter ended March 28, 2015	$58.90	$49.65
Second quarter ended June 27, 2015	$58.56	$50.07
Third quarter ended September 26, 2015	$52.19	$39.52
Fourth quarter ended January 2, 2016	$48.99	$33.03
Fiscal 2016
First quarter ended April 2, 2016	$49.71	$38.90
Second quarter ended July 2, 2016	$53.79	$46.22
Third quarter ended October 1, 2016	$55.07	$47.78
Fourth quarter ended December 31, 2016	$63.60	$53.60
Fiscal 2017
First quarter ended April 1, 2017	$59.22	$45.00
Second quarter through June 2, 2017	$57.85	$52.40

The following table presents the closing per share sales price of Company common stock, as reported on the NYSE on April 17, 2017, the last full trading day prior to the public announcement of the merger agreement amendment, and on June 2, 2017 the last full trading day prior to the date of this proxy statement:

Date	Closing per Share Price
April 17, 2017	$53.69
June 2, 2017	$53.53

You are encouraged to obtain current market prices of Company common stock in connection with voting your shares. Following the merger, there will be no further market for Company common stock, and Company common stock will be delisted from the NYSE and deregistered under the Exchange Act.

The Company does not pay dividends and the merger agreement prohibits us from declaring or paying any dividend or other distribution with respect to Company common stock.

STOCK OWNERSHIP

We have listed below, as of May 30, 2017 (except as otherwise indicated), the beneficial ownership of Company common stock by (i) each of our directors, (ii) each of our “named executive officers,” (iii) all of our directors and executive officers as a group and (iv) each person known by us to be the beneficial owner of more than five percent of the number of outstanding shares of Company common stock. The table is based on information we received from the directors and executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than five percent of the number of outstanding shares of Company common stock as of May 30, 2017. Unless otherwise indicated, each of our directors and “named executive officers” has the same business address as the Company. All share numbers have been rounded to the nearest whole number.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated in the footnotes to the table below, we believe that the beneficial owners of Company common stock listed below, based on the information furnished by such owners, have sole voting power and investment power with respect to such shares, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 68,911,660 shares of Company common stock issued and outstanding as of May 30, 2017. In computing the number of shares of Company common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding any shares of Company common stock as to which the person has the right to acquire beneficial ownership within 60 days of May 30, 2017, through the exercise of any option, conversion rights, or other rights. We did not deem these shares outstanding for purposes of computing the percentage ownership of any other person.

Name	Amount and Nature of Beneficial Ownership of Company Common Stock	Percent of Class
5% Shareholders:
James W. Cabela(1)	11,205,376	16.3
Cabela’s Family, LLC(2)	4,641,809	6.7
The Vanguard Group(3)	4,018,356	5.8
Blackrock, Inc.(4)	3,736,718	5.4
Directors and Named Executive Officers
Thomas L. Millner(5)	540,689	*
Scott K. Williams(6)	82,433	*
Sean Baker(7)	60,276	*
Charles Baldwin(8)	144,752	*
Ralph W. Castner(9)	500,597	*
Michael Copeland(10)	113,383	*
Theodore M. Armstrong(11)	48,465	*
John H. Edmondson(12)	41,642	*
Dennis Highby(13)	360,182	*
Michael R. McCarthy(14)	1,595,751	2.3
Donna M. Milrod(15)	14,217	*
Beth M. Pritchard(16)	24,642	*
Peter S. Swinburn(17)	9,285	*
James F. Wright(18)	12,378	*
All directors and executive officers as a group (15 persons) (19)	14,722,022	21.1

*	Less than 1%.
(1)	Includes 10,402 shares of common stock held in our 401(k) Plan. The address for Mr. Cabela is c/o Cabela’s Incorporated, One Cabela Drive, Sidney, Nebraska 69160.

(2)	This is based on a Schedule 13G/A filed with the SEC on February 16, 2016 by Cabela’s Family, LLC. According to the Schedule 13G/A, Cabela’s Family, LLC had sole voting power and sole dispositive power with regard to 4,641,809 shares of common stock as of December 31, 2015. The Schedule 13G/A states that Cabela’s Family, LLC’s address is 3020 11th Avenue, Sidney, Nebraska 69162.
(3)	This is based on a Schedule 13G filed with the SEC on February 10, 2017 by The Vanguard Group. According to the Schedule 13G, The Vanguard Group had sole voting power with regard to 30,137 shares of common stock, shared voting power with regard to 5,626 shares of common stock, sole dispositive power with regard to 3,984,981 shares of common stock, and shared dispositive power with regard to 33,375 shares of common stock as of December 31, 2016. The Schedule 13G states that The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(4)	This is based on a Schedule 13G/A filed with the SEC on January 23, 2017 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. had sole voting power with regard to 3,584,739 shares of common stock, shared voting power with regard to 324 shares of common stock, sole dispositive power with regard to 3,736,394 shares of common stock and shared dispositive power with regard to 324 shares of common stock as of December 31, 2016. The Schedule 13G/A states that BlackRock Inc.’s address is 55 East 52nd Street, New York, New York 10055.
(5)	Includes (a) 939 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund and (b) 329,785 shares of common stock issuable upon exercise of stock options within 60 days of May 30, 2017.
(6)	Includes (a) 933 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund and (b) 51,410 shares of common stock issuable upon exercise of stock options within 60 days of May 30, 2017.
(7)	Includes (a) 2,516 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund and (b) 28,668 shares of common stock issuable upon exercise of stock options within 60 days of May 30, 2017.
(8)	Includes (a) 1,956 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund and (b) 66,478 shares of common stock issuable upon exercise of stock options within 60 days of May 30, 2017.
(9)	Includes (a) 119 shares of common stock held in our 401(k) Plan, (b) 1,033 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund, (c) 92,310 shares of common stock issuable upon exercise of stock options within 60 days of May 30, 2017 and (d) 111,981 shares of common stock held by Castner Family, LLC.
(10)	Includes (a) 409 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund and (b) 78,310 shares of common stock issuable upon exercise of stock options within 60 days of May 30, 2017.
(11)	Includes 25,186 shares of common stock issuable upon exercise of stock options and 1,239 shares of common stock issuable upon the vesting of restricted stock units within 60 days of May 30, 2017.
(12)	Includes 27,186 shares of common stock issuable upon exercise of stock options within 60 days of May 30, 2017.
(13)	Includes (a) 14,595 shares of common stock held in our 401(k) Plan, (b) 346 shares of common stock (unitized) held in our 401(k) Plan, (c) 242,302 shares of common stock held by Highby Family, LLC and (d) 11,186 shares of common stock issuable upon exercise of stock options and 1,239 shares of common stock issuable upon the vesting of restricted stock units within 60 days of May 30, 2017.
(14)	Includes (a) 25,186 shares of common stock issuable upon exercise of stock options and 1,239 shares of common stock issuable upon the vesting of restricted stock units within 60 days of May 30, 2017 and (b) 1,513,916 shares of common stock held by MGL Holdings, LLC (“Holdings”). Holdings is a wholly-owned subsidiary of McCarthy Group, LLC (“MGL”). McCarthy Capital Corporation is an indirectly wholly-owned subsidiary of MGL and also the manager of Holdings. Mr. McCarthy is the Chairman of MGL.
(15)	Includes 11,186 shares of common stock issuable upon exercise of stock options and 1,239 shares of common stock issuable upon the vesting of restricted stock units within 60 days of May 30, 2017.

(16)	Includes 22,642 shares of common stock issuable upon exercise of stock options and 1,239 shares of common stock issuable upon the vesting of restricted stock units within 60 days of May 30, 2017.
(17)	Includes 6,648 shares of common stock issuable upon exercise of stock options and 1,239 shares of common stock issuable upon the vesting of restricted stock units within 60 days of May 30, 2017.
(18)	Includes 8,139 shares of common stock issuable upon exercise of stock options and 1,239 shares of common stock issuable upon the vesting of restricted stock units within 60 days of May 30, 2017.
(19)	Includes 748,162 shares of common stock issuable upon exercise of stock options and 9,912 shares of common stock issuable upon the vesting of restricted stock units within 60 days of May 30, 2017. Mr. Copeland’s beneficial ownership is not included in this amount as he is no longer an executive officer of the Company.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, the Company will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, the Company would hold an annual meeting of stockholders in 2017.

To be submitted for inclusion in the proxy statement for any 2017 annual meeting of stockholders, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Corporate Secretary of the Company no later than July 20, 2017. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2017 annual meeting any stockholder proposal that may be omitted from the proxy materials of the Company under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Our amended and restated bylaws provide that for a proposal to be properly brought by a stockholder before the annual meeting of stockholders to be held during calendar year 2017, notice of such proposal must generally be delivered to, or mailed and received at, the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the 2016 annual meeting of stockholders. As a result, notice of any stockholder proposal with respect to the 2017 annual meeting of stockholders submitted pursuant to these provisions of our bylaws, and containing the information required by our bylaws, must have been delivered to the Corporate Secretary of the Company no earlier than July 16, 2017 and no later than August 15, 2017.

Stockholder proposals and nominations should be sent to:

Corporate Secretary

Cabela’s Incorporated

One Cabela Drive

Sidney, Nebraska 69160

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Company common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of Internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of our annual report and proxy statement or notice of Internet availability of proxy to your address. If you desire to revoke your consent to householding, please contact your bank, broker, trust, or other nominee. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of Internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you write our Corporate Secretary at Cabela’s Incorporated, One Cabela Drive, Sidney, Nebraska 69160, or call (308) 254-5505.

If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of Internet availability of proxy, you may request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to our Corporate Secretary at Cabela’s Incorporated, One Cabela Drive, Sidney, Nebraska 69160.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 16, 2017;

•	the Amendment to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on April 28, 2017;

•	the Company’s Quarterly Report on Form 10-Q for the first quarter ended April 1, 2017, which was filed with the SEC on May 4, 2017;

•	the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2017;

•	the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2017; and

•	the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2017.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at Cabela’s Incorporated, One Cabela Drive, Sidney, Nebraska 69160, Attention: Corporate Secretary or by calling (308) 254-5505.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 3, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

among

BASS PRO GROUP, LLC,

PRAIRIE MERGER SUB, INC.

and

CABELA’S INCORPORATED

Dated as of October 3, 20161

[1]	This Agreement and Plan of Merger reflects the effect of the Amendment to Agreement and Plan of Merger, dated as of April 17, 2017.

ARTICLE I

THE MERGER

Section 1.01	The Merger	A-1
Section 1.02	Closing	A-1
Section 1.03	Effective Time	A-2
Section 1.04	Organizational Documents, Directors and Officers of the Surviving Corporation	A-2

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 4.01	Organization	A-24
Section 4.02	Authority	A-24
Section 4.03	No Conflict; Required Filings and Consents	A-25

i

ARTICLE V

COVENANTS

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01	Conditions to Obligations of Each Party to Effect the Merger	A-49
Section 6.02	Additional Conditions to Obligations of Parent and Sub	A-49
Section 6.03	Additional Conditions to Obligations of the Company	A-50

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01	Termination	A-50
Section 7.02	Effect of Termination	A-52
Section 7.03	Amendment	A-53
Section 7.04	Waiver	A-53

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01	Non-Survival of Representations and Warranties	A-54
Section 8.02	Notices	A-54
Section 8.03	Severability	A-55
Section 8.04	Entire Agreement	A-55

ii

Section 8.05	Assignment	A-55
Section 8.06	Parties in Interest	A-55
Section 8.07	Mutual Drafting; Interpretation; Headings	A-57
Section 8.08	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	A-57
Section 8.09	Counterparts	A-58
Section 8.10	Specific Performance	A-59

Annex I	Defined Terms
Exhibit A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER, dated as of October 3, 2016 (this “Agreement”), is made by and among Bass Pro Group, LLC, a Delaware limited liability company (“Parent”), Prairie Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and Cabela’s Incorporated, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.

RECITALS

WHEREAS, the respective boards of directors (or similar governing bodies) of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding share of Class A Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Dissenting Shares and shares of Company Common Stock owned of record by Parent, Sub, the Company or any of their respective Subsidiaries, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors (or similar governing body) of each of the Company, Parent and Sub have (a) determined that this Agreement and the Merger are advisable and in the best interests of such person and its equity holders, (b) adopted this Agreement and (c) in the case of the Company and Sub, recommended that its equityholders adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of the Equity Financing Sources (as defined below) has delivered an Equity Commitment Letter (as defined below) to the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Sub to enter into this Agreement, certain individuals are entering into a voting agreement with Parent, substantially in the form of Exhibit B (the “Voting Agreements”); and

WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Sub shall be merged with and into the Company, whereupon the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL, as a wholly owned Subsidiary of Parent.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place at (a) 10:00 a.m. (central time) on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI

(other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603 or (b) another time, date or place agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to as the “Closing Date.” Immediately prior to the Closing (and in any event prior to the effecting of the transactions contemplated by Section 6.01(b)), Parent and Sub shall deliver to the Company an irrevocable written confirmation that immediately following the satisfaction of (x) the condition set forth in Section 6.01(b), and subject only to the satisfaction of such condition, (y) the condition set forth in Section 6.01(d) and (z) the conditions that by their terms are to be satisfied at the Closing, Parent and Sub shall consummate the Merger.

Section 1.03 Effective Time. Concurrently with the Closing, the Company shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.04 Organizational Documents, Directors and Officers of the Surviving Corporation.

(a) Organizational Documents. At the Effective Time (i) the amended and restated certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in Exhibit A until, subject to Section 5.09, thereafter amended in accordance with applicable Law and the applicable provisions of the amended and restated certificate of incorporation and the amended and restated bylaws of the Surviving Corporation, and (ii) the parties hereto shall, subject to Section 5.09, cause the bylaws of Sub, as in effect immediately prior to the Effective Time, to be the bylaws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation) until thereafter amended in accordance with applicable Law and the applicable provisions of the amended and restated certificate of incorporation and the amended and restated bylaws of the Surviving Corporation.

(b) Directors. The parties hereto shall take all necessary action such that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office in accordance with the amended and restated certificate of incorporation and the amended and restated bylaws of the Surviving Corporation.

(c) Officers. The parties hereto shall take all necessary action such that, from and after the Effective Time, the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the amended and restated certificate of incorporation and the amended and restated bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i) Conversion of Company Common Stock. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares, shall automatically be converted into the right to receive $61.50 in cash, without interest and subject to Section 2.05 (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate that formerly represented any of the Shares (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) (in each case, other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration. Notwithstanding anything in this Agreement to the contrary, (A) if (x) the Framework Agreement is validly terminated by Synovus in accordance with Section 8.1 of the Framework Agreement and (y) the Original Bank Purchase Agreement (in the same form as executed on October 3, 2016) is automatically deemed to be re-executed in accordance with Section 8.2(c) of the Framework Agreement, then the Merger Consideration shall be $62.50 in cash, without interest and subject to Section 2.05, and (B) if (x) the Framework Agreement is validly terminated in accordance with its terms and (y) the Original Bank Purchase Agreement is not deemed to be automatically re-executed in accordance with Section 8.2(c) of the Framework Agreement such that none of the Framework Agreement, the Original Bank Purchase Agreement or the credit card program agreement dated as of October 3, 2016 between the Company and Capital One, National Association, a national banking association is in effect, then: either, at the election of the Company (which election shall be irrevocable and to be effective shall be delivered in writing to Parent no later than (x) if the Company is the terminating party, immediately prior to such termination of the Framework Agreement or (y) if another party is the terminating party, the second Business Day following such termination), (1)(I) the Merger Consideration shall be $65.50 in cash, without interest and subject to Section 2.05 and (II) the reference to the term Banking Business Transaction in the first sentence of Section 5.06(f) shall be deemed to be the Banking Business Transaction on the terms contemplated by the Original Bank Purchase Agreement and the credit card program agreement dated as of October 3, 2016 between the Company and Capital One, National Association, a national banking association (in the same form as executed on October 3, 2016, without amendment or modification) or (2)(I) the Merger Consideration shall be $62.50 in cash, without interest and subject to Section 2.05 and (II) the reference to the term Banking Business Transaction in the first sentence of Section 5.06(f) shall be deemed to be the Banking Business Transaction on the terms contemplated by the Original Bank Purchase Agreement and the credit card program agreement dated as of October 3, 2016 between the Company and Capital One, National Association, a national banking association, as amended by the Amendment No. 1 to Credit Card Program Agreement, dated as of April 17, 2017, among the Company, Capital One, and Capital One, National Association, a national banking association. If the Company does not deliver a valid election in accordance with the foregoing clause (B), the Company shall be deemed to have irrevocably elected the option described in the foregoing clause (B)(1).

(ii) Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary and all Shares owned of record by Parent, Sub or any of their respective Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.01(b) shall be deemed to permit or authorize the Company to effect any such reclassification, stock split, recapitalization, split-up, combination, exchange of shares, readjustment, other similar transaction, stock dividend or stock distribution that is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

Section 2.02 Exchange of Certificates; Payment for Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit with a U.S.-based nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds equal to the Aggregate Merger Consideration (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.01(a)(i) (including if any Dissenting Shares cease to be Dissenting Shares), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount sufficient to make such payments. Funds made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Article II; provided that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent, for the benefit of the holders of Shares, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent for payment of the Aggregate Merger Consideration. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Company Common Stock and to make payments from the Exchange Fund in accordance with Section 2.02(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.02(b), except as expressly provided for in this Agreement.

(b) Payment Procedures.

(i) Certificates. As promptly as practicable after the Effective Time and in any event not later than the fifth (5th) Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent and the Company may agree; and (B) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of any Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, if applicable, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, and such other customary documents and instruments as may be reasonably requested by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the portion of the Aggregate Merger Consideration into which the Shares formerly represented by such Certificates were converted pursuant to Section 2.01(a)(i), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such payment shall either pay to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid.

(ii) Book-Entry Shares. Any holder of Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II (or such other amount paid in respect of Dissenting Shares pursuant to Section 2.04). In lieu thereof, each such registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event more than five (5) Business Days thereafter), the Merger Consideration for each Book-Entry Share and such Book-Entry Share shall forthwith be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No interest shall be paid or accrue on any portion of the Merger Consideration payable in respect of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to or claimed by holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable in respect of their Shares in accordance with the procedures set forth in Section 2.02(b), without interest and subject to Section 2.05. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any portion of the Merger Consideration that would otherwise escheat to or become the property of any Governmental Entity such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent and Parent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Merger Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that the Paying Agent or Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

Section 2.03 Treatment of Company Options and Equity Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the Company’s board of directors (or the appropriate committee thereof) shall adopt all necessary resolutions to provide that, immediately prior to the Effective Time, each option to purchase Shares granted under a Company Stock Plan (the “Company Options”) that is outstanding immediately prior to the Effective Time shall be fully vested and cancelled by virtue of the Merger and without any action on the part of the holder thereof and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such

Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (1) any such Company Option with respect to which the exercise price per Share subject thereto is equal or greater than the Merger Consideration shall be cancelled in exchange for no consideration and (2) such Option Payments shall be reduced by the amount of any required Tax withholdings as provided in Section 2.05. From and after the Effective Time, no Company Option shall be outstanding or exercisable, and each Company Option holder shall be entitled only to the payment provided for in this Section 2.03(a).

(b) Treatment of Restricted Stock Units. Prior to the Effective Time, the Company’s board of directors (or the appropriate committee thereof) shall adopt all necessary resolutions to provide that, immediately prior to the Effective Time, each award of restricted stock units (“RSUs”) with respect to Shares granted pursuant to a Company Stock Plan (each, an “RSU Award”) that is outstanding immediately prior to the Effective Time (i) shall be fully vested, (ii) any performance conditions applicable to such RSU Award shall be deemed satisfied in full and (iii) shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the product of (A) the number of RSUs subject to such RSU Award, multiplied by (B) the Merger Consideration, without interest (less any required Tax withholdings as provided in Section 2.05).

(c) Termination of Company Stock Plans. As of the Effective Time, all Company Stock Plans shall terminate, and, except as provided in this Section 2.03, no further rights with respect to Shares, Company Options, RSUs or RSU Awards shall be granted or remain outstanding or in effect thereunder, and the Company shall have taken all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any person pursuant to or in settlement of awards under the Company Stock Plans.

(d) Treatment of Company Stock Purchase Plan. The Company and the Company’s board of directors (or appropriate committee thereof) shall take all necessary actions, including adopting all necessary resolutions or amendments, to provide that (i) no Shares may be purchased under the Company Stock Purchase Plan with respect to offering periods beginning on or after the date of this Agreement, (ii) as of immediately prior to the Effective Time, the Company Stock Purchase Plan shall terminate, (iii) if the Effective Time occurs prior to the last day of the offering period in effect as of the date of this Agreement, such offering period shall end not later than the trading day that is seven (7) Business Days prior to the Closing Date, at which time the cash amounts accumulated in each account under the Company Stock Purchase Plan shall be used to purchase Shares, and (iv) participants in the Company Stock Purchase Plan shall be prohibited from increasing their payroll deductions from those in effect as of the date of this Agreement.

(e) Payment with respect to Company Options and RSUs. The Surviving Corporation shall pay, or shall cause to be paid, through the Payroll Agent the payments required under Section 2.03(a) and Section 2.03(b) hereof (in each case, subject to Section 2.05), as promptly as practicable after the Effective Time, or at such later time as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code.

Section 2.04 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a “Dissenting Stockholder”) who has not voted in favor of or consented to the adoption of this Agreement and has properly demanded appraisal of such Shares and complied in all respects with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of their Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(i), but shall be converted into the right to receive fair value of such Share as determined pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses or waives its right of appraisal, in any case pursuant to the DGCL, its Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest and subject to Section 2.05. The Company shall give Parent prompt written notice of any demands or written threats for appraisal of Shares received by the Company, withdrawals of such demands or threats and any other documents received by the Company in respect thereof (including instruments served on the Company pursuant to Section 262 of the DGCL), and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands, threats or documents. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or threats or agree or commit to do any of the foregoing.

Section 2.05 Withholding Taxes. Each of Parent, the Surviving Corporation, the Payroll Agent and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Shares, Company Options and RSU Awards cancelled in the Merger such Tax amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, any regulation promulgated thereunder by the United States Department of Treasury (a “Treasury Regulation”) or any other applicable state, local or foreign Tax Law. To the extent that Tax amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld Tax amounts (a) shall be remitted by the Surviving Corporation, Parent, the Payroll Agent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options or RSU Awards in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents publicly filed at least one (1) day prior to the date of this Agreement and after January 1, 2015, other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such filings or similar forward-looking, predictive or cautionary statements contained therein (without giving effect to any amendment to any such documents filed on or after the date that is two (2) days prior to the date hereof) or (b) as disclosed in the separate disclosure letter which has been delivered by the Company to Parent prior to the execution of this Agreement, including the documents attached to such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Sub as follows (provided that the representations and warranties in Section 3.25(a) are made only as of the date hereof and the representations and warranties in Section 3.21 and Section 3.25(b) are made as of the dates set forth therein):

Section 3.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”), and (ii) the Amended and Restated

Bylaws of the Company (the “Company Bylaws”), each as in effect as of the date hereof. Each of the Company Charter and the Company Bylaws is in full force and effect, and the Company is not in violation of any of the provisions of such documents.

(c) Each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated or organized, validly existing and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) Section 3.01 of the Company Disclosure Letter sets forth a true and complete list of all Company Subsidiaries, including each Company Subsidiary that, as of the date hereof, is a significant subsidiary (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of the Company (each a “Significant Subsidiary”), together with its jurisdiction of incorporation or organization and the percentage of capital stock or other equity interest held by any person other than the Company or another Company Subsidiary.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 245,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). As of the close of business on September 30, 2016 (the “Specified Date”), (i) 71,595,020 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) 3,118,022 shares of Company Common Stock were held in treasury.

(b) As of the close of business on the Specified Date, the Company had no shares of Company Common Stock or Company Preferred Stock reserved for issuance, except for 2,113,147 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans and 1,751,574 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Purchase Plan.

(c) As of the close of business on the Specified Date, there were (i) 1,984,693 shares of Company Common Stock subject to outstanding Company Options with an weighted average exercise price of $40.88 per share of Company Common Stock and (ii) 958,209 outstanding RSUs. All grants of Company Options and RSUs have been made in all material respects in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the NYSE.

(d) Except with respect to (x) the Company Options and RSUs referred to in Section 3.02(b) and Section 3.02(c) and the related award agreements and (y) any issuance of any equity securities that are expressly permitted pursuant to Section 5.01(b), there are no outstanding or existing (i) options, warrants, calls, subscriptions, agreements, obligations, “phantom” stock rights, stock appreciation rights, stock-based performance units, profits interests or other rights, convertible or exchangeable securities, agreements, Contracts or commitments of any character to which the Company is a party obligating the Company to issue, transfer, deliver or sell any shares of capital stock or other equity or voting interest in the Company or securities convertible into or exchangeable for such shares or equity or voting interests relating to or based on the value of the equity securities of the Company, (ii) obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or equity or voting securities of the Company or (iii) voting trusts, stockholder agreements, registration rights agreements or similar agreements to which the Company is a party with respect to the voting of, or other matters related to, the capital stock or other equity or voting interests of the Company. Since the close of business on the Specified Date through the date hereof, the Company has not issued (or entered into any agreement or commitment to issue) any shares of Company Common Stock or other class of equity or voting security (other than shares upon exercise or settlement of Company Options and RSUs).

(e) Except with respect to any issuance of any equity securities that are expressly permitted pursuant to Section 5.01(b), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company may vote.

Section 3.03 Company Subsidiaries.

(a) Except with respect to (x) any issuance of any equity securities that are expressly permitted pursuant to Section 5.01(b) or (y) the consummation of the Banking Business Transaction, the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, other than those set forth on Section 3.03(a) of the Company Disclosure Letter, free and clear of any material Liens (other than transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws), and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date hereof, there are no accrued and unpaid dividends with respect to any outstanding shares of capital stock or other equity or voting interests in any Company Subsidiary.

(b) Except with respect to any issuance of any equity securities that are expressly permitted pursuant to Section 5.01(b), there are no outstanding or existing (i) options, warrants, calls, subscriptions, agreements, obligations, “phantom” stock rights, stock appreciation rights, stock-based performance units, profits interests or other rights, convertible or exchangeable securities, agreements, Contracts or commitments of any character to which any of the Company Subsidiaries is a party obligating any of the Company Subsidiaries to issue, transfer, deliver or sell any shares of capital stock or other equity or voting interest in any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity or voting interests relating to or based on the value of the equity securities of any of the Company Subsidiaries, (ii) obligations of any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or equity or voting securities of any of the Company Subsidiaries or (iii) voting trusts, stockholder agreements, registration rights agreements or similar agreements to which the Company or any Company Subsidiary is a party with respect to the voting of, or other matters related to, the capital stock or other equity or voting interests of any Company Subsidiary.

(c) Except with respect to any issuance of any equity securities that are expressly permitted pursuant to Section 5.01(b), there are no outstanding bonds, debentures, notes or other Indebtedness of any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders or equityholders of any of the Company Subsidiaries may vote.

Section 3.04 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to adoption by the Company’s stockholders of this Agreement, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company’s board of directors and no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or, other than the Company Stockholder Approval and filing of the Certificate of

Merger with the Secretary of State of the State of Delaware, the consummation by the Company of the transactions contemplated hereby. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by the Company at the Closing will be, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Sub) this Agreement constitutes, and when executed and delivered such other agreements or instruments will constitute, the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s board of directors has (i) adopted and declared advisable this Agreement and the Merger and the consummation by the Company of the transactions contemplated hereby, (ii) authorized and approved the execution, delivery and performance of this Agreement and, subject to receiving the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby, including the Merger, (iii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (iv) directed that this Agreement be submitted to the stockholders of the Company to be adopted and (v) resolved to recommend the adoption of this Agreement by the stockholders of the Company, in each case, by resolutions duly adopted at a meeting duly called and held, which resolutions, subject, in the case of clause (v), to Section 5.03, have not been subsequently rescinded, withdrawn or qualified.

Section 3.05 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement will: (i) subject to obtaining the Company Stockholder Approval with respect to the consummation of the Merger, conflict with or violate any provision of the Company Charter or Company Bylaws or any equivalent organizational or governing documents of any Significant Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 3.05(b) have been obtained and all filings and notifications described in Section 3.05(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets is bound) or any Company Permit (the “Required Consents”), except, with respect to clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger.

(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) compliance with the applicable requirements of the Exchange Act, (iv) filings as may be required under the rules and regulations of NYSE, (v) the filing of a Bank Merger Act application with the primary federal regulator of the purchasing person in the Banking Business

Transaction pursuant to 12 USC 1828(c) and notice to the Federal Deposit Insurance Corporation regarding the termination of the Banking Business’ insurance pursuant to 12 USC 1818(q) following the assumption of all of the Banking Business’ deposit liabilities and (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger.

Section 3.06 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to have any Company Permits, or the failure of any Company Permit to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.06(a) of the Company Disclosure Letter or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) no Company Permit has been revoked, suspended, terminated or materially impaired in any manner since January 1, 2013, (ii) neither the Company nor any Company Subsidiary is in default or violation, in any respect, of any of the Company Permits and (iii) since January 1, 2013, neither the Company nor any Company Subsidiary has received any written notice regarding any of the matters set forth in the foregoing clauses (i) and (ii).

(b) Since January 1, 2013, (i) the Company and each of the Company Subsidiaries has been in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses, properties, assets and activities and with all Orders to which the Company or the Company Subsidiaries are subject and (ii) neither the Company nor any Company Subsidiary has received any written notice alleging any such noncompliance, in each case, except for such noncompliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) In the past five (5) years, (i) the Company and each of the Company Subsidiaries has been in compliance in all material respects with all Anti-Corruption Laws; (ii) neither the Company, nor any Company Subsidiary, nor, to the knowledge of the Company, any Company Representative acting on its behalf has offered, given, authorized, or promised anything of value, directly or indirectly, to any Government Official, for the purpose of (A) improperly influencing any official act or decision of such Government Official, (B) inducing such Government Official to do or omit to do any act in violation of a lawful duty or (C) securing any improper benefit or favor for the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries, taken as a whole; (iii) neither the Company nor any Company Subsidiary has made a voluntary, directed, or involuntary disclosure to any Governmental Entity (including the U.S. Department of Justice, U.S. Securities Exchange Commission or U.K. Securities Fraud Office) with respect to any alleged bribe, kickback, illegal payment, act of corruption or non-compliance with any Anti-Corruption Law that is material to the Company and the Company Subsidiaries, taken as a whole; (iv) none of the Company, any Company Subsidiary or, to the knowledge of the Company, any Company Representative acting on its behalf has received any notice, request or citation for any actual or potential material non-compliance with any Anti-Corruption Law; (v) none of the Company or any Company Subsidiary or, to the knowledge of the Company, any Company Representative has been a Sanctioned Person or engaged in any action that would reasonably be expected to result in the Company, any Company Subsidiary or any Company Representative being designated as a Sanctioned Person; (vi) the Company, each of the Company Subsidiaries and, to the knowledge of the Company, each of the Company Representatives acting on its behalf has been in compliance in all material respects with all Sanctions and Export Control Laws; and (vii) neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any Company Representative acting on its behalf has engaged in transactions or dealings, directly or indirectly, with any Sanctioned Person or in any Sanctioned Country.

Section 3.07 Company SEC Documents; Financial Statements. Since January 1, 2013, the Company has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any of the Company Subsidiaries with the SEC since January 1, 2013, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, in the case of the immediately following clause (ii), if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with all applicable requirements of the Exchange Act, the Securities Act, Sarbanes-Oxley Act and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. Since January 1, 2013, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NYSE. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of outstanding SEC comments or an outstanding SEC investigation. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries (including, in each case, any notes thereto) included in or incorporated by reference into the Company’s filings included in the Company SEC Documents (collectively, the “Company Financial Statements”) (x) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect on the date of such Company Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations and (y) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect).

Section 3.08 Information Supplied. The proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first filed with SEC or mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion (or incorporation by reference) in the Proxy Statement.

Section 3.09 Internal Controls and Disclosure Controls. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries, including reasonable assurances that all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP. The Company (x) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act; (y) based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, has disclosed, to the extent required by applicable Law, in any applicable Company SEC filing that is reported on Form 10-K or Form 10-Q, or any amendments thereto, and to the Company’s auditors and the audit committee of the Company’s board of directors, (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees of the Company or any Company Subsidiaries who have a significant role in the Company’s internal control over financial reporting and, in the case of this clause (y), the Company has made available to Parent all such disclosures made to the Company’s auditors or audit committee; and (z) based on its most recent evaluation of the Company’s disclosure controls and procedures prior to the date hereof, has disclosed in any applicable Company SEC filing that is reported on Form 10-K or Form 10-Q, or any amendments thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Neither the Company nor any Company Subsidiary has outstanding any material prohibited loans or extensions of credit (within the meaning of Section 402 of the Sarbanes-Oxley Act) to any director or executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Company Subsidiary.

Section 3.10 Absence of Certain Changes.

(a) Except as otherwise expressly contemplated by this Agreement, from July 2, 2016 through the date of this Agreement, (i) the businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action (or omitted to take any action), which would constitute a breach of Sections 5.01 (g), (h), (j), (l), (m), (o) or (q) had such action or omission occurred between the date of this Agreement and the Effective Time.

(b) From July 2, 2016, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (a) disclosed, reserved against or provided for in the unaudited consolidated balance sheet of the Company as of July 2, 2016 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since July 2, 2016, (c) incurred under this Agreement or incurred in connection with the transactions contemplated hereby or (d) that otherwise, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Litigation. There is no suit, claim, action, proceeding or arbitration (collectively, “Proceeding”) to which the Company or any Company Subsidiary is a party or to which any of the properties or assets of the Company or any Company Subsidiary is subject, either pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. None of the Company nor any Company Subsidiary is a party to, and none of the properties or assets of the Company or any Company Subsidiary is subject to any outstanding Order unrelated to this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2013, there have not been, nor are there currently pending, any internal investigations conducted by the board of directors of the Company (or any committee thereof) or at the request of the board of directors of the Company (or any committee thereof) by any third party, in each case concerning any actual or alleged financial, accounting, conflict of interest, fraudulent or deceptive conduct or other misfeasance or malfeasance issues relating to the Company, in each case except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is no pending Proceeding to which the Company or any Company Subsidiary is a party seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.13 Employee Benefits.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each material Company Benefit Plan, which for the avoidance of doubt excludes any employment contracts or consultancy agreements for employees or consultants who are natural persons that are pursuant to a standard form previously made available to Parent where the base compensation provided under such employment or consultancy agreement is less than $200,000 per annum. With respect to each such Company Benefit Plan, the Company has made available to Parent a true and correct copy of, as applicable: (i) each such Company Benefit Plan that has been reduced to writing and all amendments thereto; (ii) each trust, insurance or administrative agreement relating to each such Company Benefit Plan; (iii) the most recent summary plan description or other written explanation of each Company Benefit Plan provided to participants; (iv) the most recent annual reports (Form 5500) filed with the Internal Revenue Service (“IRS”); (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) the most recent actuarial report with respect to any such Company Benefit Plan.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each U.S. Company Benefit Plan has been established, operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions required to be made to any U.S. Company Benefit Plan by applicable Law or by any plan document or other Contract, and all premiums due or payable with respect to insurance policies funding any U.S. Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Company in accordance with GAAP. There are no material Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened against or with respect to any U.S. Company Benefit Plan or the assets of any U.S. Company Benefit Plans and, to the knowledge of the Company, with respect to any fiduciary of any U.S. Company Benefit Plan whom the Company or any Company Subsidiary has an obligation to indemnify, there are no material Proceedings pending or threatened in respect of any such fiduciary’s duties to the U.S. Company Benefit Plan. Each U.S. Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan, and, to the knowledge of the Company, no circumstances have occurred that could reasonably be expected to result in disqualification of any such plan or related trust.

(c) Section 3.13(c) of the Company Disclosure Letter lists as of the date hereof each Company Benefit Plan, that provides health benefits after retirement or other termination of employment, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided pursuant to a Company Benefit Plan set forth on Section 3.13(a) of the Company Disclosure Letter for a period of not more than eighteen (18) months following termination of employment or during any period during which the former employee is receiving severance pay.

(d) Neither the Company nor any Company Subsidiary, or any of their respective ERISA Affiliates, maintains, contributes to or has any obligations or liabilities under, and at no time during the six (6) year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under, any employee benefit subject to

Section 302 or Title IV of ERISA or Section 412 of the Code, any multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or any plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Company or any Company Subsidiary following the Closing.

(e) Each U.S. Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code, has been maintained and operated in good faith compliance with Section 409A of the Code except as would not reasonably be expected to result in, either individually or in the aggregate, any material liability to the Company and the Company Subsidiaries.

(f) Except as set forth on Section 3.13(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement, including the Merger, will not, either alone or in combination with another event (i) entitle any current or former employee, director, consultant or officer of the Company or any Company Subsidiary (who is a natural person or a personal services entity) to any payment or benefit (including any enhanced or accelerated benefit, or lapse of repurchase rights or obligations under any Company Benefit Plan), (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, consultant or officer (who is a natural person or personal services entity), (iii) trigger any funding obligation under, or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate, a Company Benefit Plan or (iv) result in any payment (whether in cash or property or the vesting of property), to any “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) that could reasonably be expected to, individually or in combination with any other such payment, be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither the Company nor any Company Subsidiary is a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 4999 or Section 409A of the Code.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Foreign Plan, (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, (iii) if required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities, and (iv) has been maintained and operated in compliance with all applicable Laws.

(h) There has been no amendment to, announcement by the Company or any Company Subsidiary relating to, or change in employee participation or coverage rights under, any material Company Benefit Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the 2016 fiscal year.

Section 3.14 Labor. As of the date hereof, there is no labor strike or lockout, or, to the knowledge of the Company, threat thereof, against the Company or any Company Subsidiary, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, (a) the Company or any Company Subsidiary is not a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union, (b) no demand for recognition of any current or former employees of the Company or any Company Subsidiary has been made by or on behalf of any labor union, labor organization or works council in the past two (2) years, (c) no petition has been filed or material proceeding been instituted by any current or former employee of the Company or any Company Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past two (2) years, (d) to the knowledge of the Company, no material union organizing activities are ongoing with respect to any employee of the Company or any Company Subsidiary, and (e) neither the Company nor any Company Subsidiary is the subject of any material proceeding asserting that the Company or any Company Subsidiary has committed an unfair labor practice or seeking it to compel to bargain with any labor union or labor organization. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity, (ii) none of the Company or any Company Subsidiary is a party, or otherwise bound by, any consent decree with or citation by, any Governmental Entity relating to employees or employment practices, (iii) the Company and all Company Subsidiaries have complied with all Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the knowledge of the Company, threatened, and (iv) there are no outstanding assessments, penalties, fines, Liens, charges, or surcharges that are due or owing by the Company or a Company Subsidiary pursuant to any workplace safety and insurance/worker’s compensation Law.

Section 3.15 Tax Matters.

(a) The Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it and all such filed Tax Returns are correct, complete and accurate in all material respects. The Company and each Company Subsidiary has timely paid all material Taxes (whether or not shown on any Tax Return) that are or were due and payable or otherwise subject to collection action by a Governmental Entity. All material Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Governmental Entity.

(b) There is no Proceeding or assessment in progress or pending or, to the knowledge of the Company, threatened with respect to Taxes for which the Company or any Company Subsidiary may be liable that, if determined adversely, would, individually or in the aggregate, be or reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. No material deficiency with respect to Taxes has been assessed in writing against the Company or any Company Subsidiary that has not been fully paid or adequately reserved in the Company Financial Statements in accordance with GAAP.

(c) Neither the Company nor World’s Foremost Bank, a Nebraska banking corporation (“World’s Foremost Bank”), has any liability, and the other Company Subsidiaries have no material liability, for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of filing Tax Returns on a consolidated, combined, or unitary basis with such person. None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing, allocation or indemnity agreement or similar Contract or arrangement other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes.

(d) Since January 1, 2014, neither the Company nor any Company Subsidiary constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(f) There are no material Liens for Taxes upon any assets of the Company or any Company Subsidiary other than statutory Liens for current Taxes not yet due and payable.

(g) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect.

(h) Neither the Company nor any Company Subsidiary has entered into a “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations promulgated thereunder (other than any immaterial “loss transaction”) during any open taxable periods which have not been properly disclosed on a Tax Return delivered or made available to Parent.

(i) The unpaid Taxes of the Company and each Company Subsidiary did not, as of the Balance Sheet Date, exceed the accruals or reserves for Tax liability (excluding any accrual or reserve for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the face of the balance sheet (rather than any notes thereto) contained in such Company Financial Statements. As of the date hereof, since the Balance Sheet Date, none of the Company or any Company Subsidiary had incurred any material Tax liability outside of the ordinary course of business.

(j) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of (i) any change in method of accounting for a Tax period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any closing agreement described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into prior to the Closing, (iv) any installment sale or open transaction commenced prior to the Closing, (v) any prepaid amount received or paid prior to the Closing or (vi) indebtedness discharged with respect to which an election has been made under Section 108(i) of the Code.

(k) No Company Subsidiary organized under the Laws of a country other than the United States (i) is or has even been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code, (ii) is taxable as a U.S. domestic entity pursuant to the dual charter provision of Treasury Regulation § 301.7701-5(a), (iii) holds material assets that are “United States property” within the meaning of Section 956 of the Code or (iv) is a passive foreign investment company within the meaning of Section 1297 of the Code.

(l) Neither the Company nor any Company Subsidiary (i) has participated in or is participating in an international boycott within the meaning of Section 999 of the Code or (ii) has a permanent establishment or branch, or is treated as a resident for applicable Tax purposes, in any jurisdiction other than the jurisdiction of its formation.

(m) The Company and each Company Subsidiary has (i) filed or caused to be filed with the appropriate Governmental Entity all material unclaimed property reports required to be filed and has remitted to the appropriate Governmental Entity all material amounts of unclaimed property required to be remitted and (ii) delivered or paid all material amounts of unclaimed property to the proper recipient as required by applicable Law. There is no Proceeding or assessment in progress or pending or, to the knowledge of the Company, threatened with respect to unclaimed property for which the Company or any Company Subsidiary may be liable that, if determined adversely, would be or reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.16 Real Property; Personal Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of the street address of each real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”).

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of the street address of (i) each real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant, licensee or occupant) by the Company or any Company Subsidiary under which the Company or any Company Subsidiary pays annual rent in excess of $100,000 (collectively, the “Lessee

Leased Real Property”) or (ii) each real property leased, subleased or licensed (whether as landlord, sub-landlord or licensor) by the Company or any Company Subsidiary under which the Company or any Company Subsidiary receives annual rent in excess of $100,000 (collectively, the “Lessor Leased Real Property” and together with the Lessee Leased Real Property, the “Leased Real Property”), together, in the case of clauses (i) and (ii), all leases, subleases, licenses, occupancy agreements, concessions and other similar agreements (written or oral) with respect thereto (including all amendments, extensions, renewals and guaranties with respect thereto, and in the case of any oral agreement, a written summary of the material terms thereof) (each a “Real Property Lease”). The Company has made available to Parent complete and correct copies of each Real Property Lease.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and except as disclosed on Section 3.16(c) of the Company Disclosure Letter, as of the date hereof, (i) the Company or a Company Subsidiary has good and marketable, indefeasible fee simple title to all Owned Real Property free and clear of all Liens except for Permitted Liens, (ii) the Company or a Company Subsidiary has a valid leasehold estate in or right to use all Lessee Leased Real Property pursuant to the applicable Real Property Lease, free and clear of all Liens (except for Permitted Liens) and the Company or a Company Subsidiary has peaceful, undisturbed possession of all Lessee Leased Real Property (subject to any leases, subleases or similar arrangements that may be in existence), and (iii) neither the Company nor the applicable Company Subsidiary has leased or otherwise granted to any person the right to use or occupy any Owned Real Property or any Leased Real Property or any portion thereof except for the Lessor Leased Real Property.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Real Property Lease, and to the knowledge of the Company as of the date of this Agreement, no event or circumstance has occurred or exists that with or without notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, no other party to any Real Property Lease is in breach of or default under the terms of any Real Property Lease and except as disclosed on Section 3.16(d) of the Company Disclosure Letter, no such other party is an affiliate of or otherwise has an economic interest in, the Company or any Company Subsidiary. Except as, individually or in the aggregate, has not been and would not reasonably be expected to have a Company Material Adverse Effect, each Real Property Lease is a valid and binding obligation of the Company or a Company Subsidiary, as applicable, and is in full force and effect and enforceable against the applicable Company or Company Subsidiary, subject to the Bankruptcy and Equity Exception. No security deposit or portion thereof deposited with respect any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full. Neither the Company nor any Company Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease.

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has good title to, or a valid leasehold interest in, the tangible personal assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens.

(f) There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Company’s knowledge, threatened, affecting any Owned Real Property, Leased Real Property or any portion thereof or interest therein.

Section 3.17 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary is, and since January 1, 2013 has been, in compliance with all applicable Environmental Laws (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and since January 1, 2013, none of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information, in either case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law;

(b) There are no Releases of Hazardous Substances present in, at, on or under any of the real property owned or leased by the Company or any Company Subsidiary, either as a result of the operations of the Company or any Company Subsidiary or, to the Company’s knowledge, otherwise, that would reasonably be expected to result in material liability under Environmental Laws on the part of the Company or any Company Subsidiary;

(c) No Environmental Law requiring investigation or cleanup as a condition of completing a sale of property or change in control of an industrial facility is applicable to the transactions contemplated by this Agreement;

(d) The Company has not assumed any liability of any third party under any Environmental Law by Contract or, to the Company’s knowledge, by operation of Law; and

(e) The Company has provided Parent complete and accurate copies of all material environmental documents in its possession or reasonable control, including copies of all Phase I and Phase II environmental site assessments.

(f) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.17 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Substances, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of human health and worker safety.

Section 3.18 Intellectual Property.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one of the Company Subsidiaries is the sole and exclusive owner of all right, title and interest in and to the Company Owned IP, free and clear of all liens (other than Permitted Liens), and (ii) neither the Company nor any of the Company Subsidiaries has received, since January 1, 2013, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the Company IP. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have the right to use all Intellectual Property Rights other than the Company Owned IP necessary for, used in or held for use in the business of the Company and the Company Subsidiaries as currently conducted. Section 3.18(a) of the Company Disclosure Letter sets forth an accurate and complete list as of the date hereof of each item of material Company Owned IP that is issued or registered or subject to application for issuance or registration (the “Company Registered IP”) including for each, the record owner of such item of Company Registered IP, the jurisdiction in which such item of Registered Company IP has been registered or filed, the applicable application, registration, or serial or other similar identification number, the filing date or registration date and issuance or grant date. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (1) the Company Registered IP is valid, subsisting and enforceable, and (2) no interference, opposition, reissue, reexamination, or other Proceeding of any nature is, or since January 1, 2013 has been, pending or, to the Company’s knowledge, threatened in which the scope, ownership, validity, or enforceability of any Company Registered IP is being, or has been, contested or challenged, and to the Company’s knowledge, there is no basis for a claim that any Company Registered IP is invalid or unenforceable.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe, misappropriate, dilute or otherwise violate, or has not since January 1, 2013 infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights of any other person, (ii) none of the Company or any of the Company Subsidiaries has received, since January 1, 2013, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation, dilution or other violation by the Company or any of the Company Subsidiaries (including any claim that the Company or any Company Subsidiary must license or refrain from using any Intellectual Property Right of any third person) that has not been settled or otherwise fully resolved, and (iii) to the Company’s knowledge, no other person has infringed, misappropriated, diluted or otherwise violated any Company IP since January 1, 2013.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary has used commercially reasonable efforts to cause each person who is or was an employee, officer, director or contractor of the Company or any Company Subsidiary who designed, created or otherwise developed any Intellectual Property Right for the Company or any Company Subsidiary, including any Intellectual Property Right relating to any product distributed, sold or otherwise made available for purchase to any person by the Company or any Company Subsidiary, to sign an agreement containing an assignment to the Company or the applicable Company Subsidiary of all such person’s Intellectual Property Rights, (ii) the Company and each Company Subsidiary have taken commercially reasonable measures to protect its confidential information and Trade Secrets (including confidential information and Trade Secrets of third parties provided to the Company and the Company Subsidiaries) and to protect their respective ownership of, and rights in, all Company IP in accordance with industry best practices, (iii) all amounts payable by the Company or any of the Company Subsidiaries to contractors and former contractors involved in the development of any Company Owned IP have been paid in full, and (iv) to the Company’s knowledge, no current or former shareholder, officer, director, or employee of the Company or any Company Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any material Company Owned IP.

(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the information technology systems used by the Company and the Company Subsidiaries (“IT Systems”) are designed, implemented, operated and maintained in a commercially reasonable manner consistent with standard industry practice intended to provide a reasonable degree of redundancy, reliability, scalability and security with respect to the business of the Company and the Company Subsidiaries, (ii) the IT Systems have not malfunctioned or failed at any time since January 1, 2013 in a manner that resulted in (A) significant or chronic disruptions to the operation of the business of the Company or any Company Subsidiary, or (B) the Company or any Company Subsidiary being required to incur expenses of (including due to refunds to any customers) an amount in excess of $500,000 in any single incident, (iii) the IT Systems do not contain any computer code designed to disrupt, disable or harm in any material manner the operation of any authorized software or hardware, (iv) to the Company’s knowledge, none of the IT Systems contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any person, (v) the Company and each Company Subsidiary has in effect disaster recovery plans, procedures and facilities for its business and has taken steps intended to safeguard the security and the integrity of its IT Systems and (vi) to the Company’s knowledge, there have been no material unauthorized intrusions or breaches of security with respect to the IT Systems.

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries comply, and at all times since January 1, 2013 have complied, with: (i) the Company’s and each Company Subsidiary’s privacy policies (“Privacy Policies”); and (ii) the Company’s and each Company Subsidiary’s other commitments to third parties regarding Personal Information, including such commitments to vendors, marketing affiliates, advertisers and advertising networks, and other business partners. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has taken industry-standard measures that protect and maintain the confidential nature of any Personal Information to which the Company or any Company Subsidiary has access and that protect such Personal Information against loss, theft and unauthorized access or disclosure (including unauthorized access or use by the Company’s or any Company Subsidiary’s employees and contractors).

Section 3.19 Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been so filed, and, as of the date hereof, no such Contract has been amended or modified, except as set forth in Section 3.19(a) of the Company Disclosure Letter. All such filed Contracts shall be deemed to have been made available to Parent.

(b) Other than the Contracts described in Section 3.19(a), Section 3.19(b) of the Company Disclosure Letter sets forth a complete list, and the Company has made available to Parent true and complete copies, of each Contract to which the Company or any of the Company Subsidiaries is a party (other than any of the foregoing between the Company and any of the Company Subsidiaries or between any wholly owned Company Subsidiaries), as of the date hereof, that:

(i) is a partnership or joint venture;

(ii) is material to the Company and the Company Subsidiaries, taken as a whole, and contains (A) covenants of the Company or any of Company Subsidiaries purporting to limit, in any material respect, either the type or line of business in which the Company or any of the Company Subsidiaries may engage or the geographic area in which any of them may so engage and which, in each case, following the Effective Time, would apply to Parent and its affiliates (including the Company and its Subsidiaries), (B) “take or pay”, “requirements” or other similar provisions obligating the Company or any of its Subsidiaries to provide the quantity of goods or services required by another person or (C) pricing or margin provisions applicable to the Company or any of its Subsidiaries that provide another person “most favored nation” or similar provisions with respect to pricing;

(iii) evidences the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary in an amount in excess of $7 million, or creation or incurrence of any Lien (other than Permitted Liens) on any material property or asset of the Company or any Company Subsidiary;

(iv) is a Contract with an affiliate that would be required to be disclosed by Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(v) grants any rights of first refusal, rights of first negotiation or other similar rights to any person with respect to the sale, transfer, pledge or disposition of any material business, property or asset, or any equity security, of the Company and the Company Subsidiaries, taken as a whole;

(vi) provides for the acquisition or disposition of any business of the Company or any Company Subsidiary (including equity interests) (whether by merger, sale of stock, sale of assets, or otherwise) other than this Agreement (A) entered into since January 1, 2013 and which involves consideration in excess of $7 million or (B) pursuant to which any material earn-out, deferred or contingent payment or indemnification obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties and covenants, in each case, that survive indefinitely or for periods equal to a statute of limitations and excluding obligations to indemnify directors and officers pursuant to acquisition agreements);

(vii) is a settlement Contract which materially affects the conduct of the Company’s or any Company Subsidiaries’ businesses;

(viii) is material to the Company and the Company Subsidiaries, taken as a whole, that imposes exclusivity (other than non-competition covenants, which are addressed by clause (ii) above) or non-solicitation obligations on the Company, any Company Subsidiary or any affiliate of the Company, except for Contracts entered into in the ordinary course of business which impose exclusivity or non-solicitation obligations that are not material to the Company or any of its affiliates;

(ix) pursuant to which any Intellectual Property Right which is material to the Company and the Company Subsidiaries, taken as a whole, is licensed or sold to the Company or any Company Subsidiary, other than: (A) license agreements for any non-customized commercially-available Software; (B) Contracts between the Company or any of its Subsidiaries, on the one hand, and their employees and consultants, on the other hand, entered into in the ordinary course of business; (C) non-exclusive Contracts between the Company or any of its Subsidiaries, on the one hand, and their suppliers or vendors, on the other hand, entered into in the ordinary course of business and (D) non-exclusive in-bound licenses entered into in the ordinary course of business;

(x) pursuant to which any material Company Owned IP is licensed to a third party by the Company or any Company Subsidiary;

(xi) requires the Company or any Company Subsidiary to make any capital commitment or capital expenditure in excess of $4 million during any twelve (12) month period following the date hereof; or

(xii) with a Governmental Entity and is material to the Company and the Company Subsidiaries, taken as a whole.

(c) Each Contract described in Section 3.19(a) or Section 3.19(b) (and any such Contract entered into after the date hereof in accordance with the provisions hereof) is referred to herein as a “Company Material Contract.” Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract (and neither the Company nor any Company Subsidiary has received any written notice regarding any such breach or default), and no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default, individually or together with other such breaches or defaults, has had or would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default, individually or together with other such breaches or defaults, has had or would reasonably be expected to have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or a Company Subsidiary, as applicable, and is in full force and effect, except for such failures as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, subject to the Bankruptcy and Equity Exception.

Section 3.20 Insurance. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies held or maintained by the Company and the Company Subsidiaries are in full force and effect, and all premiums due and payable thereon have been paid and neither the Company nor any Company Subsidiary is in breach of or default under any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 2, 2016, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any of the insurance policies held or maintained by the Company and the Company Subsidiaries. The Company has made available to Parent true and complete copies of all material insurance policies held or maintained by the Company and the Company Subsidiaries as of the date hereof relating to the business, assets and operations of the Company and the Company Subsidiaries.

Section 3.21 Opinion of Financial Advisor. The Company’s board of directors has received the opinion of Guggenheim Securities, LLC, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualification, conditions and other matters set forth therein, the $61.50 Merger Consideration to be received by holders of Company Common Stock pursuant to this Agreement, is fair, from a financial point of view, to such holders, and, as of April 17, 2017, such opinion has not been modified, amended, qualified, revoked or rescinded in any respect. The Company has been authorized by Guggenheim Securities, LLC to include its written opinion in its entirety in the Proxy Statement. In addition, the Company’s board of directors received the opinion of Guggenheim Securities, LLC, to the effect that, as of October 2, 2016 and based on and subject to the assumptions, limitations, qualification, conditions and other matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock pursuant to this Agreement (as in effect on October 3, 2016), was fair, from a financial point of view, to such holders, and, as of the October 3, 2016, such opinion had not been modified, amended, qualified, revoked or rescinded in any respect.

Section 3.22 Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.06(b), (i) the Company’s board of directors has taken all necessary action such that the restrictions imposed on business combinations by Section 203 of the DGCL are inapplicable to this Agreement and (ii) no other “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law (a “Takeover Statute”) is applicable to this Agreement or any transaction contemplated by this Agreement (including the Merger).

Section 3.23 Vote Required. The affirmative vote of the holders of shares representing a majority of the outstanding shares of the Company Common Stock entitled to vote thereon at the Company Stockholder Meeting is the only vote required (under applicable Law, the Company Charter, the Company Bylaws, or otherwise) of the holders of capital stock of the Company to adopt this Agreement and approve the transactions contemplated hereby (including the Merger) (the “Company Stockholder Approval”).

Section 3.24 Brokers. No broker, finder, financial advisor or investment banker other than Guggenheim Securities, LLC is entitled to any brokerage, finder’s, financial advisory, investment banker or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries. A true and complete copy of the engagement letter between the Company and Guggenheim Securities, LLC, as amended, has been made available to Parent.

Section 3.25 Bank Purchase Agreement.

(a) The Company has delivered to Parent a true and complete copy of the Bank Purchase Agreement. As of the date hereof, the Bank Purchase Agreement is in full force and effect and has not been withdrawn, terminated or rescinded or otherwise amended, supplemented or modified in any respect. The Bank Purchase Agreement, in the form delivered to the Company, is, as of the date hereof, a legal, valid and binding obligation of the Company and, to the Company’s knowledge, the other parties thereto, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date hereof, there are no side letters or other similar Contracts or arrangements to which the Company or any of its Subsidiaries is a party relating to the Bank Purchase Agreement. To the knowledge of the Company, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company under any term, or a failure of any condition, of the Bank Purchase Agreement or otherwise result in the Banking Business Transaction not being consummated prior to the date on which the Closing should occur pursuant to Section 1.02. As of the date hereof, the Company has no reason to believe that it or any other party to the Bank Purchase Agreement would be unable to satisfy on a timely basis any term or condition of the Bank Purchase Agreement required to be satisfied by it. There are no conditions precedent or other contingencies between the Company or any Company Subsidiary, on the one hand, and any other party to the Bank Purchase Agreement or any of their respective affiliates, on the other hand, related to the Banking Business Transaction, other than as expressly set forth in the Bank Purchase Agreement.

(b) The Company has delivered to Parent a true and complete copy of the Bank Purchase Agreement. As of April 17, 2017, the Bank Purchase Agreement is in full force and effect and has not been withdrawn, terminated or rescinded or otherwise amended, supplemented or modified in any respect. The Bank Purchase Agreement, in the form delivered to the Company, is, as of April 17, 2017, a legal, valid and binding obligation of the Company and, to the Company’s knowledge, the other parties thereto, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of April 17, 2017, there are no side letters or other similar Contracts or arrangements to which the Company or any of its Subsidiaries is a party relating to the Bank Purchase Agreement the existence of which have not been disclosed to Parent. To the knowledge of the Company, as of April 17, 2017, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company under any term, or a failure of any condition, of the Bank Purchase Agreement or otherwise result in the Banking Business Transaction not being consummated prior to the date on which the Closing should occur pursuant to Section 1.02. As of April 17, 2017, the Company has no reason to believe that it or any other party to the Bank Purchase Agreement would be unable to satisfy on a timely basis any term or condition of the Bank Purchase Agreement required to be satisfied by it. There are no conditions precedent or other contingencies between the Company or any Company Subsidiary, on the one hand, and any other party to the Bank Purchase Agreement or any of their respective affiliates, on the other hand, related to the Banking Business Transaction, other than as expressly set forth in the Bank Purchase Agreement.

Section 3.26 Acknowledgement of No Other Representations or Warranties. Each of the Company and Company Subsidiaries acknowledges and agrees that, except for the representations and warranties contained in Article IV, none of the Parent or Sub or any of their respective affiliates or representatives makes or has made any representation or warranty to the Company, either express or implied, concerning Parent or Sub or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in the separate disclosure letter which has been delivered by Parent and Sub to the Company prior to the execution of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Sub hereby represent and warrant to the Company (provided that the representations and warranties in Section 4.12(b) are first made as of the dates set forth therein):

Section 4.01 Organization. Each of Parent and Sub is a corporation, limited liability company or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has full corporate, limited liability company or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing, in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.02 Authority. Each of Parent and Sub has the requisite corporate, limited liability company or other legal entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or other legal entity action on the part of Parent and Sub other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Sub. This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by Parent or Sub at the Closing will be, duly and validly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and legally binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement will: (i) conflict with or violate any provision of the certificate of incorporation, bylaws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Sub pursuant to, any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets is bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Merger and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or creation of Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Merger.

(b) None of the execution, delivery or performance of this Agreement by Parent or Sub or the consummation by Parent or Sub of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing, declaration or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws, (iii) compliance with the applicable requirements of the Exchange Act, (iv) filings of the Company prior to the Effective Time and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Merger.

Section 4.04 Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first filed with the SEC or mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.05 Litigation. As of the date hereof, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.06 Capitalization and Operations of Sub; No Ownership of Company Common Stock.

(a) As of the date of this Agreement, the authorized share capital of Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding share capital of Sub is, and at the Effective Time will be, owned by Parent. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.

(b) As of the date of this Agreement, none of Parent, Sub or any of their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 promulgated under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, other than pursuant to this Agreement. As of the date hereof, none of Parent, Sub, any of their respective Subsidiaries, or the “affiliates” or “Associates” of any such entity is, and at no time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.07 Financing.

(a) Parent has delivered to the Company true and complete copies of (i) the executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), among the Parent, Sub and each other party thereto (the “Equity Financing Sources”), pursuant to which the applicable Equity Financing Source has committed, subject only to the terms thereof, to invest the amounts set forth therein on the date on which the Closing should occur pursuant to Section 1.02 and to which the Company is an express third party beneficiary in accordance with the terms thereof and subject to the conditions set forth therein (the “Equity Financing”), and (ii) the executed commitment letter (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitments”) from Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Goldman Sachs Lending Partners LLC, Royal Bank of Canada RBC Capital Markets, UBS AG, Stamford Branch and UBS Securities LLC, pursuant to which certain of the Debt Financing Sources (the Debt Financing Sources, together with the Equity Financing Sources, the “Financing Sources”) have committed, subject only to the terms thereof, to lend the amounts set forth therein for purposes of funding the transactions contemplated by this Agreement on the date on which the Closing should occur pursuant to Section 1.02 (the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent has also delivered to the Company true and complete copies of any fee letter (with only the fee amounts, pricing caps and certain other economic terms (none of which individually or in the aggregate would reduce the amount of the Debt Financing or adversely affect the availability or conditionality of the Debt Financing or delay or prevent the Closing or make the funding of the Debt Financing less likely to occur) redacted) relating to the Debt Commitment Letter (any such fee letter, a “Fee Letter”) and any engagement letters or other agreements relating to the Debt Financing.

(b) Assuming the Financing is funded in accordance with the Financing Commitments and the satisfaction of the conditions set forth in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied at the Closing), the aggregate net proceeds from the Financing when funded in accordance with the Financing Commitments (together with the available cash, cash equivalents and marketable securities of Parent and Parent’s Subsidiaries and the purchase price received by the Company and the Company Subsidiaries pursuant to the Bank Purchase Agreement on the Closing Date) are sufficient to fund all of the amounts required to be provided by Parent or Sub for the consummation of the transactions contemplated hereby and are sufficient for the satisfaction when due of all of the obligations of Parent and Sub under this Agreement (including the payment of the Aggregate Merger Consideration, the amounts payable pursuant to Section 2.03, the payment of all costs and expenses of the transactions contemplated hereby (including any obligations of the Surviving Corporation and the Company Subsidiaries) which become due or payable by the Surviving Corporation or any Company Subsidiary in connection with, or as a result of, the Merger and any repayment or refinancing of Indebtedness required in connection therewith or contemplated by any of the Financing Commitments) on the Closing Date (collectively, the “Financing Uses”).

(c) As of the date hereof, all of the Financing Commitments are in full force and effect and have not been withdrawn, terminated or rescinded or otherwise amended, supplemented or modified in any respect. Each of the Financing Commitments, in the form delivered to the Company, is, as of the date hereof, a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, such other parties in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date hereof, there are no side letters or other Contracts or arrangements (except for any Fee Letters, engagement letters with respect to the Debt Financing and any other agreements, each of which have been delivered to the Company in accordance with the provisions of Section 4.07(a)) relating to the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term, or a failure by Parent or, to the knowledge of Parent, any other party thereto to satisfy any condition, of the Financing Commitments. Assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied at the Closing), neither Parent nor Sub has reason to believe that it, any Equity Financing Source or any Debt Financing Source would be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by it. Parent and Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. There are no conditions precedent or other contingencies between Parent or Sub, on the one hand, and any Financing Source, on the other hand, related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments.

Section 4.08 Solvency. Assuming that (a) the Company and the Company Subsidiaries (taken as a whole) are Solvent as of the date hereof, (b) the Company has performed and complied with its covenants and agreements set forth herein, (c) the conditions to the obligation of Parent and Sub to consummate the Merger have been satisfied or waived and (d) the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods covered thereby, then at and immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the funding of the Financing and the Financing Uses, Parent, the Surviving Corporation and each Subsidiary of the Surviving Corporation, will be Solvent. Parent and Sub are not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent, Sub, the Company, any Company Subsidiary or any affiliates thereof.

Section 4.09 Brokers. No broker, finder or investment banker other than J.P. Morgan Securities LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.

Section 4.10 Absence of Certain Arrangements. Other than this Agreement, the Voting Agreements and as set forth on Section 4.10 of the Parent Disclosure Letter, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Sub or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, (a) relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Competing Proposal.

Section 4.11 Acknowledgement of No Other Representations or Warranties. Each of Parent and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the

Company Subsidiaries and that it and its representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company Subsidiaries that it and its representatives have desired or requested to review for such purpose and that it and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Each of Parent and Sub acknowledges and agrees that, except for the representations and warranties contained in Article III, none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement.

Section 4.12 Bank Purchase Agreement.

(a) Parent acknowledges that it has been delivered a copy of the Bank Purchase Agreement. To the knowledge of Parent, as of the date hereof, except as previously disclosed to the Company, there are no “side letters” or other Contracts or arrangements to which Parent or any of its affiliates or any of the Financing Sources is a party relating to the obligations of any party under the purchase and sale agreement described in clause (a) of the definition of Bank Purchase Agreement or that would impose any conditions precedent or other contingencies to the consummation of the Banking Business Transaction.

(b) Parent acknowledges that it has been delivered a copy of the Bank Purchase Agreement. To the knowledge of Parent, as of April 17, 2017, except as previously disclosed to the Company, there are no “side letters” or other Contracts or arrangements to which Parent or any of its affiliates or any of the Financing Sources is a party relating to the obligations of any party under the purchase and sale agreement described in clause (a) of the definition of Bank Purchase Agreement or that would impose any conditions precedent or other contingencies to the consummation of the Banking Business Transaction.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly permitted or required by any other provision of this Agreement or the Bank Purchase Agreement or as required by applicable Law, by any Governmental Entity of competent jurisdiction or by the rules or regulations of NYSE, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will use commercially reasonable efforts to, and will cause each Company Subsidiary to use commercially reasonable efforts to, conduct its operations in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization, retain the services of its present officers and key employees and preserve the goodwill of and relationships with persons with whom it has material business relationships. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly permitted or required by any other provision of this Agreement or the Bank Purchase Agreement or as required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of NYSE, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend, modify, waive or rescind the Company Charter or Company Bylaws, or in a manner adverse to Parent, any organizational document of any Company Subsidiary;

(b) issue, sell, deliver, pledge, dispose of or grant or authorize the issuance, sale, delivery, pledge, disposition or grant of any equity securities or other voting or capital interests in the Company or any Company

Subsidiary, or any options, warrants or other securities convertible into, or exchangeable or exercisable for, any such securities or interests, or any rights of any kind to acquire any such securities or interests, other than (i) the issuance of Shares upon the exercise of Company Options and the settlement of RSUs, in each case outstanding as of the date hereof or otherwise permitted to be granted hereunder and (ii) the purchase of Shares under the Company Stock Purchase Plan (other than in connection with the issuance of securities by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary);

(c) adjust, split, combine, recapitalize or reclassify any capital stock or other equity interest of the Company;

(d) other than in the ordinary course of business consistent with past practice, sell, pledge, dispose of, transfer, assign, lease, license, abandon or encumber any material property or material assets of the Company or any Company Subsidiary, except as required pursuant to the terms of existing Contracts on the date hereof and except for obsolete properties or assets not currently used in the Company’s business;

(e) other than dividends made in the ordinary course of business paid by a Company Subsidiary solely to the Company or another Company Subsidiary, as the case may be, declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company or any Company Subsidiary, whether payable in cash, stock, property, securities or equity interests or a combination thereof;

(f) other than (i) in connection with the exercise of any outstanding Company Options as of the date hereof and permitted by the terms of such Company Options, or the payment of related withholding Taxes, by net exercise or by tendering of shares, or Tax withholdings on the settlement of RSUs, or (ii) the purchase of shares pursuant to existing “10b5-1” plans, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or other voting or capital interests or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities or other voting or capital interests;

(g) merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than the merger of one or more Company Subsidiaries with or into one or more other Company Subsidiaries or the Company;

(h) make or offer to make any acquisition of a material business (including by merger, consolidation or acquisition of stock or assets), other than any acquisitions for consideration that is individually not in excess of $7 million, or in the aggregate not in excess of $15 million;

(i) incur, create, redeem, repurchase, prepay, defease or cancel any Indebtedness or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, except (i) for borrowings (including letters of credit and performance bonds) in the ordinary course of business, consistent with past practice, in an amount not to exceed $250,000,000 in the aggregate outstanding at any one time or (ii) Indebtedness for borrowed money that is prepayable at any time without penalty or premium, in an amount not to exceed $100,000,000 in the aggregate outstanding at any one time, or (iii) Indebtedness of the Banking Entities that is permitted by the Bank Purchase Agreement and that would not constitute a liability of any of World’s Foremost Bank, the Company, the Surviving Corporation or any Company Subsidiary immediately following consummation of the Banking Business Transaction and prior to consummation of the Closing;

(j) make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned Company Subsidiary) other than trade credit provided to the Company’s or any Company Subsidiary’s customers in the ordinary course of business or credit card loans made by the Banking Business to holders of credit cards issued by the Company or a Company Subsidiary;

(k) except to the extent required by or advisable to comply with Law or the terms of any Company Benefit Plan: (i) except in the ordinary course of business consistent with past practice, materially increase the compensation or benefits payable or to become payable to current or former directors, officers, employees or consultants of the Company or any Company Subsidiary (that are natural persons or personal services entities); (ii) enter into any employment, retention, change in control or severance agreement, or grant any rights to severance or termination pay or other termination benefit; (iii) except for amendments to Company Benefit Plans in the ordinary course of business consistent with past practice that do not in any manner materially increase the cost of such Company Benefit Plans to the Company or the Company Subsidiaries, establish, terminate, adopt, enter into or amend any Company Benefit Plan, any collective bargaining agreement or other arrangement relating to union or organized employees, or any plan, trust, fund, policy, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof; (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; (v) take any action to fund any nonqualified trust; (vi) terminate the employment of any executive officer of the Company (other than for cause); or (vii) hire or promote any employee, other than hires or promotions in the ordinary course of business consistent with past practice of individuals whose annual base salary does not exceed $200,000 or hires to replace any employee whose employment has been terminated;

(l) make any material change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(m) engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the Exchange Act that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;

(n) enter into, modify, amend or terminate any Material Contract or Real Property Lease, except in the ordinary course of business consistent with past practice or as otherwise expressly permitted pursuant to this Agreement;

(o) make any capital expenditure, except in the ordinary course of business consistent with past practice or that are substantially in accordance with the Company’s budget that has been made available to Parent prior to the date hereof;

(p) subject to Section 5.14, settle or compromise any pending or threatened Proceeding or governmental, administrative or regulatory investigation, audit or inquiry other than such settlements or compromises (i) that would not result in any equitable relief or other non-monetary damages or penalties (x) being imposed on the Company or any Company Subsidiary that would continue after the Effective Time and be material to the Company and the Company Subsidiaries, taken as a whole, or (y) otherwise apply to Parent or any of its affiliates (other than the Surviving Corporation and the Company Subsidiaries) after the Effective Time and (ii) where the amount paid (less the amount reserved for such matters by the Company on the Company’s most recent balance sheet included in the Company SEC Documents) in such settlement or compromise does not exceed $4 million individually or $10 million in the aggregate;

(q) (i) make, change or rescind (or apply to make, change or rescind) any material Tax election; (ii) change any annual Tax accounting period; (iii) change (or request to change) any accounting method for Tax purposes; (iv) other than in connection with any transaction permitted under this Section 5.01, adopt (or request to adopt) any accounting method for Tax purposes; (v) settle or compromise any Proceeding, notice, audit or assessment in respect of material Taxes; (vi) amend any material Tax Return; (vii) enter into any Tax allocation, sharing or indemnity agreement other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes; (viii) enter into any closing agreement relating to any material Tax liability or that could bind the Company or any Company Subsidiary after the Closing Date; or (ix) consent to any extension or waiver of the statute of limitations period applicable to any material Taxes; or

(r) authorize or enter into any Contract, commitment, arrangement or understanding to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.02 Agreements Concerning Parent and Sub.

(a) During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the transactions contemplated by this Agreement (including enforcement of its rights under this Agreement) and the Financing or as provided in or expressly contemplated by this Agreement, and none of Parent or Sub shall take or agree to take any action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder. Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Sub.

Section 5.03 No Solicitation; Change of Company Recommendation.

(a) From and after the date hereof, until the earlier of the Effective Time and the termination of this Agreement, (i) the Company shall and shall cause the Company Subsidiaries and use reasonable best efforts to cause the Company Representatives to, immediately cease and use reasonable best efforts to cause to be terminated any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal and, unless the Company has previously made such a request and the person to whom such request was made has complied with such request, shall request each person that has been provided by or on behalf of the Company since September 1, 2015 any confidential information regarding the Company or any Company Subsidiary and that was provided to such person in connection with considering a Competing Proposal to return or destroy all such confidential information and (ii) the Company shall not, and shall cause the Company Subsidiaries and use reasonable best efforts to cause the Company Representatives not to, directly or indirectly through another person, (A) initiate, solicit or knowingly encourage or facilitate any inquiry or the making or submission of any proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to, or afford access to the Company Representatives or the books, records or properties of the Company or any Company Subsidiary with respect to, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Competing Proposal or (C) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any third person with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Competing Proposal made by such third person or any of its representatives.

(b) Notwithstanding anything to the contrary contained in this Agreement, if, at any time following the execution and delivery hereof by the Company and prior to the Company obtaining the Company Stockholder Approval, (i) the Company has received a written Competing Proposal (it being agreed that the Company and the Company’s board of directors may correspond in writing with (or ask questions of) any person making such a written Competing Proposal and its representatives solely to request clarification of the terms and conditions thereof so as to determine whether such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal; provided, that the Company complies with its notice obligations to Parent with respect to such Competing Proposal (including notice of such further correspondence or discussions) in accordance with the immediately subsequent sentence) from a person that did not result from a breach of Section 5.03(a), which Competing Proposal was made on or after the date hereof and (ii) the Company’s board of directors (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that failure to take the actions described in the subsequent clauses (A) or (B) would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s board of directors to the stockholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Company will not, and will cause the Company Subsidiaries and will use reasonable best efforts to cause the Company Representatives not to, disclose any non-public information regarding the Company to such person without the Company first entering into an Acceptable Confidentiality Agreement with such person. The Company will promptly (and in any event within 36 hours) advise Parent of the receipt of any Competing Proposal, which notice will include, unless the Company is prohibited from doing so pursuant to a Contract in effect as of the date hereof (provided, if such a prohibition exists, the Company shall advise Parent of the subject matter of any such information that cannot be disclosed and shall use commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws), the identity of the person or persons making such Competing Proposal, an unredacted copy of such Competing Proposal if made in writing (or a written summary of the material terms of such Competing Proposal if not made in writing), any relevant proposed transaction agreements, a copy of any financing commitments (including redacted fee letters), and, substantially concurrently with the delivery thereof to the person (or its representatives) making the Competing Proposal, any information concerning the Company, the Company Subsidiaries or their businesses, assets or properties provided or made available to such other person (or its representatives) by the Company after receipt by the Company of the Competing Proposal that was not previously provided or made available to Parent (such information and documentation, the “Competing Proposal Information”). Following the date hereof, the Company shall keep Parent reasonably informed on a prompt basis of any material change in the terms and conditions of any such Competing Proposal, and none of the Company or any Company Subsidiary shall enter into any Contract that would prohibit them from providing the Competing Proposal Information to Parent or its representatives.

(c) Except as set forth in Section 5.03(d) or Section 5.03(e), neither the Company’s board of directors nor any committee thereof shall, (i) adopt, authorize or approve or recommend any Competing Proposal (or publicly propose to recommend any Competing Proposal), (ii) withhold, withdraw, modify, qualify or amend, in a manner adverse to Parent, the Company Recommendation (or publicly propose to take any of the foregoing actions), (iii) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Competing Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company (including for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of the Company, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement thereof pursuant to Rule 14d-2 under the Exchange Act (provided, that, for the avoidance of doubt, a statement that the Company’s board of directors recommends against acceptance of such tender or exchange offer but, in accordance with Section 5.03, is engaging in discussions or negotiations with the person making such tender or exchange offer, shall not be deemed to be a Change of Company Recommendation) (any action set forth in the foregoing clauses (i), (ii) or (iii), a “Change of Company Recommendation”), (iv) allow or authorize the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, arrangement or understanding to effect any Competing Proposal with the person that made such Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (v) make the provisions of any antitakeover or similar statute or regulation inapplicable to any transactions contemplated by a Competing Proposal, (vi) terminate, amend, release, modify or knowingly fail to use reasonable best efforts to enforce any provision of, or grant any permission, waiver or request under, any standstill agreement entered into by the Company or any Company Subsidiary in respect of or in contemplation of a Competing Proposal (provided, that, to the extent the Company’s board of directors determines in good faith after consultation with its legal counsel that failure to provide a limited waiver to any such standstill agreement solely to permit the counterparty thereto privately to approach the Company’s board of directors regarding a Competing Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s board of directors to the Company’s stockholders under applicable Law, the Company may provide such limited waiver) or (vii) publicly propose to do any of the foregoing.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company’s board of directors (or any committee thereof) may make a Change of Company Recommendation (and, if so desired by the Company’s board of directors (or any committee thereof), terminate this Agreement in order to cause the Company to enter into a definitive agreement with respect to a Competing Proposal) if and only if:

(i) (A) a written Competing Proposal (that did not result from a breach of Section 5.03(a)) is made to the Company by a third person and (B) the Company’s board of directors (or any committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s board of directors to the stockholders of the Company under applicable Law;

(ii) the Company provides Parent prior written notice of the Company’s intention to make a Change of Company Recommendation or to terminate this Agreement in order to cause the Company to enter into a definitive agreement with respect to the Competing Proposal at least five (5) days prior to making such Change of Company Recommendation or terminating this Agreement (such time period, the “Match Period” and such notice, a “Notice of Change of Recommendation”), which notice shall identify the person making such Superior Proposal and include an unredacted draft of the definitive agreement to effect such Superior Proposal and any financing documents (which may be redacted in a customary manner) relating thereto (it being agreed that neither (x) the delivery of the Notice of Change of Recommendation by the Company nor (y) the public announcement that the Company’s board of directors (or any committee thereof) has received a Competing Proposal, is evaluating such Competing Proposal and has delivered such notice shall constitute a Change of Company Recommendation unless and until the Company shall have failed within 24 hours after the end of the Match Period (after giving effect to the proviso in Section 5.03(d)(iv)) to publicly announce that it (A) is recommending the Merger and (B) has determined that such Competing Proposal (taking into account (x) any modifications or adjustments made to this Agreement agreed to by the Parent in writing and (y) any modifications or adjustments made to such Competing Proposal) is not a Superior Proposal and has publicly rejected such Competing Proposal);

(iii) if requested by Parent, the Company has negotiated in good faith, and directed any applicable Company Representatives to negotiate in good faith, with Parent for at least five (5) days following receipt by Parent of such Notice of Change of Recommendation with respect to any changes to the terms of this Agreement proposed by Parent in a written offer; and

(iv) taking into account any changes to the terms of this Agreement agreed to by Parent in a written offer to the Company pursuant to clause (iii) above, the Company’s board of directors (or any committee thereof) has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal would continue to constitute a Superior Proposal if such changes agreed to in writing by Parent were to be given effect; provided, that any amendment to the amount or form of consideration contemplated by such Competing Proposal or any other material amendment to the terms of such Competing Proposal (whether or not in response to any changes proposed by Parent pursuant to clause (iii) above) shall require a new Notice of Change of Recommendation and an additional three (3)-day period from the date of such notice during which the terms of clauses (ii) and (iii) above and this clause (iv) shall apply mutatis mutandis.

(e) Other than in connection with a Competing Proposal (which shall be subject to Section 5.03(d) and shall not be subject to this Section 5.03(e)), nothing in this Agreement shall prohibit or restrict the Company’s board of directors (or any committee thereof) from withholding, modifying or amending, in a manner adverse to Parent, the Company Recommendation if there is an Intervening Event, as a result of which, the Company’s board of directors (or any committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure of the Company’s board of directors (or any committee thereof) to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s board of directors to the stockholders of the Company under applicable Law; provided, that:

(i) the Company shall give Parent at least five (5) days advance written notice of its intention to take such action (such time period, the “Intervening Event Period” and such notice, an “Intervening Event Notice”), which notice shall include a reasonably detailed summary of the relevant Intervening Event (it being agreed that neither the delivery of the Intervening Event Notice nor the public announcement that the Company has delivered an Intervening Event Notice shall constitute a Change of Company Recommendation unless and until the Company shall have failed within 24 hours after the end of the Intervening Event Period to publicly announce that it is recommending the Merger);

(ii) the Company shall give Parent at least five (5) days following receipt by Parent of such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall, and shall have directed the applicable Company Representatives to, negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any, during such five (5)-day period; and

(iii) following the end of such five (5)-day period, the Company’s board of directors (or any committee thereof) determines in good faith, after taking into account any changes to the terms of this Agreement offered by Parent in a written offer to the Company pursuant to clause (ii) above and in consultation with the Company’s outside legal counsel and financial advisors, that the failure of the Company’s board of directors (or any committee thereof) to effect a Change of Company Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s board of directors to the stockholders of the Company under applicable Law.

(f) Nothing contained in this Section 5.03 shall prohibit the Company’s board of directors (or any committee thereof) from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company’s board of directors (or any committee thereof) determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s board of directors to the stockholders of the Company under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company’s board of directors (or any committee thereof) of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation); provided, however, that any disclosure under the foregoing clause (i) shall be deemed a Change of Company Recommendation unless it includes either an express rejection of any applicable Competing Proposal or an express reaffirmation of the Company Recommendation; provided, further, however, that the board of directors of the Company may not make a Change of Company Recommendation unless permitted to do so by Section 5.03(d) or Section 5.03(e).

(g) If any Competing Proposal is made as a result of any action by a Company Representative that would constitute a breach of this Section 5.03 had the Company taken such action, such Competing Proposal shall, solely for purposes of Section 5.03(b), Section 5.03(c), Section 5.03(d), Section 7.01(e) and the definition of “Superior Proposal”, be deemed to have resulted from a breach of this Section 5.03.

Section 5.04 Proxy Statement; Stockholder Meeting.

(a) As promptly as reasonably practicable following April 17, 2017, the Company shall prepare and file a preliminary Proxy Statement with the SEC. Subject to Section 5.03, the Proxy Statement shall include the Company Recommendation. Parent shall cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all information concerning it, Sub, the Equity Financing Sources and any of their respective affiliates that is reasonably necessary or appropriate in connection with the preparation of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or written response and shall consider in good faith any comments on such document or response reasonably proposed by Parent. The Company shall notify Parent promptly of the receipt of any comments (written or oral) to the Proxy Statement from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement. Notwithstanding any other provision herein to the contrary, no amendment or supplement to the Proxy Statement to modify any information solely relating to Parent, Sub, the Equity Financing Sources and any of their respective affiliates shall be made without the prior written approval of Parent unless required by applicable Law (and then only after Parent has been provided an opportunity to review and comment on such amendment or supplement and the Company has considered in good faith any comments on such amendment or supplement reasonably proposed by Parent).

(b) If, at any time prior to the Company Stockholder Meeting, any information relating to the Company or Parent, Sub, the Equity Financing Sources or any of their respective affiliates is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party. Following such notification, the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as reasonably practicable after Parent has had a reasonable opportunity to review and comment thereon, and, to the extent the Company determines it is required by applicable Law, the Company shall disseminate such amendment or supplement to the stockholders of the Company.

(c) The Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders in accordance with Section 5.04(a) (and in any event no more than forty-five (45) days after such clearance), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of voting on (i) the approval and adoption of this Agreement and the Merger, (ii) a non-binding advisory proposal to approve change-in-control payments to executives of the Company, and (iii) a proposal to adjourn the Company Stockholder Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Agreement. Except as required by applicable Law, the Company shall not submit any other proposal to its stockholders at the Company Stockholder Meeting without the prior written consent of Parent. The record date and meeting date of the Company Stockholder Meeting shall be selected by the Company after reasonable consultation with Parent. Notwithstanding any provision of this Agreement to the contrary, the Company may, in its reasonable discretion, adjourn the Company Stockholder Meeting after consultation with Parent only (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the Company has determined in good faith after consultation with its legal counsel is required under applicable Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholder Meeting, (B) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) or is scheduled to reconvene following an adjournment thereof, there are insufficient shares of Company Common

Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholder Meeting or (C) the Company determines the failure to do so would be inconsistent with applicable Law; provided, however, that unless and only for so long as the Company is in a Match Period, the Company Stockholder Meeting shall not be adjourned for more than twenty (20) Business Days in the aggregate from the originally scheduled date of the Company Stockholder Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). The Company shall, upon the reasonable request of Parent, advise Parent on a daily basis on each of the last seven (7) days prior to the date of the Company Stockholder Meeting (and any reconvening thereof) as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval and whether such proxies have been voted affirmatively or negatively with respect to each of the proposals to be presented at the Company Stockholder Meeting. Subject to Section 5.03, the Company’s board of directors shall recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”), and the Company shall, unless there has been a Change of Company Recommendation permitted by this Agreement, or this Agreement has been terminated in accordance with its terms, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement.

(d) For the avoidance of doubt, the Company shall be permitted to call and hold its 2016 annual meeting of stockholders so long as the matters to be voted upon at such meeting do not include the consideration of any Competing Proposal and would not otherwise constitute a breach of Section 5.03.

Section 5.05 Access to Information. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub and their respective representatives, and to the Debt Financing Sources, reasonable access during normal business hours in such a manner as not to interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or its representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party; (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive; or (iv) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law); provided, further, if any of the restrictions in the foregoing clauses (i) through (iv) shall apply, the Company shall advise Parent of the subject matter of any such information that cannot be disclosed and shall use commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws. Parent shall, and shall cause each of its Subsidiaries and its and their respective representatives, to hold all information provided or furnished pursuant to this Section 5.05 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply in all material respects with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.05, from the date of this Agreement to the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company, any environmental investigation at any real property owned or leased by the Company, including any sampling or other intrusive investigation of air, surface water, groundwater or soil at or in connection with any of such real property. The Confidentiality Agreement is hereby amended to include in the definition of “Representatives” contained therein all existing or prospective equity investors, co-investors and debt financing sources of Parent and its affiliates and their respective agents, advisors and representatives; provided that, in connection with the syndication of the Debt Financing, the disclosure of any information to any of the foregoing shall be made subject to the acknowledgment and acceptance by such recipient that such information is being disseminated on a confidential basis in accordance with standard syndication processes or customary market standards for dissemination of such types of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information. Parent and the Debt Financing Sources shall be permitted to share with the rating agencies confidential information of the Company of the type customarily shared with rating agencies, subject to customary confidentiality procedures.

Section 5.06 Reasonable Best Efforts; Cooperation; Regulatory Filings.

(a) Subject to Section 5.03, (1) each of Parent and the Company shall (and shall cause each of its affiliates to) use its reasonable best efforts to consummate the transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied, (2) the Company shall (and shall cause each of its affiliates to) use its reasonable best efforts to consummate the transactions contemplated by the Bank Purchase Agreement and the conditions set forth in the Bank Purchase Agreement to be satisfied (and Parent shall use its reasonable best efforts to assist the Company in connection therewith). Without limiting the generality of the foregoing, Parent shall (and shall cause Sub and each of its affiliates to) and the Company shall (and shall cause each of the Company Subsidiaries to) use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents (including Required Consents), Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the transactions contemplated hereby or thereby, (ii) as promptly as practicable, and in any event within fifteen (15) Business Days after the date hereof, make and not withdraw (without the other party’s consent) all registrations and filings with any Governmental Entity or other persons necessary or advisable in connection with the consummation of the transactions contemplated hereby, including the filings required of the parties hereto or their “ultimate parent entities” or “ultimate controlling persons” under the HSR Act or any other Antitrust Law and any Banking Laws, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) other than with respect to any proceeding under the HSR Act or any other Antitrust Law (which is addressed by Section 5.06(c)), or under any Banking Law or by or before any Banking Regulator (which is addressed by Section 5.06(b)), (A) defend all lawsuits or other legal, regulatory, administrative or other proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or proceeding, (B) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable order with respect thereto and (C) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions contemplated hereby and (iv) execute and deliver any additional instruments necessary or advisable to consummate the transactions contemplated hereby or thereby. Neither Parent nor Sub, directly or indirectly, through one or more of their respective affiliates, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Article VI or the consummation of the Merger.

(b) Subject to Sections 5.06(d) and 5.06(e), the Company shall (and shall cause each of its affiliates to) promptly make all filings required by the Banking Regulators or Banking Laws in connection with this Agreement and the transactions contemplated hereby or the Bank Purchase Agreement and the transactions contemplated thereby. In furtherance of the obligations set forth in this Section 5.06(b) and notwithstanding any limitations herein or elsewhere in this Agreement, (i) Parent and the Company shall, in consultation with the other and otherwise subject to Parent’s consent right under this Section 5.06(b), use reasonable best efforts to (and to cause each of its affiliates to) avoid or eliminate each and every impediment to the consummation of the Banking Business Transaction and (ii) the Company shall, in consultation with Parent and otherwise subject to

Parent’s consent right under this Section 5.06(b), use reasonable best efforts to (and to cause each of its affiliates to) obtain all approvals and consents under any Banking Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the Banking Business Transaction as promptly as practicable; provided, however, that (x) the Company shall not (and shall not permit any of its affiliates to), without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any undertaking or commitment pursuant to this Section 5.06(b) or otherwise in connection with obtaining any required approvals or consents under any Banking Laws for the Banking Business Transaction, if, in each case, the taking of such action would result in Parent, Sub, the Surviving Corporation or any of their respective affiliates incurring any continuing liability or obligation after the Closing that would be material to the Parent and its affiliates, taken as a whole, following completion of the Merger, and (y) the Company shall not be required to make any undertaking, commitment or concession that is not conditioned upon the Closing occurring.

(c) Without limiting the generality of Parent and the Company’s undertaking pursuant to Section 5.06(a), and notwithstanding any limitations therein or elsewhere in this Agreement, each of the Parent and the Company shall, and shall cause each of its respective affiliates to, use its and their reasonable best efforts to take as promptly as possible any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act or any other Antitrust Law that may be asserted by any antitrust or competition Governmental Entity or any other person so as to enable the transactions contemplated hereby to be consummated as promptly as possible, including with respect to (but not limited to) complying with or modifying any requests for additional information by any Governmental Entity as soon as possible (including prior to issuance of a “second request”) and using reasonable best efforts to prepare presentations and materials for submission to any such Governmental Entity (including prior to issuance of a “second request”). In addition, Parent shall, and shall cause its affiliates to, prior to the Outside Date, defend through litigation on the merits any claim asserted in court by any person in order to avoid entry of, or to have vacated or terminated, any order that would prevent or delay the consummation of the transactions contemplated hereby, including contesting, defending, resisting or appealing any action or other proceeding until a final, non-appealable order is entered unless this Agreement has been earlier terminated in accordance with its terms. If the parties receive a “second request”, each of the parties shall use reasonable best efforts to certify compliance with such “second request” as promptly as practicable (and in any event within three months after receipt thereof) and to produce documents on a rolling basis, and counsel for both parties will closely cooperate during the entirety of any such “second request” review process. Notwithstanding anything herein to the contrary, neither Parent nor any of its affiliates shall be obligated to consent to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Entity. Without limiting the generality of anything contained in this Section 5.06, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from any Banking Regulator, the FTC, the Antitrust Division or any other Governmental Entity regarding the Merger or the Banking Business Transaction, as applicable. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement and Banking Business Transaction. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding. Notwithstanding anything to the contrary in this Section 5.06, no party hereto shall be in violation of this Agreement by virtue of providing information that is competitively sensitive to one another on an “outside counsel only” or other basis designed to ensure compliance with applicable Law (including the HSR Act or any other Antitrust Law).

(d) The Company (i) shall use reasonable best efforts to comply in all material respects with all of its covenants and agreements set forth in the Bank Purchase Agreement in accordance with the terms and subject to the conditions thereof (including any covenants and agreements related to obtaining (or providing the other parties with assistance and cooperation in its efforts to obtain) any consents or approvals required in order to consummate the Banking Business Transaction), and (ii) shall not (and shall cause each of the Company Subsidiaries not to) agree to any amendments or modifications to, or grant or obtain any waivers or consents of, any condition or other provision under the Bank Purchase Agreement that would adversely affect Parent in any material respect, in each case, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). In connection with the Banking Business Transaction, the Company shall, to the extent permitted by the Bank Purchase Agreement, use commercially reasonable efforts to provide notice of, and to offer Parent the opportunity to participate in, all meetings of the Transition Team (as defined in the Bank Purchase Agreement), including by (i) using commercially reasonable efforts to (x) invite a Parent representative to attend all meetings of the Transition Team, (y) send such Parent representative formal notice of each meeting of the Transition Team at the same time as the other Transition Team Members, and (z) send such Parent representative all materials provided to the Transition Team at the same time as other Transition Team Members are sent such materials, in each case, as an observer of the Transition Team under the Bank Purchase Agreement and a consultant to the Seller Designated Transition Team Members and (ii) considering in good faith suggestions made by such Parent representative with respect to matters contemplated to be accomplished by the Transition Team under the Bank Purchase Agreement. The Company shall propose and pursue any changes Parent may reasonably request to the Transitional Servicing Agreement (as defined in the Bank Purchase Agreement) or Schedule 5.13 of the Bank Purchase Agreement, provided that in the good faith judgment of the Company doing so is not adverse to the Company or any of its Subsidiaries during the period prior to the Closing, or to its stockholders. In furtherance of the obligations set forth in Section 5.06(a), the Company shall use reasonable best efforts to consummate the Banking Business Transaction on the terms and conditions described in the Bank Purchase Agreement including (A) using its reasonable best efforts to satisfy on a timely basis all conditions precedent to the Banking Business Transaction as set forth in the Bank Purchase Agreement and (B) at the request of Parent, fully enforcing its rights (and the counterparty’s obligations) under the Bank Purchase Agreement. The Company shall, and shall cause the Company Representatives to, keep Parent informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to consummate the Banking Business Transaction. Without limiting the generality of the foregoing, the Company shall (1) furnish Parent with any proposed draft amendments to the Bank Purchase Agreement and complete, correct and executed copies of any amendments to the Bank Purchase Agreement promptly upon execution thereof and (2) give Parent prompt written notice (w) of any default or material breach (or any event that, with or without notice, lapse of time or both, would (or would reasonably be expected to) give rise to any default or material breach) by any party under the Bank Purchase Agreement of which the Company becomes aware, (x) of any termination of the Bank Purchase Agreement, (y) of the receipt of any written notice or other communication from any person with respect to any (1) default, material breach, termination or repudiation of the Bank Purchase Agreement by any party thereto, or (2) receipt of any regulatory approvals required under Banking Laws to consummate the transactions contemplated by the Bank Purchase Agreement, and (z) if for any reason the Company believes in good faith that it will not be able to consummate the Banking Business Transaction on the terms or in the manner contemplated by the Bank Purchase Agreement, including, without limitation, any actual or potential failure or delay in obtaining any required regulatory approvals, or otherwise in satisfying any other conditions necessary, in each case, to consummate the Banking Business Transaction on the terms set forth in the Bank Purchase Agreement. Promptly following the closing of the transactions contemplated by the Bank Purchase Agreement, the Company shall (and shall cause the Company Subsidiaries to) take all actions reasonably necessary to (i) surrender any Federal Deposit Insurance Corporation deposit insurance of the Company or any Company Subsidiary and (ii) receive confirmation of such surrender from the Federal Deposit Insurance Corporation.

(e) In addition to its other obligations under this Section 5.06, prior to the Closing, Parent shall, and shall use its reasonable best efforts to cause its affiliates and the Equity Financing Sources to, provide to the Company all reasonable cooperation requested by the Company with respect to the (i) the Company’s performance of its obligations under the Bank Purchase Agreement, (ii) the establishment of the Program (as defined in the Bank

Purchase Agreement) and (iii) the consummation of the transactions contemplated by the Bank Purchase Agreement. Prior to the Closing, Parent shall not and shall use its reasonable best efforts to cause its affiliates not to enter into any agreements with any party to the Bank Purchase Agreement or any of such person’s affiliates relating to this Agreement, the Bank Purchase Agreement or any of the transactions or matters contemplated hereby or thereby without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no prior written consent of the Company is required for Parent to enter into any such agreement to the extent that such agreement do not take effect until after the Closing Date or otherwise only relates to matters that arise from and after the Closing Date. Parent shall permit the Company to be reasonably involved in meetings and substantive scheduled discussions with the counterparty to the Bank Purchase Agreement or any of its affiliates relating to the consummation of the transactions contemplated by this Agreement or the Bank Purchase Agreement or any party’s obligations prior to Closing under this Agreement or the Bank Purchase Agreement, provided, that Parent shall not be required to include the Company in any portions of such meetings or discussions during which competitively sensitive information of Parent or any of its affiliates is being discussed.

(f) Notwithstanding anything contained herein to the contrary, and without limiting in any respect Parent’s obligations to use reasonable best efforts to consummate the Banking Business Transaction pursuant to this Section 5.06, in the event the Bank Purchase Agreement is terminated, Parent shall use its reasonable best efforts to take all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to arrange for the Company an alternative transaction for the sale of the Banking Business (an “Alternative Banking Business Transaction”), in the most expeditious manner practicable (and, in any event, prior to the date that is five (5) Business Days before the Outside Date), pursuant to a transaction with another third party and on terms reasonably acceptable to the Company and pursuant to a replacement Bank Purchase Agreement (such alternative transaction arranged by Parent for the Company or any alternative transaction arranged by the Company, the “Alternative Bank Purchase Agreement”); provided that the Company shall not, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any Alternative Banking Business Transaction on terms or conditions (i) that are materially less favorable to the Company (or from and after the Effective Time, Parent or the Surviving Corporation) than the Banking Business Transaction contemplated by the Bank Purchase Agreement delivered to Parent as of the date hereof (including with respect to (A) the Tax treatment of such transaction, (B) the retained liabilities of the Company from and after the consummation of any such transaction and (C) the credit card program agreement with the bank purchaser party to the Bank Purchase Agreement) or (ii) that would reasonably be expected to materially impair the timely satisfaction of the conditions to Closing set forth in Article VI. The Company shall, and shall cause the Company Representatives to, permit Parent and its representatives to be involved in discussions, negotiations, communications or other actions regarding such Alternative Banking Business Transaction and related credit card program agreement. Without limiting the generality of the foregoing, the Company shall furnish Parent complete copies of all material drafts of any Alternative Bank Purchase Agreement and related credit card program agreement in connection with the negotiations thereof (in addition to the executed copy of such Alternative Bank Purchase Agreement and related credit card program agreement promptly upon the execution thereof) and shall keep Parent reasonably and promptly informed as to the status and material terms of any negotiations in connection therewith. The Company shall, and shall cause the Company Subsidiaries to, execute and deliver the Alternative Bank Purchase Agreement (subject to Parent’s consent rights under this Section 5.06(f)).

(g) Nothing in this Section 5.06 shall be deemed to prohibit or limit the Company’s and the Company Subsidiaries’ ability to take the actions contemplated by Section 5.03.

Section 5.07 Financing.

(a) Parent and Sub shall use their reasonable best efforts and do all things necessary or advisable to obtain the Financing as soon as reasonably practicable and, in any event, not later than the date the Closing is required to be effected in accordance with Section 1.02, on the terms and conditions (including, to the extent applicable, the “flex” provisions) described in the Financing Commitments (for purposes of this Section 5.07, the Financing

Commitments and the Debt Commitment Letter shall include any Fee Letter), including using reasonable best efforts to (i) enter into definitive agreements with respect to the Debt Financing on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms of the Debt Commitment Letter, and within the limits of the “flex” provisions contained in any Fee Letter) contemplated by the Debt Commitment Letter or on such other terms acceptable to Parent and the applicable Debt Financing Sources so long as such other terms would not (x) delay or prevent the Closing, (y) adversely impact or delay in any respect the likelihood of the funding of the Debt Financing or the Equity Financing (or satisfaction of the conditions to obtaining any of the Financing) or (z) adversely impact the ability of Parent or Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Equity Commitment Letter or the Definitive Debt Financing Agreements (in each case, in accordance with their terms) or the ability of Parent or Sub to timely consummate the transactions contemplated hereby (the “Definitive Debt Financing Agreements”), (ii) satisfy on a timely basis all terms, conditions and covenants, including with respect to the payment of any commitment, engagement or placement fees, applicable to Parent or Sub in the Financing Commitments and the Definitive Debt Financing Agreements that are in Parent’s and Sub’s control to satisfy, (iii) consummate (and cause the Financing Sources to consummate) the Financing at or prior to Closing and (iv) enforce their rights under the Financing Commitments and the Definitive Debt Financing Agreements. Prior to the Closing, Parent and Sub shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments or the Definitive Debt Financing Agreements without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed); provided that, without the Company’s consent, Parent and Sub may (1) agree to any amendments, restatements, modifications or waivers to the Debt Commitment Letter or the Definitive Debt Financing Agreements if such amendment, restatement, modification or waiver would not (and would not be reasonably expected to) (A) reduce the aggregate amount of the Debt Financing or Equity Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fee) unless, in the case of any reduction in the amount of the Debt Financing, the Equity Financing is increased by a corresponding amount (and vice versa), (B) impose new or additional conditions, or otherwise expand or adversely amend any conditions, to the receipt of the Debt Financing or Equity Financing, (C) delay or prevent the Closing, (D) adversely impact the likelihood of the funding of the Debt Financing or the Equity Financing (or satisfaction of the conditions to obtaining any of the Financing) or (E) adversely impact the ability of Parent or Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Equity Commitment Letter or the Definitive Debt Financing Agreements or the ability of Parent or Sub to timely consummate the transactions contemplated hereby (clauses (A), (B), (C), (D) and (E), collectively, the “Prohibited Financing Amendments”); and (2) amend, restate, supplement or otherwise modify the Debt Commitment Letter or the Definitive Debt Financing Agreements to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement (but not make any other changes), but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Prohibited Financing Amendment. Parent and Sub shall use their reasonable best efforts to maintain in effect the Financing Commitments (including any Definitive Debt Financing Agreements) until the Closing occurs (provided, that the foregoing shall not limit Parent’s or Sub’s right to amend, restate, modify or waive the terms of the Debt Commitment Letter or the Definitive Debt Financing Agreements in accordance with the immediately preceding sentence). Prior to Closing, neither Parent nor Sub shall release or consent to the termination of the obligations of the Debt Financing Sources under the Debt Commitment Letter or the Definitive Debt Financing Agreements without the prior written consent of the Company.

(b) Notwithstanding anything herein to the contrary, Parent shall have the right to (i) reduce the commitments under the Debt Commitment Letter by an amount not to exceed the aggregate amount of net cash proceeds from consummated offerings or other incurrences of debt (including notes) of Parent and/or its Subsidiaries consummated after the date hereof for which such proceeds have been received by Parent and/or its Subsidiaries after the date hereof and are not subject to any conditions or contingencies to financing (including conditions to any escrow agreement) that are not contained in, or are more expansive or less favorable to Parent than those contained in, the Debt Commitment Letter and (ii) substitute such proceeds for the amount by which the commitments under the Commitment Letter are reduced; provided that: (A) an amount in cash or cash equivalents equal to such substituted proceeds is retained by Parent and/or its Subsidiaries and such amount has been identified by Parent for the purpose of funding the transactions contemplated by this Agreement and there are no conditions or restrictions on Parent’s ability to use such amount to fund the transactions contemplated by this Agreement (including any restriction as to which a Subsidiary of Parent is subject, to the extent such restriction prohibits such Subsidiary from transferring, directly or indirectly, such amount to Parent); (B) such substituted proceeds shall be in an amount sufficient, together with the Equity Financing and any remaining Debt Financing, to consummate the transactions contemplated hereby; and (C) to the extent any of such proceeds are from consummated offerings or other incurrences of debt (including notes) that have scheduled redemptions or mandatory redemptions or put rights (other than customary change of control redemption or put rights), such scheduled redemption is not scheduled to occur prior to, and such right is not exercisable prior to, a date that is earlier than the Outside Date. Further, Parent shall have the right to substitute commitments in respect of other financing for all or any portion of the Debt Financing from the same and/or alternative bona fide third party financing sources reasonably acceptable to the Company (which will be in an amount sufficient to fund, when taken together with the Equity Financing and the other resources of Parent and other financing arrangements, the Financing Uses), so long as (1) all conditions precedent and contingencies to funding of such financing are in the aggregate, in respect of certainty of funding, equivalent to (or more favorable to Parent than) the conditions precedent and contingencies set forth in the Debt Commitment Letter, to replace the Debt Financing and (2) such substitution does not (x) delay or prevent the Closing, (y) adversely impact the likelihood of the funding of the Debt Financing or the Equity Financing or (z) adversely impact the ability of Parent or Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Equity Commitment Letter or the Definitive Debt Financing Agreements (in each case, in accordance with their terms) or the ability of Parent or Sub to timely consummate the transactions contemplated hereby (“Alternative Financing”). If the Debt Commitment Letter (or any Definitive Debt Financing Agreement) expires or is terminated or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter, Parent and Sub shall use their reasonable best efforts to, as promptly as practicable following the occurrence of such event but no later than the fifth (5th) Business Day immediately preceding the Outside Date, arrange for and obtain debt financing from alternative sources so long as such alternative financing would constitute an Alternative Financing. The new debt commitment letter and fee letter entered into in connection with any Alternative Financing are referred to, respectively, as a “New Debt Commitment Letter” and a “New Fee Letter.” In the event Parent or Sub enter into any such New Debt Commitment Letter (or any amendment, restatement, supplement or modification of the Debt Commitment Letter in accordance with the terms of Section 5.07(a)), (a) Parent and Sub shall promptly provide the Company with true, correct and complete copies thereof, (b) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as so modified or by such New Debt Commitment Letter, as applicable, and (c) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter,” including the definition of Definitive Debt Financing Agreements) shall be deemed to include the Debt Commitment Letter and any Fee Letter as so modified to the extent not superseded by a New Debt Commitment Letter or New Fee Letter, as the case may be, at the time in question and any New Debt Commitment Letter or New Fee Letter to the extent then in effect.

(c) Parent and Sub shall, and shall cause their representatives to, keep the Company informed as promptly as practicable in reasonable detail of the status of their efforts to arrange the Debt Financing and, subject to applicable confidentiality restrictions (which shall be no more restrictive than the Debt Commitment Letter delivered to the Company prior to the Closing Date), substantially concurrently with their execution provide copies of all definitive agreements entered into with respect to the Debt Financing to the Company. Without limiting the generality of the foregoing, Parent shall (i) furnish the Company complete, correct and executed copies of any amendments to the Financing Commitments promptly upon their execution and (ii) give the Company prompt written notice (A) of any default or breach (or any event that, with or without notice, lapse of time or both, would (or would reasonably be expected to) give rise to any default or breach) by any party under any of the Financing Commitments or the definitive agreements relating to the Financing of which Parent or Sub becomes aware, if such breach or default would reasonably be expected to affect the timely availability of, or the amount of, the Financing, (B) of any termination of either of the Financing Commitments, and (C) of the receipt of any written notice or other written communication from any person with respect to any (1) actual or potential default, breach, termination or repudiation of any Financing Commitment, any definitive agreement relating to the Financing or any provision of the Financing Commitments or the definitive agreements relating to the Financing, in each case by any party thereto, or (2) material dispute or disagreement between or among any parties to any Financing Commitment or the definitive agreements relating to the Financing, in the case of each of clauses (1) and (2), that would reasonably be expected to adversely affect the timely availability of, or the amount of, the Financing.

(d) Prior to the Closing, at Parent’s sole expense, the Company shall, and shall cause the Company Subsidiaries and instruct the Company Representatives to, in each case, use their commercially reasonable efforts to provide to Parent and Sub all customary cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing or any Alternative Financing, including using commercially reasonable efforts (i) to cause management of the Company to participate in a reasonable number of meetings, presentations, sessions with rating agencies and due diligence sessions, in each case, with appropriate seniority and expertise, (ii) to cooperate with marketing efforts for the Debt Financing, including (A) assisting the Debt Financing Sources in benefitting from the existing lending relationships of the Company and the Company Subsidiaries, (B) providing reasonable and customary assistance with the preparation of materials for rating agency presentations, bank information memoranda (including one or more confidential information memoranda) and other offering and marketing materials, (C) delivering customary authorization letters and confirmations (including with respect to presence or absence of material non-public information and accuracy of the information contained therein), (D) providing reasonable cooperation with the Debt Financing sources on their due diligence efforts and the consummation of the Debt Financing to the extent reasonable and customary and (E) updating information provided in writing by Parent describing the Company or the Company Subsidiaries prepared in accordance with normal customary practice in connection with the Debt Financing contemplated by the Debt Commitment Letter such that, after giving effect to such updates, such information, when taken as a whole, will be correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (and, to the extent applicable, subject to the limitations contained in Section 5.05 hereof), (iii) to the extent reasonably requested by Parent and required under the Debt Commitment Letter, (A) obtaining documents reasonably requested by Parent or its Debt Financing Sources relating to the repayment of the existing indebtedness of the Company and the Company Subsidiaries and the release of related liens and other security interests, including customary payoff letters and termination documents and (B) within three (3) Business Days prior to the Closing Date, providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Company or any of the Company Subsidiaries, in each case as reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date, (iv) furnishing Parent and Sub and the Financing Sources with (A) historic financial information required by paragraph 4 of Exhibit D of the Debt Commitment Letter as in effect on the date hereof, (B) such historic financial information related to the Company and the Company Subsidiaries as is reasonably required by Parent for Parent to produce the pro forma financial statements identified in paragraph 5 of Exhibit D of the Debt Commitment Letter as of the date hereof and specified in writing by Parent to the Company and (C) such other customary financial data or other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent in writing no later than 20 Business Days after the date hereof and that is reasonably necessary to consummate the Debt Financing (clauses (A), (B) and (C) together, the “Required Information”), provided that the Company and the Company Subsidiaries shall have no obligation to prepare or provide any projections or information in connection with the potential purchase price accounting treatment of the Merger, provided that none of the following shall be considered the Required Information and the Company shall have no obligation to provide any such information: (1) any post-Closing or pro forma cost savings, capitalization and other post-Closing or (and the assumptions relating thereto) desired by the Parent to be reflected in such pro forma data, (2) any projections or any information in connection with the potential purchase price accounting treatment of the Merger, (3) in the case of clause (C) of the definition of Required Information, any other information concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma adjustments or (4) in the case of clause (C) of the definition of Required Information, any adjustments to any pro forma financial information required to be provided in accordance with the Debt Commitment Letter, (v) cooperate to facilitate the pledging of, granting of security interests in and obtaining perfection of any liens on, collateral in connection with the Debt Financing and to deliver original stock certificates, if any, together with customary stock powers executed in blank, with respect to the Company and the material, wholly owned U.S. Company Subsidiaries that are required by the Debt Commitment Letter to be delivered in order to perfect the security interests of the lenders in such collateral and (vi) take all actions reasonably requested by Parent and necessary to permit the prospective lenders involved in the Debt Financing to evaluate the Company’s and the Company Subsidiaries’ inventory, current assets and cash management systems for the purpose of establishing collateral arrangements (including sufficient access to allow the Debt Financing Sources to complete field exams and conducting the commercial finance examination and inventory appraisals contemplated by the Debt Commitment Letter within the time frame described therein) (and, to the extent applicable, subject to the limitations contained in Section 5.05 hereof); provided, however, that (1) nothing herein shall require such cooperation to the extent it would (A) interfere unreasonably with the business or operations of the Company or any of the Company Subsidiaries or (B) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Company Charter or Company Bylaws or other comparable organizational documents of the Company Subsidiaries, any Applicable Laws or any Contract, (2) neither the Company nor any of its Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing or that would be effective at or prior to the Effective Time, (3) neither the Company’s board of directors nor any of the Company Subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve or adopt any Financing or agreements related thereto (or any Alternative Financing), (4) neither the Company nor any of the Company Subsidiaries shall be required to execute or deliver any agreements, certificates or instruments in connection with any Financing (or any Alternative Financing), provided that Parent shall be permitted to request that employees of the Company who have been significantly involved in the negotiation of the Debt Financing and will continue to be employees following Closing execute such agreements, certificates or instruments and (5) in no event shall the Company be in breach of this Agreement because of the failure of any financial or other information to be delivered that is not available to the Company at the time requested by Parent. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries. None of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment (other than for reasonable out-of-pocket costs or expenses that are reimbursed by Parent as provided below in this Section 5.07(d)) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of the Company Subsidiaries in connection with such cooperation. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing (including any action taken in accordance with this Section 5.07(d)) and any information utilized in connection therewith (other than historical information provided in writing by the Company, the Company Subsidiaries or the Company Representatives specifically for use in connection therewith). Nothing contained in this Section 5.07(d) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing.

(e) Each of Parent and Sub acknowledges and agrees that neither the obtaining of the Financing or any alternative financing is a condition to the Closing. Notwithstanding anything to the contrary, the condition set forth in Section 6.02(b), as it applies to the Company’s obligations under this Section 5.07, shall be deemed satisfied unless the Financing has not been obtained primarily as a result of the Company’s or any Company Subsidiary’s willful and material breach of its obligations under this Section 5.07 with respect to the Financing.

(f) For the avoidance of doubt, the obligations contained in this Section 5.07 shall terminate upon the occurrence of the Closing.

Section 5.08 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the transactions contemplated hereby shall be a joint press release, the contents of which have received prior approval from both such parties, and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the other party’s prior written consent; provided, that the restrictions set forth in this Section 5.08 shall not apply to any press release, public statement or other announcement issued or made, or proposed to be issued or made, (a) by the Company in connection with a Competing Proposal or Change of Company Recommendation or (b) as may be required by applicable Law, the fiduciary duties of the board of directors of the Company to the stockholders of the Company under applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, which, in the case of clause (b), the party making such release, statement or other announcement shall use reasonable best efforts to consult with the other party to the extent practicable and permissible under applicable Law.

Section 5.09 Directors & Officers Indemnification and Insurance.

(a) Indemnification. From and after the Effective Time until the sixth (6th) anniversary thereof, Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law and the Company’s or the applicable Company Subsidiary’s organizational documents, indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company Subsidiaries and each fiduciary under benefit plans of the Company or any of the Company Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer or fiduciary under benefit plans prior to the Effective Time (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.09. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Effective Time), the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

(b) Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for a “tail” insurance and indemnification policy for a claims reporting period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided, however, that neither the Company nor Parent shall purchase such a “tail” policy for a premium amount for any one year in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (the “Tail Cap”). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six (6) year period (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such D&O Insurance to the extent exceeding 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance and if the premiums of such insurance coverage with respect to any policy year exceed the Tail Cap, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Tail Cap.

(c) Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 5.09.

(d) Continuation. For not less than six (6) years from and after the Effective Time, the amended and restated certificate of incorporation and the amended and restated bylaws of the Surviving Corporation and the certificate of incorporation and bylaws (or other similar documents) of each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter, the Company Bylaws or the equivalent organizational documents of any Company Subsidiary. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary and which are set forth in Section 5.09(d) of the Company Disclosure Letter shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(e) Benefit. The provisions of this Section 5.09 (i) are intended, after the Closing, to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators and his or her representatives, (ii) shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and (iii) shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f) Non-Exclusivity. The provisions of this Section 5.09 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.09, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10 Takeover Statutes. The parties shall use all reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Merger or the other transactions contemplated by this Agreement and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such transactions.

Section 5.11 Employee Benefit Matters.

(a) From and after the Effective Time and for a period ending on December 31, 2017, Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide to each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time and who remains employed by Parent or its Subsidiaries, including the Surviving Corporation, following the Effective Time (each, a “Company Employee”) (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Company Employee immediately prior to the Effective Time, (ii) an annual cash bonus opportunity and/or cash commission opportunity (if applicable) that is not less favorable than the aggregate annual cash bonus opportunity and/or cash commission opportunity (if applicable) (excluding any award opportunity under any “Spot Award Policy” or any “Recognition Award” (in each case, as defined in Section 3.13 of the Company Disclosure Letter)) provided to such Company Employee immediately prior to the Effective Time, (iii) severance benefits that are no less favorable than the severance benefits provided under the severance plan, policy or agreement in effect for the benefit of such Company Employee immediately prior to the Effective Time, (iv) long-term incentive compensation opportunities that are no less favorable than those provided by Parent to similarly situated employees of Parent and its Subsidiaries (if any) and (v) other compensation and benefits (including retirement and welfare benefits and paid-time off, but excluding long-term incentive, equity-based or equity-linked compensation) that are no less favorable, in the aggregate, than the other compensation and benefits provided to such Company Employee immediately prior to the Effective Time.

(b) Without limiting the generality of Section 5.11(a), from and after the Effective Time, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue all of the Company’s and the Company Subsidiaries’ employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any Company Subsidiary and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event); provided, that, the foregoing shall not prohibit Parent or its Subsidiaries (including the Surviving Corporation) from amending, suspending or terminating any such arrangements in accordance with their terms.

(c) For all purposes (including for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals (but not for purposes of defined benefit pension accruals)) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e) If requested by Parent in writing at least fifteen (15) Business Days prior to the Effective Time, the Company shall cause any Company Benefit Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code (a “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be reasonably acceptable to Parent) not later than two (2) Business Days immediately preceding the Effective Time, and the Company Employees shall be eligible to participate, effective as soon as practicable following the Effective Time, in a defined contribution plan intended to be qualified under Section 401(a) of the Code sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). Parent shall take all actions necessary to permit the Company Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof in an amount equal to the full account balance (including earnings thereon) distributed to such Company Employee from the Company 401(k) Plan.

(f) Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment or adoption of any Company Benefit Plan or any other arrangement or create any rights or obligations except between the parties hereto, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Agreement (including this Section 5.11) or entitle any person not a party to this Agreement to assert any claim hereunder, or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee.

(g) Prior to the Closing, the Company shall deliver to Parent a true and complete list of all Company Options and RSUs outstanding as of the Closing Date, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares of Company Common Stock subject to such Company Option or RSU, and (iii) the exercise price for each such Company Option.

(h) In connection with the Banking Business Transaction, the Company shall consult with and reasonably consider the views of Parent prior to agreeing to the Company Employees who will be listed as Business Employees within the meaning of the Bank Purchase Agreement.

Section 5.12 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article II. Except as otherwise provided in this Agreement, all sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees incurred in connection with the Merger shall be paid when due by Parent, Sub or, after the Closing, the Surviving Corporation.

Section 5.13 Rule 16b-3 Matters. Notwithstanding anything to the contrary contained herein, the Company shall be permitted to take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the transactions contemplated by this Agreement are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Defense of Litigation. The Company shall control, and shall give Parent the opportunity to participate in, and, in any event, consult with Parent and keep Parent reasonably informed with respect to, any material developments regarding, the defense of any Proceeding brought by stockholders of the Company against the Company or its directors or officers arising out of or relating to the transactions contemplated by this

Agreement after the date hereof; provided, however, that the Company shall not settle any such Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (a)(i) is solely for monetary damages entirely covered within the limits of the Company’s and the Company Subsidiaries’ insurance policies (other than the deductible under insurance policies) and (ii) is to provide additional disclosure in the Proxy Statement that does not (x) disparage Parent, Sub, the Company, the Surviving Corporation or any of the respective affiliates or businesses of the foregoing or the impact or effect of the transactions contemplated by this Agreement or (y) involve the disclosure of competitively sensitive information of Parent, Sub, the Company, the Surviving Corporation or any of the respective affiliates or businesses and (b) if Parent is a named party in such Proceeding, Parent receives the same release as the Company.

Section 5.15 FIRPTA Certificate. At the Effective Time, the Company shall deliver a statement, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, that satisfies the requirements of Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) to certify that the Company Common Stock is not a U.S. real property interest.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Bank Purchase Agreement. (i) The purchase and sale or other disposition of the Banking Business in accordance with the Bank Purchase Agreement or, if the Bank Purchase Agreement shall have been terminated, an Alternative Bank Purchase Agreement shall have been consummated and (ii) World’s Foremost Bank shall have been merged with and into the Company or a Company Subsidiary and its bank charter shall have been terminated.

(c) Antitrust Approval. The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated or any applicable waiting period thereunder shall have been terminated or shall have expired.

(d) No Injunction. No Governmental Entity of competent jurisdiction shall have issued or entered any Order that is in effect and renders the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger.

Section 6.02 Additional Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Section 3.01 (Organization and Qualification; Subsidiaries); Section 3.02 (Capitalization), Section 3.04 (Authority), Section 3.10(b) (No Company Material Adverse Effect), Section 3.21 (Opinion of Financial Advisor), Section 3.22 (Takeover Statutes), Section 3.23 (Vote Required) and Section 3.24 (Brokers)), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties contained in Section 3.01 (Organization and Qualification;

Subsidiaries), Section 3.04 (Authority), Section 3.21 (Opinion of Financial Advisor), Section 3.22 (Takeover Statutes), Section 3.23 (Vote Required) and Section 3.24 (Brokers) shall be true and correct in all material respects; and (iii) the representations and warranties contained in Section 3.02 (Capitalization) and Section 3.10(b) (No Company Material Adverse Effect) shall be true and correct in all respects other than, in the case of Section 3.02, immaterial exceptions; in the case of each of clauses (i), (ii) and (iii), as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period).

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in Section 6.02(a) and Section 6.02(b).

Section 6.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specific date or expressly covering a specified period, in which case as of such specific date or such specified period).

(b) Agreements and Covenants. Each of Parent and Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub as to the satisfaction of the conditions in Section 6.03(a) and Section 6.03(b).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval and whether before or after adoption of this Agreement by Parent as sole stockholder of Sub:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the Effective Time shall not have occurred on or before the date that is twelve (12) months after the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party that has failed to use its reasonable best efforts to satisfy the conditions set forth in Section 6.01(b), Section 6.01(c) and Section 6.01(d), including using its reasonable best efforts to contest, resolve or lift, as applicable, any Order enjoining, restraining or prohibiting the Merger or the Banking Business Transaction, as the case may be; provided, further, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party that has failed in any material respect to comply with Section 5.06;

(c) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting, including any adjournment or postponement thereof;

(d) by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued or entered any Order permanently enjoining, restraining or prohibiting the Merger, and such Order shall have become final and non-appealable, if applicable; provided, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party that has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such Order; provided, further, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party that has failed in any material respect to comply with Section 5.06;

(e) by Parent, at any time prior to the Company’s receipt of the Company Stockholder Approval, if (i) the Company’s board of directors shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Change of Company Recommendation, (ii) any of the Persons listed on Section 7.01(e) of the Company Disclosure Letter have breached, or have caused or directed the Company or any of the other Company Representatives to breach, in any material respect any of the obligations under Section 5.03, which such breach shall not have been cured with 5 Business Days of written notice thereof from Parent, or (iii) the Company or its board of directors (or any committee thereof) shall have authorized or publicly proposed the taking of any of the foregoing actions; provided, however, that if the applicable Change of Company Recommendation is made with respect to an Intervening Event pursuant to Section 5.03(e)(iii), Parent shall be required to exercise its termination right under this Section 7.01(e) no later than the earlier of (i) two (2) Business Days prior to the Company Stockholder Meeting (or any reconvening of such Company Stockholder Meeting, as applicable) and (ii) ten (10) Business Days after such Change of Company Recommendation pursuant to Section 5.03(e)(iii);

(f) by the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company’s board of directors (or any committee thereof) shall have effected a Change of Company Recommendation pursuant to Section 5.03(d) in order to accept a Superior Proposal and enter into a definitive agreement with respect thereto, but only if the Company shall have complied in all respects with its obligations under Section 5.03(d) with respect to such Superior Proposal (and any Competing Proposal that was a precursor thereto) and is otherwise permitted to terminate this Agreement and accept such Superior Proposal pursuant to Section 5.03(d); provided, however that the Company shall prior to or simultaneously with such termination pay the Company Termination Fee to Parent pursuant to Section 7.02(b);

(g) by Parent, if: (i) the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.02(a) or Section 6.02(b) would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(g) if Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.03(a) or Section 6.03(b) would not be satisfied;

(h) by the Company, if (i) Parent or Sub has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.03(a) or Section 6.03(b) would not be satisfied; (ii) the Company shall have delivered to Parent written notice of such breach or failure to perform; and (iii) either such breach or failure to perform is not capable of cure or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such breach or failure to perform shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(h) if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, in any case, such that a condition contained in Section 6.02(a) or Section 6.02(b) would not be satisfied; or

(i) by the Company, if (i) all of the conditions in Section 6.01 and Section 6.02 (other than (A) those conditions that by their nature are to be satisfied at the Closing and (B) the condition in Section 6.01(b), so long as in the case of this clause (B) such condition would reasonably be expected to be satisfied prior to Closing if the Closing were to be effected as required by this Agreement) have been satisfied or waived, (ii) the Company has irrevocably confirmed to Parent in writing that the Company is ready, willing and able to consummate the Closing, and (iii) Parent and Sub have failed to consummate the Closing within two (2) Business Days following the date by which the Closing is required to have occurred pursuant to Section 1.02 (assuming the condition in Section 6.01(b) has been satisfied).

Section 7.02 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective Subsidiaries, officers or directors, in either case, except (i) with respect to the last two sentences of Section 5.07(d), Section 5.07(e), Section 5.12, this Section 7.02 and Article VIII, (ii) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and (iii) except as set forth in Section 7.02(c), with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated:

(i) by (A) Parent pursuant to Section 7.01(e), (B) the Company pursuant to Section 7.01(f) or (C) by either Parent or the Company pursuant to Section 7.01(b) or Section 7.01(c) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 7.01(e), then the Company shall pay to Parent or its designee, within two (2) Business Days following the date of such termination by Parent or the Company, as applicable, described in clauses (A) and (C), or prior to or concurrently with such termination by the Company described in clause (B), the Company Termination Fee;

(ii) by (1) Parent pursuant to Section 7.01(g) or (2) either Parent or the Company pursuant to Section 7.01(b) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 7.01(g) or pursuant to Section 7.01(c) if, in each case, (A) prior to the Company Stockholder Meeting a Competing Proposal shall have been made to the Company’s board of directors (in the case of a termination pursuant to Section 7.1(b) or Section 7.01(g)) or directly to the Company’s stockholders or shall have otherwise become publicly known or disclosed and not publicly withdrawn or publicly rejected by the Company prior to the Company Stockholder Meeting and (B) within twelve (12) months after the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to such Competing Proposal and such Competing Proposal is subsequently consummated (whether or not such consummation occurs within such twelve (12) month period), then the Company shall pay to Parent or its designee, within two (2) Business Days after the consummation of such Competing Proposal, the Company Termination Fee; provided that for purposes of this Section 7.02(b)(ii), the term “Competing Proposal” shall have the meaning assigned to such term, except that all percentages therein shall be changed to “50%”;

(iii) by the Company pursuant to Section 7.01(i), then Parent shall promptly pay to the Company or its designee, within two (2) Business Days following the date of such termination, the Parent Termination Fee; or

(iv) by the Company or Parent pursuant to Section 7.01(b) or Section 7.01(d) (but only, in the case of Section 7.01(d), if such termination is a result of an Order issued under the HSR Act or any other Antitrust Law) and at the time of such termination, (x) the condition set forth in Section 6.01(d) shall not have been satisfied as a result of an Order issued by a Governmental Entity of competent jurisdiction under the HSR Act or other Antitrust Law or the condition in Section 6.01(c) shall not have been satisfied and (y) all of the other conditions set forth in Section 6.01 (other than (1) the conditions that by their terms are to be satisfied at the Closing but which conditions would be satisfied if the Closing Date were the date of such termination or (2) the condition in Section 6.01(b), so long as in the case of this clause (2) such condition would reasonably be expected to be satisfied prior to the Closing if the Closing were be effected as required by this Agreement) then Parent shall promptly pay to the Company or its designee, within two (2) Business Days following the date of such termination, the Parent Termination Fee; provided that no Parent Termination Fee shall be payable by Parent pursuant this Section 7.02(b)(iv) if (x) at the time of termination Parent would have otherwise been permitted to terminate this Agreement pursuant to Sections 7.01(c) or (g) or (y) Parent terminates this Agreement pursuant to Sections 7.01(b) or (d) at a time when the Company is not permitted to terminate this Agreement pursuant to such sections as a result of the provisos set forth therein.

(c) Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement. In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b). In no event shall Parent be required to pay to the Company more than one Parent Termination Fee pursuant to Section 7.02(b). In the event that Parent receives full payment of the Company Termination Fee pursuant to Section 7.02(b), the receipt of the Company Termination Fee shall be the sole and exclusive remedy against the Company and the Company’s Related Parties for any and all Losses suffered or incurred by Parent, Sub, any of their respective Related Parties or any other person in connection with this Agreement (and the termination hereof), the Merger and the other transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, whether such Losses are based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise. In the event that the Company receives full payment of the Parent Termination Fee pursuant to Section 7.02(b)(iii) or Section 7.02(b)(iv), the receipt of the Parent Termination Fee shall be the sole and exclusive remedy against Parent, Sub and Parent’s Related Parties for any and all Losses suffered or incurred by the Company or any of its Related Parties or any other person in connection with this Agreement (and the termination hereof), the Merger and the other transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, whether such Losses are based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise); provided, however, that in the event of a willful and material breach by Parent or Sub of Section 5.06 with respect to their obligations relating to obtaining clearance of the Merger and the other transactions contemplated hereby under the HSR Act or any other Antitrust Law, in addition to the Parent Termination Fee paid to the Company by Parent under Section 7.02(b)(iv), the Company shall be entitled to pursue one or more claims for damages against Parent in an aggregate amount not to exceed an additional $115,000,000.

Section 7.03 Amendment. Subject to Section 8.06(d), this Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there may not be any amendment of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the Company’s stockholders hereunder without the approval of the Company’s stockholders at a duly convened meeting of the Company’s stockholders called to obtain approval of such amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.04 Waiver. Subject to Section 8.06(d), at any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the Company’s stockholders hereunder without the approval of the Company’s stockholders at a duly convened meeting of the Company’s stockholders called to obtain approval of such extension or waiver. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.

Section 8.02 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by email or facsimile transmission (provided that confirmation of receipt of the email or facsimile transmission is obtained, as applicable), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Sub:

Bass Pro Group, LLC

2500 East Kearney

Springfield, Missouri 65898

Attention: James A. Hagale

Facsimile: (417) 831-2802

Email: jahagale@basspro.com

with a copy to (for information purposes only):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention: Michael Pucker

                 Scott Hairston

Facsimile: (312) 993-9767

Email: michael.pucker@lw.com

            scott.hairston@lw.com

If to the Company:

Cabela’s Incorporated

One Cabela Drive

Sidney, Nebraska 69160

Attention: Legal Department

Facsimile: (308) 254-8060

with copies to (for information purposes only):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Brian J. Fahrney

                 Scott R. Williams

Facsimile: (312) 853-7036

Email: bfahrney@sidley.com

            swilliams@sidley.com

Section 8.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.04 Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 8.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that each of Parent and Sub may assign this Agreement and any of its rights hereunder without the prior written consent of the Company to (a) any of the Debt Financing Sources pursuant to the terms of the Debt Commitment Letter or Definitive Debt Financing Agreements to the extent necessary for purposes of creating a security interest herein or otherwise assigning this Agreement and its rights hereunder as collateral in respect of the Debt Financing or (b) to any of its affiliates; provided further, however, that no such assignment shall relieve Parent or Sub of any of their respective obligations hereunder. Any assignment or transfer in violation of the preceding sentence shall be void.

Section 8.06 Parties in Interest.

(a) Except for (i) Article II, which, after the Closing, shall be for the benefit of any person entitled to payment thereunder and (ii) Section 5.09, which, after the Closing, shall be for the benefit of each Indemnified Party, his or her heirs, executors or administrators and his or her representatives, Parent, Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under clauses (i) and (ii) of the preceding sentence shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 7.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(b) Except as provided in Section 8.10(c) solely with respect to the Equity Financing Sources, any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. Subject to Sections 7.02(c) and 8.10(c), other than each Equity Financing Source that is party to the Equity Commitment Letter and then solely with respect to the Equity Financing Sources’ obligations thereunder, no former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, members, managers, agents, affiliates, general or limited partners or assignees of the Company, Parent, Sub, the Equity Financing Sources or of any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, trustee general or limited partner, affiliate, agent or assignee of any of the foregoing (collectively, “Related Parties”) shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Sub under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions (including the Merger)), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise.

(c) Except as provided in Section 8.10(c) solely with respect to the Equity Financing Sources or any Equity Commitment Letter and then solely with respect to the Equity Financing Sources’ obligations thereunder, notwithstanding anything to the contrary contained herein, none of the Company or any of its Related Parties (other than Parent and Sub) shall have any rights or claims against any Financing Sources in connection with this Agreement, the Financing, any Alternative Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against the Company or any of its Related Parties (other than Parent and Sub) in connection with this Agreement, the Financing, any Alternative Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise (other than the Financing Sources’ rights in Section 8.06(d)); provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Financing or Alternative Financing under any commitment letter related thereto. No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortuous nature.

(d) Notwithstanding anything herein to the contrary, (x) the Debt Financing Sources shall be express third party beneficiaries of Sections 5.07(d), 7.02, 8.05, 8.06(c), 8.08(c), 8.08(d) and this Section 8.06(d), and each of such Sections shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections and (y) Sections 5.07(d), 7.02, 8.05, 8.06(c), 8.08(c), 8.08(d) and this Section 8.06(d) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

(e) Notwithstanding anything herein to the contrary, (x) the Equity Financing Sources shall be express third party beneficiaries of Sections 7.02, 8.08(c), 8.08(d), 8.10 and this Section 8.06, and each of such Sections shall expressly inure to the benefit of the Equity Financing Sources and the Equity Financing Sources shall be entitled to rely on and enforce the provisions of such Sections and (y) Sections 7.02, 8.08(c), 8.08(d), 8.10 and this Section 8.06 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Equity Financing Sources without the prior written consent of the Equity Financing Sources; provided, however, in no event shall anything herein (including this Section 8.06) limit, impair or otherwise affect in any respect any of Parent’s or any of its affiliates’ or the Company’s or any of its affiliates’ rights against any of the

Equity Financing Sources or any of their affiliates (or any of the obligations of the Equity Financing Sources or any of their affiliates to Parent and its affiliates or the Company and its affiliates) under the Equity Commitment Letter or any other Contract between or among any of them.

Section 8.07 Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits,” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” Whenever the phrase “has not had and would not be reasonably be expected to have a Company Material Adverse Effect” is used, “has not had” shall be construed to mean “has not had since January 1, 2016”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the Financing is the responsibility of Parent and Sub and not the Company or any Company Subsidiary and that (i) the Company makes no representations or warranties relating to the Financing (including whether the Company has authorized the Financing or whether any of the transactions contemplated by the Financing conflict with or violate any obligation of the Company or any Company Subsidiary or Contract to which the Company or any Company Subsidiary is a party), (ii) except for Section 5.07(d), none of the covenants of the Company in this Agreement require the Company to take any action relating to the Financing and (iii) for purposes of the representations and warranties and covenants and obligations of the Company hereunder, the transactions contemplated by this Agreement shall not include the Financing. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that (A) except as set forth in Section 3.25, the Company makes no representations or warranties relating to the Bank Purchase Agreement, the Banking Entities or the Banking Business (including any Indebtedness of any Banking Entity), (B) the Company shall be permitted to take any actions required by the Bank Purchase Agreement or any other agreements or documents related thereto and doing so shall not be considered a breach or violation of this Agreement and (C) no Banking Business Transaction shall be considered a Competing Proposal unless it meets the requirements set forth in the definition thereof.

Section 8.08 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof that would require the application of the Laws of any other jurisdiction.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts in the State of Delaware, as described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware, as described above, for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE TRANSACTIONS CONTEMPLATED BY THE FINANCING, THE EQUITY COMMITMENT LETTER AND THE DEBT COMMITMENT LETTER AND ANY CONTROVERSY AGAINST ANY FINANCING SOURCE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08(C).

(d) Notwithstanding anything herein to the contrary, each Company Related Party and each of the other parties hereto (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.02 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.09 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that, subject to Section 8.10(c), the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of the parties agrees that, subject to Section 8.10(c), (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any proceeding for specific performance under this Section 8.10.

(c) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall only be entitled to specific performance of Parent’s obligations to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement (including the Merger), including by demanding Parent to enforce the obligations of the Equity Financing Sources and Parent’s rights under the Equity Commitment Letter, in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions), (ii) Parent fails to complete the Closing on the date the Closing should have occurred in accordance with Section 1.02, (iii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iv) the Company has irrevocably confirmed in writing to Parent that the Closing will occur if specific performance is granted and the Debt Financing and the Equity Financing is funded. For the avoidance of doubt, in no event shall the Company be entitled to (A) enforce specifically the Parent’s right to cause the Equity Financing to be funded or to consummate the transactions contemplated by this Agreement (including the Merger) if the Debt Financing has not been funded and will not be funded at the Closing if the Equity Financing is funded at the Closing or (B) receive both a grant of specific performance and payment of the Parent Termination Fee.

* * * * * * * *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

BASS PRO GROUP, LLC

By:	/s/ James A. Hagale
Name:	James A. Hagale
Title:	President

PRAIRIE MERGER SUB, INC.

By:	/s/ James A. Hagale
Name:	James A. Hagale
Title:	President

CABELA’S INCORPORATED

By:	/s/ Thomas L. Millner
Name:	Thomas L. Millner
Title:	Chief Executive Officer

[Merger Agreement]

Annex I

Defined Terms

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions of the relevant person that has made a Competing Proposal, which provisions are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person.

“Aggregate Merger Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares).

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder; (b) the UK Bribery Act 2010; (c) any activity prohibited by any resolution of the U.N. Security Council under Chapter VII of the U.N. Charter or the Organization for Economic Cooperation and Development’s Good Practice Guidance on Internal Controls, Ethics, and Compliance; (d) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on 17 December 1997, which entered into force on 15 February 1999, and the Convention’s Commentaries; and (e) all other applicable anti-corruption laws.

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“Balance Sheet Date” means July 2, 2016.

“Bank Purchase Agreement” means (a) the purchase and sale agreement, dated as of the date hereof among the Company, World’s Foremost Bank and Capital One, National Association, a national banking association, (b) the credit card program agreement dated as of the date hereof between the Company and Capital One, National Association, a national banking association (or if one or more of such agreements are terminated, the alternative purchase and sale and credit card program agreements entered into as contemplated by this Agreement to sell or dispose of the Banking Business and operate the credit card program) and (c) all exhibits, schedules and amendments to any of the foregoing and all ancillary agreements (including forms thereof to be entered into at the consummation of the Banking Business Transaction), documents and instruments contemplated by any of the foregoing. Bank Purchase Agreement shall also mean any Alternative Bank Purchase Agreement that is entered into in accordance with the provisions of this Agreement. From and after April 17, 2017 until the valid termination (if any) of the Framework Agreement in accordance with its terms, the reference in clause (a) hereof shall be to the Framework Agreement and the Purchase Agreements (as defined in the Framework Agreement). Following any such termination of the Framework Agreement, the reference in clause (a) hereof shall be to the Original Bank Purchase Agreement (in the same form as executed on October 3, 2016). Furthermore, following any valid termination of the credit card program agreement dated as of October 3, 2016 (as amended as of April 17, 2017) between the Company and Capital One in accordance with its terms, if the Company makes (or is deemed to have made) the election under Section 2.01(a)(i)(B)(1), the reference in clause (b) hereof shall be to the credit card program agreement dated as of October 3, 2016 between the Company and Capital One, National Association, a national banking association (in the same form as executed on October 3, 2016, without amendment or modification).

“Banking Business” means the business of the Banking Entities, including the credit card program business operated by the Company, using World’s Foremost Bank, a Nebraska banking corporation, as the issuer.

“Banking Business Transaction” means together (i) the transactions contemplated by the Bank Purchase Agreement and (ii) the merger of World’s Foremost Bank, a Nebraska banking corporation, with and into the Company or a Company Subsidiary and the termination of the bank charter of World’s Foremost Bank.

“Banking Entities” means World’s Foremost Bank, a Nebraska banking corporation, and its Subsidiaries.

“Banking Laws” means all laws, rules and regulations applicable to the Banking Business.

“Banking Regulators” means all Governmental Entities that are required to approve the Banking Business Transaction.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“Capital One” means Capital One Bank (USA), National Association, a national banking association.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means, each employee benefit and compensation plan, Contract, policy, program or arrangement, including (but not limited to) any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any employment, compensation, deferred compensation, pension, retirement, severance, tax gross-up, retention, transaction, change in control, equity- or equity-linked, stock purchase, incentive and bonus plans, Contracts, policies, programs, or arrangements, in each case, (a) maintained by, contributed to, or sponsored by the Company or any Company Subsidiary, (b) for the benefit of any current or former employee, officer, director or independent contractor (who is a natural person or a personal services entity) of the Company or any Company Subsidiary, or (c) with respect to which the Company or any Company Subsidiary is a party or has any obligation, in each case, other than (x) any Multiemployer Plan (as defined in Section 3.13(d)) or (y) any plan, Contract, policy, program, or arrangement which is mandated and administered by a Governmental Entity.

“Company IP” means the Company Owned IP and any Intellectual Property Rights exclusively licensed to the Company or any Company Subsidiary from a third party.

“Company Material Adverse Effect” means any change, circumstance, event or effect (each an “Effect”) that is having, or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect to the extent arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into or the announcement or pendency of this Agreement, the Bank Purchase Agreement or the transactions contemplated hereby or thereby or the performance of this Agreement, the Bank Purchase Agreement or the consummation of the transactions contemplated hereby or thereby (other than for purposes of any representation or warranty contained in Section 3.05), in each case, including (i) by reason of the identity of Parent, Sub or any of their respective affiliates, (ii) by reason of any public communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Effective Time and (iii) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators; (b) any Effect affecting the general economy or the financial, credit or securities markets in the United States or elsewhere in the world, including interest rates or exchange rates or any changes therein, or any Effect generally affecting any business or industries in which the Company and the Company Subsidiaries operate; (c) the suspension of trading in securities generally on NYSE; (d) any change in any applicable Law or GAAP or other applicable accounting rules or the interpretation of any of the foregoing; (e) any action taken by the Company or any of the Company

Subsidiaries that is expressly required by this Agreement or with Parent’s express written consent; (f) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism; (g) the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; (h) any Effect related to liabilities of the Banking Business that are assumed by the purchaser under the Bank Purchase Agreement and which none of Parent, the Surviving Corporation or any of their respective affiliates shall have any liability after the Closing; (i) any changes in the market price or trading volume of the equity securities of the Company, any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries or any failure of the Company or any Company Subsidiary to meet any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement (it being understood that the exceptions in this clause (i) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (h)) from being taken into account in determining whether a Company Material Adverse Effect has occurred), provided, that this clause (i) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period; or (i) any actions or claims made or brought by any of the current or former stockholders, equityholders or securityholders of the Company or any Company Subsidiary (or on their behalf or on behalf of the Company or any Company Subsidiary, but in any event only in their capacities as current or former stockholders, equityholders or securityholders) challenging the transactions contemplated by this Agreement or the Merger; provided, further, that with respect to clauses (b), (c), (d), (f), (g) and (i) such Effects shall be taken into account to the extent they materially and disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries and geographic locations in which the Company and the Company Subsidiaries operate.

“Company Owned IP” means any Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company Representatives” means the Company’s and the Company Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives.

“Company Stock Plan” means the Company’s 2004 Stock Plan, the Company’s 2013 Stock Plan and the inducement grant program established by the Company.

“Company Stock Purchase Plan” means the Company’s 2013 Employee Stock Purchase Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Termination Fee” means an amount in cash equal to $126,000,000.00.

“Competing Proposal” means any bona fide proposal or offer from any person or group relating to (a) any direct or indirect acquisition or purchase from the Company or the Company Subsidiaries, in a single transaction or a series of transactions, of (i) assets (including capital stock of the Company Subsidiaries) representing fifteen percent (15%) or more of the consolidated assets of the Company and the Company Subsidiaries (based on the fair market value thereof, as determined by the board of directors of the Company (or any committee thereof) in good faith) or representing 15% or more of the consolidated net revenues or consolidated net income of the Company and the Company Subsidiaries, including by means of any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction to which the Company or any Company Subsidiary is a party, or (ii) fifteen percent (15%) or more of the outstanding shares of Company Common Stock, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, fifteen percent (15%) or more of the outstanding shares of

Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction to which the Company or any Company Subsidiary is a party pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, fifteen percent (15%) or more of the equity securities of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and Parent dated February 29, 2016.

“Contract” means any agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness to which a person is a party or to which the properties or assets of such person are subject.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Section 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) that would be material to the Company and the Company Subsidiaries taken as a whole under corresponding or similar provisions of foreign laws or regulations.

“Copyrights” means United States and non-United States copyrights, rights in work of authorship and mask works (as defined in 17 U.S.C. §901), including copyrights in Software, any related moral rights and registrations and pending applications to register the same.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities party to the Debt Commitment Letter (including any person that becomes a party to the Debt Commitment Letter after the date hereof or any joinder agreements or credit agreements entered into pursuant thereto, but excluding Parent and Sub), together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Environmental Laws” means all Laws that (a) regulate or relate to the protection or cleanup of the environment, or the protection of human health or safety, including Laws in respect of Hazardous Substances, or the use, treatment, storage, transportation, handling, exposure to, disposal or release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or standards of care with respect to any of the foregoing.

“Environmental Permits” means any permit, registration, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export Control Laws” means all Laws and regulations related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision or receipt of goods, technology, software or services.

“Foreign Plan” means any Company Benefit Plan that primarily covers current or former employees, officers, directors, or consultants of the Company or any Company Subsidiary (who are natural persons or personal services entities) based outside of the United States and/or that is governed by the Laws of any jurisdiction outside of the United States.

“Framework Agreement” means that certain Framework Agreement, dated as of April 17, 2017, by and among the Company, World’s Foremost Bank, Capital One, for limited purposes Capital One, National Association, a national banking association, and Synovus, and all amendments thereto.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Official” means (a) any officer, officeholder, full or part-time employee or representative of (i) a national, state, regional, provincial, city, county or other local government, (ii) independent agencies of any government, (iii) state-owned businesses or state-controlled businesses or (iv) public educational institutions and their endowments; (b) political party officials and candidates for political office; and (c) any employees of quasi-public or non-governmental international organizations.

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, any arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.

“Hazardous Substances” means any substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials, polychlorinated biphenlys and toxic mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit, performance bonds or similar instruments, (c) obligations of the Company or any of the Company Subsidiaries under any lease of property (real or personal), which obligations are required to be classified as capital leases in accordance with GAAP, (d) obligations of the Company or any Company Subsidiary under conditional sale or other title retention agreements relating to any purchased property or for the deferred purchase price of property or services and (e) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries.

“Intellectual Property Rights” means all rights in and to the following: (a) Patents, (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) URL and domain name registrations; (f) all claims and causes of actions arising out of or related to any past, current or future infringement or misappropriation of any of the foregoing and (g) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“Intervening Event” means any event or development material to the Company and first occurring or arising after the date of this Agreement and prior to the Company Stockholder Approval, to the extent, that such event or development was not known by, or reasonably foreseeable to, the Company’s board of directors prior to the date hereof; provided, however, that in no event shall the following events or developments constitute an Intervening Event: (i) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof, (ii) any events or developments relating to Parent or Sub or any of their affiliates or Financing Sources or any competitor of the Company or (iii) changes in the market price or trading volume of the equity securities of the Company, any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company (it being understood that the exceptions in this clause (iii) shall not prevent or otherwise affect the underlying cause of any such event or development referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (ii)) from being taken into account in determining whether an Intervening Event has occurred).

“knowledge” means, (a) with respect to the Company, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter (without independent investigation), and (b) with respect to Parent, the actual (but not constructive or imputed) knowledge of the directors and officers of Parent or Sub (without independent investigation).

“Law” means any federal, state, local or foreign law, statute, code, directive, common law, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree, in each case, of any Governmental Entity.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Losses” means any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses (including fees and expenses of counsel).

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement (1) commencing on the date the Company shall have delivered to Parent the Required Information (and throughout which such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which they were made, not misleading); provided that, if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with the foregoing requirements unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within four (4) business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered); (2) as of the first day and throughout such fifteen (15) consecutive Business Day period, nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.01(d), Section 6.02(a) or Section 6.02(b) to fail to be satisfied; and (3) as of the first day and throughout such fifteen (15) consecutive Business Day period, the Company’s independent accountants shall not have withdrawn any audit opinion with respect to any year-end audited financial statements included in the Required Information; provided, that the Marketing Period shall end on any earlier date on which the Debt Financing is consummated; provided, further, that (a) if the Marketing Period has not been completed on or prior to December 16, 2016, the Marketing Period shall commence no earlier than January 3, 2017, (b) if the Marketing Period has not been completed on or prior to August 18, 2017, the Marketing Period shall commence no earlier than September 5, 2017, (c) November 23, 2016, November 25, 2016, May 26, 2017 and July 3, 2017 shall not constitute Business Days for purposes of this definition of Marketing Period and (d) if the Marketing Period has not ended by the date four (4) Business Days prior to the Outside Date, then the Marketing Period shall end on such date.

“NYSE” means the New York Stock Exchange.

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.

“Original Bank Purchase Agreement” means that certain Sale and Purchase Agreement, dated as of October 3, 2016, by and among the Company, World’s Foremost Bank, and Capital One, National Association, in the form executed and delivered on such date, as amended, supplemented or modified prior to April 17, 2017.

“Parent Termination Fee” means an amount in cash equal to $230,000,000.00.

“Patents” means United States and non-United States patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures and industrial designs.

“Payroll Agent” means the payroll agent of the Company.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business, (c) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date hereof or that the Company or any Company Subsidiary is permitted to incur under Section 5.01, (d) Liens for which either affirmative title insurance coverage, bonding or an indemnification in favor of the Company or Company Subsidiary that is the titleholder to the subject property or Parent has been obtained and is in effect, (e) easements and other matters shown by the public records, and any matters not of record that would be disclosed by an accurate survey or an inspection of the subject property (other than such matters that, individually or in the aggregate, materially adversely impair title to or the current use of the subject real property), (f) title to any portion of the premises lying within the right of way or boundary of any public road or private road, easement or right of way, (g) rights of third parties under Real Property Leases of the Lessor Leased Real Property, (h) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes and zoning regulations (to the extent binding on the applicable real property), which are not violated in any material respect by the current use or occupancy of the applicable real property or the business operated thereon, (i) Liens created by or resulting from any litigation or legal or administrative proceeding which is not otherwise a violation of the representations set forth in Article IV, (j) all other matters and exceptions not specifically addressed above set forth in any title insurance policies or commitments, if any, made available to Parent prior to the date of this Agreement, and (k) Liens not created by the Company or any Company Subsidiary that affect the underling fee interest of any Leased Real Property.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means, in addition to any definition provided by the Company or any Company Subsidiary for any similar term (e.g., “personally identifiable information” or “PII”) in any Privacy Policy, all information regarding or capable of being associated with an individual consumer or device, including information that identifies, could be used to identify or is otherwise identifiable with an individual, including the individual’s name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number) and any other data used to identify or contact an individual.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping leaching or migration of any Hazardous Substance into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substance).

“Sanctioned Country” means, at any time, a country or territory that is a target of comprehensive Sanctions (as of the date hereof, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (i) any person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of Commerce or the U.S. Department of State; or (ii) any other Persons that are targets of U.S. government restrictions of a similar nature.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of Commerce or the U.S. Department of State.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer software programs, including databases, tool sets, compilers, higher level or “proprietary” languages, middleware, application programming interfaces, programming tools, software implementations of algorithms, models and methodologies and files, documentation and materials (including programmers’ notes and source code annotations, user manuals and training materials) relating to any of the foregoing, whether in source code or object code form.

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the “present fair saleable value” of such person’s total assets exceeds the value of such person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage, and (c) such person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a written Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) that did not result from a breach of Section 5.03 and was made by any person on terms that the Company’s board of directors (or any committee thereof) determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering all financial, legal, financing and other aspects of such Competing Proposal (including the financing terms thereof, the conditionality and the timing and likelihood of consummation of such Competing Proposal and any changes to this Agreement that may be proposed by Parent in response to such Competing Proposal), (a) is reasonably likely to be consummated and (b) would be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including taking into account any applicable Company Termination Fee).

“Synovus” means Synovus Bank, a Georgia state member bank.

“Tax” and “Taxes” means (i) any and all taxes of any kind, including federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, levy, tariff, governmental fee or other like assessment or charge, together with any interest, fine, penalty, addition to tax or additional amount, imposed by any Governmental Entity, whether disputed or not, and (ii) any liability for amounts described in the foregoing clause (i) imposed under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise (other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes).

“Tax Return” means any return, report, form or similar statement filed or required to be filed with respect to any Tax including any election, information return, claim for refund, amended return or declaration of estimated Tax, including any statements, schedules or attachments thereto.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Trademarks” means United States, state and non-United States trademarks, service marks, trade names, designs, logos, slogans, trade styles, trade dress, brand names, product names, service names, and other words, names, symbols, designs and other designations that serve as source identifiers, including any common law rights, all goodwill associated with or appurtenant to any of the foregoing, and pending registrations and applications to register the foregoing.

“U.S. Company Benefit Plan” means any Company Benefit Plan that primarily covers current or former employees, officers, directors, or consultants of the Company or any Company Subsidiary (who are natural persons or personal services entities) based within the United States and/or that is governed by the Laws of the United States.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Banking Purchase Agreement	Section 5.06(f)
Alternative Banking Business Transaction	Section 5.06(f)
Alternative Financing	Section 5.07(b)
Antitrust Laws	Section 3.05(b)
Bankruptcy and Equity Exception	Section 3.04(a)
Book-Entry Shares	Section 2.01(a)(i)
Certificate	Section 2.01(a)(i)
Certificate of Merger	Section 1.03
Change of Company Recommendation	Section 5.03(c)
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company 401(k) Plan	Section 5.11(e)
Company Bylaws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employees	Section 5.11(a)

Term	Section
Company Financial Statements	Section 3.07
Company Material Contract	Section 3.19(c)
Company Options	Section 2.03(a)
Company Permits	Section 3.06(a)
Company Preferred Stock	Section 3.02(a)
Company Recommendation	Section 5.04(c)
Company Registered IP	Section 3.18(a)
Company SEC Documents	Section 3.07
Company Stockholder Approval	Section 3.23
Company Stockholder Meeting	Section 5.04(c)
Competing Proposal Information	Section 5.03(b)
D&O Insurance	Section 5.09(b)
Debt Commitment Letter	Section 4.07(a)
Debt Financing	Section 4.07(a)
Definitive Debt Financing Agreements	Section 5.07(a)
DGCL	Recitals
Dissenting Shares	Section 2.04
Dissenting Stockholder	Section 2.04
Effective Time	Section 1.03
Equity Commitment Letter	Section 4.07(a)
Equity Financing	Section 4.07(a)
Equity Financing Source	Section 4.07(a)
Exchange Fund	Section 2.02(a)
Fee Letter	Section 4.07(a)
Financing	Section 4.07(a)
Financing Commitments	Section 4.07(a)
Financing Sources	Section 4.07(a)
Financing Uses	Section 4.07(b)
Indemnified Liabilities	Section 5.09(a)
Indemnified Party	Section 5.09(a)
Intervening Event Notice	Section 5.03(e)(i)
Intervening Event Period	Section 5.03(e)(i)
IRS	Section 3.13(a)
IT Systems	Section 3.18(d)
Leased Real Property	Section 3.16(b)
Lessee Leased Real Property	Section 3.16(b)
Lessor Leased Real Property	Section 3.16(b)
Match Period	Section 5.03(d)(ii)
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
Multiemployer Plan	Section 3.13(d)
New Debt Commitment Letter	Section 5.07(b)
New Fee Letter	Section 5.07(b)
Notice of Change of Recommendation	Section 5.03(d)(ii)
Option Payments	Section 2.03(a)
Outside Date	Section 7.01(b)
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent 401(k) Plan	Section 5.11(e)
Parent Disclosure Letter	Article IV

Term	Section
Paying Agent	Section 2.02(a)
Permit	Section 3.06(a)
Privacy Policies	Section 3.18(e)
Proceeding	Section 3.12
Prohibited Financing Amendments	Section 5.07(a)
Proxy Statement	Section 3.08
Real Property Lease	Section 3.16(b)
Related Parties	Section 8.06(b)
Required Consents	Section 3.05(a)
Required Information	Section 5.07(d)
RSU	Section 2.03(b)
RSU Award	Section 2.03(b)
Sarbanes-Oxley Act	Section 3.07
Shares	Section 2.01(a)(i)
Significant Subsidiary	Section 3.01(d)
Specified Date	Section 3.02(a)
Sub	Preamble
Surviving Corporation	Section 1.01
Tail Cap	Section 5.09(b)
Takeover Statute	Section 3.22
Treasury Regulation	Section 2.05
Voting Agreements	Recitals
World’s Foremost Bank	3.15(c)

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CABELA’S INCORPORATED

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Cabela’s Incorporated.

SECOND: The address of the registered office of the Corporation in the State of Delaware is: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be common stock having a par value of $0.01 per share.

FIFTH:

(a) To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to the Corporation, its stockholders and others.

(b) No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the GCL or any amendment thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (1) shall have breached the director’s duty of loyalty to the Corporation or its stockholders, (2) shall have acted in manner not in good faith or involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner not in good faith or involving intentional misconduct or a knowing violation of law or (3) shall have derived an improper personal benefit. If the GCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

(c) Each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of such predecessor corporation, shall be indemnified and held harmless by the Corporation, and the Corporation shall advance all expenses incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the GCL. In any proceeding against the Corporation to enforce these rights, such person shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that such person has not met the standards of conduct for permissible indemnification set forth in the GCL. The rights to indemnification and advancement of expenses conferred by this Article Fifth shall be presumed to have been relied upon by the directors and officers of the Corporation in serving or continuing to serve the Corporation and shall be enforceable as contract rights. Said rights shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide such persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the GCL, as amended and in effect from time to time.

(d) If a claim under this Article Fifth is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the claimant shall be presumed to be entitled to indemnification and the Corporation shall have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the GCL.

(e) If the GCL is hereafter amended to permit the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment, the indemnification rights conferred by this Article Fifth shall be broadened to the fullest extent permitted by the GCL, as so amended.

SIXTH: In furtherance and not in limitation of the powers conferred by the GCL, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October 3, 2016, is entered into by and among Bass Pro Group, LLC, a Delaware limited liability company (“Parent”), Prairie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Cabela’s Incorporated, a Delaware corporation (the “Company”), and the Person set forth on Schedule A (“Stockholder”).

WHEREAS, as of the date hereof, Stockholder is the record or beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner” or “beneficially own” is used) of the number of shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company, set forth opposite Stockholder’s name on Schedule A hereto (all shares of Company Common Stock for which Stockholder is or becomes the record or beneficial owner prior to the termination of this Agreement being referred to herein as the “Subject Shares”); and

WHEREAS, Parent, Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement, a copy of which has been made available to Stockholder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

1.1 Agreement to Vote.

(a) Unless this Agreement shall have terminated pursuant to Section 4.2 (the date of such termination, the “Termination Date”), at every meeting of the holders of Company Common Stock (the “Company Stockholders”), however called, and at every adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the Company Stockholders is sought, Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and vote (or consent to be voted by proxy or by executing and delivering a written consent) the Subject Shares (a) in favor of (i) adoption of the Merger Agreement, (ii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held or (iii) any other matter considered at any such meeting of the Company Stockholders which the board of directors of the Company has (A) determined is necessary for the consummation of the Merger, (B) disclosed in the Proxy Statement or other written materials distributed to Company Stockholders and (C) recommended that the Company Stockholders adopt; and (b) against (i) any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled or (D) except as expressly contemplated by the Merger Agreement, change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company, (ii) any Competing Proposal or proposal related to a Competing Proposal, (iii) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or (iv) against any change in the business, management or Board of Directors of the Company (other than in connection with the transactions described in clause (a)(i) above) (clauses (b)(i) – (iv), collectively, the “Covered Proposals”). Notwithstanding the foregoing, (1) this Section 1.1 shall not apply during any period in which this Agreement has not been terminated pursuant to Section 4.2 but in which the Company’s board of directors has withheld, withdrawn, modified, qualified or amended the Company Recommendation in response to a Superior Proposal or an Intervening Event in accordance with the Merger Agreement (provided that to the extent that the Company’s board of directors reinstates its recommendation of the Merger Agreement, this Section 1.1 shall apply), (2) nothing in this Agreement shall require Stockholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that could result in the amendment, modification or a waiver of a provision therein, in any such case, in a manner that (I) imposes any material restrictions or additional material conditions on the consummation of the Merger or the payment of the Merger Consideration to Company Stockholders or (II) extends the Outside Date, if, in each case, Stockholder has abstained from voting on or voted against such matter in Stockholder’s capacity as a director of the Company, and (3) except as expressly set forth in this Section 1.1 with respect to Covered Proposals, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the Company Stockholders, including with respect to matters presented at any annual meeting of Company Stockholders.

(b) SOLELY IN THE EVENT OF A FAILURE BY STOCKHOLDER TO ACT IN ACCORDANCE WITH SUCH STOCKHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 1.1(A) PRIOR TO THE TERMINATION DATE, STOCKHOLDER HEREBY IRREVOCABLY (UNTIL THE TERMINATION DATE) GRANTS TO AND APPOINTS PARENT SUCH STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF COMPANY STOCKHOLDERS, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES REGARDING THE MATTERS REFERRED TO IN SECTION 1.1(A) UNTIL THE TERMINATION DATE, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(B) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. UNTIL THE TERMINATION DATE, STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SUBJECT SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN THIS SECTION 1.1, AND PRIOR TO THE TERMINATION DATE NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY STOCKHOLDER, EXCEPT AS REQUIRED BY ANY ELECTION FORM OR LETTER OF TRANSMITTAL IN CONNECTION WITH THE MERGER. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

1.2 No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, unless this Agreement shall have terminated pursuant to Section 4.2, Stockholder shall not, directly or indirectly, (a) create or permit to exist any Lien on any Subject Shares, other than restrictions imposed by applicable Law or pursuant to this Agreement or any risk of forfeiture with respect to any shares of Company Common Stock granted to Stockholder under an employee benefit plan of the Company or otherwise that would not reasonably be expected to prevent or delay or impair the consummation by Stockholder of the transactions contemplated by this Agreement (collectively, “Permitted Liens”), (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (collectively, “Transfer”), or enter into any contract or other arrangement with respect to any Transfer of the Subject Shares or any interest therein, (c) prior to the Company Stockholder Approval, grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (d) prior to the Company Stockholder Approval, grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, deposit or permit the deposit of the Subject Shares into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to the Subject Shares, (e) tender the Subject Shares to any tender offer or (f) otherwise take any action with respect to any of the Subject Shares that would restrict, limit or interfere with the performance of any of Stockholder’s obligations under this Agreement or otherwise make any representation or warranty of Stockholder contained herein untrue or incorrect. Notwithstanding the foregoing, Stockholder may make Transfers of Subject Shares (i) by will, (ii) by operation of Law, (iii) for estate planning purposes, (iv) for charitable purposes or as charitable gifts or donations, (v) to any of its Affiliates or (vi) to fund a tax liability arising from the exercise or vesting of any equity incentives in the Company held by Stockholder, including any withholding obligations, or to effect any net settlement, or to pay the exercise price in respect, of any such equity incentives, in each of cases (i)-(v), the Subject Shares shall continue to be bound by this Agreement and provided that each transferee thereof agrees in a writing reasonably acceptable to Parent to be bound by the terms and conditions of this Agreement (each a “Permitted Transfer”). For the avoidance of doubt, if Stockholder is not an individual, nothing in this Agreement shall restrict any direct or indirect Transfers of any equity interests in Stockholder. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, Stockholder may Transfer, or enter into any contract with respect to any Transfer of, all or any portion of the Subject Shares at any time after the Company Stockholder Approval shall have been obtained, and, if as a result of such Transfer Stockholder ceases to be the record or beneficial owner of such Subject Shares, Stockholder shall have no obligations pursuant to this Agreement with respect to such Subject Shares.

1.3 Non-Solicitation. Unless this Agreement shall have terminated, Stockholder shall not take any action that would be a breach of Section 5.03 of the Merger Agreement if taken by the Company.

1.4 No Exercise of Appraisal Rights. Stockholder hereby waives and agrees not to exercise any appraisal rights or right to dissent in respect of the Subject Shares that may arise with respect to the Merger (under Section 262 of the DGCL or otherwise).

1.5 Documentation and Information. Until the Termination Date (unless this Agreement is terminated due to the occurrence of the Effective Time), (a) Stockholder shall permit and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document in connection with the Merger and any transactions contemplated by the Merger Agreement, a copy of this Agreement, Stockholder’s identity and ownership of the Subject Shares and the nature of Stockholder’s commitments and obligations under this Agreement; and (b) Parent shall permit and hereby authorizes Stockholder and its Affiliates, to the extent Stockholder or such Affiliates are required to do so by applicable Law, to publish and disclose in all documents and schedules filed with the SEC (including any amendment to Stockholder’s schedule 13D), and any press release or other disclosure document in connection with the Merger and any transactions contemplated by the Merger Agreement, a copy of this Agreement, Parent’s identity and the nature of Stockholder’s commitments and obligations under this Agreement.

1.6 Stop Transfer Order; Legends. Except in connection with a Permitted Transfer, Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Subject Shares, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does, authorize the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the termination of this Agreement pursuant to Section 4.2.

1.7 Subject Shares. Any additional Company Common Stock or other voting securities of the Company of which Stockholder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, shall be deemed to be “Subject Shares” and this Agreement and the obligations hereunder shall automatically attach to such shares of Company Common Stock.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent and Sub that:

2.1 Authorization; Binding Agreement. Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder, and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (the “Enforceability Exceptions”).

2.2 Non-Contravention. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not (a) violate any Law applicable to Stockholder or the Subject Shares, or (b) except as may be set forth in the Merger Agreement and any filing required by the Securities Act, the Exchange Act or other applicable securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Entity) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien (except pursuant to this Agreement itself) on any of the Subject Shares pursuant to, any Contract or other instrument binding on Stockholder or the Subject Shares or any applicable Law, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or delay or impair the consummation by Stockholder of the transactions contemplated by this Agreement.

2.3 Ownership of Subject Shares; Total Shares. Stockholder is the record or beneficial owner of the Subject Shares and has good title to the Subject Shares free and clear of any Lien (other than Permitted Liens) or other restrictions on the right to vote or otherwise transfer the Subject Shares, except (a) as provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, the Exchange Act or other applicable securities Law, (c) any risk of forfeiture with respect to any shares of Company Common Stock granted to Stockholder under an employee benefit plan of the Company, and (d) if Stockholder is married and any of the Subject Shares constitute community property, any restrictions on transfer under applicable community property law (clauses (a), (b), (c) and (d), collectively, the “Transfer Limitation Exceptions”). The Subject Shares listed on Schedule A opposite Stockholder’s name constitute all of the shares of Company Common Stock owned by Stockholder or any of its Affiliates as of the date hereof (and, for the sake of clarity, does not include unexercised Company Options (or the Shares underlying such Company Options) or RSUs (or the Shares underlying such RSU)). Except pursuant to this Agreement, as of the date hereof, no Person has any contractual right or obligation to purchase or otherwise acquire any of the Subject Shares.

2.4 Voting Power. Stockholder has full voting power, with respect to the Subject Shares, and, subject to the Transfer Limitation Exceptions, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares. None of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares.

2.5 Reliance. Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance, among other things, upon Stockholder’s execution, delivery and performance of this Agreement.

2.6 Absence of Litigation. With respect to Stockholder, as of the date hereof, there is no action, suit, investigation, claim or proceeding pending against, or, to the knowledge of Stockholder, threatened against, Stockholder or any of Stockholder’s properties or assets (including the Subject Shares) that would reasonably be expected to prevent, delay or impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub represents and warrants to Stockholder that:

3.1 Organization; Authorization. Each of Parent and Sub is a corporation or limited liability company duly incorporated or organized, validly existing and, where such concept is recognized, in good standing under the Law of the jurisdiction of its incorporation or formation. The consummation of the transactions contemplated hereby are within Parent’s and Sub’s respective corporate or other legal organizational powers and have been duly authorized by all necessary corporate or other legal organizational actions on the part of Parent and Sub. Each of Parent and Sub has full power and authority to execute, deliver and perform this Agreement.

3.2 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Sub does not, and the performance by Parent and Sub of their obligations hereunder and the consummation by Parent and Sub of the transactions contemplated hereby will not (a) violate any Law applicable to Parent or Sub or by which Parent or Sub or any of their respective properties is bound, (b) except as may be set forth in the Merger Agreement and any filing required by the Securities Act, the Exchange Act or other applicable securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien on Parent or Sub or any of their respective properties, pursuant to any Contract or other instrument binding on Parent or Sub or by which they or their respective properties is bound, or any applicable Law or (c) violate any provision of Parent’s or Sub’s respective organizational or formation documents, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or delay or materially impair the consummation by Parent or Sub of the transactions contemplated by this Agreement.

3.3 Binding Agreement. This Agreement has been duly authorized, executed and delivered by each of Parent and Sub and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or email or sent by a nationally recognized overnight courier service, such as Federal Express, in each case, addressed as follows: (a) if to Parent or Sub, in accordance with the provisions of the Merger Agreement, (b) if to the Company, with a copy sent to the Company, also in accordance with the provisions of the Merger Agreement and (c) if to Stockholder, to Stockholder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as Stockholder may hereafter specify in writing to Parent and Sub by like notice made pursuant to this Section 4.1, with a copy sent to the Company, in accordance with the provisions of the Merger Agreement.

4.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time and (c) the date of any amendment to, or waiver or modification of, the Merger Agreement that reduces the amount or changes the form of consideration payable to Company Stockholders pursuant to the Merger Agreement if, in the case of this clause (c), Stockholder has abstained from voting on or voted against such matter in Stockholder’s capacity as a director of the Company. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, (i) nothing set forth in this Section 4.2 shall relieve any party from liability for any fraud or willful and material breach of this Agreement prior to termination hereof and (ii) the provisions of this Article IV shall survive any termination of this Agreement. The representations and warranties herein shall not survive the termination of this Agreement.

4.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent and Sub may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its direct or indirect Subsidiaries at any time; provided, however, such transfer or assignment shall not relieve Parent or Sub of any of its respective obligations hereunder. Any purported assignment in violation of this Section 4.4 shall be void.

4.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Law of any other jurisdiction. Each of the parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 4.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, SUB, STOCKHOLDER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

4.6 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

4.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

4.8 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9 Specific Performance. The parties hereto agree that irreparable damage would occur if either party fails to perform its obligations under this Agreement. Accordingly, each of the parties shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware court, in addition to any other remedy to which they are entitled at law or in equity, in each case, without posting bond or other security, and without the necessity of proving actual damages.

4.10 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11 No Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

4.12 Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably deemed necessary under applicable Law by Parent or Stockholder, as applicable, to perform their respective obligations as expressly set forth under this Agreement.

4.13 Interpretation. Each capitalized term that is used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement. Unless the context otherwise requires, as used in this Agreement: (a) the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the use of the word “or” shall not be exclusive unless expressly indicated otherwise; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (d) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, (e) words denoting either gender shall include both genders as the context requires; (f) where a word or phrase is defined herein or in the Merger Agreement, each of its other grammatical forms shall have a corresponding meaning; (g) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement; (h) time is of the essence with respect to the performance of this Agreement; (i) the word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns; (j) a reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation; and (k) the word “will” shall be construed to have the same meaning and effect as the word “shall.”

4.14 Capacity as Stockholder. Stockholder signs this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries. Nothing herein shall in any way restrict a director or officer of the Company (including, for the avoidance of doubt, any director nominated by Stockholder) in the exercise of his or her fiduciary duties solely as a director or officer of the Company or prevent or be construed to create any obligation on the part of any director or officer of the Company (including, for the avoidance of doubt, any director nominated by Stockholder) from taking any action solely in his or her capacity as such director or officer of the Company or otherwise limit Stockholder from taking any action permitted to be taken by the Company or any Company Representative under the Merger Agreement. For purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be affiliates of the Stockholder. Stockholder shall not have any liability to Parent, Sub or any of their respective affiliates for any failure by Stockholder to comply with Section 1.3.

4.15 Company Common Stock Based Plans. Nothing in this Agreement shall be construed to obligate Stockholder to exercise, or take any (or refrain from taking any) other action with respect to, any Company Options or RSUs.

4.16 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BASS PRO GROUP, LLC

By:
Name:
Title:

PRAIRIE MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

[STOCKHOLDER]

By:
Name:
Title:

Address:

Facsimile No.:
Email:

[Signature Page to Voting Agreement]

CABELA’S INCORPORATED

By:
Name:
Title:

[Signature Page to Voting Agreement]

Schedule A

Name of Stockholder	Number of Shares of Company Common Stock
[Name of Stockholder]	[●]

[Schedule A to Voting Agreement]

Annex C

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October 3, 2016, is entered into by and among Bass Pro Group, LLC, a Delaware limited liability company (“Parent”), Prairie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Cabela’s Incorporated, a Delaware corporation (the “Company”), and the Person set forth on Schedule A (“Stockholder”).

WHEREAS, as of the date hereof, Stockholder is the record or beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner” or “beneficially own” is used) of the number of shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company, set forth opposite Stockholder’s name on Schedule A hereto (all shares of Company Common Stock for which Stockholder is or becomes the record or beneficial owner prior to the termination of this Agreement being referred to herein as the “Subject Shares”); and

WHEREAS, Parent, Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement, a copy of which has been made available to Stockholder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

1.1 Agreement to Vote.

(a) Unless this Agreement shall have terminated pursuant to Section 4.2 (the date of such termination, the “Termination Date”), at every meeting of the holders of Company Common Stock (the “Company Stockholders”), however called, and at every adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the Company Stockholders is sought, Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and vote (or consent to be voted by proxy or by executing and delivering a written consent) the Subject Shares (a) in favor of (i) adoption of the Merger Agreement, (ii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held or (iii) any other matter considered at any such meeting of the Company Stockholders which the board of directors of the Company has (A) determined is necessary for the consummation of the Merger, (B) disclosed in the Proxy Statement or other written materials distributed to Company Stockholders and (C) recommended that the Company Stockholders adopt; and (b) against (i) any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled or (D) except as expressly contemplated by the Merger

Agreement, change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company, (ii) any Competing Proposal or proposal related to a Competing Proposal, (iii) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or (iv) against any change in the business, management or Board of Directors of the Company (other than in connection with the transactions described in clause (a)(i) above) (clauses (b)(i) – (iv), collectively, the “Covered Proposals”). Notwithstanding the foregoing, (1) this Section 1.1 shall not apply during any period in which this Agreement has not been terminated pursuant to Section 4.2 but in which the Company’s board of directors has withheld, withdrawn, modified, qualified or amended the Company Recommendation in response to a Superior Proposal or an Intervening Event in accordance with the Merger Agreement (provided that to the extent that the Company’s board of directors reinstates its recommendation of the Merger Agreement, this Section 1.1 shall apply), (2) nothing in this Agreement shall require Stockholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that could result in the amendment, modification or a waiver of a provision therein, in any such case, in a manner that (I) imposes any material restrictions or additional material conditions on the consummation of the Merger or the payment of the Merger Consideration to Company Stockholders or (II) extends the Outside Date, if, in each case, Stockholder has abstained from voting on or voted against such matter in Stockholder’s capacity as a director of the Company, and (3) except as expressly set forth in this Section 1.1 with respect to Covered Proposals, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the Company Stockholders, including with respect to matters presented at any annual meeting of Company Stockholders. The Subject Shares are owned of record by six charitable remainder unitrusts of which James Cabela is the sole Trustee and has sole voting and investment power; such ownership and the payment of the income of the trusts to its income beneficiary do not violate the provisions of this Agreement.

(b) Parent is including the following statement in the press release to be issued in connection with the announcement of the Merger Agreement: “Bass Pro Shops appreciates and understands the deep ties between Cabela’s and the community of Sidney, Nebraska. Dick, Mary and Jim Cabela founded their company in Sidney in 1961, and the company has flourished with its base of operations there ever since. Bass Pro Shops intends to continue to maintain important bases of operations in Sidney and Lincoln and hopes to continue the very favorable connections to those communities and the Cabela’s team members residing there.”

(c) SOLELY IN THE EVENT OF A FAILURE BY STOCKHOLDER TO ACT IN ACCORDANCE WITH SUCH STOCKHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 1.1(A) PRIOR TO THE TERMINATION DATE, STOCKHOLDER HEREBY IRREVOCABLY (UNTIL THE TERMINATION DATE) GRANTS TO AND APPOINTS PARENT SUCH STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF COMPANY STOCKHOLDERS, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES REGARDING THE MATTERS REFERRED TO IN SECTION 1.1(A) UNTIL THE TERMINATION DATE, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(C) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. UNTIL THE TERMINATION DATE, STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SUBJECT SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN THIS SECTION 1.1, AND PRIOR TO THE TERMINATION DATE NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY STOCKHOLDER, EXCEPT AS REQUIRED BY ANY ELECTION FORM OR LETTER OF TRANSMITTAL

IN CONNECTION WITH THE MERGER. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

1.2 No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, unless this Agreement shall have terminated pursuant to Section 4.2, Stockholder shall not, directly or indirectly, (a) create or permit to exist any Lien on any Subject Shares, other than restrictions imposed by applicable Law or pursuant to this Agreement or any risk of forfeiture with respect to any shares of Company Common Stock granted to Stockholder under an employee benefit plan of the Company or otherwise that would not reasonably be expected to prevent or delay or impair the consummation by Stockholder of the transactions contemplated by this Agreement (collectively, “Permitted Liens”), (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (collectively, “Transfer”), or enter into any contract or other arrangement with respect to any Transfer of the Subject Shares or any interest therein, (c) prior to the Company Stockholder Approval, grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (d) prior to the Company Stockholder Approval, grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, deposit or permit the deposit of the Subject Shares into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to the Subject Shares, (e) tender the Subject Shares to any tender offer or (f) otherwise take any action with respect to any of the Subject Shares that would restrict, limit or interfere with the performance of any of Stockholder’s obligations under this Agreement or otherwise make any representation or warranty of Stockholder contained herein untrue or incorrect. Notwithstanding the foregoing, Stockholder may make Transfers of Subject Shares (i) by will, (ii) by operation of Law, (iii) for estate planning purposes, (iv) for charitable purposes or as charitable gifts or donations, (v) to any of its Affiliates or (vi) to fund a tax liability arising from the exercise or vesting of any equity incentives in the Company held by Stockholder, including any withholding obligations, or to effect any net settlement, or to pay the exercise price in respect, of any such equity incentives, in each of cases (i)-(v), the Subject Shares shall continue to be bound by this Agreement and provided that each transferee thereof agrees in a writing reasonably acceptable to Parent to be bound by the terms and conditions of this Agreement (each a “Permitted Transfer”). For the avoidance of doubt, if Stockholder is not an individual, nothing in this Agreement shall restrict any direct or indirect Transfers of any equity interests in Stockholder. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, Stockholder may Transfer, or enter into any contract with respect to any Transfer of, all or any portion of the Subject Shares at any time after the Company Stockholder Approval shall have been obtained, and, if as a result of such Transfer Stockholder ceases to be the record or beneficial owner of such Subject Shares, Stockholder shall have no obligations pursuant to this Agreement with respect to such Subject Shares.

1.3 Non-Solicitation. Unless this Agreement shall have terminated, Stockholder shall not take any action that would be a breach of Section 5.03 of the Merger Agreement if taken by the Company.

1.4 No Exercise of Appraisal Rights. Stockholder hereby waives and agrees not to exercise any appraisal rights or right to dissent in respect of the Subject Shares that may arise with respect to the Merger (under Section 262 of the DGCL or otherwise).

1.5 Documentation and Information. Until the Termination Date (unless this Agreement is terminated due to the occurrence of the Effective Time), (a) Stockholder shall permit and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document in connection with the Merger and any transactions contemplated by the Merger Agreement, a copy of this Agreement, Stockholder’s identity and ownership of the Subject Shares and the nature of Stockholder’s commitments and obligations under this Agreement; and (b) Parent shall permit and hereby authorizes Stockholder and its Affiliates, to the extent Stockholder or such Affiliates are required to do so by applicable Law, to publish and disclose in all documents and schedules filed with the SEC (including any amendment to Stockholder’s schedule 13D), and any press release or other disclosure document in connection with the Merger and any transactions contemplated by the Merger Agreement, a copy of this Agreement, Parent’s identity and the nature of Stockholder’s commitments and obligations under this Agreement.

1.6 Stop Transfer Order; Legends. Except in connection with a Permitted Transfer, Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Subject Shares, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does, authorize the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the termination of this Agreement pursuant to Section 4.2.

1.7 Subject Shares. Any additional Company Common Stock or other voting securities of the Company of which Stockholder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, shall be deemed to be “Subject Shares” and this Agreement and the obligations hereunder shall automatically attach to such shares of Company Common Stock.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent and Sub that:

2.1 Authorization; Binding Agreement. Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder, and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (the “Enforceability Exceptions”).

2.2 Non-Contravention. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not (a) violate any Law applicable to Stockholder or the Subject Shares, or (b) except as may be set forth in the Merger Agreement and any filing required by the Securities Act, the Exchange Act or other applicable securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Entity) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien (except pursuant to this Agreement itself) on any of the Subject Shares pursuant to, any Contract or other instrument binding on Stockholder or the Subject Shares or any applicable Law, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or delay or impair the consummation by Stockholder of the transactions contemplated by this Agreement.

2.3 Ownership of Subject Shares; Total Shares. Stockholder is the record or beneficial owner of the Subject Shares and has good title to the Subject Shares free and clear of any Lien (other than Permitted Liens) or other restrictions on the right to vote or otherwise transfer the Subject Shares, except (a) as provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, the Exchange Act or other applicable securities Law, (c) any risk of forfeiture with respect to any shares of Company Common Stock granted to Stockholder under an employee benefit plan of the Company, and (d) if Stockholder is married and any of the Subject Shares constitute community property, any restrictions on transfer under applicable community property law (clauses (a), (b), (c) and (d), collectively, the “Transfer Limitation Exceptions”). The Subject Shares listed on

Schedule A opposite Stockholder’s name constitute all of the shares of Company Common Stock owned by Stockholder or any of its Affiliates as of the date hereof (and, for the sake of clarity, does not include unexercised Company Options (or the Shares underlying such Company Options) or RSUs (or the Shares underlying such RSU)). Except pursuant to this Agreement, as of the date hereof, no Person has any contractual right or obligation to purchase or otherwise acquire any of the Subject Shares.

2.4 Voting Power. Stockholder has full voting power, with respect to the Subject Shares, and, subject to the Transfer Limitation Exceptions, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares. None of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares.

2.5 Reliance. Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance, among other things, upon Stockholder’s execution, delivery and performance of this Agreement.

2.6 Absence of Litigation. With respect to Stockholder, as of the date hereof, there is no action, suit, investigation, claim or proceeding pending against, or, to the knowledge of Stockholder, threatened against, Stockholder or any of Stockholder’s properties or assets (including the Subject Shares) that would reasonably be expected to prevent, delay or impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub represents and warrants to Stockholder that:

3.1 Organization; Authorization. Each of Parent and Sub is a corporation or limited liability company duly incorporated or organized, validly existing and, where such concept is recognized, in good standing under the Law of the jurisdiction of its incorporation or formation. The consummation of the transactions contemplated hereby are within Parent’s and Sub’s respective corporate or other legal organizational powers and have been duly authorized by all necessary corporate or other legal organizational actions on the part of Parent and Sub. Each of Parent and Sub has full power and authority to execute, deliver and perform this Agreement.

3.2 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Sub does not, and the performance by Parent and Sub of their obligations hereunder and the consummation by Parent and Sub of the transactions contemplated hereby will not (a) violate any Law applicable to Parent or Sub or by which Parent or Sub or any of their respective properties is bound, (b) except as may be set forth in the Merger Agreement and any filing required by the Securities Act, the Exchange Act or other applicable securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien on Parent or Sub or any of their respective properties, pursuant to any Contract or other instrument binding on Parent or Sub or by which they or their respective properties is bound, or any applicable Law or (c) violate any provision of Parent’s or Sub’s respective organizational or formation documents, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or delay or materially impair the consummation by Parent or Sub of the transactions contemplated by this Agreement.

3.3 Binding Agreement. This Agreement has been duly authorized, executed and delivered by each of Parent and Sub and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or email or sent by a nationally recognized overnight courier service, such as Federal Express, in each case, addressed as follows: (a) if to Parent or Sub, in accordance with the provisions of the Merger Agreement, (b) if to the Company, with a copy sent to the Company, also in accordance with the provisions of the Merger Agreement and (c) if to Stockholder, to Stockholder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as Stockholder may hereafter specify in writing to Parent and Sub by like notice made pursuant to this Section 4.1, with a copy sent to the Company, in accordance with the provisions of the Merger Agreement.

4.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time and (c) the date of any amendment to, or waiver or modification of, the Merger Agreement that reduces the amount or changes the form of consideration payable to Company Stockholders pursuant to the Merger Agreement if, in the case of this clause (c), Stockholder has abstained from voting on or voted against such matter in Stockholder’s capacity as a director of the Company. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, (i) nothing set forth in this Section 4.2 shall relieve any party from liability for any fraud or willful and material breach of this Agreement prior to termination hereof and (ii) the provisions of this Article IV shall survive any termination of this Agreement. The representations and warranties herein shall not survive the termination of this Agreement.

4.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent and Sub may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its direct or indirect Subsidiaries at any time; provided, however, such transfer or assignment shall not relieve Parent or Sub of any of its respective obligations hereunder. Any purported assignment in violation of this Section 4.4 shall be void.

4.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Law of any other jurisdiction. Each of the parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 4.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, SUB, STOCKHOLDER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

4.6 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

4.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

4.8 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9 Specific Performance. The parties hereto agree that irreparable damage would occur if either party fails to perform its obligations under this Agreement. Accordingly, each of the parties shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware court, in addition to any other remedy to which they are entitled at law or in equity, in each case, without posting bond or other security, and without the necessity of proving actual damages.

4.10 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11 No Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

4.12 Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably deemed necessary under applicable Law by Parent or Stockholder, as applicable, to perform their respective obligations as expressly set forth under this Agreement.

4.13 Interpretation. Each capitalized term that is used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement. Unless the context otherwise requires, as used in this Agreement: (a) the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the use of the word “or” shall not be exclusive unless expressly indicated otherwise; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (d) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, (e) words denoting either gender shall include both genders as the context requires; (f) where a word or phrase is defined herein or in the Merger Agreement, each of its other grammatical forms shall have a corresponding meaning; (g) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement; (h) time is of the essence with respect to the performance of this Agreement; (i) the word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns; (j) a reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation; and (k) the word “will” shall be construed to have the same meaning and effect as the word “shall.”

4.14 Capacity as Stockholder. Stockholder signs this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries. Nothing herein shall in any way restrict a director or officer of the Company (including, for the avoidance of doubt, any director nominated by Stockholder) in the exercise of his or her fiduciary duties solely as a director or officer of the Company or prevent or be construed to create any obligation on the part of any director or officer of the Company (including, for the avoidance of doubt, any director nominated by Stockholder) from taking any action solely in his or her capacity as such director or officer of the Company or otherwise limit Stockholder from taking any action permitted to be taken by the Company or any Company Representative under the Merger Agreement. For purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be affiliates of the Stockholder. Stockholder shall not have any liability to Parent, Sub or any of their respective affiliates for any failure by Stockholder to comply with Section 1.3.

4.15 Company Common Stock Based Plans. Nothing in this Agreement shall be construed to obligate Stockholder to exercise, or take any (or refrain from taking any) other action with respect to, any Company Options or RSUs.

4.16 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BASS PRO GROUP, LLC

By:
Name: James A. Hagale
Title: President

PRAIRIE MERGER SUB, INC.

By:
Name: James A. Hagale
Title: President

[Signature Page to Voting Agreement]

STOCKHOLDER

By:
Name: James W. Cabela, individually, and in his capacity as Trustee of James W. Cabela CRUT #1, James W. Cabela CRUT #2, James W. Cabela CRUT #3, James W. Cabela CRUT #4, James W. Cabela CRUT #5 and James W. Cabela CRUT #6
Title:

Address:

Facsimile No.:
Email :

[Signature Page to Voting Agreement]

CABELA’S INCORPORATED

By:
Name: Thomas L. Millner
Title: Chief Executive Officer

[Signature Page to Voting Agreement]

Annex D

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October 3, 2016, is entered into by and among Bass Pro Group, LLC, a Delaware limited liability company (“Parent”), Prairie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Cabela’s Incorporated, a Delaware corporation (the “Company”), and the Person set forth on Schedule A (“Stockholder”).

WHEREAS, as of the date hereof, Stockholder is the record or beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner” or “beneficially own” is used) of the number of shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company, set forth opposite Stockholder’s name on Schedule A hereto (all shares of Company Common Stock for which Stockholder is or becomes the record or beneficial owner prior to the termination of this Agreement being referred to herein as the “Subject Shares”); and

WHEREAS, Parent, Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement, a copy of which has been made available to Stockholder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

1.1 Agreement to Vote.

(a) Unless this Agreement shall have terminated pursuant to Section 4.2 (the date of such termination, the “Termination Date”), at every meeting of the holders of Company Common Stock (the “Company Stockholders”), however called, and at every adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the Company Stockholders is sought, Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and vote (or consent to be voted by proxy or by executing and delivering a written consent) the Subject Shares (a) in favor of (i) adoption of the Merger Agreement, (ii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held or (iii) any other matter considered at any such meeting of the Company Stockholders which the board of directors of the Company has (A) determined is necessary for the consummation of the Merger, (B) disclosed in the Proxy Statement or other written materials distributed to Company Stockholders and (C) recommended that the Company Stockholders adopt; and (b) against (i) any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (C) result in any of the conditions set forth in Article VI of the Merger Agreement not being fulfilled or (D) except as expressly contemplated by the Merger

Agreement, change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company, (ii) any Competing Proposal or proposal related to a Competing Proposal, (iii) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or (iv) against any change in the business, management or Board of Directors of the Company (other than in connection with the transactions described in clause (a)(i) above) (clauses (b)(i) – (iv), collectively, the “Covered Proposals”). Notwithstanding the foregoing, (1) this Section 1.1 shall not apply during any period in which this Agreement has not been terminated pursuant to Section 4.2 but in which the Company’s board of directors has withheld, withdrawn, modified, qualified or amended the Company Recommendation in response to a Superior Proposal or an Intervening Event in accordance with the Merger Agreement (provided that to the extent that the Company’s board of directors reinstates its recommendation of the Merger Agreement, this Section 1.1 shall apply), (2) nothing in this Agreement shall require Stockholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that could result in the amendment, modification or a waiver of a provision therein, in any such case, in a manner that (I) imposes any material restrictions or additional material conditions on the consummation of the Merger or the payment of the Merger Consideration to Company Stockholders or (II) extends the Outside Date, if, in each case, Stockholder has abstained from voting on or voted against such matter in Stockholder’s capacity as a director of the Company, and (3) except as expressly set forth in this Section 1.1 with respect to Covered Proposals, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the Company Stockholders, including with respect to matters presented at any annual meeting of Company Stockholders.

(b) Parent is including the following statement in the press release to be issued in connection with the announcement of the Merger Agreement: “Bass Pro Shops appreciates and understands the deep ties between Cabela’s and the community of Sidney, Nebraska. Dick, Mary and Jim Cabela founded their company in Sidney in 1961, and the company has flourished with its base of operations there ever since. Bass Pro Shops intends to continue to maintain important bases of operations in Sidney and Lincoln and hopes to continue the very favorable connections to those communities and the Cabela’s team members residing there.”

(c) SOLELY IN THE EVENT OF A FAILURE BY STOCKHOLDER TO ACT IN ACCORDANCE WITH SUCH STOCKHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 1.1(A) PRIOR TO THE TERMINATION DATE, STOCKHOLDER HEREBY IRREVOCABLY (UNTIL THE TERMINATION DATE) GRANTS TO AND APPOINTS PARENT SUCH STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF COMPANY STOCKHOLDERS, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE SUBJECT SHARES REGARDING THE MATTERS REFERRED TO IN SECTION 1.1(A) UNTIL THE TERMINATION DATE, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.1(C) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. UNTIL THE TERMINATION DATE, STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SUBJECT SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN THIS SECTION 1.1, AND PRIOR TO THE TERMINATION DATE NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY STOCKHOLDER, EXCEPT AS REQUIRED BY ANY ELECTION FORM OR LETTER OF TRANSMITTAL IN CONNECTION WITH THE MERGER. NOTWITHSTANDING THE FOREGOING, THIS PROXY SHALL TERMINATE UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

1.2 No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, unless this Agreement shall have terminated pursuant to Section 4.2, Stockholder shall not, directly or indirectly, (a) create or permit to exist any Lien on any Subject Shares, other than restrictions imposed by applicable Law or pursuant to this Agreement or any risk of forfeiture with respect to any shares of Company Common Stock granted to Stockholder under an employee benefit plan of the Company or otherwise that would not reasonably be expected to prevent or delay or impair the consummation by Stockholder of the transactions contemplated by this Agreement (collectively, “Permitted Liens”), (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (collectively, “Transfer”), or enter into any contract or other arrangement with respect to any Transfer of the Subject Shares or any interest therein, (c) prior to the Company Stockholder Approval, grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (d) prior to the Company Stockholder Approval, grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, deposit or permit the deposit of the Subject Shares into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to the Subject Shares, (e) tender the Subject Shares to any tender offer or (f) otherwise take any action with respect to any of the Subject Shares that would restrict, limit or interfere with the performance of any of Stockholder’s obligations under this Agreement or otherwise make any representation or warranty of Stockholder contained herein untrue or incorrect. Notwithstanding the foregoing, Stockholder may make Transfers of Subject Shares (i) by will, (ii) by operation of Law, (iii) for estate planning purposes, (iv) for charitable purposes or as charitable gifts or donations, (v) to any of its Affiliates or (vi) to fund a tax liability arising from the exercise or vesting of any equity incentives in the Company held by Stockholder, including any withholding obligations, or to effect any net settlement, or to pay the exercise price in respect, of any such equity incentives, in each of cases (i)-(v), the Subject Shares shall continue to be bound by this Agreement and provided that each transferee thereof agrees in a writing reasonably acceptable to Parent to be bound by the terms and conditions of this Agreement (each a “Permitted Transfer”). For the avoidance of doubt, if Stockholder is not an individual, nothing in this Agreement shall restrict any direct or indirect Transfers of any equity interests in Stockholder. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, Stockholder may Transfer, or enter into any contract with respect to any Transfer of, all or any portion of the Subject Shares at any time after the Company Stockholder Approval shall have been obtained, and, if as a result of such Transfer Stockholder ceases to be the record or beneficial owner of such Subject Shares, Stockholder shall have no obligations pursuant to this Agreement with respect to such Subject Shares.

1.3 Non-Solicitation. Unless this Agreement shall have terminated, Stockholder shall not take any action that would be a breach of Section 5.03 of the Merger Agreement if taken by the Company.

1.4 No Exercise of Appraisal Rights. Stockholder hereby waives and agrees not to exercise any appraisal rights or right to dissent in respect of the Subject Shares that may arise with respect to the Merger (under Section 262 of the DGCL or otherwise).

1.5 Documentation and Information. Until the Termination Date (unless this Agreement is terminated due to the occurrence of the Effective Time), (a) Stockholder shall permit and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document in connection with the Merger and any transactions contemplated by the Merger Agreement, a copy of this Agreement, Stockholder’s identity and ownership of the Subject Shares and the nature of Stockholder’s commitments and obligations under this Agreement; and (b) Parent shall permit and hereby authorizes Stockholder and its Affiliates, to the extent Stockholder or such Affiliates are required to do so by applicable Law, to publish and disclose in all documents and schedules filed with the SEC (including any amendment to Stockholder’s schedule 13D), and any press release or other disclosure document in connection with the Merger and any transactions contemplated by the Merger Agreement, a copy of this Agreement, Parent’s identity and the nature of Stockholder’s commitments and obligations under this Agreement.

1.6 Stop Transfer Order; Legends. Except in connection with a Permitted Transfer, Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Subject Shares, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does, authorize the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the termination of this Agreement pursuant to Section 4.2.

1.7 Subject Shares. Any additional Company Common Stock or other voting securities of the Company of which Stockholder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, shall be deemed to be “Subject Shares” and this Agreement and the obligations hereunder shall automatically attach to such shares of Company Common Stock.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent and Sub that:

2.1 Authorization; Binding Agreement. Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder, and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or any other similar Law affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (the “Enforceability Exceptions”).

2.2 Non-Contravention. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of Stockholder’s obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not (a) violate any Law applicable to Stockholder or the Subject Shares, or (b) except as may be set forth in the Merger Agreement and any filing required by the Securities Act, the Exchange Act or other applicable securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Entity) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien (except pursuant to this Agreement itself) on any of the Subject Shares pursuant to, any Contract or other instrument binding on Stockholder or the Subject Shares or any applicable Law, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or delay or impair the consummation by Stockholder of the transactions contemplated by this Agreement.

2.3 Ownership of Subject Shares; Total Shares. Stockholder is the record or beneficial owner of the Subject Shares and has good title to the Subject Shares free and clear of any Lien (other than Permitted Liens) or other restrictions on the right to vote or otherwise transfer the Subject Shares, except (a) as provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, the Exchange Act or other applicable securities Law, (c) any risk of forfeiture with respect to any shares of Company Common Stock granted to Stockholder under an employee benefit plan of the Company, and (d) if Stockholder is married and any of the Subject Shares constitute community property, any restrictions on transfer under applicable community property law (clauses (a), (b), (c) and (d), collectively, the “Transfer Limitation Exceptions”). The Subject Shares listed on

Schedule A opposite Stockholder’s name constitute all of the shares of Company Common Stock owned by Stockholder or any of its Affiliates as of the date hereof (and, for the sake of clarity, does not include unexercised Company Options (or the Shares underlying such Company Options) or RSUs (or the Shares underlying such RSU)). Except pursuant to this Agreement, as of the date hereof, no Person has any contractual right or obligation to purchase or otherwise acquire any of the Subject Shares.

2.4 Voting Power. Stockholder has full voting power, with respect to the Subject Shares, and, subject to the Transfer Limitation Exceptions, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares. None of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares.

2.5 Reliance. Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance, among other things, upon Stockholder’s execution, delivery and performance of this Agreement.

2.6 Absence of Litigation. With respect to Stockholder, as of the date hereof, there is no action, suit, investigation, claim or proceeding pending against, or, to the knowledge of Stockholder, threatened against, Stockholder or any of Stockholder’s properties or assets (including the Subject Shares) that would reasonably be expected to prevent, delay or impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub represents and warrants to Stockholder that:

3.1 Organization; Authorization. Each of Parent and Sub is a corporation or limited liability company duly incorporated or organized, validly existing and, where such concept is recognized, in good standing under the Law of the jurisdiction of its incorporation or formation. The consummation of the transactions contemplated hereby are within Parent’s and Sub’s respective corporate or other legal organizational powers and have been duly authorized by all necessary corporate or other legal organizational actions on the part of Parent and Sub. Each of Parent and Sub has full power and authority to execute, deliver and perform this Agreement.

3.2 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Sub does not, and the performance by Parent and Sub of their obligations hereunder and the consummation by Parent and Sub of the transactions contemplated hereby will not (a) violate any Law applicable to Parent or Sub or by which Parent or Sub or any of their respective properties is bound, (b) except as may be set forth in the Merger Agreement and any filing required by the Securities Act, the Exchange Act or other applicable securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien on Parent or Sub or any of their respective properties, pursuant to any Contract or other instrument binding on Parent or Sub or by which they or their respective properties is bound, or any applicable Law or (c) violate any provision of Parent’s or Sub’s respective organizational or formation documents, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or delay or materially impair the consummation by Parent or Sub of the transactions contemplated by this Agreement.

3.3 Binding Agreement. This Agreement has been duly authorized, executed and delivered by each of Parent and Sub and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or email or sent by a nationally recognized overnight courier service, such as Federal Express, in each case, addressed as follows: (a) if to Parent or Sub, in accordance with the provisions of the Merger Agreement, (b) if to the Company, with a copy sent to the Company, also in accordance with the provisions of the Merger Agreement and (c) if to Stockholder, to Stockholder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as Stockholder may hereafter specify in writing to Parent and Sub by like notice made pursuant to this Section 4.1, with a copy sent to the Company, in accordance with the provisions of the Merger Agreement.

4.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time and (c) the date of any amendment to, or waiver or modification of, the Merger Agreement that reduces the amount or changes the form of consideration payable to Company Stockholders pursuant to the Merger Agreement if, in the case of this clause (c), Stockholder has abstained from voting on or voted against such matter in Stockholder’s capacity as a director of the Company. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, (i) nothing set forth in this Section 4.2 shall relieve any party from liability for any fraud or willful and material breach of this Agreement prior to termination hereof and (ii) the provisions of this Article IV shall survive any termination of this Agreement. The representations and warranties herein shall not survive the termination of this Agreement.

4.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4 Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent and Sub may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its direct or indirect Subsidiaries at any time; provided, however, such transfer or assignment shall not relieve Parent or Sub of any of its respective obligations hereunder. Any purported assignment in violation of this Section 4.4 shall be void.

4.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Law of any other jurisdiction. Each of the parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, or if such federal court does not have jurisdiction, any court of the State of Delaware having jurisdiction in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 4.1 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, SUB, STOCKHOLDER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

4.6 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

4.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

4.8 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.9 Specific Performance. The parties hereto agree that irreparable damage would occur if either party fails to perform its obligations under this Agreement. Accordingly, each of the parties shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware court, in addition to any other remedy to which they are entitled at law or in equity, in each case, without posting bond or other security, and without the necessity of proving actual damages.

4.10 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.11 No Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

4.12 Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably deemed necessary under applicable Law by Parent or Stockholder, as applicable, to perform their respective obligations as expressly set forth under this Agreement.

4.13 Interpretation. Each capitalized term that is used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement. Unless the context otherwise requires, as used in this Agreement: (a) the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the use of the word “or” shall not be exclusive unless expressly indicated otherwise; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (d) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, (e) words denoting either gender shall include both genders as the context requires; (f) where a word or phrase is defined herein or in the Merger Agreement, each of its other grammatical forms shall have a corresponding meaning; (g) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement; (h) time is of the essence with respect to the performance of this Agreement; (i) the word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns; (j) a reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation; and (k) the word “will” shall be construed to have the same meaning and effect as the word “shall.”

4.14 Capacity as Stockholder. Stockholder signs this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries. Nothing herein shall in any way restrict a director or officer of the Company (including, for the avoidance of doubt, any director nominated by Stockholder) in the exercise of his or her fiduciary duties solely as a director or officer of the Company or prevent or be construed to create any obligation on the part of any director or officer of the Company (including, for the avoidance of doubt, any director nominated by Stockholder) from taking any action solely in his or her capacity as such director or officer of the Company or otherwise limit Stockholder from taking any action permitted to be taken by the Company or any Company Representative under the Merger Agreement. For purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be deemed to be affiliates of the Stockholder. Stockholder shall not have any liability to Parent, Sub or any of their respective affiliates for any failure by Stockholder to comply with Section 1.3.

4.15 Company Common Stock Based Plans. Nothing in this Agreement shall be construed to obligate Stockholder to exercise, or take any (or refrain from taking any) other action with respect to, any Company Options or RSUs.

4.16 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BASS PRO GROUP, LLC

By:
Name: James A. Hagale
Title: President

PRAIRIE MERGER SUB, INC.

By:
Name: James A. Hagale
Title: President

[Signature Page to Voting Agreement]

STOCKHOLDER

By:
Name: Dennis Highby

Address:

Facsimile No.:
Email :

HIGHBY FAMILY, LLC

By:
Name: Dennis Highby

Address:

Facsimile No.:
Email :

[Signature Page to Voting Agreement]

CABELA’S INCORPORATED

By:
Name: Thomas L. Millner
Title: Chief Executive Officer

[Signature Page to Voting Agreement]

Annex E

Opinion of Guggenheim Securities, LLC

April 17, 2017

The Board of Directors

Cabela’s Incorporated

One Cabela Drive

Sydney, Nebraska 69160

Members of the Board:

We understand that Cabela’s Incorporated (“Cabela’s”), Bass Pro Group, LLC (“Bass Pro”) and Prairie Merger Sub, Inc., a wholly owned subsidiary of Bass Pro (“Merger Sub”), intend to enter into an Amendment to be dated as of April 17, 2017 (the “Amendment”) to the Agreement and Plan of Merger dated as of October 3, 2016 (the “Original Agreement” and as amended by the Amendment, the “Agreement”), pursuant to which (i) Merger Sub will merge (the “Merger”) with and into Cabela’s and Cabela’s will become a wholly owned subsidiary of Bass Pro and (ii) each of the outstanding shares of the Class A common stock, par value $0.01 per share, of Cabela’s (“Cabela’s Common Stock”) will be converted into the right to receive $61.50 in cash (the “Merger Consideration”), subject to upward adjustment to up to $65.50 in cash under certain circumstances related to a termination of the Bank Framework Agreement (as defined below) prior to consummation of the Merger (as to which adjustment we express no opinion) as set forth in the Agreement.

We also understand that a Framework Agreement (the “Bank Framework Agreement” and, together with the asset purchase, credit card program, securitization transfer, transitional servicing, lease and other agreements contemplated by the Bank Framework Agreement, the “Related Agreements”) is proposed to be entered into among Cabela’s, World’s Foremost Bank (“WFB”), Synovus Bank (“Synovus”), Capital One Bank (USA), National Association (“Capital One”) and, solely for purposes of certain provisions of the Bank Framework Agreement, Capital One, National Association. We further understand that pursuant to and as otherwise contemplated by the asset purchase agreements contemplated by the Bank Framework Agreement, (i) WFB will sell or otherwise dispose of certain assets to Synovus and Capital One, and Synovus and Capital One will assume certain related liabilities, (ii) immediately following such transactions, Synovus will sell or otherwise dispose of certain of such assets acquired from WFB to Capital One, and Capital One will assume certain related liabilities and (iii) WFB will be merged with and into Cabela’s or one of its subsidiaries and the charter of WFB will be terminated (the transactions described in clauses (i) through (iii), together with the other transactions contemplated by the Agreement (other than the Merger) and the Related Agreements, the “Related Transactions”). The terms and conditions of the Merger and the Related Transactions are more fully set forth in the Agreement and the Related Agreements.

You have asked us to render our opinion as to whether the Merger Consideration to be received in the Merger by holders of Cabela’s Common Stock is fair, from a financial point of view, to such holders.

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed the Original Agreement and a draft, provided to us on April 14, 2017, of the Amendment;

•	Reviewed certain publicly available business and financial information regarding Cabela’s;

•	Reviewed certain non-public business and financial information regarding the businesses and prospects of Cabela’s, including certain financial projections for Cabela’s for fiscal years 2017 through 2021 (the “Cabela’s Forecast”), all as prepared and provided to us by the senior management of Cabela’s;

•	Discussed with the senior management of Cabela’s its strategic and financial rationale for the Merger and the Related Transactions as well as its views of the businesses, operations, historical, current and projected financial results and future prospects of Cabela’s and evolving industry dynamics related to Cabela’s;

The Board of Directors

Cabela’s Incorporated

April 17, 2017

•	Reviewed the historical prices, trading multiples and trading activity of the shares of Cabela’s Common Stock;

•	Compared the financial performance of Cabela’s and the trading multiples of the shares of Cabela’s Common Stock with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Cabela’s;

•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;

•	Performed a discounted cash flow analysis for Cabela’s based on the Cabela’s Forecast; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

As the Board of Directors of Cabela’s is aware, we previously rendered an opinion, dated as of October 2, 2016 (the “Original Opinion”), as to the fairness, from a financial point of view, of the merger consideration contemplated by the Original Agreement. The Original Opinion was based on, among other things, various financial analyses that were predicated on certain financial projections for Cabela’s for the fiscal years 2016 through 2020 (the “Original Cabela’s Forecast”). We have been advised by the Board of Directors and senior management of Cabela’s that the Original Cabela’s Forecast has been superseded in its entirety by the Cabela’s Forecast and, accordingly, we have been directed by the Board of Directors and senior management of Cabela’s to rely exclusively on the Cabela’s Forecast for purposes of our analyses and this opinion.

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Cabela’s Forecast and any other estimates and other forward-looking information) furnished by or discussed with Cabela’s or obtained from public sources, data suppliers and other third parties.

•	We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Cabela’s Forecast and any other estimates and other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Cabela’s Forecast and any other estimates and other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of the senior management of Cabela’s that it is unaware of any facts or circumstances that would make such information (including, without limitation, the Cabela’s Forecast and any other estimates and other forward-looking information) incomplete, inaccurate or misleading.

•

Specifically, with respect to (i) the Cabela’s Forecast and any other estimates and other forward-looking information relating to Cabela’s furnished by or discussed with Cabela’s, (a) we have been advised by the senior management of Cabela’s, and we have assumed, that the Cabela’s Forecast and such other estimates and other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Cabela’s as to the expected future performance of Cabela’s and the corporate income tax rates applicable to the Cabela’s Forecast and such other estimates and other forward-looking information and (b) we have assumed that the Cabela’s Forecast and such other estimates and

The Board of Directors

Cabela’s Incorporated

April 17, 2017

other forward-looking information have been reviewed by the Board of Directors of Cabela’s with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

Prior to Cabela’s entering into the Original Agreement, we were asked by the Board of Directors of Cabela’s to solicit indications of interest from various third parties regarding a potential transaction with Cabela’s, and we have considered the results of such solicitation in rendering our opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Cabela’s or any other entity or the solvency or fair value of Cabela’s or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Cabela’s and its other advisors with respect to such matters. The senior management of Cabela’s has advised us that all tax-affected financial projections (including, without limitation, the Cabela’s Forecast), other estimates and other forward-looking information reflect the current US federal corporate income tax regime pursuant to the Internal Revenue Code of 1986, as amended; at the direction of the senior management of Cabela’s, we have not considered or analyzed the impacts of any potential or proposed reform thereof in connection with our opinion and analyses. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger or any Related Transactions to Cabela’s or its securityholders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Amendment will not differ from the draft that we have reviewed, (ii) Cabela’s, Bass Pro, Merger Sub and the other participants in the Merger and the Related Transactions will comply with all material terms of the Agreement and the Related Agreements and (iii) the representations and warranties of Cabela’s, Bass Pro, Merger Sub and the other participants in the Merger and the Related Transactions contained in the Agreement and the Related Agreements are true and correct in all material respects and all conditions to the obligations of each party to the Agreement and the Related Agreements to consummate the Merger and the Related Transactions will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger and the Related Transactions, as applicable, will be consummated in a timely manner and in accordance with the terms of the Agreement and the Related Agreements and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise), including any divestiture or other requirements, that would have an effect on Cabela’s, the Merger or the Related Transactions in any way meaningful to our analyses or opinion.

In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of Cabela’s Common Stock or other securities of Cabela’s may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Cabela’s in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation was payable upon our engagement and a portion was payable upon delivery of the Original Opinion and will be credited against the fee payable upon consummation of the Merger. In addition, Cabela’s has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

The Board of Directors

Cabela’s Incorporated

April 17, 2017

As the Board of Directors of Cabela’s is aware, aside from our current engagement as financial advisor to Cabela’s, during the past two years, Guggenheim Securities, LLC (“Guggenheim Securities”) has not previously been engaged to provide investment banking or financial advisory services to Cabela’s, Bass Pro, Capital One or Synovus, or Broad Street Principal Investments, L.L.C. or Pamplona Capital Partners IV, L.P. as equity investors in Bass Pro in connection with the Merger, except that, in the first quarter of 2015, Guggenheim Securities was engaged as financial advisor to Cabela’s in connection with the evaluation by Cabela’s of a potential acquisition that Cabela’s elected not to pursue and in respect of which Guggenheim Securities did not receive any compensation. In addition, Guggenheim Securities has provided financial advisory services on an informal basis to the senior management of Cabela’s and members of the Board of Directors of Cabela’s during the past two years in connection with the assessment by Cabela’s of various strategic and financial alternatives, including the Merger, for which services Guggenheim Securities did not receive any compensation other than pursuant to our current engagement as financial advisor to Cabela’s. Guggenheim Securities may in the future seek to provide investment banking or financial advisory services to Cabela’s, Bass Pro, other participants in the Merger or any Related Transactions and their respective affiliates, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates and related entities may provide such financial services to Cabela’s, Bass Pro, other participants in the Merger or any Related Transactions or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates and related entities have received, and may receive, compensation. In 2015, Guggenheim Securities participated as a broker in connection with certain stock repurchase programs of Cabela’s, for which services Guggenheim Securities received customary brokerage commissions. Guggenheim Securities or its affiliates and related entities also may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Cabela’s, Bass Pro, other participants in the Merger or any Related Transactions or their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Cabela’s, Bass Pro, other participants in the Merger or any Related Transactions or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Cabela’s, Bass Pro, other participants in the Merger or any Related Transactions or their respective affiliates, subsidiaries, investment funds and portfolio companies and the Merger and the Related Transactions that differ from the views of Guggenheim Securities’ investment banking personnel.

Our opinion has been provided to the Board of Directors of Cabela’s (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement on Schedule 14A to be distributed to holders of Cabela’s Common Stock in connection with the Merger.

The Board of Directors

Cabela’s Incorporated

April 17, 2017

Our opinion and any materials provided in connection therewith do not constitute a recommendation to the Board of Directors of Cabela’s with respect to the Merger or any Related Transactions, nor does our opinion constitute advice or a recommendation to any stockholder as to how to vote or act in connection with the Merger, any Related Transactions or otherwise. Our opinion does not address the underlying business or financial decision of Cabela’s to pursue the Merger and the Related Transactions, the relative merits of the Merger or any Related Transactions as compared to any alternative business or financial strategies that might exist for Cabela’s, the financing of the Merger or the effects of any other transaction in which Cabela’s might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to the extent expressly specified herein without regard to individual circumstances of specific holders of, or any rights, preferences, restrictions or limitations that may be attributable to, shares of Cabela’s Common Stock or other securities of Cabela’s and does not address proportionate allocation or relative fairness among holders of Cabela’s Common Stock or otherwise. We do not express any view or opinion as to (i) any other term, aspect or implication of the Merger or any Related Transactions or the Agreement or any Related Agreements, including, without limitation, the form or structure of the Merger, any adjustments to the Merger Consideration, the form or structure, or financial or other terms of, any Related Transactions, any terms, aspects or implications of any Related Agreements or voting or other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or any Related Transactions, or (ii) the fairness, financial or otherwise, of the Merger or any Related Transactions to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Cabela’s, Bass Pro or other participants in the Merger or any Related Transactions. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by the directors, officers or employees of any of Cabela’s, Bass Pro or other participants in the Merger or any Related Transactions, or any class of such persons, in connection with the Merger or any Related Transactions relative to the Merger Consideration or otherwise.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Merger by holders of Cabela’s Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

Annex F

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b) (3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless

(1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE – www.proxypush.com/cab
Use the Internet to vote your proxy until 11:59 p.m. (CT) on July 10, 2017.
PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on July 10, 2017.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	The proposal to adopt the Agreement and Plan of Merger, dated as of October 3, 2016, by and among Cabela’s Incorporated (“Cabela’s”), Bass Pro Group, LLC and Prairie Merger Sub, Inc. (“Sub”), as amended by the Amendment to Agreement and Plan of Merger, dated as of April 17, 2017, and as further amended from time to time (the “merger agreement”).	☐	For	☐	Against	☐	Abstain

2.	The proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Cabela’s’ named executive officers and that is based on, or otherwise relates to, the merger of Sub with and into Cabela’s, as contemplated by the merger agreement.	☐	For	☐	Against	☐	Abstain

3.	The proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CABELA’S INCORPORATED

SPECIAL MEETING OF STOCKHOLDERS

July 11, 2017

8:00 a.m. local time

One Cabela Drive

Sidney, Nebraska 69160

Cabela’s Incorporated One Cabela Drive Sidney, Nebraska 69160	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on July 11, 2017 and all adjournments thereof.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted as the Board of Directors recommends.

By signing the proxy, you acknowledge receipt of the notice of Special Meeting and related proxy statement, dated June 3, 2017, revoke all prior proxies and appoint Thomas L. Millner and Ralph W. Castner (each of them with full power to act without the others and with full power of substitution), to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments thereof.

If you participate in the Company’s 401(k) Savings Plan (the “401(k) Plan”) and had contributions invested in the Company’s common stock on June 2, 2017, this proxy will serve as voting instructions for the trustee of the 401(k) Plan. If no instructions are given, or if this proxy is not received by our transfer agent by 11:59 p.m. CT on July 6, 2017, your shares held in the 401(k) Plan will not be voted.

If you hold shares of Company common stock through the Company’s Employee Stock Purchase Plan (the “ESPP”), you should contact the ESPP’s administrator, Merrill Lynch, for more information about how to ensure your shares are voted at the Special Meeting. The cutoff time for voting shares of Company common stock held through the ESPP is 11:59 p.m. CT on July 6, 2017.

See reverse for voting instructions.